                                                Filed Pursuant to Rule 424(b)(4)
                                                 Registration File No. 333-55268
PROSPECTUS

                               48,800,000 Shares

                                 [Phoenix Logo]

                          The Phoenix Companies, Inc.
                                  COMMON STOCK
                            ------------------------
THE PHOENIX COMPANIES, INC. IS OFFERING 48,800,000 SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES.

WE ARE OFFERING THESE SHARES SIMULTANEOUSLY WITH OUR ISSUANCE OF APPROXIMATELY
56.2 MILLION SHARES OF COMMON STOCK TO ELIGIBLE POLICYHOLDERS OF PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY. PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY IS CONVERTING FROM A COMPANY WITHOUT STOCKHOLDERS TO A COMPANY WHOLLY OWNED BY US, IN A PROCESS KNOWN AS A DEMUTUALIZATION.
                            ------------------------
OUR COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "PNX," SUBJECT TO OFFICIAL NOTICE OF ISSUANCE.
                            ------------------------
INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 20.
                            ------------------------

                              PRICE $17.50 A SHARE

                            ------------------------

                                                                             UNDERWRITING
                                                          PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                           PUBLIC             COMMISSIONS            COMPANY
                                                      -----------------    -----------------    -----------------
Per Share...........................................       $17.50                $.945               $16.555

Total...............................................    $854,000,000          $46,116,000         $807,884,000

We have granted the underwriters the right to purchase up to an additional 7,320,000 shares to cover over-allotments.

Neither the Securities and Exchange Commission, nor any state securities commission nor the New York Superintendent of Insurance has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on June 25, 2001.
                            ------------------------
MORGAN STANLEY DEAN WITTER                                   MERRILL LYNCH & CO.
A.G. EDWARDS & SONS, INC.
                      BEAR, STEARNS & CO. INC.
                                         DEUTSCHE BANC ALEX. BROWN
                                                        UBS WARBURG
June 19, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................   20
Use of Proceeds.............................................   31
Dividend Policy.............................................   32
Certain Information.........................................   33
Capitalization..............................................   34
Selected Historical Financial Data..........................   35
Unaudited Pro Forma Condensed Consolidated Financial Data...   42
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   53
The Demutualization.........................................   89
Business....................................................   97
Regulation..................................................  149
Management..................................................  155
Ownership of Common Stock...................................  167
Common Stock Eligible for Future Sale.......................  168
Description of Capital Stock................................  169
Underwriters................................................  175
Validity of Common Stock....................................  178
Experts.....................................................  178
Additional Information......................................  178
Index to Consolidated Financial Statements..................  F-1
Annex A--Opinion of Consulting Actuary......................  A-1

                     DEALER PROSPECTUS DELIVERY OBLIGATION

UNTIL JULY 15, 2001, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                      (This page intentionally left blank)

                               PROSPECTUS SUMMARY

     This summary contains basic information about our company and this offering. You should, however, read the entire prospectus, including "Risk Factors," carefully for a more complete understanding of this offering and our business.

                          THE PHOENIX COMPANIES, INC.

     We are a leading provider of wealth management products and services offered through a variety of select advisors and financial services firms to serve the accumulation, preservation and transfer needs of the affluent and high net worth market, businesses and institutions. We refer to our products and services together as our wealth management solutions. We offer a broad range of life insurance, variable annuity and investment management solutions through a variety of distributors. These distributors include affiliated and non-affiliated advisors and financial services firms who make our solutions available to their clients.

     The affluent and high net worth market is a growing market with significant demand for customized products and services. We define affluent as those households that have annual income of at least $100,000 or net worth, excluding primary residence, of at least $500,000; and we define high net worth, a subset of the affluent category, as those households that have net worth, excluding primary residence, of over $1,000,000. Our wealth management solutions are designed to assist advisors and their clients in this target market to achieve three main goals:

      -- the ACCUMULATION of wealth, primarily during an individual's working years;

      -- the PRESERVATION of income and wealth during retirement and following death; and

      -- the efficient TRANSFER of wealth in a variety of situations, including through estate planning, business continuation planning and charitable giving.

     We also provide products and services to businesses and institutions, including investment management services and structured finance products, as well as benefits for corporate executives. The following table illustrates the range of products and services we offer for the accumulation, preservation and transfer of wealth.
--------------------------------------------------------------------------------

                                  ACCUMULATION
--------------------------------------------------------------------------------

   PRODUCTS

   Individuals

    --   Managed Accounts
    --   Open-End Mutual Funds
    --   Variable Universal Life
    --   Universal Life
    --   Variable Annuities
    --   Private Placement Annuities
    --   Fixed Annuities

   Businesses and Institutions

    --   Discretionary Asset Management Services
    --   Non-discretionary Asset Management Services
    --   Structured Finance Products
    --   Closed-End Funds

   SERVICES

    --   Asset Allocation
    --   Complementary Investment Analysis
    --   Investor Education
    --   Stock Option Planning
                           PRESERVATION AND TRANSFER
   PRODUCTS

   Individuals

    --   Variable Universal Life
    --   Universal Life
    --   Whole Life
    --   Term Life
    --   Private Placement Life Insurance

   Businesses and Institutions

    --   Variable Universal Life

   SERVICES

    --   Estate Planning
    --   Charitable Planning
    --   Trust Services
    --   Gift Tax Analysis
    --   Pension Distribution Planning
    --   Business Valuation and Planning
    --   Executive Benefits

--------------------------------------------------------------------------------

     We provide our life insurance and annuity products and services primarily through Phoenix Home Life Mutual Insurance Company, or Phoenix Life. We provide our investment management products and services primarily through Phoenix Investment Partners, Ltd., or PXP.

     The creation and management of investment portfolios are key elements of our accumulation and preservation products. PXP provides us with an asset management capability that is fundamental to the products we offer in our life and annuity and investment management businesses. We offer products with a significant range of investment styles and invest in a wide range of asset classes for the individuals, businesses and institutions who purchase our products.

TRANSITION AND GROWTH

     The period since 1997 has been a time of transition for us. We have moved from engaging in a range of diversified businesses to a focus on wealth management; from an emphasis on participating (i.e., dividend-paying) to an emphasis on non-participating life insurance products; and from an emphasis on affiliated to an emphasis on non-affiliated distribution. As part of this transition, we have disposed of non-core businesses. At the same time, we have made acquisitions and strategic investments designed to add scale in our continuing business lines, permit the creation and sale of new products, expand our distribution reach and establish an international presence.

     We are conducting this offering in connection with another transition, the reorganization of Phoenix Life from a mutual company to a stock company in a process commonly known as a "demutualization." Following the demutualization, we will be a publicly traded holding company and our assets will consist primarily of the common stock of Phoenix Life and of PXP. The effectiveness of the demutualization and the closing of this offering are conditioned on their simultaneous occurrence.

     We have continued to grow through this period of transition. Our total revenues increased at a compound annual growth rate of 7%, from $2,631.1 million in 1998 to $2,995.0 million in 2000. Our total benefits and expenses also increased at a compound annual growth rate of 7%, from $2,474.3 million in 1998 to $2,839.7 million in 2000. As a reflection of our increasing emphasis on the sale of non-participating life insurance products, insurance and investment product fees increased at a compound annual growth rate of 8%, from $537.5 million in 1998 to $631.0 million in 2000. Income from continuing operations increased at a 2% compound annual growth rate, from $91.9 million in 1998 to $94.8 million in 2000. Our life insurance in force increased from $92.5 billion as of December 31, 1998 to $101.5 billion as of December 31, 2000. (During the periods for which compound annual growth rates are mentioned above, annual growth rates fluctuated to some degree.) We believe that as we make the transition from a mutual to a stock company, we are well positioned for continued growth in revenues, assets under management, life insurance in force, earnings and return on equity.

ASSETS UNDER MANAGEMENT

     Assets under management is an important measure of performance in both of our operating segments: Life and Annuity and Investment Management. A significant portion of our Investment Management revenues consists of fees based on the value of the assets we manage. Similarly, asset-based fees are a significant portion of revenues in our variable products business, which is an important component of Life and Annuity. In addition, because our general account assets are included in assets under management, assets under management indicates the scale we have achieved in the life insurance component of Life and Annuity. Our assets under management increased from $40.6 billion as of December 31, 1996 to $59.4 billion as of March 31, 2001, a compound annual growth rate of 9%. Growth in assets under management has varied from period to period, and our assets under management decreased during 2000, largely as a result of the sale of a portion of our institutional asset management business, net withdrawals at one of our affiliated asset managers and equity market declines. Assets under management also decreased during the first quarter of 2001, primarily due to equity market declines.

                            ASSETS UNDER MANAGEMENT
ASSETS UNDER MANAGEMENT GRAPH

                                                                             (BILLIONS) $
                                                                             ------------
December 31,|1996                                                                40.60
December 31,|1997                                                                54.70
December 31,|1998                                                                61.10
December 31,|1999                                                                73.20
December 31,|2000                                                                64.50
March 31,|2001                                                                   59.40

MARKET OPPORTUNITY

     We believe the affluent and high net worth market presents us with a substantial business opportunity. In 2000, according to the Spectrem Group, a financial services industry research and consulting firm, affluent and high net worth households spent approximately $353 billion on financial services, of which an estimated $179 billion related to sales of the types of wealth management solutions we currently offer. This market has grown rapidly. According to the Spectrem Group's 2000 Affluent Market Research Program study, the number of affluent households in the U.S. grew at a compound annual growth rate of 12% from 1995 to 2000, to 19.4 million households. The high net worth segment had a compound annual growth rate of 9% for the same period, to 6.3 million households. The Spectrem Group study projected that the number of U.S. affluent households would grow to 34 million by 2005, and that the number of U.S. high net worth households would grow to 10 million over the same period, assuming continuation of the same respective compound annual growth rates recorded from 1995 to 2000. (Actual growth rates may vary significantly from projected rates, particularly in the event of slowing economic growth.)

     Further, we expect the need for wealth transfer products and services to increase dramatically in the future. In 1999 the Social Welfare Research Institute at Boston College estimated that $12 trillion of intergenerational asset transfers would occur over the next 20 years. Transfers of this magnitude will affect individuals, businesses and institutions alike. (The cited estimate is based on several assumptions, including continuous economic growth of 2%, the absence of a major recession or depression, and rates of household savings, dissavings and growth in wealth based on age.)

     In the past decade, there has been a general trend towards younger affluence. According to the Spectrem Group's 2000 Affluent Market Research Program study, in 1990 an estimated 39% of the heads of U.S. affluent households were under age 55; by 2000 that percentage had increased to an estimated 59%. The analogous percentages for heads of high net worth households were 26% in 1990 and 40% in 2000. We believe this trend towards younger affluence enhances the long-term business opportunity in our target market, since the trend implies demand over a longer period of time for the types of accumulation, preservation and transfer solutions we offer.

DISTRIBUTION

     We provide our wealth management solutions to our target market through a variety of distribution channels, including non-affiliated financial intermediaries such as national and regional broker-dealers, financial planning firms, advisor groups and other insurance companies. For many years, non-affiliated distribution has represented a significant portion of our sales, and in recent years we have increased our emphasis on this channel.

     In order to succeed, we must convince our distributors to emphasize our products, rather than those offered by our competitors, among the products our distributors make available to their clients. We believe that our reputation for providing customized products backed by a common base of asset managers and supported by consistently high levels of service gives us a competitive advantage in gaining distributor "shelf space" for our products. We have been successful in expanding distribution opportunities by developing relationships with distributors for one or more products and then expanding those relationships to include our other product offerings. We have become a preferred provider to major distributors such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, and A.G. Edwards, Inc., or A.G. Edwards; for example, in 2000 our life insurance products represented 11% of Merrill Lynch Life Agency's non-proprietary life insurance sales. In 1999 and 2000 we were also one of the largest managers of client assets in the "Consults" intermediary managed account program of Merrill Lynch, which, according to Cerulli Associates, Inc., or Cerulli, a Boston- and London-based research and consulting firm that specializes in financial institutions, is one of the top two managed account sponsors in the U.S. In addition, in March 2001 we entered into an agreement with a subsidiary of State Farm Mutual Automobile Insurance Company, or State Farm, to provide various services to State Farm and its subsidiaries and policyholders, including estate, retirement, executive benefits and charitable gift planning. The agreement also offers us the opportunity to provide to State Farm's affluent customers, through qualified State Farm agents, additional life and annuity products and services not previously available from those agents. We also distribute wealth management products through our wholly owned retail broker-dealer, W.S. Griffith & Co., Inc., or W.S. Griffith, which has approximately 700 affiliated retail producers.

BUSINESS STRENGTHS

     We believe that the following business strengths position us to capitalize on the market opportunity presented by affluent and high net worth households, businesses and institutions:

      -- Our well-established asset management capability, which reflects a diversity of investment styles and products, provides the foundation for all of our product offerings.

      -- We have a long tradition of creating innovative products, particularly those designed to meet the evolving needs of the affluent and high net worth market. These products include customized life and annuity products for businesses and individuals, proprietary products for exclusive use by our distributors, and customized investment portfolios for use in managed account programs.

      -- We have broad access to distributors focused on the affluent and high net worth market, such as select broker-dealers, financial planning firms and other advisors, as well as insurance agents who have historically served this market.

      -- We have a demonstrated ability to identify and execute transactions designed to strengthen our competitive position.

      -- We have a strong history of providing value to policyholders, which we believe will translate after the demutualization into an ability to provide value to our stockholders.

STRATEGY

     We believe we can enhance stockholder value by strengthening our competitive position through effective execution of the following strategies:

      -- leveraging our asset management capability by expanding the range of investment management and life and annuity products and services that we offer through our largest distributors;

      -- continuing to develop innovative products that meet the evolving needs of our distribution sources and their clients;

      -- continuing to expand our relationships with select distributors that have the capacity to sell a large volume and broad array of our products; and

      -- improving our return on equity by shifting our focus towards non-participating products, restructuring our retail affiliated distribution channel to increase its efficiency and productivity, and reducing costs through the sale of home office property, the consolidation of administrative operations and the pursuit of technological enhancements.

     Our ability to capitalize on our business strengths and implement our strategies entails risks and costs. For example, our increasing emphasis on non-participating life insurance products exposes us to greater competition than we historically have faced in the participating life insurance market. This may cause us to experience pricing pressure on some of our products, as well as increased operating expenses. In April 2001 Standard & Poor's lowered our AA financial strength rating to AA- (a shift from mid-range to the lowest rating within the "very strong" category), citing concerns that our strategic focus on non-participating products could affect our ability to meet earnings expectations. In January 2001, A.M. Best reaffirmed and assigned a "positive outlook" to our A financial strength rating ("excellent"). We believe our increased costs will be offset relatively quickly by growth in revenues and earnings as we execute our strategies.

OUR SEGMENTS

     We manage our businesses through two operating segments: Life and Annuity and Investment Management. These segments collaborate in support of our wealth management focus.

                                   INCOME (LOSS) FROM                  FIVE LARGEST
 SEGMENT    PERIOD  REVENUES     CONTINUING OPERATIONS            DISTRIBUTORS IN 2000(2)
----------  ------  ---------   ------------------------   -------------------------------------
                           (IN MILLIONS)
LIFE AND     1998   $2,192.9            $  25.5            - W.S. Griffith
ANNUITY      1999   $2,221.7            $  57.0            - PartnersFinancial
             2000   $2,241.5            $(138.0)(1)        - Merrill Lynch Life Agency
          Q1  2001  $  562.5            $   (.7)           - AXA Financial
                                                           - A.G. Edwards

INVESTMENT   1998   $  225.3            $  25.7            - Merrill Lynch
MANAGEMENT   1999   $  287.4            $  19.4            - Morgan Stanley Dean Witter
             2000   $  327.0            $  29.0            - American Express Financial Advisors
          Q1  2001  $   71.1            $ (45.3)(3)        - PaineWebber
                                                           - W.S. Griffith

------------
(1) Includes a $141.8 million increase to deferred policy acquisition costs amortization resulting from a change in estimated future investment earnings due to a reallocation in December 2000 of assets supporting participating life policies.

(2) As measured by annualized new premiums and deposits (i.e., the amount of new premiums and deposits on policies sold which are expected to be received over a one-year period) for Life and Annuity and deposits for Investment Management.

(3) Includes $43.8 million in expenses related to the purchase of the PXP minority interest, including PXP's accrual of non-recurring compensation expenses of $57.0 million to cash out options, $5.5 million of related compensation costs, non-recurring retention costs of $5.2 million and non-recurring transaction costs of $3.9 million. Income taxes of $27.8 million were calculated using PXP's effective tax rate of 38.8%.

     We report our remaining activities as two additional segments: Venture Capital and Corporate and Other. Corporate and Other contains unallocated capital and expenses, as well as certain businesses not of sufficient scale to report independently.

THE DEMUTUALIZATION

     We are conducting the demutualization of Phoenix Life pursuant to a plan of reorganization. The plan will become effective on the closing date of this offering. From that time onward, Phoenix Life will be our direct wholly owned subsidiary. In the demutualization, in exchange for their membership interests, eligible policyholders of Phoenix Life will be entitled to receive compensation in the form of shares of our common stock or, in some cases, cash or an adjustment to their policy values. The historical carrying values of Phoenix Life's assets and liabilities will not be affected by the demutualization.

     The board of directors of Phoenix Life adopted the plan of reorganization on December 18, 2000 and amended and restated it on January 26, 2001. For the demutualization to be consummated and this offering to occur, the plan had to be approved by at least two-thirds of Phoenix Life's eligible policyholders who voted on the plan and by the New York Superintendent of Insurance after a public hearing. Phoenix Life's policyholders duly approved the plan in a vote that concluded on April 2, 2001. The public hearing was held on March 19, 2001 and the Superintendent approved the plan on June 1, 2001.

                            ------------------------

     Phoenix Mutual was organized in Connecticut in 1851. In 1992, in connection with its merger with Home Life, the company redomiciled to New York and changed its name to Phoenix Home Life Mutual Insurance Company. This company will become known as Phoenix Life Insurance Company upon the completion of the demutualization.

     The Phoenix Companies, Inc. was incorporated in Delaware in March 2000. Our principal executive offices are located at One American Row, Hartford, Connecticut 06102-5056. Our telephone number is (860) 403-5000. Our website is located at http://www.phoenixwm.com. (This URL is intended to be an inactive textual reference only. It is not intended to be an active hyperlink to our website. The information on our website is not, and is not intended to be, part of this prospectus and is not incorporated into this prospectus by reference.)

                                  THE OFFERING

Common stock offered..........   48.8 million shares

Common stock to be outstanding
  after the offering..........   105.0 million shares

Use of proceeds...............   We will receive net proceeds from the initial
                                 public offering of approximately $807.9
                                 million, or $929.1 million if the underwriters exercise in full their option to purchase additional shares, as described under
                                 "Underwriters."

                                 In addition to the initial public offering, the plan of reorganization permits us to complete one or more other specified types of capital raising transactions on the plan's effective date. These may include one or more of:

                                  --   an offering of preferred securities;

                                  --   an offering of mandatorily convertible
                                       debt or preferred securities;

                                  --   an offering of convertible debt or
                                       preferred securities;

                                  --   an offering of debt securities,
                                       commercial paper issuances or bank
                                       borrowings; and

                                  --   a private placement of common stock or
                                       any of the other types of securities
                                       mentioned above.

                                 The plan of reorganization provides that our aggregate gross proceeds from any permitted capital raising transactions other than the initial public offering may not exceed 20% of the sum of such gross proceeds plus the gross proceeds of the initial public offering.

                                 As required by the plan of reorganization, we will use the net proceeds from the initial public offering and the other permitted capital raising transactions, if any, in the following order of priority:

                                  --   we will contribute approximately $41.4
                                       million to Phoenix Life to reimburse
                                       Phoenix Life for its payments of cash and its crediting of policy credits to policyholders in the demutualization;

                                  --   we will contribute to Phoenix Life an
                                       amount equal to the amount of the fees
                                       and expenses incurred by Phoenix Life in connection with the demutualization and this offering, including those of advisors engaged by the New York State Insurance Department, estimated to be $30.0 million;

                                  --   we will transfer to Phoenix Life, as
                                       consideration for the shares of common
                                       stock of any subsidiaries, including PXP, that Phoenix Life transfers to us or our designated subsidiaries, subject to the approval of the New York Superintendent of Insurance, $660.0 million to reflect the fair market value of such shares on the effective date of the demutualization; and

                                  --   we will contribute to Phoenix Life any
                                       remaining net proceeds to be used for its general corporate purposes.

Expression of interest by
State Farm....................   At our request, the underwriters have reserved
                                 for sale to State Farm 5,145,000 shares of common stock, as described under
                                 "Underwriters." State Farm has expressed an interest in purchasing these shares in the offering at the public offering price. If State
                                 Farm purchases all of these reserved shares, it will own approximately 4.9% of the outstanding common stock of The Phoenix Companies, Inc.
                                 immediately following the offering.

Dividend policy...............   Our board of directors currently intends to
                                 declare an annual dividend on our common stock of $0.16 per share. For more information on dividends, including potential limitations on our ability to pay them, see "Dividend Policy."

New York Stock Exchange
symbol........................   PNX

     Unless we specifically state otherwise, the information in this prospectus does not take into account the sale of up to 7,320,000 million shares of our common stock which the underwriters have the option to purchase from us to cover over-allotments.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following table sets forth summary historical consolidated financial data for Phoenix Life as of and for each of the five years ended December 31, 2000, and as of and for the three months ended March 31, 2000 and 2001. For these periods Phoenix Life was the parent company of our consolidated group.

     We have derived the summary historical consolidated financial data for the years ended December 31, 1998, 1999 and 2000 and as of December 31, 1999 and 2000 from our audited consolidated financial statements included in this prospectus. We have derived the summary historical consolidated financial data for the years ended December 31, 1996 and 1997 and as of December 31, 1996, 1997 and 1998 from our audited consolidated financial statements not included in this prospectus. We have derived the summary historical consolidated income statement data for the three months ended March 31, 2000 and 2001 and the summary historical consolidated balance sheet data as of March 31, 2001 from our unaudited interim condensed consolidated financial statements included in this prospectus. We have derived the summary historical consolidated balance sheet data as of March 31, 2000 from our unaudited interim condensed consolidated financial statements not included in this prospectus.

     The unaudited interim historical consolidated financial data presented in the table below reflect all adjustments, consisting only of normal, recurring accruals, that we consider necessary for a fair presentation of our consolidated financial position and results of operations for such periods and as of such dates. The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the full year. We have prepared the summary historical consolidated financial data, other than statutory data, in conformity with GAAP. We have derived the statutory data from Phoenix Life's Annual Statements filed with insurance regulatory authorities and have prepared the statutory data in accordance with statutory accounting practices, which vary in certain respects from GAAP.

     The following is a summary, and in order to understand more fully our historical consolidated financial data, you should read the following in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included in this prospectus.

                                                                                                FOR THE THREE
                                                                                                 MONTHS ENDED
                                                  FOR THE YEAR ENDED DECEMBER 31,                 MARCH 31,
                                        ----------------------------------------------------   ----------------
                                          1996       1997       1998       1999       2000      2000     2001
                                        --------   --------   --------   --------   --------   ------   -------
                                                                     (IN MILLIONS)
INCOME STATEMENT DATA:(1)
Revenues
  Premiums............................  $1,015.7   $1,087.7   $1,175.8   $1,175.7   $1,147.4   $266.0   $ 266.0
  Insurance and investment product
     fees.............................     365.1      401.3      537.5      574.6      631.0    163.1     145.5
  Net investment income...............     690.4      720.7      859.6      953.1    1,127.4    386.4     165.5
  Net realized investment gains
     (losses).........................      78.9      111.0       58.2       75.8       89.2     24.0     (15.6)
                                        --------   --------   --------   --------   --------   ------   -------
     Total revenues...................   2,150.1    2,320.7    2,631.1    2,779.2    2,995.0    839.5     561.4
                                        --------   --------   --------   --------   --------   ------   -------
Benefits and expenses
  Policy benefits and increase in
     policy liabilities...............   1,125.9    1,201.9    1,409.8    1,373.1    1,409.8    330.0     334.1
  Policyholder dividends..............     311.7      343.6      351.6      360.5      378.0     93.5     106.3
  Amortization of deferred policy
     acquisition costs................     119.9      103.1      138.0      147.9      356.0     40.2      35.1
  Amortization of goodwill and other
     intangible assets................      15.4       35.3       28.8       40.1       36.9      8.7      13.2
  Interest expense....................      17.4       28.0       29.8       34.0       32.7      8.3       7.1
  Other operating expenses............     385.9      444.0      516.3      557.9      626.3    138.5     248.1
                                        --------   --------   --------   --------   --------   ------   -------
     Total benefits and expenses......   1,976.2    2,155.9    2,474.3    2,513.5    2,839.7    619.2     743.9
                                        --------   --------   --------   --------   --------   ------   -------
Income (loss) from continuing
  operations before income taxes
  (benefit), minority interest and
  equity in earnings of and interest
  earned from investments in
  unconsolidated subsidiaries.........     173.9      164.8      156.8      265.7      155.3    220.3    (182.5)
Income taxes (benefit)(2).............      74.9       33.2       56.0       99.0       55.4     77.5     (69.0)
                                        --------   --------   --------   --------   --------   ------   -------
Income (loss) from continuing
  operations before minority interest
  and equity in earnings of and
  interest earned from investments in
  unconsolidated subsidiaries.........      99.0      131.6      100.8      166.7       99.9    142.8    (113.5)
Minority interest in net income of
  consolidated subsidiaries...........       9.0        8.9       10.5       10.1       14.1      5.5       1.8
Equity in earnings of and interest
  earned from investments in
  unconsolidated subsidiaries.........        .8        2.1        1.6        5.5        9.0      1.4       2.7
                                        --------   --------   --------   --------   --------   ------   -------
Income (loss) from continuing
  operations..........................      90.8      124.8       91.9      162.1       94.8    138.7    (112.6)
Discontinued operations(3)
  Income from discontinued operations,
     net of income taxes..............      30.0       44.9       45.2       36.1        9.4      6.8        --
  Loss on disposal, net of income
     taxes............................        --         --         --     (109.0)     (20.9)    (2.2)       --
Cumulative effect of accounting
  changes for(4):
  Venture capital partnerships, net
     of income taxes..................        --         --         --         --         --       --     (48.8)
  Derivative financial instruments,
     net of income taxes..............        --         --         --         --         --       --       3.9
                                        --------   --------   --------   --------   --------   ------   -------
Net income (loss).....................  $  120.8   $  169.7   $  137.1   $   89.2   $   83.3   $143.3   $(157.5)
                                        ========   ========   ========   ========   ========   ======   =======

                                              AS OF DECEMBER 31,                          AS OF MARCH 31,
                           ---------------------------------------------------------   ---------------------
                             1996        1997        1998        1999        2000        2000        2001
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                             (IN MILLIONS)
BALANCE SHEET DATA:
Assets
General account assets...  $11,230.5   $13,572.1   $13,700.4   $14,175.5   $14,911.1   $14,569.4   $14,902.4
Separate account
  assets.................    3,412.2     4,082.3     4,798.9     5,923.9     5,376.6     6,182.8     4,754.1
Net assets of
  discontinued
  operations(3)..........      220.4       260.6       298.7       187.6        25.5       199.3        20.7
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
     Total assets........  $14,863.1   $17,915.0   $18,798.0   $20,287.0   $20,313.2   $20,951.5   $19,677.2
                           =========   =========   =========   =========   =========   =========   =========
Liabilities
Policy liabilities and
  accruals(5)............  $ 8,325.0   $10,192.5   $10,578.6   $10,899.8   $11,372.6   $11,135.7   $11,479.9
Policyholder deposit
  funds..................      573.9       560.4       531.7       538.2       678.4       422.7       779.3
Notes payable............      490.4       471.1       449.3       499.4       425.4       478.8       490.4
Separate account
  liabilities............    3,412.2     4,082.3     4,798.9     5,923.9     5,376.6     6,182.8     4,754.1
Other liabilities........      507.2       811.3       610.9       569.6       482.4       666.3       498.5
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
     Total liabilities...   13,308.7    16,117.6    16,969.4    18,430.9    18,335.4    18,886.3    18,002.2
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Minority interest in net
  assets of consolidated
  subsidiaries...........      129.1       136.5        92.0       100.1       136.9       105.0         4.4
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Equity
Retained earnings........    1,335.5     1,505.2     1,642.3     1,731.5     1,820.7     1,874.9     1,666.5
Accumulated other
  comprehensive income...       89.8       155.7        94.3        24.5        20.2        85.3         4.1
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
     Total equity........    1,425.3     1,660.9     1,736.6     1,756.0     1,840.9     1,960.2     1,670.6
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Total liabilities and
  equity.................  $14,863.1   $17,915.0   $18,798.0   $20,287.0   $20,313.2   $20,951.5   $19,677.2
                           =========   =========   =========   =========   =========   =========   =========

                                                                                         AS OF OR FOR THE
                                                                                           THREE MONTHS
                                   AS OF OR FOR THE YEAR ENDED DECEMBER 31,               ENDED MARCH 31,
                           ---------------------------------------------------------   ---------------------
                             1996        1997        1998        1999        2000        2000        2001
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                             (IN MILLIONS)
OTHER DATA:
Assets under
  management.............  $40,625.6   $54,742.8   $61,147.7   $73,181.4   $64,543.5   $73,642.8   $59,351.6
                           =========   =========   =========   =========   =========   =========   =========
STATUTORY DATA:
Premiums and deposits....  $ 2,365.8   $ 2,911.7   $ 2,578.8   $ 2,330.2   $ 2,344.8   $   609.3   $   680.0
                           =========   =========   =========   =========   =========   =========   =========
Net income (loss)........  $    73.0   $    66.6   $   108.7   $   131.3   $   266.1   $   190.3   $   (30.6)
                           =========   =========   =========   =========   =========   =========   =========
Policyholder
  surplus(6).............  $   900.6   $   844.0   $   905.3   $ 1,054.1   $ 1,322.8   $ 1,337.7   $ 1,118.1
Asset valuation reserve
  ("AVR")(7).............      201.6       308.8       300.3       373.2       560.4       426.8       239.7
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Total surplus and AVR....  $ 1,102.2   $ 1,152.8   $ 1,205.6   $ 1,427.3   $ 1,883.2   $ 1,764.5   $ 1,357.8
                           =========   =========   =========   =========   =========   =========   =========

     We evaluate segment performance on the basis of segment after-tax operating income. Realized investment gains and some non-recurring items are excluded because they are not considered by management when evaluating the financial performance of the segments. The size and timing of realized investment gains are often subject to management's discretion. The non-recurring items are removed from segment after-tax operating income if, in management's opinion, they are not indicative of overall operating trends. While some of these items may be significant components of our GAAP net income, we believe that segment after-tax operating income is an appropriate measure that represents the net income attributable to the ongoing operations of the business. The criteria used by management to identify non-recurring items and to determine whether to exclude a non-recurring item from segment after-tax operating income include whether the item is infrequent and:

      --   is material to the segment's after-tax operating income; or

      --   results from a business restructuring; or

      --   results from a change in the regulatory environment; or

      --   relates to other unusual circumstances (e.g., litigation).

     Non-recurring items excluded by management from segment after-tax operating income may vary from period to period. Because such items are excluded based on management's discretion, inconsistencies in the application of management's selection criteria may exist. Segment after-tax operating income is not a substitute for net income determined in accordance with GAAP, and may be different from similarly titled measures of other companies.

                                                                               FOR THE THREE
                                                   FOR THE YEAR ENDED          MONTHS ENDED
                                                      DECEMBER 31,               MARCH 31,
                                               --------------------------    -----------------
                                                1998      1999      2000      2000      2001
                                               ------    ------    ------    ------    -------
                                                                (IN MILLIONS)
SEGMENT DATA:
Segment after-tax operating income (loss)(8):
  Life and Annuity...........................  $ 37.1    $ 46.7    $ 19.6    $  9.5    $   5.7
  Investment Management......................    19.8      23.9      23.9       6.3       (5.1)
  Venture Capital(9).........................    25.7      90.9     180.2     120.8      (37.3)
  Corporate and Other(10)....................   (23.0)    (15.3)    (17.5)     (9.2)      (3.2)
                                               ------    ------    ------    ------    -------
     Total segment after-tax operating income
       (loss)................................    59.6     146.2     206.2     127.4      (39.9)
                                               ------    ------    ------    ------    -------
ADJUSTMENTS(11):
  Net realized investment gains (losses).....    33.3      49.2      55.0      14.1      (10.1)
  Deferred policy acquisition costs
     adjustment..............................      --        --    (141.8)       --         --
  Early retirement pension adjustment........      --     (17.6)       --        --      (11.9)
  Demutualization expense....................      --        --     (14.1)       --       (6.9)
  Surplus tax................................      --     (11.2)    (10.4)     (2.8)        --
  Portfolio loss.............................      --      (3.8)      3.1        --         --
  Loss on sublease transaction...............      --        --       (.7)       --         --
  Restructuring charges......................    (1.0)      (.7)       --        --         --
  Expenses of purchase of PXP minority
     interest................................      --        --       (.7)       --      (43.8)
  Litigation settlement......................      --        --      (1.8)       --         --
                                               ------    ------    ------    ------    -------
     Total after-tax adjustments.............    32.3      15.9    (111.4)     11.3      (72.7)
                                               ------    ------    ------    ------    -------
GAAP REPORTED:
  Income (loss) from continuing operations...  $ 91.9    $162.1    $ 94.8    $138.7    $(112.6)
                                               ======    ======    ======    ======    =======

------------
 (1) See note 2 to our consolidated financial statements included in this prospectus for a summary of our significant accounting policies. The financial data presented above have been derived from our financial data, which have been retroactively restated to reflect the adoption of all applicable authoritative GAAP literature and accounting changes.

 (2) Includes $0.0 million, $(13.1) million, $0.0 million, $11.2 million and $10.4 million for the years ended 1996, 1997, 1998, 1999 and 2000, respectively, and $(2.8) million and $0.0 million for the three months ended March 31, 2000 and 2001, respectively, for surplus tax provisions by Phoenix Life. Surplus tax results from the operation of Section 809 of the Internal Revenue Code, which disallows as a deduction from taxable income a portion of a mutual life insurance company's policyholder dividends. As a stock life insurance company following the demutualization, we will not be subject to the surplus tax in 2001 and future years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations by Segment."

 (3) During 1999, Phoenix Life discontinued the operations of three of its businesses which in prior years were reflected as reportable business segments:

       --   reinsurance operations;

       --   real estate management operations; and

       --   group life and health insurance operations.

      The discontinuation of these businesses resulted from the sales of several operations and the implementation of plans to withdraw from the remaining businesses. These transactions do not affect the comparability of the financial data presented above. The assets and liabilities of the discontinued operations have been excluded from the assets and liabilities of continuing operations and separately identified in the balance sheet data. Likewise, the income statement data have been restated for 1996, 1997 and 1998 to exclude from continuing operations the operating results of discontinued operations. See note 13 to our consolidated financial statements and note 7 to our unaudited interim condensed consolidated financial statements included in this prospectus.

 (4) In the first quarter of 2001 we recognized the following cumulative effect adjustments for accounting changes:

       --   Venture Capital

      We record our investments in venture capital partnerships in accordance with the equity method of accounting. We record our share of the net equity in earnings of the venture capital partnerships in accordance with GAAP, using the most recent financial information received from the partnerships. Historically, this information has been provided to us on a one-quarter lag. Due to the recent volatility in the equity markets, we believe the one-quarter lag in reporting is no longer appropriate. Therefore, we have changed our method of applying the equity method of accounting to eliminate the quarterly lag in reporting.

      In the first quarter of 2001 we recorded a charge of $48.8 million (net of income taxes of $26.3 million) representing the cumulative effect of this accounting change on the fourth quarter of 2000. The cumulative effect was based on the actual fourth quarter 2000 financial results as reported by the partnerships.

      In the first quarter of 2001, we removed the lag in reporting by estimating the change in our share of the net equity in earnings of the venture capital partnerships for the period from December 31, 2000, the date of the most recent financial information provided by the partnerships, to our current reporting date of March 31, 2001. To estimate the net equity in earnings of the venture capital partnerships for the period from January 1, 2001 through March 31, 2001, we developed a methodology to estimate the change in value of the underlying investee companies in the venture capital partnerships. For public investee companies, we used quoted market prices at March 31, 2001, applying liquidity discounts to these prices in instances where such discounts were applied in the underlying partnerships' financial statements. For private investee companies, we applied a public industry sector index to roll the value forward from January 1, 2001 through March 31, 2001. Using this methodology, our share of equity losses from the partnerships decreased income from continuing operations by $37.3 million (net of income taxes of $20.0 million). We will apply this methodology consistently each quarter with subsequent adjustments to reflect market events reported by the partnerships (e.g., new rounds of financing, initial public offerings and writedowns by the general partners). In addition, we will annually revise the valuations we have assigned to the investee companies to reflect the valuations contained in the audited financial statements received from the venture capital partnerships. Our venture capital earnings remain subject to volatility.

       --   Derivatives

      Effective January 1, 2001, we adopted a new accounting pronouncement, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This adoption resulted in a cumulative effect adjustment of $3.9 million (net of income taxes of $2.1 million). See note 2 to our consolidated financial statements and note 4 to our unaudited interim condensed consolidated financial statements included in this prospectus.

 (5) Policyholder liabilities include reserves for future policy benefits, as well as other policyholder funds and policyholder dividends.

 (6) In accordance with accounting practices prescribed by the New York State Insurance Department, policyholder surplus for 1996 and subsequent periods includes $175.0 million of total principal amount of surplus notes outstanding.

 (7) This statutory reserve is intended to mitigate changes to the balance sheet as a result of fluctuations in asset values.

 (8) Segment operating income excludes net realized investment gains and non-recurring items and segment data do not include consolidation and elimination entries related to intersegment amounts. See note 12 to our consolidated financial statements and note 6 to our unaudited interim condensed consolidated financial statements included in this prospectus.

 (9) Venture capital income is our share of the venture capital partnerships' reported earnings. Reported earnings include realized and unrealized investment gains. See note 2 to our consolidated financial statements and note 3 to our unaudited interim condensed consolidated financial statements included in this prospectus for further information regarding our accounting policies for venture capital. See also footnote (4) above.

(10) Corporate and Other includes items that are not directly allocable to any of our other segments, including unallocated capital, unallocated revenues and expenses, certain international operations, our property and casualty company investment and the runoff of our group pension and guaranteed investment contract businesses.

(11) Adjustments include net realized investment gains and some non-recurring items. We evaluate segment performance on the basis of segment after-tax operating income. Realized investment gains and some non-recurring items are excluded because they are not considered by management when evaluating the financial performance of the segments. The size and timing of realized investment gains are often subject to management's discretion. The non-recurring items are removed from segment after-tax operating income if, in management's opinion, they are not indicative of overall operating trends. While some of these items may be significant components of our GAAP net income, we believe that segment after-tax operating income is an appropriate measure that represents the net income attributable to the ongoing operations of the business. The criteria used by management to identify non-recurring items and to determine whether to exclude a non-recurring item from segment after-tax operating income include whether the item is infrequent and:

       --   is material to the segment's after-tax operating income; or

       --   results from a business restructuring; or

       --   results from a change in the regulatory environment; or

       --   relates to other unusual circumstances (e.g., litigation).

      Non-recurring items excluded by management from segment after-tax operating income may vary from period to period. Because such items are excluded based on management's discretion, inconsistencies in the application of management's selection criteria may exist. Segment after-tax operating income is not a substitute for net income determined in accordance with GAAP, and may be different from similarly titled measures of other companies. Non-recurring items include:

       -- an increase to deferred policy acquisition costs amortization resulting from a change in estimated future investment earnings due to a reallocation in December 2000 of assets supporting participating life policies. See "Business -- General Account and Separate Account Investments -- Asset Reallocation;"

       -- charges incurred in 1999 and 2001 in connection with early retirement programs;

       --   expenses related to the demutualization;

       -- surplus tax because as a mutual life insurance company, Phoenix Life was subject, in the periods indicated, to a surplus tax limiting the ability of mutual insurance companies to deduct the full amount of policyholder dividends from taxable income. We will not be subject to such surplus tax in 2001 and future years as a result of the demutualization;

       -- a charge incurred in 1999, and subsequent insurance recovery in the second quarter of 2000, related to the reimbursement of two mutual fund investment portfolios which had inadvertently sustained losses;

       --   expenses related to sublease transactions on certain office space;

       -- various restructuring charges, which include expenses resulting from a senior executive exercising certain rights under an employment agreement, charges related to the out-sourcing of fund accounting operations, and severance costs related to staff reductions resulting primarily from the closing of PXP's equity management department in Hartford and PXP's reductions in the institutional line of business;

       -- expenses related to the purchase of the PXP minority interest, including PXP's accrual of non-recurring compensation expenses of $57.0 million to cash out options, $5.5 million of related compensation costs, non-recurring retention costs of $5.2 million and non-recurring transaction costs of $3.9 million. Income taxes of $27.8 million were calculated using PXP's effective tax rate of 38.8%; and

       -- a charge related to a litigation settlement with former clients of PXP and its former financial consulting subsidiary.

                        SUMMARY PRO FORMA FINANCIAL DATA

     We have derived the following summary pro forma financial data from the pro forma financial data and the notes thereto included elsewhere in this prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Data." The following data give effect to the demutualization and the sale of 48.8 million shares of common stock in this initial public offering at $17.50 per share, as if each had occurred at March 31, 2001 for purposes of the consolidated balance sheet data and at January 1, 2000 for purposes of the unaudited pro forma consolidated statement of income for the year ended December 31, 2000 and the three months ended March 31, 2001. We have prepared these pro forma data based on the terms of the plan of reorganization and the assumptions described in "Unaudited Pro Forma Condensed Consolidated Financial Data." We have assumed, among other things, that a total of 56.2 million shares of common stock will be allocated and issued to eligible policyholders under the plan of reorganization. See "The Demutualization--Payment of Compensation to Eligible Policyholders."

     We have based the following data on available pro forma data and on assumptions we believe are reasonable and that reflect the effects of the above transactions. We have provided these data for informational purposes only, and they do not necessarily indicate our consolidated financial position or results of operations had the demutualization and the initial public offering been consummated on the dates assumed. These data also do not project or forecast our consolidated financial position or results of operations for any future date or period.

     The data set forth below give effect to gross proceeds of $854.0 million from the issuance of common stock in the initial public offering, less underwriting discounts and commissions and estimated initial public offering expenses payable by us aggregating approximately $46.1 million, or net proceeds from the initial public offering of approximately $807.9 million.

     Under the plan of reorganization, policyholders eligible to receive consideration in the demutualization will receive shares of our common stock, cash or policy credits. The data in the table below assume that:

      -- approximately $12.7 million of the net proceeds from the initial public offering will be used to reimburse Phoenix Life for policy credits made in lieu of allocated shares; and

      -- approximately $28.7 million of the net proceeds from the initial public offering will be used to reimburse Phoenix Life for cash payments to eligible policyholders who must receive cash as payment or who were allocated 60 or fewer shares of common stock and who have expressed a preference to receive cash in lieu of common stock.

     For those policyholders receiving policy credits or for those eligible policyholders who must receive cash in the demutualization, we will translate the share allocations into dollar amounts based on the initial public offering price per share. See "The Demutualization--Payment of Compensation to Eligible Policyholders." The pro forma consolidated statement of income also reflects the elimination of expenses related to the purchase of the PXP minority interest, expenses related to the demutualization, and the surplus tax on earnings. The pro forma consolidated statement of income does not give effect to any pro forma investment earnings resulting from the use of the net proceeds from the initial public offering.

Share Data (in millions):
  Shares allocated to eligible policyholders................        58.5
  Less:  shares allocated to eligible policyholders who
         receive cash or policy credits.....................        (2.3)
  Shares issued in the initial public offering..............        48.8
                                                                   -----
  Total shares of common stock outstanding..................       105.0
                                                                   =====
Percentage Ownership:
  Policyholders.............................................        53.5%
  Purchasers in the initial public offering.................        46.5%

                                                         FOR THE               AS OF OR FOR THE
                                                        YEAR ENDED            THREE MONTHS ENDED
                                                    DECEMBER 31, 2000           MARCH 31, 2001
                                                   --------------------      ---------------------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Pro forma income (loss) from continuing
  operations.....................................         $93.4                     $ (62.0)
Pro forma income (loss) from continuing
  operations per common share--basic.............         $0.89                     $ (0.59)
Pro forma equity.................................                                   $2,428.1

                                  RISK FACTORS

     An investment in our common stock involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in shares of our common stock. Any of the risks described below could result in a significant or material adverse effect on our business, financial condition or results of operations, and a corresponding decline in the market price of our common stock.

RISKS RELATED TO OUR BUSINESS

DOWNTURNS IN SECURITIES MARKETS HAVE ADVERSELY AFFECTED AND COULD CONTINUE TO ADVERSELY AFFECT REVENUES FROM OUR INVESTMENT MANAGEMENT BUSINESS. CONTINUED MARKET DOWNTURNS AND SIGNIFICANT VOLATILITY COULD ADVERSELY AFFECT SALES OF OUR INVESTMENT MANAGEMENT, VARIABLE UNIVERSAL LIFE AND VARIABLE ANNUITY PRODUCTS. SALES OF OUR VARIABLE UNIVERSAL LIFE PRODUCTS COULD BE PARTICULARLY AFFECTED BY A GENERAL ECONOMIC DOWNTURN.

     The U.S. securities markets have experienced strong growth over much of the last five years. Among other measures of market performance, from 1996 through the first quarter of 2000 the Nasdaq Composite Index increased 335% and the Standard & Poor's 500 index increased 143%. This market performance had a positive effect on our fee revenues from our investment management business and variable life and variable annuity products, as more investors and funds entered the securities markets and our assets under management grew. Since the second quarter of 2000, however, the U.S. securities markets have experienced both significant volatility and a general decline. From April 1, 2000 through March 31, 2001, the Nasdaq Composite Index and the Standard & Poor's 500 index fell 56% and 23%, respectively. These market declines have been accompanied by increased volatility.

     There are two main ways in which market declines and volatility have affected, or have the potential to affect, our revenues negatively:

      -- First, significant market volatility or declines may cause potential new purchasers of our products to refrain from new or additional investments, and current investors to withdraw from the markets or reduce their rates of ongoing investment. To date, we have not experienced reduced deposits in our mutual fund or managed account products or reduced sales of variable life insurance and annuity products. It is possible, however, that we could begin to experience a decline in deposits and sales if securities markets continue to decline or to exhibit significant volatility.

      -- Second, because the revenues of our investment management and variable products businesses are to a large extent based on fees related to the value of assets under our management, the decline in the securities markets has reduced, and could further reduce, our fee revenues by reducing the value of the investment assets we manage. Our assets under management at March 31, 2001 were 19% less than at December 31, 1999. The risk of a further decline in assets under management is heightened by the fact that as of March 31, 2001, approximately 6% of our variable universal life insurance assets under management, and approximately 43% of our variable annuity assets under management, were not subject to any surrender penalties. To date, we have not experienced increasing policy or annuity surrender rates. It is possible, however, that we could begin to experience increasing surrenders if securities markets continue to decline or exhibit significant volatility. The surrender charges applicable to our variable universal life insurance policies and variable annuities typically decline over a period of years and generally expire after 10 years. Moreover, surrenders of life insurance policies and annuities require faster amortization of deferred policy acquisition costs, which would reduce our profitability. Our total expense for amortization of deferred policy acquisition costs in 2000 was $356.0 million. For further information on the withdrawal characteristics of our outstanding life insurance policies and annuity contracts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     In addition to the effects of declining or volatile securities markets, a general economic downturn could have a negative impact on sales of our variable universal life policies. In a slowing economy or recession, households in our target affluent and high net worth market likely would seek to invest more defensively, including by devoting an increased portion of their investable assets to fixed income products. Our variable universal life products, however, do not offer as great an array of fixed income investment options as they do equity investment options, which could cause our revenues from sales of variable universal life policies to decline. While we offer fixed income universal life products, the market for these products is more competitive than the market for variable universal life products. As a result, a shift in demand towards fixed income universal life products could cause our sales from variable universal life products to decline.

CHANGES IN INTEREST RATES COULD HARM CASH FLOW AND PROFITABILITY IN OUR LIFE AND ANNUITY BUSINESSES.

     Cash flows relating to, and the profitability of, our life insurance and annuity businesses are sensitive to interest rate changes. After reaching one of their lowest points in recent history in the third quarter of 1998, interest rates trended upward from that point through 2000. However, on five separate occasions during the first five months of 2001, the U.S. Federal Reserve Board lowered its discount rate by 50 basis points.

     In periods of increasing interest rates, life insurance policy loans and surrenders and withdrawals may increase, as policyholders seek investments with higher perceived returns. This process could result in cash outflows requiring us to sell invested assets at a time when the prices of those assets are adversely affected by the increase in market interest rates, which could cause us to suffer realized investment losses.

     Conversely, during periods of declining interest rates, a decrease in the spread between interest and dividend rates to policyholders and returns on our investment portfolio could adversely affect our profitability. During such periods, life insurance and annuity products may be relatively more attractive investments, resulting in increased premium payments on products with flexible premium features, repayment of policy loans and increased percentages of policies remaining in force during a period when we are earning lower returns on our own new investments. For this reason, a sustained period of declining interest rates could cause cash flow problems for us. In addition, lower returns on our investments could prove inadequate for us to meet contractually guaranteed minimum payments to holders of our life and annuity products; for example, in the third quarter of 1998, when interest rates had reached 40-year lows, our rate of return on new investments only narrowly exceeded the rates of such guaranteed payments. We also face the risk in a declining interest rate environment that borrowers may prepay or redeem mortgages and bonds in our investment portfolio as they seek to borrow at lower market rates, so that we might have to reinvest proceeds we receive from these prepayments or redemptions in lower interest-bearing investments. In a typical year, for each 100 basis point drop in interest rates, our net investment income on new money invested would decrease by approximately $15.0 million. The cumulative effect would increase each year as less income would yield less investable cash flow.

A DOWNGRADE IN OUR CLAIMS PAYING ABILITY OR FINANCIAL STRENGTH RATINGS COULD INCREASE POLICY SURRENDERS AND WITHDRAWALS, ADVERSELY AFFECT RELATIONSHIPS WITH DISTRIBUTORS AND REDUCE NEW SALES. ANY OF THESE OCCURRENCES WOULD REDUCE OUR REVENUES FROM SALES OF LIFE INSURANCE POLICIES.

     Claims paying ability ratings, sometimes referred to as financial strength ratings, indicate a rating agency's view of an insurance company's ability to meet its obligations to its insureds. These ratings are therefore key factors underlying the competitive position of life insurers. In particular, several of the non-affiliated distributors of our life insurance products refuse to do business with insurance companies that are rated lower than AA- for financial strength by Standard & Poor's Ratings Services (or the equivalent of such rating issued by other recognized ratings agencies). Phoenix Life currently has an AA-financial strength rating from Standard & Poor's (the lowest rating within the "Very Strong" category). This AA- rating reflects a downgrade from Phoenix Life's previous AA rating (mid-range in the "Very Strong" category) announced by Standard & Poor's in April 2001. In announcing this downgrade, Standard & Poor's cited concerns that Phoenix Life's strategic focus on non-participating products could affect its ability to meet earnings expectations. Phoenix Life currently has ratings of Aa3 ("Excellent") from Moody's Investors Service, Inc., A ("Excellent") from A.M. Best Company, Inc. (which in January 2001 reaffirmed this rating) and AA ("Very High") from Fitch IBCA. A ratings downgrade or the potential for such a downgrade for Phoenix Life could materially increase the number of policy surrenders and withdrawals by policyholders of cash values from their policies, adversely affect relationships with distributors of our life insurance products, reduce new sales and adversely affect our ability to compete. Any of these occurrences could have a material adverse effect on our revenues from sales of life insurance policies. See "Business--Claims Paying Ability Ratings."

SOME OF OUR INVESTMENTS OUTSIDE THE CLOSED BLOCK HAVE LIMITED LIQUIDITY, WHICH COULD HURT OUR CASH FLOW.

     The plan of reorganization relating to the demutualization requires Phoenix Life to establish and operate an arrangement, known as a closed block, to ensure that the reasonable dividend expectations of policyholders who own certain individual insurance policies of Phoenix Life are met, and that benefits under such policies are paid. Phoenix Life must retain within the closed block the cash flows produced by closed block assets in order to pay policy benefits and dividends to closed block policyholders, which means that these cash flows would not be available to us to meet unexpected cash needs in our other businesses. The assets that will be within the closed block include a substantial portion of our most liquid assets.

     As of March 31, 2001, $2.6 billion, or 56%, of the invested assets that will be outside the closed block consisted of investments in private debt securities, mortgage loans, real estate, equity securities and limited partnership interests, including our venture capital investments, all of which have limited liquidity. If we need to sell such investments because we require significant amounts of cash on short notice in excess of our normal cash requirements, as could be the case if we experience unexpectedly sudden and high volumes of non-participating insurance policy and annuity surrenders, we might have difficulty doing so at attractive prices or in a timely manner. This could cause a drain on our cash and therefore limit the cash we have available to meet our other obligations or pay dividends to stockholders.

OUR INVESTMENT MANAGEMENT PRODUCT SALES ARE HIGHLY DEPENDENT ON OUR RELATIONSHIPS WITH NON-AFFILIATED DISTRIBUTORS. IF THESE RELATIONSHIPS ENDED OR DIMINISHED, OUR REVENUES WOULD SUFFER ACCORDINGLY.

     We sell our products through our affiliated retail producers and non-affiliated advisors, broker-dealers and other financial intermediaries. Non-affiliated distribution sources have contributed significantly to our sales in recent years. In particular, Merrill Lynch, with over 17,000 registered representatives, accounted for 52% of our Investment Management private client asset inflows in the first quarter of 2001. The loss or diminution of our relationships with non-affiliated distributors could materially reduce our revenues from sales of our investment management products. The risk of such loss or diminution is significant and ongoing, since we face substantial competition in seeking to convince non-affiliated distributors to sell our investment products, rather than those offered by our competitors.

THE INDEPENDENT TRUSTEES OF OUR MUTUAL FUNDS AND CLOSED-END FUNDS, AS WELL AS INTERMEDIARY PROGRAM SPONSORS, MANAGED ACCOUNT CLIENTS AND INSTITUTIONAL INVESTMENT MANAGEMENT CLIENTS, COULD TERMINATE THEIR CONTRACTS WITH US. THIS WOULD REDUCE OUR INVESTMENT MANAGEMENT FEE REVENUES.

     Each of the mutual funds and closed-end funds for which PXP acts as investment adviser or sub-adviser is registered under the Investment Company Act of 1940 and is governed by a board of trustees. The Investment Company Act requires that at least 40% of these trustees be unaffiliated with PXP. Each fund's trustees have the duty of deciding annually whether to renew the contract appointing PXP to manage the fund. Under its contracts, PXP is paid investment advisory fees, which in the first quarter of 2001 totaled $26.5 million, or 37% of our total Investment Management revenues. Trustees have a fiduciary duty to act in the best interests of the shareholders of their mutual funds. Either the trustees or the shareholders may terminate an advisory contract with PXP and move the assets to another investment adviser. The trustees also may deem it to be in the best interests of a mutual fund's shareholders to make decisions adverse to us, including reducing the compensation paid to PXP or limiting PXP's ability to transfer an advisory contract.

     Our investment management agreements with institutional clients generated fees of $15.6 million in the first quarter of 2001, representing 21% of our total Investment Management revenues. Our investment management agreements with intermediary program sponsors (who "wrap," or make available, our investment products within the management agreements they have with their own clients) and direct managed account clients generated fees of $17.0 million in the first quarter of 2001, representing 24% of our total Investment Management revenues. These agreements, as well as our investment management agreements with institutional clients, are generally terminable by these sponsors and clients upon short notice without penalty. As a result, there would be little impediment to these sponsors or clients terminating our agreements if they became dissatisfied with our performance. During 2000 our private client and institutional funds experienced total net redemptions of $957.0 million. This was due principally to a combination of management changes and portfolio underperformance at one of our affiliated asset managers.

     The termination of any of the above agreements representing a material portion of assets under management would adversely affect our Investment Management fee revenues.

FUTURE SUCCESS IN VENTURE CAPITAL IS UNCERTAIN, WHICH MEANS THAT THIS SEGMENT'S CONTRIBUTION TO OUR INCOME FROM CONTINUING OPERATIONS MIGHT NOT CONTINUE AT ITS HISTORIC LEVELS.

     In recent periods Venture Capital has represented a large component of our total income from continuing operations. Income from Venture Capital represented 28%, 56% and 190% of our total income from continuing operations in 1998, 1999 and 2000, respectively. Our Venture Capital portfolio has a large technology component and includes investments in other sectors, such as telecommunications, the asset values of which tend to move in close relation with the technology sector. For a further discussion of the composition of our venture capital investments, see "Business -- Venture Capital Segment."

     While our partnership investments have performed particularly well over the past several years, their performance depends upon the economic performance of the underlying assets held by the partnerships, which is difficult to predict.

     In addition, the returns we achieve in Venture Capital depend in large part on the efforts and performance results obtained by the managers of the partnerships in which we invest. We have neither an active role in the day-to-day management of the partnerships in which we invest, nor the ability to approve the specific investment or management decisions made by the managers of the partnerships. Although we evaluate each potential partnership investment based on criteria such as the performance history of the partnership and its manager, as well as the partnership's investment strategies, the past performance of a partnership and its manager may not be a reliable indicator of future results. Furthermore, the managers, key personnel and investment strategies of a partnership may change at any time without our consent.

     In the first quarter of 2001 our venture capital investments decreased our income from continuing operations by $37.3 million. This decrease resulted primarily from equity market declines in the technology sector and other related sectors. It is possible that we will continue to experience declines related to our venture capital investments. For a discussion of the accounting and valuation methods used for our venture capital investments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Venture Capital Segment" and note 3 to our unaudited interim condensed consolidated financial statements.

WE FACE INCREASING COMPETITION IN LIFE AND ANNUITY AND INVESTMENT MANAGEMENT FROM MUTUAL FUND COMPANIES, BANKS, INVESTMENT MANAGEMENT FIRMS AND OTHER INSURANCE COMPANIES. THIS COMPETITION MAY IMPAIR OUR ABILITY TO RETAIN EXISTING CUSTOMERS, ATTRACT NEW CUSTOMERS AND MAINTAIN OUR PROFITABILITY.

     We face strong and increasing competition in Life and Annuity and Investment Management. We believe that our ability to compete is based on a number of factors, including product features, investment performance, service, price, distribution capabilities, scale, commission structure, name recognition and financial strength ratings. While there is no single company that we identify as a dominant competitor in either of our operating segments, the nature of these businesses means that our actual and potential competitors include a large number of mutual fund companies, banks, investment management firms and other insurance companies, many of which have advantages over us in one or more of the above competitive factors. Recent industry consolidation, including acquisitions of insurance and other financial services companies in the U.S. by international companies, has resulted in larger competitors with financial resources, marketing and distribution capabilities and brand identities that are stronger than ours. Larger firms also may be able to offer, due to economies of scale, more competitive pricing than we can. We are not among the top ten U.S. investment management or life insurance companies, as measured by assets under management or total assets, respectively. In addition, some of our competitors are regulated differently than we are, which may give them a competitive advantage; for example, many non-insurance company providers of financial services are not subject to the costs and complexities of regulation by multiple states.

     Our ability to compete in Investment Management depends in particular on our investment performance. We will not be able to accumulate and retain assets under management if our investment results underperform the market or the competition, since such underperformance likely would result in asset withdrawals and reduced sales. For example, from 1993 through 1999, we experienced net asset withdrawals in our retail investment management business. We attribute this in part to underperformance in some of our mutual funds.

     We compete for distribution sources in both of our operating segments. We believe that our success in competing for distributors depends on factors such as our financial strength and on the services we provide to, and the relationships we develop with, these distributors. Our distributors are generally free to sell products from whichever providers they wish, which makes it important for us to continually offer distributors products and services they find attractive. If our products or services fall short of distributors' needs, we may not be able to establish and maintain satisfactory relationships with distributors of our life insurance, annuity and investment management products. Accordingly, our revenues and profitability would suffer.

     National banks, with their pre-existing customer bases for financial services products, may increasingly compete with insurers, as a result of recently enacted legislation removing restrictions on bank affiliations with insurers. This legislation, the Gramm-Leach-Bliley Act of 1999, permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until passage of the Gramm-Leach-Bliley Act, prior legislation had limited the ability of banks to engage in securities-related businesses and had restricted banks from being affiliated with insurance companies. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of our products by substantially increasing the number and financial strength of our potential competitors.

     See "Business--Life and Annuity Segment--Competition;"
"Business--Investment Management Segment--Competition;" and "Regulation."

OUR ABILITY TO PAY DIVIDENDS AND SERVICE DEBT COULD BE HURT BY LIMITATIONS IMPOSED ON PHOENIX LIFE.

     After the demutualization, Phoenix Life will be our direct wholly owned subsidiary. During the first several years following the demutualization, our ongoing ability to pay dividends to stockholders and meet our obligations, including paying operating expenses and servicing debt, will depend to a significant degree upon our receipt of dividends from Phoenix Life. If Phoenix Life cannot pay dividends to us in the future in an amount sufficient for us to pay dividends to stockholders and meet our other obligations, including debt service, this could have a material adverse effect on our financial condition and impair our ability to pay dividends to stockholders. In particular, under the New York Insurance Law, the ability of Phoenix Life to pay stockholder dividends to us in excess of the lesser of:

          (1) 10% of Phoenix Life's surplus to policyholders as of the immediately preceding calendar year; or

          (2) Phoenix Life's statutory net gain from operations for the immediately preceding calendar year, not including realized capital gains,

will be subject to the discretion of the New York Superintendent of Insurance, and therefore we cannot be sure that Phoenix Life will actually be able to pay us dividends in excess of the threshold described above. We do not expect to receive significant dividend income from PXP during the first several years following the demutualization, because we expect that during this time PXP will use a substantial portion of its cash flows from operations to pay down its outstanding indebtedness. PXP currently has outstanding indebtedness of approximately $305 million, consisting almost entirely of bank borrowings which are not subject to a fixed repayment schedule. PXP expects to pay down its currently outstanding indebtedness within the next four or five years.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Liquidity Requirements and Sources" for a more detailed discussion of the way regulatory and contractual limitations imposed on our subsidiaries could affect our ability to pay dividends and service debt.

WE COULD HAVE MATERIAL LOSSES IN THE FUTURE FROM OUR DISCONTINUED REINSURANCE BUSINESS.

     In 1999, we discontinued the operations of our former reinsurance segment. We sold our individual life reinsurance business. The remaining business was reinsurance of group accident and health and group life risks. We adopted a plan to stop writing new contracts covering these risks and end our existing contracts as soon as those contracts would permit. However, we remain liable for claims under those contracts.

     We have established reserves for claims and related expenses that we expect to pay on our discontinued group accident and health reinsurance business. These reserves are a net present value amount that is based on currently known facts and estimates about, among other things, the amount of insured losses and expenses that we believe we will pay, the period over which they will be paid, the amount of reinsurance we believe we will collect under our finite reinsurance and the other reinsurance discussed below to cover our losses and the likely legal and administrative costs of winding down the business. In 2000, we strengthened our reserves for our discontinued reinsurance business by $97 million (pre-tax). Total reserves were $90 million at March 31, 2001. In addition, in 1999 we purchased finite aggregate excess-of-loss reinsurance to further protect us from unfavorable results from this discontinued business. The initial premium for this coverage was $130 million. The maximum coverage available is currently $160 million and increases to $230 million by 2004. The amount of our reserves plus the amount available from our finite reinsurance together totaled $250 million as of March 31, 2001, and represent our best estimate of the provisions required for the payment of our entire remaining loss exposure on the discontinued group accident and health reinsurance business.

     Because we must use estimates in establishing our loss and expense reserves, they are subject to uncertainty. In the case of our discontinued group accident and health reinsurance business, several factors make estimating the required provisions more difficult. First, it may take a number of years for the claims on the large majority of the remaining business to be reported to us. In many cases, the types of losses involved will develop over a relatively long period. Further, some of our remaining contracts cover losses that will be incurred in 2001 and subsequent years. For these reasons, we cannot know today what our actual claims experience will be.

     In addition, we are involved in two sets of disputes relating to certain portions of our discontinued group accident and health reinsurance business.

     - Unicover disputes. The first set arises out of the activities of Unicover Managers, Inc., or Unicover. Unicover organized and managed a group, or pool, of insurance companies, which reinsured the life and health insurance components of workers' compensation insurance policies issued by various property and casualty insurance companies. Phoenix Life was a member of this pool. Under Unicover's underwriting authority, the pool wrote a dollar amount of reinsurance coverage that was many times greater than originally estimated. As a member of the Unicover pool, Phoenix Life is involved in several proceedings in which the pool members assert that they can deny coverage to certain insurers which claim that they purchased reinsurance coverage from the pool.

       Further, Phoenix Life was, along with Sun Life Assurance of Canada and Cologne Life Reinsurance Company, a retrocessionaire (meaning a reinsurer of other reinsurers) of the Unicover pool, providing the pool members with reinsurance of the risks the pool members had assumed. In September 1999, Phoenix Life joined an arbitration proceeding which Sun Life had begun against the members of the Unicover pool. In this arbitration, Phoenix Life and Sun Life seek to cancel their retrocession agreement with the pool on the grounds that material misstatements and nondisclosures were made to them about, among other things, the amount of risks they would be reinsuring. Because Phoenix Life's total exposure to Unicover-related losses is larger in its role as a retrocessionaire of the Unicover pool than in its role as a member of that pool, success by Phoenix in this arbitration would reduce its exposure to these losses by almost half.

       In its capacity as a retrocessionaire of the Unicover pool, Phoenix Life had an extensive program of its own reinsurance in place to protect it from financial exposure to the risks it had assumed. Currently, Phoenix Life is involved in separate arbitration proceedings with three of its own retrocessionaires, which are seeking, on various grounds, to avoid paying any amounts to Phoenix Life. It is also possible that other retrocessionaires might try to avoid paying their obligations to us; some of our reinsurers have reserved their right to possibly assert defenses, although such a reservation of rights does not necessarily mean that they will. Because the same retrocession program that covers Phoenix Life's Unicover business covers a significant portion of its other group accident and health reinsurance business, Phoenix Life could have additional material losses if one or more of its retrocesssionaires successfully avoids its obligations.

       If we are not successful in our action to cancel the retrocession agreement with the Unicover pool, our current best estimate of the net present value of the amount of our liability for claims that will be made to us, net of reinsurance premiums paid to us, under that agreement is approximately $230 million (not including litigation costs and other expenses of administering the wind-down of the business). This estimate is based on a recent independent actuarial study and a recent court victory by the Unicover pool denying reinsurance coverage on one large contract. This estimate could change, principally because it is based on an actuarial projection of future claims that the underlying property and casualty insurers will have to pay; actual claims could be more or less. Further, this estimate does not account for collection of any amounts from Phoenix Life's own retrocessionaires; Phoenix Life estimates that substantially all of this exposure would be covered by its own retrocessionaires, if they pay their obligations. If Phoenix Life is not able to cancel its obligation as a retrocessionaire, but one or more of its own reinsurers succeeds in not paying Phoenix Life, Phoenix Life could incur substantial losses.

     - London reinsurance market disputes. The second set of disputes involves personal accident business that was reinsured in the mid-1990s in the London reinsurance market, in which Phoenix Life participated. The disputes involve multiple layers of reinsurance, and allegations that the reinsurance program created by the brokers involved in placing those layers was interrelated and devised to disproportionately pass losses to a top layer of reinsurers. Many companies who participated in this business are involved in arbitrations in which those top layer companies are attempting to avoid their obligations on the basis of misrepresentation. Because of the complexity of the disputes and the reinsurance arrangements, many of these companies are currently participating in negotiations of the disputes for certain contract years, and Phoenix Life believes that similar discussions will follow for the remaining years. Although Phoenix Life is vigorously defending its contractual rights, Phoenix Life is actively involved in the attempt to reach negotiated business solutions.

     In establishing our provisions described above for the payment of insured losses and expenses on this discontinued business, which provisions totaled $250 million in the aggregate as of March 31, 2001, we have made assumptions about the likely outcome of the disputes described above, including an assumption that substantial recoveries would be available from our reinsurers on all of our discontinued reinsurance business. However, the inherent uncertainty of arbitrations and lawsuits, including the uncertainty of estimating whether any settlements we may enter into in the future would be on favorable terms, makes it hard to predict the outcomes with certainty. Given the need to use estimates in establishing loss reserves, and the difficulty in predicting the outcome of arbitrations and lawsuits, our actual net ultimate exposure likely will differ from our current estimate. If future facts and circumstances differ significantly from our estimates and assumptions about future events with respect to the Unicover, London market or other portions of our discontinued reinsurance business, our current reserves may need to be increased materially, with a resulting material adverse effect on our results of operations and financial condition.

WE MIGHT BE UNABLE TO ATTRACT OR RETAIN PERSONNEL WHO ARE KEY TO OUR BUSINESS, ESPECIALLY IN INVESTMENT MANAGEMENT.

     The success of our business is dependent to a large extent on our ability to attract and retain key employees. Our investment management business, in particular, depends on the employment of experienced securities analysts and portfolio managers. In addition, both of our operating segments are dependent on the employment of highly productive sales personnel. Competition in the job market for these types of professionals is generally intense, and is particularly acute with respect to experienced securities analysts and portfolio managers such as those needed by PXP. In general, our employees are not subject to employment contracts or non-compete arrangements.

RISKS RELATED TO REGULATION AND PROPOSED LEGISLATION

ELIMINATION OR MODIFICATION OF THE FEDERAL ESTATE TAX COULD ADVERSELY AFFECT REVENUES FROM OUR LIFE INSURANCE PRODUCTS, BECAUSE SOME OF THEM ARE SPECIFICALLY DESIGNED AND MARKETED AS POLICIES THAT HELP A DECEDENT'S HEIRS TO PAY THIS TAX.

     Legislation enacted in the spring of 2001 will increase the size of estates exempt from the federal estate tax and phase in reductions in the estate tax rate between 2003 and 2009 and repeal the estate tax entirely in 2010. Under the legislation, the estate tax will be reinstated, without the increased exemption or reduced rate, in 2011 and thereafter. A substantial reduction or repeal of the federal estate tax would likely have a negative impact on our revenues from the sale of estate planning products, including in particular our new sales of second-to-die life insurance policies. These policies insure the lives of both a husband and wife, with the policy proceeds payable after both spouses have died. A second-to-die policy effectively enables a couple to pre-fund their heirs' estate tax obligations by making the policy proceeds available to the heirs at the time estate taxes are due. Second-to-die policies are often purchased by couples whose assets are largely illiquid, and whose heirs otherwise might have to attempt to liquidate part of the estate in order to pay the tax. Second-to-die policies represented 35% of our new life insurance premiums and deposits in 2000, and the repeal, increase in exemption or the reduction of the rate, of the federal estate tax may reduce the attractiveness of second-to-die policies sold for this purpose.

CHANGES IN INSURANCE AND SECURITIES REGULATION COULD AFFECT OUR PROFITABILITY BY IMPOSING FURTHER RESTRICTIONS ON THE CONDUCT OF OUR BUSINESS.

     Our life insurance business is subject to comprehensive state regulation and supervision throughout the U.S. State insurance regulators and the National Association of Insurance Commissioners, or the NAIC, continually reexamine existing laws and regulations, and may impose changes in the future that put further regulatory burdens on us, thereby increasing our costs of business. This could materially adversely affect our results of operations and financial condition.

     The U.S. federal government does not directly regulate the insurance business. However, federal legislation and administrative policies in areas which include employee benefit plan regulation, financial services regulation and federal taxation and securities laws could significantly affect the insurance industry and our costs.

     We and some of the policies, contracts and other products that we offer are subject to various levels of regulation under the federal securities laws administered by the Securities and Exchange Commission, or the SEC, as well as regulation by those states and foreign countries in which we provide investment advisory services, offer products or conduct other securities-related activities. We could be restricted in the conduct of our business for failure to comply with such laws and regulations. Future laws and regulations, or the interpretation thereof, could materially adversely affect our results of operations and financial condition by increasing our expenses in having to comply with these regulations.

RISKS RELATED TO THE DEMUTUALIZATION

WE MIGHT NEED TO FUND DEFICIENCIES IN OUR CLOSED BLOCK, WHICH WOULD RESULT IN A REDUCTION IN NET INCOME AND COULD RESULT IN A REDUCTION IN INVESTMENTS IN OUR ONGOING BUSINESS AND A REDUCTION IN DIVIDENDS TO STOCKHOLDERS.

     The plan of reorganization requires Phoenix Life to establish and operate an arrangement, known as a closed block, to ensure that the reasonable dividend expectations of policyholders who own certain individual insurance policies of Phoenix Life are met, and that benefits under such policies are paid. We will allocate assets to the closed block in an amount that will produce cash flows which, together with anticipated revenues from the policies included in the closed block, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and taxes, and to provide for the continuation of the policyholder dividend scales in effect for

2000, if the experience underlying such scales continues, and for appropriate adjustments in such scales if the experience changes. Our allocation of assets to the closed block is based on actuarial assumptions about our payment obligations to closed block policyholders, as well as assumptions about the investment earnings the closed block assets will generate over time. Since such assumptions are to some degree uncertain, it is possible that the cash flows generated by the closed block assets and the anticipated revenues from the policies included in the closed block will prove insufficient to provide for the benefits guaranteed under these policies. We would have to fund the shortfall resulting from this insufficiency. Moreover, even if these assets, cash flows and revenues are sufficient, we may choose to support closed block policyholder dividend payments with assets and cash flows from outside of the closed block. See "The Demutualization" for a description of the closed block.

A CHALLENGE TO THE PLAN OF REORGANIZATION OR TO THE APPROVAL OF THE PLAN BY THE NEW YORK SUPERINTENDENT OF INSURANCE MIGHT ADVERSELY AFFECT THE TERMS OF THE DEMUTUALIZATION AND THE MARKET PRICE OF OUR COMMON STOCK.

     In order to become effective, the plan of reorganization had to be approved by the New York Superintendent of Insurance after a public hearing based on a finding, among other things, that the plan is fair and equitable to policyholders. The public hearing was held on March 19, 2001 and the Superintendent approved the plan on June 1, 2001. The New York Superintendent's order approving the plan did not address the fairness of the plan to purchasers of common stock in the initial public offering.

     Section 326 of the New York Insurance Law provides that orders issued by the New York Superintendent are subject to judicial review by proceeding under
Article 78 of the Civil Practice Law and Rules, which provides that all challenges must be commenced within four months of the date the order becomes final and binding.

     If the New York Superintendent's approval of the plan of reorganization is successfully challenged in court, it could result in modification of the plan or the New York Superintendent's approval of the plan being set aside. A successful challenge would probably create uncertainty surrounding the terms and effectiveness of the plan. However, to succeed, the challenger would have to prove that the New York Superintendent's approval of the plan was arbitrary and capricious or an abuse of discretion, made in violation of lawful procedures, affected by error of law, or not supported by substantial evidence. Further,
Section 7312 discourages frivolous challenges. A challenging party might have to post a bond or other security for our reasonably likely legal and related expenses. If the action were terminated, the court might determine that we could take all or part of this security to pay our costs.

     The New York Superintendent held a public hearing on the plan on March 19, 2001. At the public hearing, some policyholders and others raised objections to certain aspects of the plan. These objections alleged, among other things, that the plan was not fair and equitable to policyholders of Phoenix Life. Two lawsuits have been filed challenging the fairness of the plan of reorganization and the adequacy and accuracy of Phoenix Life's disclosures to its policyholders regarding the plan. The first of these lawsuits, Burns v. Phoenix Home Life Mutual Ins. Co., et al., was filed on April 4, 2001 in the Circuit Court of Cook County for the Illinois County Department in the Chancery Division. Plaintiff seeks to maintain a class action on behalf of a putative class consisting of all current policyholders of Phoenix Life who purchased their policies prior to Phoenix Life's announcement of its intention to demutualize. The complaint seeks damages for losses allegedly sustained by the class as a result of the demutualization, as well as other relief. The defendants named in the complaint are Phoenix Life and some of its directors and officers.

     The second lawsuit, Kertesz v. Phoenix Home Life Mutual Ins. Co., et al., was filed on April 16, 2001 in the Supreme Court of the State of New York for New York County. Plaintiff seeks to maintain a class action on behalf of a putative class consisting of the eligible policyholders of Phoenix Life as of December 18, 2000, the date the plan of reorganization was adopted. Plaintiff seeks to enjoin the demutualization, damages and other relief. The defendants named in this complaint include Phoenix Life, The Phoenix Companies, Inc. and all its directors, as well as Morgan Stanley & Co. Incorporated.

     We believe we have meritorious defenses and intend to contest vigorously all plaintiffs' claims.

     We are not aware of any other lawsuits challenging the plan. However, it is not certain that we are aware of all lawsuits that have been commenced or that additional lawsuits will not be commenced in the future. An injunction or other court order delaying consummation of the plan would likely result in substantial uncertainty relating to the terms and effectiveness of the plan, and a substantial period of time might be required to finally resolve these matters. A successful challenge to the plan would be materially adverse to purchasers of our common stock and would have a material adverse effect on our business, results of operations and financial condition.

RISKS RELATED TO THE INITIAL PUBLIC OFFERING

THE INITIAL PUBLIC OFFERING PRICE OF OUR COMMON STOCK MIGHT NOT BE INDICATIVE OF THE MARKET PRICE OF OUR COMMON STOCK AFTER THE INITIAL PUBLIC OFFERING.

     The initial public offering price of our common stock was determined by negotiations between us and the representatives of the underwriters, and was approved by the New York Superintendent of Insurance. The initial public offering price of our common stock is based on numerous factors and may not be indicative of the market price for our common stock after the initial public offering. Factors such as variations in our actual or anticipated operating results, changes in or failure to meet earnings estimates of securities analysts, market conditions in the financial services and insurance industries, regulatory actions and general economic and securities market conditions, among other factors, could cause the market price of our common stock to decline below the initial public offering price. The potential effect of market and economic conditions on the market price of our common stock are particularly relevant. U.S. securities markets have exhibited significant volatility and recorded a general decline since the second quarter of 2000.

THE MARKET PRICE OF OUR COMMON STOCK MIGHT DECLINE IF PERSONS RECEIVING COMMON STOCK AS COMPENSATION IN THE DEMUTUALIZATION SUBSEQUENTLY SELL A SUBSTANTIAL NUMBER OF THEIR SHARES IN THE PUBLIC MARKET.

     Policyholders who receive shares in the demutualization will not be required to pay any cash for such shares and generally will be free to sell them in the public market upon receipt. The sale of substantial amounts of common stock in the public market, or the perception that such sales could occur, could harm prevailing market prices for our common stock. In particular, we believe the following two factors may increase selling pressure on our common stock:

      -- Subject to the approval of the New York Superintendent of Insurance, we will provide a program for the public sale of our common stock, at prevailing market prices and without payment of brokerage commissions or similar expenses, to allow each of our stockholders who owns 99 or fewer shares of common stock to sell those shares. This program will begin no sooner than the first business day after the six-month anniversary, and no later than the first business day after the 12-month anniversary, of the effective date of the demutualization, and will continue for at least 90 days. Policyholders who receive 100 or more shares of common stock in the demutualization are not eligible for the commission-free sales program and therefore might not delay selling their shares until the commencement of that program.

      -- Some policyholders may be fiduciaries of pension plans that are subject to ERISA or of trusts that own individual life insurance policies. Those policyholders may determine that the exercise of their fiduciary duties requires them to promptly sell the shares of common stock they receive in the demutualization.

STATE LAWS AND PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND OUR BYLAWS MIGHT DELAY, DETER OR PREVENT TAKEOVERS AND BUSINESS COMBINATIONS THAT STOCKHOLDERS CONSIDER IN THEIR BEST INTERESTS.

     State laws, our amended and restated certificate of incorporation and our bylaws may delay, deter or prevent a takeover attempt that stockholders consider in their best interests. For instance, they may prevent stockholders from receiving the benefit from any premium over the market price of our common stock offered by a bidder in a potential takeover. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

     The insurance laws and regulations of the State of New York, the jurisdiction in which Phoenix Life is organized, may delay or impede a business combination involving us. Under the New York Insurance Law, for a period of five years following the effective date of the demutualization, no person may acquire beneficial ownership of 5% or more of the outstanding shares of our common stock without the prior approval of the New York Superintendent of Insurance.

     The New York Insurance Law prohibits any person from acquiring control of us and thus indirect control of Phoenix Life, without the prior approval of the New York Superintendent. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of our outstanding voting stock, unless the New York Superintendent, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of our common stock may be deemed to have acquired such control if the New York Superintendent determines that such persons, directly or indirectly, exercise a controlling influence over our management or our policies. Therefore, any person seeking to acquire a controlling interest in us would face regulatory obstacles which could delay, deter or prevent an acquisition that stockholders might consider in their best interests.

     Section 203 of the General Corporation Law of the State of Delaware, the jurisdiction in which we are organized, may affect the ability of an "interested stockholder" to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an interested stockholder. An interested stockholder is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation.

     The New York, Connecticut, Ohio and Pennsylvania insurance holding company and other insurance laws apply to those of our life insurance company subsidiaries which are organized in those states. These laws may entail a potentially time consuming and costly regulatory approval process in the event of a proposed change of control of The Phoenix Companies, Inc. For this reason, these state laws also could deter or impede an acquisition of us.

     The stockholder rights plan adopted by our board of directors also may have anti-takeover effects. This plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, could impair the board's ability to represent stockholder interests. The provisions of our stockholder rights plan might make an unsolicited takeover more difficult or less likely to occur or might prevent such a takeover, even though such a takeover might offer our stockholders the opportunity to sell their stock at a price above the prevailing market price and might be favored by a majority of our stockholders. See "Description of Capital Stock" for additional information on the anti-takeover measures applicable to us.

                                USE OF PROCEEDS

     Our net proceeds from the initial public offering will be approximately $807.9 million (or $929.1 million if the underwriters exercise in full their option to purchase additional shares of common stock, as described under "Underwriters").

     In addition to the initial public offering the plan of reorganization permits us to complete one or more other specified types of capital raising transactions on the plan's effective date. These may include one or more of:

      --  an offering of preferred securities;

      --  an offering of mandatorily convertible debt or preferred securities;

      --  an offering of convertible debt or preferred securities;

      -- an offering of debt securities, commercial paper issuances or bank borrowings; and

      -- a private placement of common stock or any of the other types of securities mentioned above.

     The plan of reorganization provides that our aggregate gross proceeds from any permitted capital raising transactions other than the initial public offering may not exceed 20% of the sum of such gross proceeds plus the gross proceeds of the initial public offering.

     As required by the plan of reorganization, we will use the net proceeds from the initial public offering and the other permitted capital raising transactions, if any, in the following order of priority:

      -- We will contribute approximately $41.4 million to Phoenix Life to reimburse Phoenix Life for its payments of cash and its crediting of policy credits to policyholders in the demutualization.

      -- We will contribute to Phoenix Life an amount equal to the amount of the fees and expenses incurred by Phoenix Life in connection with the demutualization and this offering, including those of advisors engaged by the New York State Insurance Department, estimated to be $30.0 million.

      -- We will transfer to Phoenix Life, as consideration for the shares of common stock of any subsidiaries, including PXP, that Phoenix Life transfers to us or our designated subsidiaries, subject to the approval of the New York Superintendent of Insurance, $660.0 million to reflect the fair market value of such shares on the effective date of the demutualization. Under the plan of reorganization, if Phoenix Life makes any such transfer, it may not transfer less than all the shares of common stock of the company in question.

      -- We will contribute to Phoenix Life any remaining net proceeds to be used for its general corporate purposes.

                                DIVIDEND POLICY

     Our board of directors currently intends to declare an annual dividend on our common stock of $0.16 per share. The declaration and payment of dividends is subject to the discretion of our board of directors, and will depend on our financial condition, results of operations, cash requirements, future prospects, regulatory and contractual restrictions on the payment of dividends by Phoenix Life and PXP, and other factors deemed relevant by the board. There is no requirement or assurance that we will declare and pay any dividends. For a discussion of our cash resources and needs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     Following the effective date of the demutualization, we will be a holding company and our assets will consist primarily of all of the outstanding shares of common stock of Phoenix Life, and of PXP if we complete the transfer of PXP from Phoenix Life to us as described herein. Our ongoing ability to pay dividends to our stockholders and to meet our obligations, including paying operating expenses and servicing debt, will depend primarily upon our receipt of dividends from Phoenix Life. The payment of dividends by Phoenix Life is regulated under the New York Insurance Law. See "Risk Factors--Risks Related to Our Business--Our ability to pay dividends and service debt could be hurt by limitations imposed on Phoenix Life;" "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources;" and "Regulation--Insurance Regulation--Holding Company Regulation."

                              CERTAIN INFORMATION

GENERAL

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate as of the date of this prospectus.

     Unless otherwise stated or the context otherwise requires, references in this prospectus to "we," "our" or "us" mean The Phoenix Companies, Inc., together with Phoenix Life, PXP and their respective direct and indirect subsidiaries. When referring to time periods prior to the effective date of the demutualization, "Phoenix Life" means Phoenix Home Life Mutual Insurance Company and its direct and indirect subsidiaries; when referring to time periods from and following the effective date of the demutualization, "Phoenix Life" means Phoenix Life Insurance Company and its direct and indirect subsidiaries.

STATISTICAL DATA

     This prospectus includes statistical data regarding the life insurance, annuity and investment management industries, as well as data regarding the affluent and high net worth market for financial services.

     Statistical data regarding the individual life insurance industry are based on information obtained by A.M. Best Company, or A.M. Best, an independent rating agency for the insurance industry.

     Statistical data regarding the variable life insurance industry are based on surveys, including the Tillinghast-Towers Perrin VALUE(TM) Variable Life-Fourth Quarter 2000 Survey, conducted by Tillinghast-Towers Perrin, or Tillinghast, management consultants and actuaries. Information was also provided by LIMRA International, or LIMRA, a membership organization that provides research and marketing information to financial services companies.

     Statistical data regarding the affluent and high net worth market for financial services are based on information supplied by the Spectrem Group, a financial services industry research and consulting firm. This information includes data from the Spectrem Group's 2000 Affluent Market Research Program, as well as the Spectrem Group's 1999 Penta-Millionaire Research Program. Estimates regarding intergenerational asset transfers are from an October 1999 study published by the Boston College Social Welfare Research Institute.

     These industry sources generally indicate that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe this information to be reliable, we have not independently verified it.

FORWARD-LOOKING INFORMATION

     This prospectus contains forward-looking statements that are intended to enhance your ability to assess our future financial performance. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results and other developments, and contain words such as "may," "intend," "expect," "anticipate," "plan," "should" and similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, our actual results could be materially different from the beliefs we express in our forward-looking statements. The following uncertainties, among others, may have such an impact:

      -- changes in economic conditions, including changes in interest rates and the performance of financial markets;

      --   changes in domestic and foreign laws, regulations and taxes;

      -- competitive pressures on product pricing and services; industry consolidation; the relative success and timing of our business strategies; and

      --   the other matters discussed under "Risk Factors."

                                 CAPITALIZATION

     The following table is based on the terms of the plan of reorganization and should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Data." The table presents our consolidated capitalization as of March 31, 2001 and after giving effect to:

      -- the demutualization, including the issuance of approximately 56.2 million shares of common stock to eligible policyholders, as if it had occurred as of March 31, 2001;

      -- the sale of 48.8 million shares of common stock in the offering at an initial public offering price of $17.50 per share; and

      -- the application of the estimated net proceeds from the offering of our common stock as described in "Use of Proceeds," as if the demutualization and the offering had occurred as of March 31, 2001.

     The data below assume the underwriters' option to purchase additional shares of common stock in the offering is not exercised.

                                                                THE           THE INITIAL
                                             HISTORICAL   DEMUTUALIZATION   PUBLIC OFFERING   PRO FORMA
                                             ----------   ---------------   ---------------   ---------
                                                                   (IN MILLIONS)
DEBT:
Notes payable..............................   $  490.4       $      --          $   --        $  490.4
EQUITY:
  Preferred stock, par value $.01 per
     share; 250.0 million shares
     authorized; none issued...............         --              --              --              --
  Common stock, par value $.01 per share;
     1.0 billion shares authorized; pro
     forma 56.2 million shares for the
     demutualization and 48.8 million
     shares for the initial public
     offering; total pro forma 105.0
     million shares issued and
     outstanding...........................         --              .6              .5             1.1
  Additional paid-in capital...............         --         1,615.5           807.4         2,422.9
  Retained earnings........................    1,666.5        (1,666.5)             --              --
  Accumulated other comprehensive income...        4.1              --              --             4.1
                                              --------       ---------          ------        --------
     Total equity..........................    1,670.6           (50.4)          807.9         2,428.1
                                              --------       ---------          ------        --------
          Total capitalization.............   $2,161.0       $   (50.4)         $807.9        $2,918.5
                                              ========       =========          ======        ========

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data for Phoenix Life as of and for each of the five years ended December 31, 2000, and as of and for the three months ended March 31, 2000 and 2001. For these periods Phoenix Life was the parent company of our consolidated group.

     We have derived the selected historical consolidated financial data for the years ended December 31, 1998, 1999 and 2000 and as of December 31, 1999 and 2000 from our audited consolidated financial statements included in this prospectus. We have derived the selected historical consolidated financial data for the years ended December 31, 1996 and 1997 and as of December 31, 1996, 1997 and 1998 from our audited consolidated financial statements not included in this prospectus. We have derived the selected historical consolidated income statement data for the three months ended March 31, 2000 and 2001 and the selected historical consolidated balance sheet data as of March 31, 2001 from our unaudited interim condensed consolidated financial statements included in this prospectus. We have derived the selected historical consolidated balance sheet data as of March 31, 2000 from our unaudited interim condensed consolidated financial statements not included in this prospectus.

     The unaudited interim historical consolidated financial data presented in the table below reflect all adjustments, consisting only of normal, recurring accruals, that we consider necessary for a fair presentation of our consolidated financial position and results of operations for such periods and as of such dates. The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the full year. We have prepared the selected historical consolidated financial data, other than statutory data, in conformity with GAAP. We have derived the statutory data from Phoenix Life's Annual Statements filed with insurance regulatory authorities and have prepared the statutory data in accordance with statutory accounting practices, which vary in certain respects from GAAP.

     You should read the following in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included in this prospectus.

                                                                                                FOR THE THREE
                                                                                                MONTHS ENDED
                                                FOR THE YEAR ENDED DECEMBER 31,                   MARCH 31,
                                      ----------------------------------------------------   -------------------
                                        1996       1997       1998       1999       2000       2000       2001
                                      --------   --------   --------   --------   --------   --------   --------
                                                                    (IN MILLIONS)
INCOME STATEMENT DATA:(1)
Revenues
  Premiums..........................  $1,015.7   $1,087.7   $1,175.8   $1,175.7   $1,147.4   $  266.0   $  266.0
  Insurance and investment product
     fees...........................     365.1      401.3      537.5      574.6      631.0      163.1      145.5
  Net investment income.............     690.4      720.7      859.6      953.1    1,127.4      386.4      165.5
  Net realized investment gains
     (losses).......................      78.9      111.0       58.2       75.8       89.2       24.0      (15.6)
                                      --------   --------   --------   --------   --------   --------   --------
     Total revenues.................   2,150.1    2,320.7    2,631.1    2,779.2    2,995.0      839.5      561.4
                                      --------   --------   --------   --------   --------   --------   --------
Benefits and expenses
  Policy benefits and increase in
     policy liabilities.............   1,125.9    1,201.9    1,409.8    1,373.1    1,409.8      330.0      334.1
  Policyholder dividends............     311.7      343.6      351.6      360.5      378.0       93.5      106.3
  Amortization of deferred policy
     acquisition costs..............     119.9      103.1      138.0      147.9      356.0       40.2       35.1
  Amortization of goodwill and other
     intangible assets..............      15.4       35.3       28.8       40.1       36.9        8.7       13.2
  Interest expense..................      17.4       28.0       29.8       34.0       32.7        8.3        7.1
  Other operating expenses..........     385.9      444.0      516.3      557.9      626.3      138.5      248.1
                                      --------   --------   --------   --------   --------   --------   --------
     Total benefits and expenses....   1,976.2    2,155.9    2,474.3    2,513.5    2,839.7      619.2      743.9
                                      --------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing
  operations before income taxes
  (benefit), minority interest and
  equity in earnings of and interest
  earned from investments in
  unconsolidated subsidiaries.......     173.9      164.8      156.8      265.7      155.3      220.3     (182.5)
Income taxes (benefit)(2)...........      74.9       33.2       56.0       99.0       55.4       77.5      (69.0)
                                      --------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing
  operations before minority
  interest and equity in earnings of
  and interest earned from
  investments in unconsolidated
  subsidiaries......................      99.0      131.6      100.8      166.7       99.9      142.8     (113.5)
Minority interest in net income of
  consolidated subsidiaries.........       9.0        8.9       10.5       10.1       14.1        5.5        1.8
Equity in earnings of and interest
  earned from investments in
  unconsolidated subsidiaries.......        .8        2.1        1.6        5.5        9.0        1.4        2.7
                                      --------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing
  operations........................      90.8      124.8       91.9      162.1       94.8      138.7     (112.6)
Discontinued operations(3)
  Income from discontinued
     operations, net of income
     taxes..........................      30.0       44.9       45.2       36.1        9.4        6.8         --
  Loss on disposal, net of income
     taxes..........................        --         --         --     (109.0)     (20.9)      (2.2)        --
Cumulative effect of accounting
  changes for(4):
  Venture capital partnerships, net
     of income taxes................        --         --         --         --         --         --      (48.8)
  Derivative financial instruments,
     net of income taxes............        --         --         --         --         --         --        3.9
                                      --------   --------   --------   --------   --------   --------   --------
Net income (loss)...................  $  120.8   $  169.7   $  137.1   $   89.2   $   83.3   $  143.3   $ (157.5)
                                      ========   ========   ========   ========   ========   ========   ========

                                              AS OF DECEMBER 31,                          AS OF MARCH 31,
                           ---------------------------------------------------------   ---------------------
                             1996        1997        1998        1999        2000        2000        2001
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                             (IN MILLIONS)
BALANCE SHEET DATA:
Assets
General account assets...  $11,230.5   $13,572.1   $13,700.4   $14,175.5   $14,911.1   $14,569.4   $14,902.4
Separate account
  assets.................    3,412.2     4,082.3     4,798.9     5,923.9     5,376.6     6,182.8     4,754.1
Net assets of
  discontinued
  operations(3)..........      220.4       260.6       298.7       187.6        25.5       199.3        20.7
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
     Total assets........  $14,863.1   $17,915.0   $18,798.0   $20,287.0   $20,313.2   $20,951.5   $19,677.2
                           =========   =========   =========   =========   =========   =========   =========
Liabilities
Policy liabilities and
  accruals(5)............  $ 8,325.0   $10,192.5   $10,578.6   $10,899.8   $11,372.6   $11,135.7   $11,479.9
Policyholder deposit
  funds..................      573.9       560.4       531.7       538.2       678.4       422.7       779.3
Notes payable............      490.4       471.1       449.3       499.4       425.4       478.8       490.4
Separate account
  liabilities............    3,412.2     4,082.3     4,798.9     5,923.9     5,376.6     6,182.8     4,754.1
Other liabilities........      507.2       811.3       610.9       569.6       482.4       666.3       498.5
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
     Total liabilities...   13,308.7    16,117.6    16,969.4    18,430.9    18,335.4    18,886.3    18,002.2
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Minority interest in net
  assets of consolidated
  subsidiaries...........      129.1       136.5        92.0       100.1       136.9       105.0         4.4
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Equity
Retained earnings........    1,335.5     1,505.2     1,642.3     1,731.5     1,820.7     1,874.9     1,666.5
Accumulated other
  comprehensive income...       89.8       155.7        94.3        24.5        20.2        85.3         4.1
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
     Total equity........    1,425.3     1,660.9     1,736.6     1,756.0     1,840.9     1,960.2     1,670.6
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
     Total liabilities
       and equity........  $14,863.1   $17,915.0   $18,798.0   $20,287.0   $20,313.2   $20,951.5   $19,677.2
                           =========   =========   =========   =========   =========   =========   =========

                                                                                         AS OF OR FOR THE
                                                                                           THREE MONTHS
                                   AS OF OR FOR THE YEAR ENDED DECEMBER 31,               ENDED MARCH 31,
                           ---------------------------------------------------------   ---------------------
                             1996        1997        1998        1999        2000        2000        2001
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                             (IN MILLIONS)
OTHER DATA:
Assets under
  management.............  $40,625.6   $54,742.8   $61,147.7   $73,181.4   $64,543.5   $73,642.8   $59,351.6
                           =========   =========   =========   =========   =========   =========   =========
STATUTORY DATA:
Premiums and deposits....  $ 2,365.8   $ 2,911.7   $ 2,578.8   $ 2,330.2   $ 2,344.8   $   609.3   $   680.0
                           =========   =========   =========   =========   =========   =========   =========
Net income (loss)........  $    73.0   $    66.6   $   108.7   $   131.3   $   266.1   $   190.3   $   (30.6)
                           =========   =========   =========   =========   =========   =========   =========
Policyholder
  surplus(6).............  $   900.6   $   844.0   $   905.3   $ 1,054.1   $ 1,322.8   $ 1,337.7   $ 1,118.1
Asset valuation reserve
  ("AVR")(7).............      201.6       308.8       300.3       373.2       560.4       426.8       239.7
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Total surplus and AVR....  $ 1,102.2   $ 1,152.8   $ 1,205.6   $ 1,427.3   $ 1,883.2   $ 1,764.5   $ 1,357.8
                           =========   =========   =========   =========   =========   =========   =========

     We evaluate segment performance on the basis of segment after-tax operating income. Realized investment gains and some non-recurring items are excluded because they are not considered by management when evaluating the financial performance of the segments. The size and timing of realized investment gains are often subject to management's discretion. The non-recurring items are removed from segment after-tax operating income if, in management's opinion, they are not indicative of overall operating trends. While some of these items may be significant components of our GAAP net income, we believe that segment after-tax operating income is an appropriate measure that represents the net income attributable to the ongoing operations of the business. The criteria used by management to identify non-recurring items and to determine whether to exclude a non-recurring item from segment after-tax operating income include whether the item is infrequent and:

      --   is material to the segment's after-tax operating income; or

      --   results from a business restructuring; or

      --   results from a change in the regulatory environment; or

      --   relates to other unusual circumstances (e.g., litigation).

     Non-recurring items excluded by management from segment after-tax operating income may vary from period to period. Because such items are excluded based on management's discretion, inconsistencies in the application of management's selection criteria may exist. Segment after-tax operating income is not a substitute for net income determined in accordance with GAAP, and may be different from similarly titled measures of other companies.

                                                                               FOR THE THREE
                                                  FOR THE YEAR ENDED           MONTHS ENDED
                                                     DECEMBER 31,                MARCH 31,
                                              ---------------------------    -----------------
                                               1998      1999      2000       2000      2001
                                              ------    ------    -------    ------    -------
                                                               (IN MILLIONS)
SEGMENT DATA:
Segment after-tax operating income
  (loss)(8):
  Life and Annuity..........................  $ 37.1    $ 46.7    $  19.6    $  9.5    $   5.7
  Investment Management.....................    19.8      23.9       23.9       6.3       (5.1)
  Venture Capital(9)........................    25.7      90.9      180.2     120.8      (37.3)
  Corporate and Other(10)...................   (23.0)    (15.3)     (17.5)     (9.2)      (3.2)
                                              ------    ------    -------    ------    -------
     Total segment after-tax operating
       income (loss)........................    59.6     146.2      206.2     127.4      (39.9)
                                              ------    ------    -------    ------    -------
ADJUSTMENTS(11):
  Net realized investment gains (losses)....    33.3      49.2       55.0      14.1      (10.1)
  Deferred policy acquisition costs
     adjustment.............................      --        --     (141.8)       --         --
  Early retirement pension adjustment.......      --     (17.6)        --        --      (11.9)
  Demutualization expense...................      --        --      (14.1)       --       (6.9)
  Surplus tax...............................      --     (11.2)     (10.4)     (2.8)        --
  Portfolio loss............................      --      (3.8)       3.1        --         --
  Loss on sublease transaction..............      --        --        (.7)       --         --
  Restructuring charges.....................    (1.0)      (.7)        --        --         --
  Expenses of purchase of PXP minority
     interest...............................      --        --        (.7)       --      (43.8)
  Litigation settlement.....................      --        --       (1.8)       --         --
                                              ------    ------    -------    ------    -------
     Total after-tax adjustments............    32.3      15.9     (111.4)     11.3      (72.7)
                                              ------    ------    -------    ------    -------
GAAP REPORTED:
  Income (loss) from continuing
     operations.............................  $ 91.9    $162.1    $  94.8    $138.7    $(112.6)
                                              ======    ======    =======    ======    =======

------------
 (1) See note 2 to our consolidated financial statements included in this prospectus for a summary of our significant accounting policies. The financial data presented above have been derived from our financial data, which have been retroactively restated to reflect the adoption of all applicable authoritative GAAP literature and accounting changes.

 (2) Includes $0.0 million, $(13.1) million, $0.0 million, $11.2 million and $10.4 million for the years ended 1996, 1997, 1998, 1999 and 2000, respectively, and $(2.8) million and $0.0 million for the three months ended March 31, 2000 and 2001, respectively, for surplus tax provisions by Phoenix Life. Surplus tax results from the operation of Section 809 of the Internal Revenue Code, which disallows as a deduction from taxable income a portion of a mutual life insurance company's policyholder dividends. As a stock life insurance company following the demutualization, we will not be subject to the surplus tax in 2001 and future years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations by Segment."

 (3) During 1999, Phoenix Life discontinued the operations of three of its businesses which in prior years were reflected as reportable business segments:

       --   reinsurance operations;

       --   real estate management operations; and

       --   group life and health insurance operations.

    The discontinuation of these businesses resulted from the sales of several operations and the implementation of plans to withdraw from the remaining businesses. These transactions do not affect the comparability of the financial data presented above. The assets and liabilities of the discontinued operations have been excluded from the assets and liabilities of continuing operations and separately identified in the balance sheet data. Likewise, the income statement data have been restated for 1996, 1997 and 1998 to exclude from continuing operations the operating results of discontinued operations. See note 13 to our consolidated financial statements and note 7 to our unaudited interim condensed consolidated financial statements included in this prospectus.

 (4) In the first quarter of 2001 we recognized the following cumulative effect adjustments for accounting changes:

      --   Venture Capital

    We record our investments in venture capital partnerships in accordance with the equity method of accounting. We record our share of the net equity in earnings of the venture capital partnerships in accordance with GAAP, using the most recent financial information received from the partnerships. Historically, this information has been provided to us on a one-quarter lag. Due to the recent volatility in the equity markets, we believe the one-quarter lag in reporting is no longer appropriate. Therefore, we have changed our method of applying the equity method of accounting to eliminate the quarterly lag in reporting.

     In the first quarter of 2001 we recorded a charge of $48.8 million (net of income taxes of $26.3 million) representing the cumulative effect of this accounting change on the fourth quarter of 2000. The cumulative effect was based on the actual fourth quarter 2000 financial results as reported by the partnerships.

     In the first quarter of 2001, we removed the lag in reporting by estimating the change in our share of the net equity in earnings of the venture capital partnerships for the period from December 31, 2000, the date of the most recent financial information provided by the partnerships, to our current reporting date of March 31, 2001. To estimate the net equity in earnings of the venture capital partnerships for the period from January 1, 2001 through March 31, 2001, we developed a methodology to estimate the change in value of the underlying investee companies in the venture capital partnerships. For public investee companies, we used quoted market prices at March 31, 2001, applying liquidity discounts to these prices in instances where such discounts were applied in the underlying partnerships' financial statements. For private investee companies, we applied a public industry sector index to roll the value forward from January 1, 2001 through March 31, 2001. Using this methodology, our share of equity losses from the partnerships decreased income from continuing operations by $37.3 million (net of income taxes of $20.0 million). We will apply this methodology consistently each quarter with subsequent adjustments to reflect market events reported by the partnerships (e.g., new rounds of financing, initial public offerings and writedowns by the general partners). In addition, we will annually revise the valuations we have assigned to the investee companies to reflect the valuations contained in the audited financial statements received from the venture capital partnerships. Our venture capital earnings remain subject to volatility.

      --   Derivatives

     Effective January 1, 2001, we adopted a new accounting pronouncement, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This adoption resulted in a cumulative effect adjustment of $3.9 million (net of income taxes of $2.1 million). See note 2 to our consolidated financial statements and note 4 to our unaudited interim condensed consolidated financial statements included in this prospectus.

 (5) Policyholder liabilities include reserves for future policy benefits, as well as other policyholder funds and policyholder dividends.

 (6) In accordance with accounting practices prescribed by the New York State Insurance Department, policyholder surplus for 1996 and subsequent periods includes $175 million of total principal amount of surplus notes outstanding.

 (7) This statutory reserve is intended to mitigate changes to the balance sheet as a result of fluctuations in asset values.

 (8) Segment operating income excludes net realized investment gains and non-recurring items and segment data do not include consolidation and elimination entries related to intersegment amounts. See note 12 to our consolidated financial statements and note 6 to our unaudited interim condensed consolidated financial statements included in this prospectus.

 (9) Venture capital income is our share of the venture capital partnerships' reported earnings. Reported earnings include realized and unrealized investment gains. See note 2 to our consolidated financial statements and note 3 to our unaudited interim condensed consolidated financial statements included in this prospectus for further information regarding our accounting policies for venture capital. See also footnote (4) above.

(10) Corporate and Other includes items that are not directly allocable to any of our other segments, including unallocated capital, unallocated revenues and expenses, certain international operations, our property and casualty company investment and the runoff of our group pension and guaranteed investment contract businesses.

(11) Adjustments include net realized investment gains and some non-recurring items. We evaluate segment performance on the basis of segment after-tax operating income. Realized investment gains and some non-recurring items are excluded because they are not considered by management when evaluating the financial performance of the segments. The size and timing of realized investment gains are often subject to management's discretion. The non-recurring items are removed from segment after-tax operating income if, in management's opinion, they are not indicative of overall operating trends. While some of these items may be significant components of our GAAP net income, we believe that segment after-tax operating income is an appropriate measure that represents the net income attributable to the ongoing operations of the business. The criteria used by management to identify non-recurring items and to determine whether to exclude a non-recurring item from segment after-tax operating income include whether the item is infrequent and:

       --   is material to the segment's after-tax operating income; or

       --   results from a business restructuring; or

       --   results from a change in the regulatory environment; or

       --   relates to other unusual circumstances (e.g., litigation).

      Non-recurring items excluded by management from segment after-tax operating income may vary from period to period. Because such items are excluded based on management's discretion, inconsistencies in the application of management's selection criteria may exist. Segment after-tax operating income is not a substitute for net income determined in accordance with GAAP, and may be different from similarly titled measures of other companies. Non-recurring items include:

       -- an increase to deferred policy acquisition costs amortization resulting from a change in estimated future investment earnings due to a reallocation in December 2000 of assets supporting participating life policies. See "Business -- General Account and Separate Account Investments -- Asset Reallocation;"

       -- charges incurred in 1999 and 2001 in connection with early retirement programs;

       --   expenses related to the demutualization;

       -- surplus tax because as a mutual life insurance company, Phoenix Life was subject, in the periods indicated, to a surplus tax limiting the ability of mutual insurance companies to deduct the full amount of policyholder dividends from taxable income. We will not be subject to such surplus tax in 2001 and future years as a result of the demutualization;

       -- a charge incurred in 1999, and subsequent insurance recovery in the second quarter of 2000, related to the reimbursement of two mutual fund investment portfolios which had inadvertently sustained losses;

       --   expenses related to sublease transactions on certain office space;

       -- various restructuring charges, which include expenses resulting from a senior executive exercising certain rights under an employment agreement, charges related to the out-sourcing of fund accounting operations, and severance costs related to staff reductions resulting primarily from the closing of PXP's equity management department in Hartford and PXP's reductions in the institutional line of business;

       -- expenses related to the purchase of the PXP minority interest, including PXP's accrual of non-recurring compensation expenses of $57.0 million to cash out options, $5.5 million of related compensation costs, non-recurring retention costs of $5.2 million and non-recurring transaction costs of $3.9 million. Income taxes of $27.8 million were calculated using PXP's effective tax rate of 38.8%; and

       -- a charge related to a litigation settlement with former clients of PXP and its former consulting subsidiary.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The unaudited pro forma condensed consolidated financial data presented below give effect to:

      -- the demutualization, including the issuance of approximately 56.2 million shares of our common stock to policyholders in connection with the demutualization;

      -- the sale of 48.8 million shares of our common stock in the initial public offering at $17.50 per share;

      -- the allocation but not the issuance of 2.3 million shares of common stock to eligible policyholders who receive payments in the form of cash or policy credits at the initial public offering price of $17.50 per share, rather than in shares of common stock; and

      -- the application of the net proceeds of the initial public offering as set forth in "Use of Proceeds,"

as if each of the demutualization and the initial public offering had occurred as of March 31, 2001 for purposes of the unaudited pro forma condensed consolidated balance sheet, and as of January 1, 2000 for purposes of the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2000 and the three months ended March 31, 2001. These pro forma data are presented to depict only the effects of the demutualization, and the initial public offering. The effectiveness of the demutualization and the closing of the initial public offering are conditioned on their simultaneous occurrence.

     The principal assumptions used in the pro forma data presented below are as follows:

      -- 56.2 million shares of common stock are allocated and issued to eligible policyholders under the plan of reorganization;

      -- 2.3 million shares of common stock are allocated but not issued to eligible policyholders who receive payments in the form of cash or policy credits at the initial public offering price of $17.50 per share, rather than in shares of common stock;

      -- 48.8 million shares of common stock are sold to investors in the offering at the initial public offering price of $17.50 per share; and

      -- the net proceeds of the offering of common stock are $807.9 million. After payment of the estimated remaining non-recurring expenses of $9.0 million (net of income taxes) related to the demutualization and the initial public offering, and $28.7 million to make cash payments to eligible policyholders, the remaining net proceeds of $770.2 million are included in cash and cash equivalents and no investment income has been assumed in the unaudited pro forma condensed consolidated financial statements. See "Use of Proceeds;" "Dividend Policy;" and "The Demutualization."

     In total, we have allocated 58.5 million shares to eligible policyholders. Some eligible policyholders have expressed a preference to receive cash instead of shares or must, based on the plan of reorganization, receive cash or policy credits instead of shares. We have allocated 2.3 million shares to these policyholders, but will not actually issue any shares to them.

     The allocation of the remaining 56.2 million shares is based on an actuarial allocation formula that includes a fixed and a variable component. This formula was set forth in the plan of reorganization as approved by the New York Superintendent of Insurance. The fixed component of the formula provides for the allocation of 18 shares to each policyholder. The variable component of the formula allocates shares based on, among other factors, the policy's estimated past and future profitability to Phoenix Life. More particularly, our allocation formula divides policies into classes that are relatively homogeneous with respect to their experience and risk characteristics. Then, for each class, the formula considers investment earnings, mortality experience, underwriting classification, policy persistency, policy premium level, actual dividends paid and dividends expected to be paid in the future (based on the current dividend scale), costs of reinsurance, utilization of policy loans, utilization of dividends, current balance of paid up additions and dividends on deposit, among other factors, as appropriate. In summary, the policies to which we have allocated more shares are those that historically have provided, and are expected to provide in the future, more profit to Phoenix Life.

     Federal income tax rates of 35% and 41% are used to show the income tax effects of the pro forma adjustments for The Phoenix Companies, Inc. and PXP, respectively.

     THE PRO FORMA DATA ARE BASED ON AVAILABLE INFORMATION AND ON ASSUMPTIONS WE BELIEVE ARE REASONABLE. THE PRO FORMA DATA ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF OUR CONSOLIDATED FINANCIAL POSITION OR OUR CONSOLIDATED RESULTS OF OPERATIONS HAD THESE TRANSACTIONS BEEN CONSUMMATED ON THE DATES ASSUMED, AND DO NOT IN ANY WAY REPRESENT A PROJECTION OR FORECAST OF OUR CONSOLIDATED FINANCIAL POSITION OR CONSOLIDATED RESULTS OF OPERATIONS FOR OR AS OF ANY FUTURE PERIOD OR DATE.

     You should read the pro forma data in conjunction with our consolidated financial statements and the notes thereto included in this prospectus and with the other information included in this prospectus, including the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Demutualization."

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                           AS OF MARCH 31, 2001
                                       -------------------------------------------------------------
                                                           THE             THE INITIAL        PRO
                                       HISTORICAL   DEMUTUALIZATION(1)   PUBLIC OFFERING     FORMA
                                       ----------   ------------------   ---------------   ---------
                                                               (IN MILLIONS)
ASSETS

Investments:
  Held-to-maturity debt securities,
     at amortized cost...............  $ 2,140.5                                           $ 2,140.5
  Available-for-sale debt securities,
     at fair value...................    6,177.3                                             6,177.3
  Equity securities, at fair value...      293.3                                               293.3
  Mortgage loans.....................      569.5                                               569.5
  Real estate........................       81.3                                                81.3
  Policy loans.......................    2,121.7                                             2,121.7
  Venture capital partnerships.......      329.9                                               329.9
  Other invested assets..............      246.9                                               246.9
  Short-term investments.............      121.4                                               121.4
                                       ---------          ------             ------        ---------
     Total investments...............   12,081.8                                            12,081.8
Cash and cash equivalents............      196.8          $(28.7)(2)         $807.9(4)
                                                            (9.0)(3)                           967.0
Accrued investment income............      198.4                                               198.4
Deferred policy acquisition costs....      990.4                                               990.4
Premiums, accounts and notes
  receivables........................      161.3                                               161.3
Reinsurance recoverables.............       26.1                                                26.1
Property and equipment, net..........      121.8                                               121.8
Goodwill and other intangible assets,
  net................................      891.9                                               891.9
Equity in unconsolidated
  subsidiaries.......................      160.3                                               160.3
Net assets of discontinued
  operations.........................       73.6                                                73.6
Other assets.........................       20.7                                                20.7
Separate account assets..............    4,754.1                                             4,754.1
                                       ---------          ------             ------        ---------
     Total assets....................  $19,677.2          $(37.7)            $807.9        $20,447.4
                                       =========          ======             ======        =========
LIABILITIES
  Policy liabilities and accruals....  $11,479.9          $ 12.7(2)                        $11,492.6
  Policyholder deposit funds.........      779.3                                               779.3
  Notes payable......................      490.4                                               490.4
  Deferred income taxes..............         .4                                                  .4
  Other liabilities..................      498.1                                               498.1
  Separate account liabilities.......    4,754.1                                             4,754.1
                                       ---------          ------             ------        ---------
     Total liabilities...............  $18,002.2          $ 12.7                           $18,014.9
                                       ---------          ------             ------        ---------

    The accompanying Notes are an integral part of this Unaudited Pro Forma
                     Condensed Consolidated Balance Sheet.

                                                           AS OF MARCH 31, 2001
                                       -------------------------------------------------------------
                                                           THE             THE INITIAL        PRO
                                       HISTORICAL   DEMUTUALIZATION(1)   PUBLIC OFFERING     FORMA
                                       ----------   ------------------   ---------------   ---------
                                                               (IN MILLIONS)
MINORITY INTEREST IN NET ASSETS OF
  CONSOLIDATED SUBSIDIARIES..........  $     4.4                                           $     4.4
                                       ---------                                           ---------
EQUITY
  Common Stock, $.01 par value, 1.0
     billion shares authorized, 105.0
     million shares issued and
     outstanding.....................                   $      .6(5)         $   .5(4)           1.1
  Additional paid-in capital.........                     1,615.5(5)          807.4(4)       2,422.9
  Retained earnings(6)...............    1,666.5            (41.4)(2)
                                                         (1,616.1)(5)
                                                             (9.0)(3)                             --
  Accumulated other comprehensive
     income..........................        4.1                                                 4.1
                                       ---------        ---------            ------        ---------
  Total equity.......................    1,670.6            (50.4)            807.9          2,428.1
                                       ---------        ---------            ------        ---------
     Total liabilities and equity....  $19,677.2        $   (37.7)           $807.9        $20,447.4
                                       =========        =========            ======        =========

    The accompanying Notes are an integral part of this Unaudited Pro Forma
                     Condensed Consolidated Balance Sheet.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (7)

                   FOR THE THREE MONTHS ENDED MARCH 31, 2001

                                                     PURCHASE OF
                                                     PXP'S COMMON
                                                    STOCK OWNED BY          THE             THE INITIAL       PRO
                                       HISTORICAL   THIRD PARTIES    DEMUTUALIZATION(1)   PUBLIC OFFERING    FORMA
                                       ----------   --------------   ------------------   ---------------   --------
                                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES
Premiums.............................   $ 266.0                                                             $  266.0
Insurance and investment product
  fees...............................     145.5                                                                145.5
Net investment income................     165.5                                                                165.5
Net realized investment losses.......     (15.6)                                                               (15.6)
                                        -------         ------             ------              -----        --------
     Total revenues..................     561.4                                                                561.4
                                        -------         ------             ------              -----        --------
BENEFITS AND EXPENSES
Policy benefits and increase in
  policy liabilities.................     334.1                                                                334.1
Policyholder dividends...............     106.3                                                                106.3
Amortization of deferred policy
  acquisition costs..................      35.1                                                                 35.1
Amortization of goodwill and other
  intangible assets..................      13.2                                                                 13.2
Interest expense.....................       7.1                                                                  7.1
Other operating expenses.............     248.1         $(71.6)(16)        $(10.5)(8)                          166.0
                                        -------         ------             ------              -----        --------
     Total benefits and expenses.....     743.9          (71.6)             (10.5)                             661.8
                                        -------         ------             ------              -----        --------
Loss from continuing operations
  before income taxes, minority
  interest and equity in earnings of
  unconsolidated subsidiaries........    (182.5)          71.6               10.5                             (100.4)
Income taxes (benefit)...............     (69.0)          27.8(16)            3.7(8)                           (37.5)
                                        -------         ------             ------              -----        --------
Loss from continuing operations
  before minority interest and equity
  in earnings of unconsolidated
  subsidiaries.......................    (113.5)          43.8                6.8                              (62.9)
Minority interest in net income of
  consolidated subsidiaries..........       1.8                                                                  1.8
Equity in earnings of unconsolidated
  subsidiaries.......................       2.7                                                                  2.7
                                        -------         ------             ------              -----        --------
Loss from continuing operations......   $(112.6)        $ 43.8             $  6.8                           $  (62.0)
                                        =======         ======             ======              =====        ========
Loss from continuing operations per
  share..............................                                                                       $   (.59)
                                                                                                            ========
Shares used in calculating per share
  amount(15).........................                                                                          105.0
                                                                                                            ========

    The accompanying Notes are an integral part of this Unaudited Pro Forma
                             Condensed Consolidated
                              Statement of Income.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (7)

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                  PURCHASE OF
                                                  PXP'S COMMON
                                                 STOCK OWNED BY          THE             THE INITIAL       PRO
                                    HISTORICAL   THIRD PARTIES    DEMUTUALIZATION(1)   PUBLIC OFFERING    FORMA
                                    ----------   --------------   ------------------   ---------------   --------
                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES
Premiums..........................   $1,147.4                                                            $1,147.4
Insurance and investment product
  fees............................      631.0                                                               631.0
Net investment income.............    1,127.4        $(25.5)(10)                                          1,101.9
Net realized investment gains.....       89.2                                                                89.2
                                     --------        ------             ------              -----        --------
     Total revenues...............    2,995.0         (25.5)                                              2,969.5
                                     --------        ------             ------              -----        --------
BENEFITS AND EXPENSES
Policy benefits and increase in
  policy liabilities..............    1,409.8                                                             1,409.8
Policyholder dividends............      378.0                                                               378.0
Amortization of deferred policy
  acquisition costs...............      356.0                                                               356.0
Amortization of goodwill and other
  intangible assets...............       36.9          20.1(11)                                              57.0
Interest expense..................       32.7           6.6(13)
                                                       (1.2)(14)                                             38.1
Other operating expenses..........      626.3                           $(21.7)(8)                          604.6
                                     --------        ------             ------              -----        --------
     Total benefits and
       expenses...................    2,839.7          25.5              (21.7)                           2,843.5
                                     --------        ------             ------              -----        --------
Income from continuing operations
  before income taxes, minority
  interest and equity in earnings
  of unconsolidated
  subsidiaries....................      155.3         (51.0)              21.7                              126.0
Income taxes (benefit)............       55.4          (8.9)(10)         (10.3)(9)
                                                       (2.7)(13)           7.6(8)
                                                         .5(14)                                              41.6
                                     --------        ------             ------              -----        --------
Income from continuing operations
  before minority interest and
  equity in earnings of
  unconsolidated subsidiaries.....       99.9         (39.9)              24.4                               84.4
Minority interest in net income of
  consolidated subsidiaries.......       14.1         (14.1)(12)
Equity in earnings of
  unconsolidated subsidiaries.....        9.0                                                                 9.0
                                     --------        ------             ------              -----        --------
Income from continuing
  operations......................   $   94.8        $(25.8)            $ 24.4                           $   93.4
                                     ========        ======             ======              =====        ========
Income from continuing operations
  per share.......................                                                                       $    .89
                                                                                                         ========
Shares used in calculating per
  share amount(15)................                                                                          105.0
                                                                                                         ========

    The accompanying Notes are an integral part of this Unaudited Pro Forma
                             Condensed Consolidated
                              Statement of Income.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

(1) The plan of reorganization provides for the establishment of the closed block. See "The Demutualization -- Establishment and Operation of the Closed Block" and "--Closed Block Assets and Liabilities."

     Under the plan of reorganization, as of the effective date of the demutualization, Phoenix Life will establish a closed block. The closed block is primarily composed of individual participating policies for which Phoenix Life had a dividend scale payable in 2000 and that are in force on the effective date. Assets will be allocated to the closed block in an amount that, together with anticipated revenues from policies included in the closed block, is reasonably expected to be sufficient to support such business, including provision for payment of benefits, some expenses and taxes, and for continuation of dividend scales payable in 2000, assuming experience underlying such scales continues, including an assumed portfolio yield of approximately 7.6%. Assets allocated to the closed block will benefit only the holders of the policies included in the closed block and will not revert to the benefit of stockholders of The Phoenix Companies, Inc. No reallocation, transfer, borrowing, or lending of assets can be made between the closed block and other portions of Phoenix Life's general account, any of its separate accounts, or any affiliate of Phoenix Life without the approval of the New York State Insurance Department.

     If, over time, the aggregate performance of the closed block assets and policies is better than was assumed in funding the closed block, dividends to policyholders will be increased. If, over time, the aggregate performance of the closed block assets and policies is less favorable than was assumed in the funding, dividends to policyholders could be reduced.

     Phoenix Life will continue to pay guaranteed benefits under all policies in accordance with their terms, including the policies in the closed block. If the assets allocated to the closed block, the investment cash flows from those assets and the revenues from the policies included in the closed block prove to be insufficient to pay the benefits guaranteed under the policies included in the closed block, Phoenix Life will be required to make such payments from assets outside of the closed block. We intend to accrue any additional contributions necessary to fund guaranteed benefits under the closed block at such time, if ever, that it becomes probable that we will be required to fund any shortage.

     The assets and liabilities to the closed block will be recorded in our financial statements on the same basis as other similar assets and liabilities. The carrying amount of closed block liabilities in excess of the carrying amount of closed block assets at the date of demutualization (adjusted to eliminate the impact of related amounts in accumulated other comprehensive income) represents the maximum future earnings from the assets and liabilities designated for the closed block that can be recognized in income over the period the policies in the closed block remain in force. We have developed an actuarial calculation of the timing of such maximum future stockholder earnings, and it will be the basis of any policyholder dividend obligation established.

     If actual cumulative earnings are greater than expected cumulative earnings, only expected earnings will be recognized in income. Actual cumulative earnings in excess of expected cumulative earnings represents undistributed accumulated earnings attributable to policyholders, which would be recorded as a policyholder dividend obligation because the excess would be paid to closed block policyholders as an additional policyholder dividend unless otherwise offset by the future performance of the closed block that is less favorable than originally expected. If actual cumulative performance is less favorable than expected, only actual earnings will be recognized in income.

     The principal cash flow items that affect the amount of closed block assets and liabilities are premiums, net investment income, purchases and sales of investments, policy loans and policy loan interest, policyholders' benefits, policyholder dividends, premium taxes, and income taxes. The principal income and expense items excluded from the closed block are management and maintenance expenses, commissions, and investment expenses, all of which enter into the determination of total gross margins of closed block policies for the purpose of the amortization of deferred acquisition costs. The amounts shown in the following tables for assets, liabilities, revenues and expenses of the closed block are those that enter into the determination of amounts that are to be paid to policyholders.

     The following unaudited pro forma information summarizes closed block assets and liabilities as if the closed block had been established as of December 31, 2000 and March 31, 2001, respectively.

   UNAUDITED PRO FORMA SUMMARIZED FINANCIAL INFORMATION FOR THE CLOSED BLOCK

                                                      AS OF          AS OF
                                                   DECEMBER 31,    MARCH 31,
                                                       2000          2001
                                                   ------------    ---------
                                                         (IN MILLIONS)
Closed block liabilities:
  Policy liabilities and accruals and
     policyholder deposit funds..................    $8,761.5      $8,863.8
  Policyholder dividends payable.................       344.2         363.3
  Policyholder dividend obligation...............        94.6         125.6
                                                     --------      --------
     Total closed block liabilities..............     9,200.3       9,352.7
                                                     --------      --------
Closed block assets:
  Held-to-maturity debt securities at amortized
     cost........................................     1,585.1       1,601.6
  Available-for-sale debt securities at fair
     value.......................................     3,735.9       3,879.0
  Mortgage loans.................................       396.4         393.0
  Policy loans...................................     1,437.6       1,444.4
  Deferred income taxes..........................       240.6         241.0
  Investment income due and accrued..............        79.0          75.8
  Net due and deferred premiums..................        40.0          38.8
  Cash and cash equivalents......................       123.9         129.4
                                                     --------      --------
     Total closed block assets...................     7,638.5       7,803.0
                                                     --------      --------
Excess of reported closed block liabilities over
  closed block assets............................     1,561.8       1,549.7
                                                     --------      --------
Maximum future earnings to be recognized from
  closed block assets and liabilities............    $1,561.8      $1,549.7
                                                     ========      ========
Change in policyholder dividend obligation:
Balance at beginning of period...................    $     --      $   94.6
Impact on net income before income taxes.........         5.7           7.5
Unrealized investment gains......................        88.9          23.5
                                                     --------      --------
Balance at end of period.........................    $   94.6      $  125.6
                                                     ========      ========

     The following unaudited pro forma information summarizes closed block operations for the year ended December 31, 2000 and for the three months ended March 31, 2001 as if the closed block had been established as of January 1, 2000:

                                                      FOR THE YEAR       FOR THE THREE MONTHS
                                                   ENDED DECEMBER 31,      ENDED MARCH 31,
                                                          2000                   2001
                                                   ------------------    --------------------
                                                                 (IN MILLIONS)
     CLOSED BLOCK OPERATIONS

       Closed block revenues:

          Premiums...............................       $1,116.5               $  258.0

          Net investment income..................          516.5                  139.9
                                                        --------               --------

            Total closed block revenues..........        1,633.0                  397.9
                                                        --------               --------

       Closed block benefits and expenses:

          Policyholder benefits and increase in
            policy liabilities...................        1,124.1                  263.8

          Policyholder dividends.................          376.4                   98.7

          Change in policyholder dividend
            obligation...........................            5.7                    7.5

          Other closed block expenses............           13.5                    3.4
                                                        --------               --------

            Total closed block benefits and
               expenses..........................        1,519.7                  373.4
                                                        --------               --------

       Closed block revenues, net of closed block
          benefits and expenses before income
          taxes..................................          113.3                   24.5

       Income taxes..............................           39.6                    8.6
                                                        --------               --------

       Closed block revenues, net of closed block
          benefits and expenses and income
          taxes..................................           73.7                   15.9

       Adjustment to invested assets for new
          business issued in 2000................          (35.6)                  (3.8)
                                                        --------               --------

            Total closed block activities........       $   38.1               $   12.1
                                                        ========               ========

       Maximum future earnings from closed block assets and liabilities:

          Beginning of period....................       $1,599.9               $1,561.8

          End of period..........................        1,561.8                1,549.7
                                                        --------               --------

          Change during the period...............       $  (38.1)              $  (12.1)
                                                        ========               ========

     The fixed income assets in the closed block are representative of the fixed income assets included in our general account as a whole, in terms of average maturity, credit quality and yield. As is traditionally the case in demutualizations, the closed block contains assets that are more conservative than the general account assets as a whole, in that closed block assets consist primarily of fixed income securities purchased for their ability to generate predictable income streams.

(2)  Represents (in millions):

 (i) cash payments to eligible policyholders who must
     receive cash as payment or who were allocated 60 or
     fewer shares of common stock and who have expressed a
     preference to receive cash in lieu of common stock.....  $28.7
                                                              -----
(ii) policy credits provided to eligible policyholders......  $12.7
                                                              -----

     These amounts were determined based on a preliminary allocation of shares to those eligible policyholders who must receive cash or policy credits based on the plan of reorganization. In addition, the estimated percentage of policyholders who were allocated 60 or fewer shares and expressed a preference to receive cash in lieu of common stock was based on policyholder elections.

 (3) Estimated remaining non-recurring expenses of $9.0 million (net of income taxes of $4.9 million) related to the demutualization and the initial public offering are assumed to be incurred at the date of the pro forma condensed consolidated balance sheet. The pro forma condensed consolidated statement of income does not reflect such non-recurring expenses.

 (4) Represents gross proceeds of $854.0 million from the sale of 48.8 million shares of common stock at an initial offering price of $17.50 per share, less underwriting discounts and commissions and estimated offering expenses of $46.1 million.

 (5) Represents the reclassification of retained earnings of Phoenix Life to common stock ($0.6 million) and additional paid-in capital ($1,615.5 million), after giving effect to the amounts in notes (2),(3) and (4), to reflect the conversion to a stock life insurance company.

 (6) Under the New York Insurance Law, the ability of Phoenix Life to pay stockholder dividends in excess of the lesser of:

      (a) 10% of Phoenix Life's surplus to policyholders as of the immediately preceding calendar year; or

      (b) Phoenix Life's statutory net gain from operations for the immediately preceding calendar year, not including realized capital gains,

     will be subject to the discretion of the New York Superintendent of Insurance.

 (7) The investment of the net proceeds of the offering of common stock has not been reflected in the unaudited pro forma condensed consolidated financial statements. The net proceeds total $807.9 million. After payment of the estimated remaining non-recurring expenses of $9.0 million (net of income taxes) related to the demutualization and the initial public offering and $28.7 million to make cash payments to eligible policyholders, the remaining net proceeds are $770.2 million. These proceeds will be invested in fixed income investments. Using an estimated fixed investment rate of 7.5% would produce investment income of $14.4 million for the three months ended March 31, 2001 and $57.8 million for the year ended December 31, 2000. Income taxes, assuming a 35% effective rate, would be $5.1 million for the three months ended March 31, 2001 and $20.2 million for the year ended December 31, 2000.

 (8) Represents the elimination of demutualization expenses. Income taxes are calculated at a 35% effective rate.

 (9) Represents the elimination of the surplus tax. As a stock life insurance company we will not be subject to the surplus tax.

(10) Represents the reduction of investment income due to the reduction of short-term investments used to fund the purchase of PXP's outstanding common stock owned by third parties. Total cash proceeds paid is $339.3 million. The estimated investment rate used in this calculation is a fixed rate of 7.5%. Income taxes are calculated at a 35% effective rate.

      The impact of a 0.125% change in the interest rate would either increase or decrease the reduction of investment income by $0.42 million for the year ended December 31, 2000. Income taxes, assuming a 35% effective rate, would either increase or decrease by $0.15 million for the year ended December 31, 2000.

(11)  Represents the amortization of:

      (a) goodwill in the amount of $118.4 million over 40 years; and

      (b) investment management contracts in the amount of $179.1 million over their estimated lives (weighted average life of 11.3 years).

       PXP uses an estimated weighted average life because it manages a variety of investment management products, which have estimated lives that range from 5 to 16 years.

(12) Represents the elimination of the minority interest in the net income of PXP as a result of Phoenix Life's purchase of PXP's outstanding common stock held by third parties.

(13) Represents additional interest expense due to increased bank borrowings of $95.0 million to fund PXP's conversion and redemption of convertible subordinated debentures held by third parties and the cashout of stock options. The interest rate on the debt is assumed to be a fixed rate of 7.0%. Income taxes are calculated at a 41% effective rate.

     The impact of a 0.125% change in the interest rate would either increase or decrease the interest expense by $0.12 million for the year ended December 31, 2000. Income taxes, assuming a 41% effective rate, would either increase or decrease by $0.05 million for the year ended December 31, 2000.

(14) Represents the reduction of interest expense due to the repayment of $20.1 million principal amount of PXP's convertible subordinated debentures held by third parties. These debentures bore interest at a rate of 6%. The impact of a 0.125% change in the interest rate would either increase or decrease the reduction of interest expense by $0.03 million for the year ended December 31, 2000. Income taxes, assuming a 41% effective rate, would either increase or decrease by $0.01 million for the year ended December 31, 2000.

(15) The number of shares used in the calculation of the per share information was determined as follows:

                                                                 NUMBER OF
                                                                   SHARES
                                                              ----------------
                                                               (IN MILLIONS)
Shares allocated to eligible policyholders..................        58.5
Less:  shares allocated to eligible policyholders who
       receive cash or policyholder credits.................        (2.3)
                                                                   -----
Shares issued to eligible policyholders.....................        56.2
Shares issued in the initial public offering................        48.8
                                                                   -----
Total shares of common stock outstanding....................       105.0
                                                                   =====

(16) Represents the elimination of expenses related to the purchase of the PXP minority interest. Expenses include PXP's accrual of non-recurring compensation expenses of $57.0 million to cash out options, $5.5 million of related compensation costs, non-recurring retention costs of $5.2 million and non-recurring transaction costs of $3.9 million. Income taxes of $27.8 million were calculated using PXP's effective tax rate of 38.8%.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis reviews our consolidated financial condition as of December 31, 1999 and 2000 and March 31, 2001; our consolidated results of operations for the years ended December 31, 1998, 1999 and 2000 and the three months ended March 31, 2001; and, where appropriate, factors that may affect our future financial performance. You should read this discussion in conjunction with "Selected Historical Financial Data;" "Unaudited Pro Forma Condensed Consolidated Financial Data;" and our consolidated financial statements and the notes thereto included in this prospectus.

OVERVIEW

     We are a leading provider of wealth management products and services offered through a variety of select advisors and financial services firms to serve the accumulation, preservation and transfer needs of the affluent and high net worth market, businesses and institutions. We refer to our products and services together as our wealth management solutions. We offer a broad range of life insurance, variable annuity and investment management solutions through a variety of distributors.

     We provide our wealth management solutions through two operating segments. Through Life and Annuity, we offer a variety of life insurance and annuity products, including universal, variable universal, whole and term life insurance, and a range of variable annuity offerings. Through Investment Management, we offer investment management products and services to both individuals and institutions. Products for individuals include managed accounts and open-end mutual funds. Institutional business consists of discretionary asset management services (where we are authorized to trade without the client's prior knowledge or consent) and non-discretionary asset management services provided primarily to corporations, multi-employer retirement and welfare benefit funds, endowments and foundations, as well as alternative financial products, including structured finance products and closed-end funds.

     We report our remaining activities as two additional segments: Venture Capital and Corporate and Other. Venture Capital includes investments primarily in the form of limited partner interests in venture capital funds, leveraged buyout funds and other private equity partnerships sponsored and managed by third parties. See "Business--Venture Capital Segment." Corporate and Other primarily contains several of our smaller subsidiaries and investment activities that are not of sufficient scale to be reported as segments, including the runoff of our group pension and guaranteed investment contract businesses. See "Business--Corporate and Other Segment." These segments are significant for financial reporting purposes, but do not contain products or services relevant to our core wealth management operations.

     We derive our revenues principally from:

      --   premiums on whole life insurance;

      -- insurance and investment product fees on variable life and annuity products and universal life products;

      --   investment management and related fees; and

      --   net investment income and net realized investment gains.

     Under GAAP, premium and deposit collections for variable life, universal life and annuity products are not recorded as revenues but are instead reflected on the balance sheet as an increase in separate account liabilities (in the case of variable products) or in policy liabilities and accruals or policyholder deposit funds (in the case of other products).

     Our expenses consist principally of:

      -- insurance policy benefits provided to policyholders, including interest credited on policyholders' general account balances;

      --   policyholder dividends;

      --   amortization of deferred policy acquisition costs;

      --   amortization of goodwill and other intangible assets;

      --   interest expense;

      --   other operating expenses; and

      --   income taxes.

     Our profitability depends principally upon:

      -- the adequacy of our product pricing, which is primarily a function of our ability to select underwriting risks, as well as our mortality experience, our ability to generate investment earnings, our ability to maintain expenses in accordance with our pricing assumptions, and our policies' persistency, meaning the percentage of policies remaining in force from year to year, as measured by premiums;

      --   the amount and composition of assets under management;

      -- the maintenance of our target spreads between the rate of earnings on our investments and dividend and interest rates credited to customers; and

      --   our ability to manage expenses.

     As a mutual insurance company, we have historically focused on participating life insurance products, which pay policyholder dividends. As of December 31, 2000, 74% of our life insurance reserves were for participating policies. As a result, a significant portion of our expenses consists, and is expected to continue to consist following the demutualization, of such policyholder dividends. Policyholder dividends are determined in large part based on actual interest, mortality and expense results as compared to guaranteed levels of such items under the related life insurance contracts. Our net income is reduced by the amounts of these dividends. Policyholder dividends paid were $351.6 million, $360.5 million and $378.0 million for the years ended December 31, 1998, 1999 and 2000, respectively.

     As described under "Business -- Market Opportunity," we believe the affluent and high net worth market presents us with a substantial business opportunity. We began implementation of our wealth management strategy in 1997 in order to focus on the wealth management needs of this target market. Essential to this strategy was the expansion of both our nonparticipating product portfolio and our distribution channels, and a de-emphasis on sales of participating products. These steps accelerated the growth of our nonparticipating product sales. In 1997, only 31% of our annualized first-year life insurance premiums was attributable to nonparticipating products, whereas this percentage rose to 49% in 1998 and 68% in 1999.

     The positive trend in sales of nonparticipating products that had become clear by the end of 1999 reinforced our long-term commitment to our wealth management strategy. We expect that our continued execution of this strategy will result in future periods in an increasing portion of our revenues coming from nonparticipating policies. We believe that the implementation of our wealth management strategy has enhanced our revenues, and that it will continue to do so in future periods based on the growth potential of the affluent and high net worth market.

     External factors, such as competitive conditions and legislation and regulation relating to the life insurance, annuity and investment management industries, also may affect our profitability.

     Our sales and financial results over the last several years have been affected by economic and industry trends. Americans generally have begun to rely less on whole life insurance, defined benefit retirement plans and social security and other government programs to meet their post-retirement financial needs. Reflecting this trend, sales of our whole life insurance products have declined in recent years. Concurrently, the baby boom generation has begun to enter its prime savings years. These facts, coupled with the strong performance of the U.S. equities market in recent years, have had a positive effect on sales of our variable life and annuity products, mutual funds and managed account products. See "Business--Market Opportunity."

     We have benefited in Venture Capital from historical growth trends in the technology sector of the venture capital market. From 1998 through April 2000, the venture capital market generally profited from its focus on technology-related companies, and many of our venture capital investments have been in the technology sector. We recorded investment income from venture capital investments of $39.6 million in 1998, $139.9 million in 1999 and $277.3 million in 2000. We cannot be certain that we will experience similar returns in the future. This uncertainty is heightened by the fact that asset prices and company valuations in the technology sector have declined significantly since mid-2000. In the first quarter of 2001, Venture Capital results lowered our investment income by $57.3 million. In addition, we recorded a charge of $48.8 million, net of income taxes of $26.3 million, to reflect the cumulative effect of a change in accounting for our venture capital investments. See "Risk Factors--Risks Related to Our Business--Future success in Venture Capital is uncertain, which means that this segment's contribution to our income from continuing operations might not continue at its historic levels." For a further discussion of the accounting and valuation methods used for venture capital investments, see "--Venture Capital Segment" and note 3 to our unaudited interim condensed consolidated financial statements.

DISCONTINUED OPERATIONS

     We have discontinued the operations of several businesses that we concluded did not align with our business strategy. The discontinuation involved the sales of several operations and the implementation of plans to withdraw from other businesses.

     During 1999, we discontinued the operations of three of our business units:

      --   reinsurance operations;

      --   real estate management operations; and

      --   group life and health insurance operations.

     During 1999, we sold our real estate management business and signed a definitive agreement to sell our group life and health insurance business. This sale was completed in the second quarter of 2000. We recorded net pre-tax gains of $5.9 million in 1999 and $71.1 million in 2000 in connection with these dispositions.

     In addition, in 1999 we exited our reinsurance business, which included individual life reinsurance, group life and health reinsurance and group personal accident business, by selling the reinsurance business and placing the remaining group accident and health reinsurance business into runoff. We recognized a net pre-tax loss of $173.1 million in 1999 and $103.0 million in 2000, in connection with this exit. See "Business--Divestitures of Non-Core Businesses." Included in the 2000 loss is an increase in reserve estimates on the group accident and health reinsurance business of $97.0 million (pre-tax). See note 13 to our audited consolidated financial statements included in this prospectus.

     The assets and liabilities of the discontinued operations have been excluded from the assets and liabilities of continuing operations and separately identified on our consolidated balance sheet. Net assets of the discontinued operations totaled $298.7 million, $187.6 million and $25.5 million as of December 31, 1998, 1999 and 2000, respectively, and totaled $20.7 million as of March 31, 2001. Asset and liability balances of continuing operations as of December 31, 1998 have been restated to conform to the current year presentation. Similarly, our consolidated statement of income, comprehensive income and equity has been restated for 1998 to exclude from continuing operations the operating results of discontinued operations. See "Selected Historical Financial Data" and note 13 to our consolidated financial statements included in this prospectus for information about the operating results of our discontinued operations.

STRATEGIC ACQUISITIONS AND INVESTMENTS

     We have made several strategic acquisitions and investments designed to solidify our position as a leading provider of wealth management solutions through advisors to the affluent and high net worth market and to businesses and institutions.

  LIFE AND ANNUITY

      -- In 1997 we acquired a $1.4 billion block of individual life and single premium deferred annuity business of the former Confederation Life Insurance Company, or Confederation Life, a company in liquidation. A block purchased in liquidation is by its nature a runoff block and will decrease over time.

      -- In 1998 and 2000 we purchased, in a series of transactions, a total of 9% of the common stock of Clark/Bardes, Inc., or Clark/Bardes, which provides a variety of compensation and benefit services to corporations, banks and healthcare organizations.

      -- In 1999 we acquired a controlling interest in PFG Holdings, Inc., or PFG, which develops, markets and underwrites specialized individually customized life and annuity products.

      -- In 1999 we purchased for $29.1 million a 12% interest in Lombard International Assurance, S.A., or Lombard, a rapidly growing pan-European life insurer based in Luxembourg, which provides unit-linked life assurance products designed exclusively for high net worth investors.

      -- In 2000 we acquired a controlling interest in Main Street Management Company, or Main Street Management, a broker-dealer with approximately 250 registered representatives, which generated over 80% of its 2000 revenues from sales of variable annuities and mutual funds.

  INVESTMENT MANAGEMENT

      -- In a series of transactions from 1996 through May 2001, we acquired 22% of the common stock of Aberdeen Asset Management plc, or Aberdeen, a Scottish firm that manages assets of institutional and retail clients in several countries. In addition, we own subordinated notes of Aberdeen which are convertible at our option subject to U.K. law.

      -- In 1997 we acquired a 75% interest in Seneca Capital Management LLC, or Seneca, an asset management firm based in San Francisco. Seneca is primarily an institutional manager with a notable presence in the endowment and foundation markets, as well as the affluent and high net worth market. In January 2001 Phoenix Life transferred a 6.5% interest in Seneca to Seneca's management.

      -- In 1997 we acquired Roger Engemann and Associates, Inc., or Engemann, an asset management firm based in Pasadena. Engemann has an established presence in the managed account business, as well as in the affluent and high net worth market.

      -- In 1999 we acquired the retail mutual fund and closed-end fund businesses of the Zweig Fund Group, or Zweig, a New York-based asset management firm. This acquisition broadened our investment style offerings to include a conservative approach to equity investing with market downside protection. In addition, Zweig has a well established sales and marketing organization.

      -- On January 31, 2001 we acquired a 75% interest in Walnut Asset Management LLC, or Walnut, a Philadelphia-based investment management firm and Rutherford, Brown and Catherwood, LLC, or Rutherford, its affiliated registered broker-dealer. Walnut provides investment management services primarily to high net worth individuals, and also manages a number of institutional accounts. We believe the acquisition of Walnut will enhance our position in our target affluent and high net worth markets.

     See "Business--Life and Annuity Segment--Strategic Transactions;" "Business--Investment Management Segment--Strategic Transactions;" and note 12 to our consolidated financial statements and note 6 to our unaudited interim condensed consolidated financial statements included in this prospectus.

PURCHASE OF PXP MINORITY INTEREST

     On September 10, 2000, Phoenix Life and PXP entered into an agreement and plan of merger, pursuant to which Phoenix Life agreed to purchase PXP's outstanding common stock owned by third parties, for a price of $15.75 per share. In connection with this merger, which closed on January 11, 2001, Phoenix Life paid total cash of $339.3 million to those stockholders. After the merger, some third party holders of PXP's convertible subordinated debentures converted their debentures, and PXP redeemed all remaining outstanding debentures held by third parties. PXP has made cash payments totaling $38.0 million in connection with these conversions and redemptions. In addition, PXP has accrued non-recurring compensation expenses of $57.0 million to cash out options, $5.5 million of related compensation costs, $5.2 million in non-recurring retention costs and $3.9 million in non-recurring transaction costs.

     As a result of the merger, PXP became a wholly owned subsidiary of Phoenix Life and PXP's shares of common stock were de-listed from the New York Stock Exchange. Pursuant to the plan of reorganization, on the effective date of the demutualization Phoenix Life expects to transfer to us or a subsidiary designated by us all the outstanding shares of common stock of PXP, for $640.0 million to reflect the fair market value of those shares on that date. This transfer will be subject to the approval of the New York Superintendent of Insurance. See "Use of Proceeds."

     Phoenix Life obtained from internal sources the cash it paid to PXP's third party stockholders. In order to fund payments with respect to outstanding options and the redemption or conversion of its convertible subordinated debentures, in January 2001 PXP borrowed $95.0 million under its $175 million five-year unsecured credit facility. See "--Liquidity and Capital
Resources--Debt Financing--PXP."

     The purchase of the PXP minority interest as described above has resulted in intangible assets, primarily consisting of investment management contracts and goodwill, of $297.5 million, reflected on our consolidated balance sheet. We are amortizing investment management contracts over their estimated lives, which generally range from five to 16 years. We are amortizing goodwill over a period not to exceed 40 years.

THE DEMUTUALIZATION

     Under the terms of the plan of reorganization, which the board of directors of Phoenix Life unanimously adopted on December 18, 2000 and amended and restated on January 26, 2001, on the effective date of the demutualization Phoenix Life will convert from a mutual life insurance company to a stock life insurance company and become our wholly owned subsidiary.

     The demutualization will become effective on the date of the closing of the initial public offering. The plan of reorganization provides that the effective date will occur after the approval by the New York Superintendent of Insurance and the policyholders entitled to vote on the plan of reorganization, but in any case on or before the first anniversary of the plan's approval by the New York Superintendent of Insurance.

     The plan of reorganization requires that Phoenix Life establish and operate a closed block for the benefit of holders of certain individual life insurance policies of Phoenix Life. The purpose of the closed block is to protect the policy dividend expectations of the holders of the policies included in the closed block after demutualization. The closed block will continue in effect until the date none of such policies is in force. On the effective date of the demutualization, Phoenix Life will allocate to the closed block assets in an amount that is expected to produce cash flows which, together with anticipated revenues from the closed block policies, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, and for continuation of policy dividend scales payable in 2000, if the experience underlying such dividend scales continues. The assets allocated to the closed block and any cash flows provided by those assets will solely benefit the holders of policies included in the closed block.

     The assets and liabilities allocated to the closed block will be recorded in our consolidated financial statements at their historical carrying values. The carrying value of the assets allocated to the closed block will be less than that of the closed block liabilities at the effective date of the demutualization. The excess carrying value at the effective date represents the estimated future post-tax contribution expected from the operation of the closed block, which will be recognized in our consolidated income over the period the policies in the closed block remain in force. For more details on the value of the closed block assets and liabilities, see "The Demutualization--Closed Block Assets and Liabilities."

     In funding the closed block, we made assumptions regarding the mortality rates, lapse rates, investment earnings (including a provision for defaults), premium taxes, federal income taxes and other items applicable to the policies contained in the closed block. Actual experience may, in the aggregate, be more favorable than we assumed in establishing the closed block. In that case, the policy dividend scale will be increased, and neither we nor our stockholders will benefit from that more favorable experience. Conversely, to the extent that actual experience is, in the aggregate, less favorable than we assumed in establishing the closed block, the policy dividend scale will be decreased, unless we choose to use assets from outside the closed block to support the dividends.

     In addition, Phoenix Life will remain responsible for paying the benefits guaranteed under the policies included in the closed block, even if cash flows and revenues from the closed block prove insufficient. We will be funding the closed block to provide for these payments and for continuation of dividends paid under 2000 policy dividend scales, assuming the experience underlying such dividend scales continues. Therefore, we do not believe that Phoenix Life will have to pay these benefits from assets outside the closed block unless the closed block business experiences very substantial adverse deviations in investment, mortality, persistency or other experience factors. We intend to accrue any additional contributions necessary to fund guaranteed benefits under the closed block when it becomes probable that we will be required to fund any shortage.

     We estimate that costs relating to the demutualization, excluding costs relating to the initial public offering, will be approximately $30.0 million, net of income taxes of $16.2 million, of which $14.1 million was recognized for the year ended December 31, 2000 and $6.9 million was recognized for the three months ended March 31, 2001. Demutualization expenses consist of our cost of printing and mailing materials to policyholders and our aggregate cost of engaging independent accounting, actuarial, compensation, financial, investment banking and legal advisors and other consultants to advise us in the demutualization process and related matters, as well as other administrative costs. In addition, our costs include the fees and expenses of the advisors engaged by the New York State Insurance Department and, potentially, other regulatory authorities, as to the demutualization process and related matters.

     For more details regarding the demutualization, see "The Demutualization."

RESULTS OF OPERATIONS

     The following table presents summary consolidated financial data for the periods indicated.

                                                                                     FOR THE THREE
                                                            FOR THE YEAR              MONTHS ENDED
                                                         ENDED DECEMBER 31,            MARCH 31,
                                                   ------------------------------   ----------------
                                                     1998       1999       2000      2000     2001
                                                   --------   --------   --------   ------   -------
                                                                     (IN MILLIONS)
Revenues
  Premiums.......................................  $1,175.8   $1,175.7   $1,147.4   $266.0   $ 266.0
  Insurance and investment product fees..........     537.5      574.6      631.0    163.1     145.5
  Net investment income..........................     859.6      953.1    1,127.4    386.4     165.5
  Net realized investment gains (losses).........      58.2       75.8       89.2     24.0     (15.6)
                                                   --------   --------   --------   ------   -------
     Total revenues..............................   2,631.1    2,779.2    2,995.0    839.5     561.4
                                                   --------   --------   --------   ------   -------
Benefits and expenses
  Policy benefits and increase in policy
     liabilities.................................   1,409.8    1,373.1    1,409.8    330.0     334.1
  Policyholder dividends.........................     351.6      360.5      378.0     93.5     106.3
  Amortization of deferred policy acquisition
     costs.......................................     138.0      147.9      356.0     40.2      35.1
  Amortization of goodwill and other intangible
     assets......................................      28.8       40.1       36.9      8.7      13.2
  Interest expense...............................      29.8       34.0       32.7      8.3       7.1
  Other operating expenses.......................     516.3      557.9      626.3    138.5     248.1
                                                   --------   --------   --------   ------   -------
     Total benefits and expenses.................   2,474.3    2,513.5    2,839.7    619.2     743.9
                                                   --------   --------   --------   ------   -------
Income (loss) from continuing operations before
  income taxes (benefit), minority interest and
  equity in earnings of and interest earned from
  investments in unconsolidated subsidiaries.....     156.8      265.7      155.3    220.3    (182.5)
Income taxes (benefit)...........................      56.0       99.0       55.4     77.5     (69.0)
                                                   --------   --------   --------   ------   -------
Income (loss) from continuing operations before
  minority interest and equity in earnings of and
  interest earned from investments in
  unconsolidated subsidiaries....................     100.8      166.7       99.9    142.8    (113.5)
Minority interest in net income of consolidated
  subsidiaries...................................      10.5       10.1       14.1      5.5       1.8
Equity in earnings of and interest earned from
  investments in unconsolidated subsidiaries.....       1.6        5.5        9.0      1.4       2.7
                                                   --------   --------   --------   ------   -------
Income (loss) from continuing operations.........      91.9      162.1       94.8    138.7    (112.6)
Discontinued operations
  Income from discontinued operations, net of
     income taxes................................      45.2       36.1        9.4      6.8        --
  Loss on disposal, net of income taxes..........        --     (109.0)     (20.9)    (2.2)       --
Cumulative effect of accounting changes for:
  Venture capital partnerships, net of income
     taxes.......................................        --         --         --       --     (48.8)
  Derivative financial instruments, net of income
     taxes.......................................        --         --         --       --       3.9
                                                   --------   --------   --------   ------   -------
     Net income (loss)...........................  $  137.1   $   89.2   $   83.3   $143.3   $(157.5)
                                                   ========   ========   ========   ======   =======

 THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

     Premiums were $266.0 million for the three months ended March 31, 2001, unchanged from $266.0 million for the comparable period in 2000.

     Insurance and investment product fees were $145.5 million for the three months ended March 31, 2001, a decrease of $17.6 million, or 11%, from $163.1 million for the comparable period in 2000. Investment Management fees decreased $13.5 million, primarily as a result of decreases in average assets under management due to negative investment performance. Life and Annuity fees decreased $1.2 million primarily as a result of decreases in variable annuity funds under management due to negative investment performance, offset by increases in fees for variable universal life products as a result of increased sales. Corporate and Other fees decreased $2.6 million, primarily due to lower fees resulting from our decision in the third quarter of 2000 to exit our physician practice management business conducted by PractiCare, Inc.

     Net investment income was $165.5 million for the three months ended March 31, 2001, a decrease of $220.9 million, or 57%, from $386.4 million for the comparable period in 2000. Venture Capital net investment income decreased $243.2 million due to market depreciation on portfolio stocks held in partnerships and a decrease in gains from partnerships' dispositions of stocks. Also, due to the recent volatility in the equity markets, during the first quarter of 2001, we changed our method of applying the equity method of accounting to our venture capital partnerships to eliminate the quarterly lag in reporting. See "-- Venture Capital Segment" and note 3 of our unaudited interim condensed consolidated financial statements. Life and Annuity net investment income increased $22.4 million due to higher average invested assets. Average invested assets, excluding venture capital partnerships, were $12,039.4 million in 2001, an increase of $343.1 million, or 3%, from $11,696.3 million in 2000. The yield on average invested assets, excluding venture capital partnerships, was 7.7% in 2001, compared to 7.5% in 2000.

     Net realized investment (losses) gains were $(15.6) million for the three months ended March 31, 2001, a decrease of $39.6 million, or 165%, from $24.0 million for the comparable period in 2000. Realized losses of $16.0 million were recorded from credit related writedowns on several debt securities. A realized gain of $5.4 million was recorded in the first quarter of 2001 from the sale of common stock of National-Oilwell, Inc., or National Oilwell, offset by separate account seed money equity losses of $3.9 million. The 2000 amount was primarily from realized gains of $34.5 million from the sales of common stock of National Oilwell and other common stocks, offset by realized losses, primarily interest-related, of $12.3 million from the sale of debt securities.

     Policy benefits and increase in policy liabilities were $334.1 million for the three months ended March 31, 2001, an increase of $4.1 million, or 1%, from $330.0 million for the comparable period in 2000. Policy benefits were higher for variable annuities, due to new business growth. These increases were offset by a slight decrease in reserves on our term business and a decline in policy benefits on our traditional business due to the runoff of the Confederation Life block.

     Policyholder dividends were $106.3 million for the three months ended March 31, 2001, an increase of $12.8 million, or 14%, from $93.5 million for the comparable period in 2000, due primarily to the growth in cash values in existing whole life policies.

     Amortization of deferred policy acquisition costs was $35.1 million for the three months ended March 31, 2001, a decrease of $5.1 million, or 13%, from $40.2 million for the comparable period in 2000, primarily due to decreased amortization in the Confederation Life whole life block and universal life, offset by an increase in variable annuity amortization due to lower estimated gross margins resulting from lower fund performance.

     Amortization of goodwill and other intangible assets was $13.2 million for the three months ended March 31, 2001, an increase of $4.5 million, or 52%, from $8.7 million for the comparable period in 2000, primarily due to the increase in Investment Management amortization of $4.6 million. This increase in amortization resulted from the purchase of the PXP minority interest, which closed on January 11, 2001, our acquisition of a 75% interest in Walnut in January 2001 and our final payment of $50.0 million in September 2000 for the Engemann acquisition, offset, in part, by the reduction in intangible assets related to our sale of PXP's Cleveland operations in June 2000.

     Interest expense was $7.1 million for the three months ended March 31, 2001, a decrease of $1.2 million, or 15%, from $8.3 million for the comparable period in 2000. Corporate and Other interest expense decreased as a result of the payoff of two loans in the fourth quarter of 2000 offset, in part, by the increase in Investment Management interest expense due to the additional borrowings under PXP's existing credit facilities to fund payments with respect to the purchase of the PXP minority interest.

     Other operating expenses were $248.1 million for the three months ended March 31, 2001, an increase of $109.6 million, or 79%, from $138.5 million for the comparable period in 2000. Life and Annuity other operating expenses increased $14.1 million due primarily to increased compensation and related expenses reflecting continued growth in business, including additions to our staff of Life and Annuity wholesalers and to investments in technology. Investment Management other operating expenses increased $4.3 million due to increases in various incentive compensation programs. Non-compensation related costs also increased primarily in support of technology initiatives begun during the year. Corporate and Other other operating expenses decreased primarily due to decreases in compensation and related expenses and other general expenses. There was also an increase in non-recurring expenses which are not included in segment operating income of $100.5 million related to the demutualization ($10.6 million), the early retirement program ($18.3 million) and the purchase of the PXP minority interest ($71.6 million).

     Income taxes (benefit) were $(69.0) million for the three months ended March 31, 2001, a decrease of $146.5 million, or 189%, from $77.5 million for the comparable period in 2000. This change reflects a tax benefit from operating losses in the first quarter of 2001, compared to a tax expense from operating gain in the first quarter of 2000.

     Minority interest in net income of consolidated subsidiaries was $1.8 million for the three months ended March 31, 2001, a decrease of $3.7 million, or 67%, from $5.5 million for the comparable period in 2000, due to the purchase of the PXP minority interest on January 11, 2001.

     Equity in earnings of and interest earned from investments in unconsolidated subsidiaries was $2.7 million for the three months ended March 31, 2001, an increase of $1.3 million, or 93%, from $1.4 million for the comparable period in 2000, due primarily to our equity in the increased earnings of Aberdeen.

     Discontinued operations income from operations was $0.0 million for the three months ended 2001, a decrease of $6.8 million, or 100%, from $6.8 million for the comparable period in 2000, due primarily to the sale of the group insurance operations in April 2000.

     Discontinued operations loss on disposal was $0.0 million for the three months ended March 31, 2001, compared to $(2.2) million for the comparable period in 2000, due to a reduction in losses related to our reinsurance operations.

 YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Premiums were $1,147.4 million in 2000, a decrease of $28.3 million, or 2%, from $1,175.7 million in 1999. The decrease was due to the shift to variable products, for which revenues are recognized through insurance and investment product fees, and the runoff of the Confederation Life whole life business.

     Insurance and investment product fees were $631.0 million in 2000, an increase of $56.4 million, or 10%, from $574.6 million in 1999. Investment Management fees increased $40.1 million, primarily from increases in average assets under management due to investment performance from late 1999 through September 2000, offset, in part, by negative performance in the fourth quarter of 2000. Life and Annuity fees increased $25.0 million due to increased sales of variable products and investment performance from late 1999 through September 30, 2000, offset, in part, by negative investment performance in the fourth quarter of 2000. In addition, sales of non-affiliated products increased through W.S. Griffith, resulting in increased commission revenue to us. Corporate and Other fees decreased $14.1 million, primarily due to the sale of our property casualty distribution subsidiary in May 1999.

     Net investment income was $1,127.4 million in 2000, an increase of $174.3 million or 18%, from $953.1 million in 1999. Venture Capital net investment income increased $137.4 million due to partnership gains on dispositions of stocks and appreciation on the portfolio stocks held in partnerships. Average invested assets, excluding venture capital partnerships, were $11,696.3 million in 2000, an increase of $393.3 million, or 3%, from $11,303.0 million in 1999. The yield on average invested assets, excluding venture capital partnerships, of 7.5% was consistent over each period.

     Net realized investment gains were $89.2 million in 2000, an increase of $13.4 million, or 18%, from $75.8 million in 1999. The 2000 amount was principally due to realized gains of $130.2 million from the sale of common stock of National Oilwell and other common stocks, offset by losses, primarily interest-rate-related, of $33.8 million from the sale of debt securities. Factors affecting the 1999 results included non-recurring gains of $40.1 million related to the sale of our property and casualty distribution subsidiary, $18.5 million from repayment of mortgages, $2.9 million from sales of real estate properties and $18.5 million from other invested assets primarily as a result of the sale of part of our holdings in Emprendimiento Compartido, S.A., or EMCO.

     Policy benefits and increase in policy liabilities were $1,409.8 million in 2000, an increase of $36.7 million, or 3%, from $1,373.1 million in 1999. Policy benefits were higher for variable products, due to the growth in business. In addition, death benefits increased for traditional and group executive ordinary life insurance, offset by a decline in policy benefits due to the runoff of the Confederation Life block.

     Policyholder dividends were $378.0 million in 2000, an increase of $17.5 million, or 5% from $360.5 million in 1999, due primarily to the growth in cash values in existing whole life policies.

     Amortization of deferred policy acquisition costs was $356.0 million in 2000, an increase of $208.1 million, or 141%, from $147.9 million in 1999, due primarily to a one-time adjustment to deferred acquisition costs of $218.2 million in our participating block. In December 2000 we reallocated the assets supporting the participating life policies. This reallocation was approved by Phoenix Life's board of directors on December 18, 2000 and resulted in a reduction of approximately 71 basis points in the investment yield on the assets supporting participating policies. As a consequence, our regular evaluation of estimated future gross margins related to the participating policies resulted in a one-time increase in amortization of deferred acquisition costs due to the change in expected investment earnings from the invested assets allocated to support these policy liabilities. The reallocation of assets resulted in 2000 in the one-time adjustment to deferred policy acquisition costs described and will result in lower deferred policy acquisition cost amortization in future periods. See "Business -- General Account and Separate Account Investments -- Asset Reallocation."

     Amortization of goodwill and other intangible assets was $36.9 million in 2000, a decrease of $3.2 million, or 8%, from $40.1 million in 1999. Life and Annuity amortization decreased $5.8 million primarily due to a write-off of goodwill in 1999, offset by the increase in Investment Management amortization of $1.5 million. This increase resulted primarily from increased amortization related to our acquisition of Zweig in March 1999 and to the final payment of $50.0 million in September 2000 for the Engemann acquisition, and was offset, in part, by the reduction in intangible assets related to our sale of PXP's Cleveland operations in June 2000.

     Interest expense was $32.7 million in 2000, a decrease of $1.3 million, or 4%, from $34.0 million in 1999, due to the reduction in long-term debt by $74.0 million over the prior year.

     Other operating expenses were $626.3 million in 2000, an increase of $68.4 million, or 12%, from $557.9 million in 1999. Life and Annuity other operating expenses increased $24.6 million due primarily to increased compensation and related expenses reflecting continued growth in business, including additions to our staff of product specialists, incentive compensation and to investments in technology. Investment Management other operating expenses increased $35.9 million due to increases in various incentive compensation programs. Non-compensation related costs also increased primarily in support of company initiatives begun during the year. Corporate and Other other operating expenses increased due to a contribution to our charitable foundation, expenses related to a decision to exit the physician practice management business and non-recurring demutualization expenses. These expenses were offset by a reduction in expenses due to the sale of our property and casualty distribution subsidiary in May 1999.

     Income taxes were $55.4 million in 2000, a decrease of $43.6 million, or 44%, from $99.0 million in 1999. The effective tax rate was 36.0% in 2000, relatively unchanged from 37.0% in 1999.

     Equity in earnings of and interest earned from investments in unconsolidated subsidiaries was $9.0 million in 2000, an increase of $3.5 million, or 64%, from $5.5 million in 1999, due primarily to our increased equity in the earnings of Aberdeen.

     Discontinued operations income from operations was $9.4 million in 2000, a decrease of $26.7 million, or 74%, from $36.1 million in 1999, due primarily to the sale of the group insurance operations in April 2000.

     Discontinued operations loss on disposal was $20.9 million in 2000, a decrease of $88.1 million, or 81%, from $109.0 million in 1999. In 2000, there was a gain on sale from the group operations of $71.7 million, offset by losses of $103.0 million related to our reinsurance operations.

 YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Premiums were $1,175.7 million in 1999, showing virtually no change from 1998. Whole life premiums decreased $6.2 million, due primarily to the runoff of the Confederation Life whole life business. This decrease was offset by an increase in term life premiums of $6.0 million, due to increased sales.

     Insurance and investment product fees were $574.6 million in 1999, an increase of $37.1 million, or 7%, from $537.5 million in 1998. Investment Management fees increased $59.0 million, due to the acquisition of Zweig in March 1999, and due to an increase in average assets under management resulting primarily from strong investment performance. Life and Annuity insurance and investment product fees increased $29.4 million, or 12%, due to increased fund balances for our variable annuity and variable universal life products, resulting primarily from strong investment performance. Corporate and Other fees decreased $41.3 million, or 49%, primarily due to the sale of our property and casualty distribution subsidiary in May 1999.

     Net investment income was $953.1 million in 1999, an increase of $93.5 million, or 11%, from $859.6 million in 1998. Venture Capital net investment income increased $100.3 million from $39.6 million to $139.9 million, due to partnership gains on dispositions of stock and appreciation on the portfolio stocks held in the partnerships. Average invested assets, excluding venture capital partnerships, were $11,303.0 million in 1999, a decrease of $48.9 million, from $11,351.9 million in 1998. The yield on average invested assets, excluding venture capital partnerships, was 7.5% in 1998 and 1999.

     Net realized investment gains were $75.8 million in 1999, an increase of $17.6 million, or 30%, from $58.2 million in 1998. This increase was due to a gain of $40.1 million from the sale of our property and casualty distribution subsidiary, an increase in 1999 of realized gains on mortgage loans of $25.4 million due to the repayment of mortgages in excess of their carrying value, and an increase in gains from other invested assets of $23.1 million. These increases were offset by non-recurring gains in 1998 of $67.5 million on the sale of real estate properties.

     Policy benefits and increase in policy liabilities were $1,373.1 million in 1999, a decrease of $36.7 million, or 3%, from $1,409.8 million in 1998. Policy benefits in Life and Annuity were reduced primarily as a result of the runoff of the Confederation Life block of business, and due to improved mortality in our whole life and variable universal life products, which caused death benefits to decrease. These decreases in benefits were offset by increases in reserves for term insurance and variable universal life products, due to the growth in these lines of business. In addition, there were increased death benefits for group executive ordinary life insurance.

     Policyholder dividends were $360.5 million in 1999, an increase of $8.9 million, or 3%, from $351.6 million in 1998, due to growth in cash values in our existing whole life policies.

     Amortization of deferred policy acquisition costs was $147.9 million in 1999, an increase of $9.9 million, or 7%, from $138.0 million in 1998. Amortization expenses relating to variable annuity and universal life insurance products increased due to revised estimated gross profits.

     Amortization of goodwill and other intangible assets was $40.1 million in 1999, an increase of $11.3 million, or 39%, from $28.8 million in 1998. Investment Management amortization increased $8.3 million due to the acquisition of Zweig. Life and Annuity amortization increased $5.9 million due to a write-off of goodwill relating to recoverability testing performed in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Corporate and Other amortization decreased $2.9 million due to the sale of our property and casualty distribution subsidiary in May 1999.

     Interest expense was $34.0 million in 1999, an increase of $4.2 million, or 14%, from $29.8 million in 1998, due primarily to an increase in notes payable during the year. Notes payable increased by $50.1 million, or 11%, over 1998 due to an increase in our bank borrowing related to the acquisition of Zweig, offset in part by principal repayments during 1999.

     Other operating expenses were $557.9 million in 1999, an increase of $41.6 million, or 8%, from $516.3 million in 1998. Investment Management other operating expenses increased $37.9 million, of which $25.9 million related to the acquisition of Zweig and the remainder of which related to increased compensation and related expenses due to improved sales and performance. Life and Annuity other operating expenses increased $18.0 million, due primarily to increased incentive compensation and related expenses reflecting continued growth in the business. Corporate and other operating expenses decreased $38.1 million, due primarily to the sale of our property and casualty distribution subsidiary in May 1999. There was also a non-recurring charge of $17.6 million relating to increased pension expenses from an early retirement program.

     Income taxes were $99.0 million in 1999, an increase of $43.0 million, or 77%, from $56.0 million in 1998. Our effective tax rate was 37% in 1999, compared to 36% in 1998. The effective rate increased due primarily to an increase in surplus tax of $11.6 million. The surplus tax results from Section 809 of the Internal Revenue Code, which disallows as a deduction from taxable income a portion of a mutual life insurance company's policyholder dividends. We will not be subject to the surplus tax in 2001 and future years, as a result of the demutualization.

     Equity in earnings of unconsolidated subsidiaries was $5.5 million in 1999, an increase of $3.9 million from $1.6 million in 1998, due primarily to our equity in the increased earnings of Aberdeen of $1.1 million, and of EMCO of $1.6 million.

     Income from discontinued operations, net of income taxes, was $36.1 million in 1999, a decrease of $9.1 million, or 20%, from $45.2 million in 1998. The decrease was due primarily to discontinuing our reinsurance operations as of January 1, 1999.

     Discontinued operations loss on disposal, net of income taxes, was $109.0 million in 1999. This loss was due to the loss on the runoff of our group accident and health reinsurance operations and sale of our life reinsurance operations of $173.1 million, offset by gains on the sale of our real estate management operations of $5.9 million. The effects of these transactions were offset by a net tax benefit of $58.2 million.

RESULTS OF OPERATIONS BY SEGMENT

     We evaluate segment performance on the basis of segment after-tax operating income. Realized investment gains and some non-recurring items are excluded because they are not considered by management when evaluating the financial performance of the segments. The size and timing of realized investment gains are often subject to management's discretion. The non-recurring items are removed from segment after-tax operating income if, in management's opinion, they are not indicative of overall operating trends. While some of these items may be significant components of our GAAP net income, we believe that segment after-tax operating income is an appropriate measure that represents the net income attributable to the ongoing operations of the business. The criteria used by management to identify non-recurring items and to determine whether to exclude a non-recurring item from segment after-tax operating income include whether the item is infrequent and:

      --   is material to the segment's after-tax operating income; or

      --   results from a business restructuring; or

      --   results from a change in the regulatory environment; or

      --   relates to other unusual circumstances (e.g., litigation).

     Non-recurring items excluded by management from segment after-tax operating income may vary from period to period. Because such items are excluded based on management's discretion, inconsistencies in the application of management's selection criteria may exist. Segment after-tax operating income is not a substitute for net income determined in accordance with GAAP, and may be different from similarly titled measures of other companies.

SEGMENT ALLOCATIONS

     We allocate capital to Investment Management on an historical cost basis and to insurance products based on 200% of company action level risk-based capital. We allocate net investment income based on the assets allocated to each segment. We allocate other costs and operating expenses to each segment based on a review of the nature of such costs, cost allocations using time studies, and other allocation methodologies.

     The following table presents a reconciliation of segment after-tax operating income to GAAP reported income from continuing operations.

                                                                                   FOR THE THREE
                                                         FOR THE YEAR ENDED         MONTHS ENDED
                                                            DECEMBER 31,             MARCH 31,
                                                      -------------------------   ----------------
                                                       1998     1999     2000      2000     2001
                                                      ------   ------   -------   ------   -------
                                                                     (IN MILLIONS)
SEGMENT AFTER-TAX OPERATING INCOME (LOSS):
  Life and Annuity..................................  $ 37.1   $ 46.7   $  19.6   $  9.5   $   5.7
  Investment Management.............................    19.8     23.9      23.9      6.3      (5.1)
  Venture Capital...................................    25.7     90.9     180.2    120.8     (37.3)
  Corporate and Other...............................   (23.0)   (15.3)    (17.5)    (9.2)     (3.2)
                                                      ------   ------   -------   ------   -------
     Total segment after-tax operating income
       (loss).......................................    59.6    146.2     206.2    127.4     (39.9)
                                                      ------   ------   -------   ------   -------
AFTER-TAX ADJUSTMENTS:
  Net realized investment gains (losses)............    33.3     49.2      55.0     14.1     (10.1)
  Deferred policy acquisition costs adjustment(1)...      --       --    (141.8)      --        --
  Early retirement pension adjustment(2)............      --    (17.6)       --       --     (11.9)
  Demutualization expense(3)........................      --       --     (14.1)      --      (6.9)
  Surplus tax(4)....................................      --    (11.2)    (10.4)    (2.8)       --
  Portfolio loss(5).................................      --     (3.8)      3.1       --        --
  Loss on sublease transaction(6)...................      --       --       (.7)      --        --
  Restructuring charges(7)..........................    (1.0)     (.7)       --       --        --
  Expenses of purchase of PXP minority
     interest(8)....................................      --       --       (.7)      --     (43.8)
  Litigation settlement(9)..........................      --       --      (1.8)      --        --
                                                      ------   ------   -------   ------   -------
     Total after-tax adjustments....................    32.3     15.9    (111.4)    11.3     (72.7)
                                                      ------   ------   -------   ------   -------
GAAP REPORTED:
  Income (loss) from continuing operations..........  $ 91.9   $162.1   $  94.8   $138.7   $(112.6)
                                                      ======   ======   =======   ======   =======

------------
(1) An increase to deferred policy acquisition costs amortization resulting from a change in estimated future investment earnings due to a reallocation in December 2000 of assets supporting the participating life policies.

(2) In 1999 and 2001 Phoenix Life offered special early retirement programs that enhanced the retirement benefits of employees who accepted the offer. We recorded one-time charges against income of $17.6 million in 1999 and $11.9 million in the first quarter of 2001 in connection with these programs.

(3) Represents non-recurring expenses related to the demutualization.

(4) As a mutual life insurance company, Phoenix Life was subject in the periods indicated to a surplus tax relating to the inability of mutual insurance companies to deduct the full amount of policyholder dividends from taxable income. We will not be subject to such a surplus tax in 2001 and future years, as a result of the demutualization.

(5) Related to the reimbursement, and subsequent reinsurance recovery, of two mutual fund investment portfolios which had inadvertently sustained losses.

(6) One-time expenses related to sublease transactions on certain office space.

(7) Represents various restructuring charges, which include expenses resulting from a senior executive exercising certain rights under an employment agreement, charges related to the outsourcing of fund accounting operations and severance costs related to staff reductions resulting primarily from the closing of PXP's equity management department in Hartford and PXP's reductions in the institutional line of business.

(8) Represents expenses related to the purchase of the PXP minority interest, including PXP's accrual of non-recurring compensation expenses of $57.0 million to cash out options, $5.5 million of related compensation costs, non-recurring retention costs of $5.2 million and non-recurring transaction costs of $3.9 million. Income taxes of $27.8 million were calculated using PXP's effective tax rate of 38.8%.

(9) Represents a charge related to a litigation settlement with former clients of PXP and its former financial consulting subsidiary.

LIFE AND ANNUITY SEGMENT

     The following table presents summary financial data relating to Life and Annuity for the periods indicated.

                                                                                     FOR THE THREE
                                                       FOR THE YEAR ENDED            MONTHS ENDED
                                                          DECEMBER 31,                 MARCH 31,
                                                 ------------------------------   -------------------
                                                   1998       1999       2000       2000       2001
                                                 --------   --------   --------   --------   --------
                                                                    (IN MILLIONS)
OPERATING RESULTS:
Revenues
Premiums.......................................  $1,175.8   $1,175.7   $1,147.4   $  266.0   $  266.0
Insurance and investment product fees..........     248.3      277.7      302.7       79.5       78.3
Net investment income..........................     768.8      768.3      791.4      195.8      218.2
                                                 --------   --------   --------   --------   --------
     Total revenues............................   2,192.9    2,221.7    2,241.5      541.3      562.5
                                                 --------   --------   --------   --------   --------
Benefits and Expenses
Policy benefits and dividends..................   1,743.6    1,723.6    1,775.8      419.4      437.6
Amortization of deferred policy acquisition
  costs........................................     138.0      147.9      137.8       40.2       35.1
Other operating expenses.......................     254.1      278.0      297.7       66.9       81.0
                                                 --------   --------   --------   --------   --------
     Total benefits and expenses...............   2,135.7    2,149.5    2,211.3      526.5      553.7
                                                 --------   --------   --------   --------   --------
Operating income before income taxes...........      57.2       72.2       30.2       14.8        8.8
Income taxes...................................      20.1       25.5       10.6        5.3        3.1
                                                 --------   --------   --------   --------   --------
Segment after-tax operating income.............      37.1       46.7       19.6        9.5        5.7
                                                 --------   --------   --------   --------   --------
After-tax adjustments:
  Net realized investment (losses) gains.......     (11.6)      10.3      (15.8)      (8.7)      (6.4)
  Deferred acquisition costs adjustment........        --         --     (141.8)        --         --
                                                 --------   --------   --------   --------   --------
     Total after-tax adjustments...............     (11.6)      10.3     (157.6)      (8.7)      (6.4)
                                                 --------   --------   --------   --------   --------
GAAP REPORTED:
  Income (loss) from continuing operations.....  $   25.5   $   57.0   $ (138.0)  $     .8   $    (.7)
                                                 ========   ========   ========   ========   ========

 THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

     Premiums were $266.0 million for the three months ended March 31, 2001, unchanged from the comparable period in 2000.

     Insurance and investment product fees were $78.3 million for the three months ended March 31, 2001, a decrease of $1.2 million, or 2%, from $79.5 million for the comparable period in 2000. Insurance and investment product fees for variable annuities decreased $2.7 million, primarily as a result of a decrease in assets under management due to negative investment performance offset by increased sales. At March 31, 2001, funds under management for variable annuities were $4.0 billion, a decrease of $0.4 billion, or 10%, from December 31, 2000 and a decrease of $1.0 billion, or 20%, from March 31, 2000. The decrease in funds under management due to negative investment performance was $0.6 billion from December 31, 2000 and $0.8 billion from March 31, 2000. Variable annuity sales were $286.6 million in the first quarter of 2001, an increase of 118% from the first quarter of 2000. These sales were offset by variable annuity benefits and surrenders of $144.8 million, a decrease of 25% from the first quarter of 2000. Universal life insurance and investment product fees also decreased $1.2 million, primarily as a result of a decrease in assets under management of $18.9 million. Universal life premiums decreased $3.5 million, or 14% from the first quarter of

2000. Fees related to our trust operations decreased $1.8 million due to the sale of our New Hampshire trust and agency operations. Fee decreases were offset by increases in fees related to our variable universal life products of $5.6 million, or 34%. Even though the funds under management for variable universal life decreased, variable universal life fees increased because a significant portion of the fees are premium-based or are based upon net amount at risk. At March 31, 2001, funds under management for variable universal life were $982.5 million, a decrease of $98.8 million, or 9%, from December 31, 2000 and a decrease of $166.8 million, or 15%, from March 31, 2000. The decrease due to negative investment performance was $172.3 million from December 31, 2000 and $353.5 million from March 31, 2000. Variable universal life deposits were $106.8 million in the first quarter of 2001, an increase of 85% from the first quarter of 2000. These sales were offset by variable universal life benefits and surrenders of $10.4 million, a decrease of 16% from the first quarter of 2000.

     Net investment income was $218.2 million for the three months ended March 31, 2001, an increase of $22.4 million, or 11%, from $195.8 million for the comparable period in 2000, primarily the result of higher average invested assets.

     Policy benefits, increase in policy liabilities and policyholder dividends were $437.6 million for the three months ended March 31, 2001, an increase of $18.2 million, or 4%, from $419.4 million for the comparable period in 2000. Dividends increased $12.8 million due to increases in cash values on whole life policies. Policy benefits were $3.7 million higher for variable products, due primarily to increases in interest credited on guaranteed interest account due to new business growth. These increases were offset by a slight decrease in reserves on our term business and a decline in policy benefits on our traditional business due to the runoff of the Confederation Life block.

     Amortization of deferred policy acquisition costs was $35.1 million for the three months ended March 31, 2001, a decrease of $5.1 million, or 13%, from $40.2 million for the comparable period in 2000. Whole life amortization decreased primarily due to lower deferred acquisition expenses in the Confederation Life block. Variable universal life amortization decreased due to fourth quarter 2000 revisions to estimated gross margins based on lower projected mortality costs and increased premium volume. These revisions resulted in lower amortization in the first quarter 2001 relative to the first quarter of 2000. These decreases were offset by increases in variable annuity amortization expenses due to lower estimated gross margins resulting from lower fund performance.

     Other operating expenses were $81.0 million for the three months ended March 31, 2001, an increase of $14.1 million, or 21%, from $66.9 million for the comparable period in 2000. This increase primarily related to the growth of the Life and Annuity business, due to increases in compensation and related expenses, including additions to our staff of wholesalers, as well as increased expenses related to technology initiatives and an increase in expenses due to the growth in PFG and the acquisition of Main Street Management in July 2000.

 YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Premiums were $1,147.4 million in 2000, a decrease of $28.3 million, or 2%, from $1,175.7 million in 1999. Whole life premiums decreased $17.1 million, reflecting the shift to variable products, for which revenues are recognized through insurance and investment product fees. There was also a $9.4 million decrease due to the runoff of the Confederation Life whole life business.

     Insurance and investment product fees were $302.7 million in 2000, an increase of $25.0 million, or 9%, from $277.7 million in 1999, due to the growth in our variable products business. Insurance and investment product fees for variable products and universal life increased $16.0 million, due to increased sales for the year and investment performance from late 1999 through September 30, 2000, offset, in part, by negative investment performance in the fourth quarter of 2000. Variable annuity sales were $687.3 million for 2000, an 80% increase from 1999. Variable universal life sales were $258.2 million for 2000, a 26% increase from 1999. These variable product sales were offset by benefits and surrenders of $662.7 million for 2000, remaining relatively unchanged from 1999. Total funds under management were $7.0 billion as of December 31, 2000, a

6% decrease from $7.4 billion as of December 31, 1999. Insurance and investment product fees also increased $8.2 million from W.S. Griffith due to an increase in commissions related to the sale of non-affiliated products.

     Net investment income was $791.4 million in 2000, an increase of $23.1 million, or 3%, from $768.3 million in 1999. The increase was primarily the result of higher average invested assets.

     Policy benefits and dividends were $1,775.8 million in 2000, an increase of $52.2 million, or 3%, from $1,723.6 million in 1999. Dividends increased $18.5 million due to increases in cash values on whole life policies. Policy benefits were $14.1 million higher for variable products due to growth in the business, and $26.0 million higher for whole life business, due primarily to a reinsurance accounting adjustment reflecting, as a liability, future profits expected to accrue to our reinsurers as a result of improvements in mortality. Group executive ordinary life claims also increased $5.9 million. These increases were offset by a decrease in policy benefits of $8.8 million, due to the runoff of the Confederation Life block of business.

     Amortization of deferred policy acquisition costs was $137.8 million in 2000, a decrease of $10.1 million, or 7%, from $147.9 million in 1999. In 2000 this excludes a one-time increase in the amortization of deferred acquisition costs of $218.2 million in our participating block relating to the reallocation of assets supporting participating life policies. See "Business -- General Account and Separate Account Investments -- Asset Reallocation." Whole life amortization expenses declined $25.5 million due primarily to lower deferred acquisition expenses caused by decreased sales volume and $8.0 million due to the runoff of the Confederation Life whole life business. In addition, amortization costs for variable universal life products decreased $4.3 million, as a result of revised estimated gross profits offset by growth in the business. These decreases were offset by increases in variable annuity amortization costs of $13.9 million due to revised estimated gross profits resulting from the future costs of an enhanced commission program, lower assumed investment performance and a decrease in the amortization period. In addition, amortization increased $4.5 million on universal life products and $9.9 million on term products, due to business growth.

     Other operating expenses were $297.7 million in 2000, an increase of $19.7 million, or 7%, from $278.0 million in 1999. This increase primarily related to the growth of the Life and Annuity business, including an increase of $11.5 million in compensation expenses including additions to our staff of product specialists and incentives, an increase of $5.5 million in expenses related to technology initiatives and an increase of $8.4 million due to growth in W.S. Griffith and PHL Associates, Inc. These expenses were offset, in part, by a decrease in amortization of goodwill and other intangible assets of $5.8 million due to a write-off of goodwill in 1999.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Premiums were $1,175.7 million in 1999, showing virtually no change from 1998. Whole life premiums decreased $6.2 million, due primarily to the runoff of the Confederation Life whole life business. This decrease was offset by an increase in term life premiums of $6.0 million, due to increased sales.

     Insurance and investment product fees were $277.7 million in 1999, an increase of $29.4 million, or 12%, from $248.3 million in 1998. Investment product fees for variable products increased $21.2 million, resulting primarily from higher fund balances due to strong investment performance. Funds under management increased from $4.8 billion in 1998 to $5.9 billion in 1999. Revenues also increased $8.3 million at W.S. Griffith, due to an increase in commissions related to the sale of non-affiliated products.

     Net investment income was $768.3 million in 1999, essentially unchanged from 1998. An increase in segment assets was offset by a decrease in investment yields.

     Policy benefits and dividends were $1,723.6 million in 1999, a decrease of $20.0 million, or 1%, from $1,743.6 million in 1998. Policy benefits were reduced $28.1 million due to the runoff of the Confederation Life block of business and due to improved mortality in our whole life, universal life and term products. This reduction was offset by an increase in dividends of $8.0 million, due to growth in the cash values of whole life policies.

     Amortization of deferred policy acquisition costs was $147.9 million in 1999, an increase of $9.9 million, or 7%, from $138.0 million in 1998. Amortization expense in variable annuities increased $7.3 million due to revised estimated gross profits resulting from higher than expected surrender experience in one variable annuity product. Amortization expense in variable universal life and universal life increased $5.0 million, due to growth in the business and revised estimated gross profits. These two increases were offset by a decrease in whole life amortization expense of $5.0 million.

     Other operating expenses were $278.0 million in 1999, an increase of $23.9 million, or 9%, from $254.1 million in 1998. This increase related primarily to increased incentive compensation of $3.0 million, increased technology costs of $6.9 million, increased benefit costs of $4.2 million due to a non-recurring charge for an early retirement program, an increase of $4.8 million in amortization of goodwill resulting from recoverability testing performed in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and an increase of $8.1 million due to growth in W.S. Griffith.

INVESTMENT MANAGEMENT SEGMENT

     The following table presents summary financial data relating to Investment Management for the periods indicated.

                                                                                    FOR THE THREE
                                                                                        MONTHS
                                                            FOR THE YEAR ENDED          ENDED
                                                               DECEMBER 31,           MARCH 31,
                                                         ------------------------   --------------
                                                          1998     1999     2000    2000     2001
                                                         ------   ------   ------   -----   ------
                                                                       (IN MILLIONS)
OPERATING RESULTS:
Revenues
Investment product fees................................  $225.3   $284.3   $324.4   $84.2   $ 70.7
Net investment income..................................      --      3.1      2.6      .6       .4
                                                         ------   ------   ------   -----   ------
     Total revenues....................................   225.3    287.4    327.0    84.8     71.1
                                                         ------   ------   ------   -----   ------
Expenses
Amortization of goodwill and other intangible assets...    22.0     30.3     31.8     7.9     12.5
Interest expense.......................................    11.5     16.8     17.9     4.6      5.3
Other operating expenses...............................   149.1    187.0    222.9    52.9     57.2
                                                         ------   ------   ------   -----   ------
     Total expenses....................................   182.6    234.1    272.6    65.4     75.0
                                                         ------   ------   ------   -----   ------
Income (loss) from continuing operations before income
  taxes, minority interest and equity in earnings of
  and interest earned from investments in
  unconsolidated subsidiaries..........................    42.7     53.3     54.4    19.4     (3.9)
Income taxes...........................................    19.3     23.0     25.7     9.5      1.5
Minority interest in net income of consolidated
  subsidiaries.........................................     6.0     10.1     11.0     4.0      1.8
Equity in earnings of and interest earned from
  investments in unconsolidated subsidiaries...........     2.4      3.7      6.2      .4      2.1
                                                         ------   ------   ------   -----   ------
Segment after-tax operating income (loss)..............    19.8     23.9     23.9     6.3     (5.1)
                                                         ------   ------   ------   -----   ------
After-tax adjustments:
  Net realized investment gains........................     6.9       --      5.2     2.3      3.6
  Portfolio loss.......................................      --     (3.8)     3.1      --       --
  Loss on sublease transaction.........................      --       --      (.7)     --       --
  Restructuring charges................................    (1.0)     (.7)      --      --       --
  Expenses of purchase of PXP minority interest........      --       --      (.7)     --    (43.8)
  Litigation settlement................................      --       --     (1.8)     --       --
                                                         ------   ------   ------   -----   ------
     Total after-tax adjustments.......................  $  5.9   $ (4.5)  $  5.1   $ 2.3   $(40.2)
                                                         ------   ------   ------   -----   ------

                                                                                    FOR THE THREE
                                                                                        MONTHS
                                                            FOR THE YEAR ENDED          ENDED
                                                               DECEMBER 31,           MARCH 31,
                                                         ------------------------   --------------
                                                          1998     1999     2000    2000     2001
                                                         ------   ------   ------   -----   ------
                                                                       (IN MILLIONS)
GAAP REPORTED:
  Income (loss) from continuing operations.............  $ 25.7   $ 19.4   $ 29.0   $ 8.6   $(45.3)
                                                         ======   ======   ======   =====   ======
OTHER DATA:(1)
EBITDA(2)..............................................  $ 89.0   $ 99.2   $121.5   $36.1   $(44.7)
Net cash flow from operations..........................  $ 52.9   $ 59.7   $ 65.7   $16.4   $(37.3)

------------
(1) Other data reflects 100% of PXP's results.

(2) EBITDA represents income before income taxes, interest expense and depreciation and amortization. EBITDA is presented because it is commonly used by investors to analyze and compare operating performance of investment management companies and to determine such a company's ability to service and/or incur debt. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies.

 THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

     Investment product fees were $70.7 million for the three months ended March 31, 2001, a decrease of $13.5 million, or 16%, from $84.2 million for the comparable period in 2000. This fee decrease was primarily the result of decreases of $2.9 billion and $6.4 billion in average assets under management for the private client and institutional lines of business, respectively. At March 31, 2001, Investment Management had $51.2 billion in assets under management, a decrease of $5.4 billion, or 10%, from December 31, 2000 and a decrease of $14.9 billion, or 22%, from March 31, 2000. The decrease from December 31, 2000 consisted of a $6.5 billion decrease due to investment performance, offset by net asset inflows of $0.4 billion and an increase of $0.7 billion of assets under management related to the acquisition of a 75% interest in Walnut on January 31, 2001. The decrease from March 31, 2000 consisted of a $12.4 billion decrease due to investment performance and a $3.3 billion decrease related to our sale of PXP's Cleveland operations, offset, in part by $1.0 billion in net asset inflows. Sales of private client products in the first quarter of 2001 were $1.4 billion, a decrease of 18% from the first quarter of 2000, but were offset by redemptions from existing accounts of $1.5 billion, a decrease of 1% from the first quarter of 2000. Sales of institutional accounts in the first quarter of 2001 were $1.1 billion, an increase of 16% from the first quarter of 2000, but were offset by redemptions from existing accounts of $0.6 billion, a decrease of 66% from the first quarter of 2000.

     Net investment income was $0.4 million for the three months ended March 31, 2001, remaining relatively unchanged from $0.6 million for the comparable period in 2000.

     Amortization of goodwill and other intangible assets was $12.5 million for the three months ended March 31, 2001, an increase of $4.6 million, or 58%, from $7.9 million for the comparable period in 2000. This increase in amortization resulted primarily from the purchase of the PXP minority interest, the final payment of $50.0 million in September 2000 for the Engemann acquisition, and the acquisition of a 75% interest in Walnut in January 2001, offset in part by the reduction in intangible assets related to the sale of PXP's Cleveland operations in June 2000.

     Interest expense was $5.3 million for the three months ended March 31, 2001, an increase of $0.7 million, or 15%, from $4.6 million for the comparable period in 2000. This increase was the result of $100 million of additional borrowings under PXP's then existing credit facilities, in January 2001, primarily to fund payments with respect to the outstanding options and remaining convertible subordinated debentures in connection with the purchase of the PXP minority interest, as well as the September payment of $50 million as the final portion of the Engemann purchase price. The effect of this increased borrowing was partially offset by debt repayments in the final three quarters of 2000 and a 0.8% decrease in the average interest rate paid on outstanding debt as compared to the same period in 2000.

     Other operating expenses were $57.2 million for the three months ended March 31, 2001, an increase of $4.3 million, or 8% from $52.9 million for the comparable period in 2000, of which $2.3 million was related to compensation. The increase in compensation expense was primarily the result of expanding sales and marketing in both lines of business, payments to a certain subsidiary that, in accordance with its respective operating agreements, received increased compensation directly related to an increase in its earnings, and cost of living adjustments. These increases were offset, in part, by a decrease of $1.1 million related to the termination of PXP's profit sharing plan effective January 1, 2001. Non-compensation related costs increased $2.2 million of which consulting charges increased $1.1 million as a result of various information technology initiatives and professional fees increased $0.7 million as a result of various legal matters.

     Minority interest in net income of consolidated subsidiaries was $1.8 million for the three months ended March 31, 2001, a decrease of $2.2 million, or 55%, from $4.0 million for the comparable period in 2000, due primarily to the purchase of the PXP minority interest on January 11, 2001.

     Equity in earnings of and interest earned from investments in unconsolidated subsidiaries was $2.1 million for the three months ended March 31, 2001, an increase of $1.7 million, from $0.4 million for the comparable period in 2000, due primarily to our equity in the increased earnings of Aberdeen.

 YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Investment product fees were $324.4 million in 2000, an increase of $40.1 million, or 14%, from $284.3 million in 1999. These fee increases were the result of increases of $4.1 billion and $0.3 billion in average assets under management for the private client and institutional lines of business, respectively. At December 31, 2000, Investment Management had $56.6 billion in assets under management, a decrease of $8.0 billion, or 12%, from December 31, 1999. The decrease in 2000 consisted of a $3.3 billion decrease related to the sale of PXP's Cleveland operations, a $3.7 billion decrease due to investment performance, and net asset outflows of $1.0 billion. Sales of private client products in 2000 were $5.9 billion, an increase of 56% from 1999, but were offset by redemptions of $5.1 billion, an increase of 20% from 1999. Sales of institutional accounts in 2000 were $5.6 billion, a decrease of 5% from 1999, but were offset by lost accounts and withdrawals from existing accounts, excluding the effect of the Cleveland sale, of $7.4 billion, an increase of 46% from 1999. PXP sold its Cleveland-based operations on June 30, 2000 and received cash of $5.0 million and a note receivable of $3.3 million. Additional consideration may be received based upon future revenues. The transaction did not have a material impact on pre-tax results of operations. However, due to the inclusion of $8.5 million of non-deductible goodwill in the tax basis of the Cleveland operations, PXP recorded a $3.4 million tax expense.

     Net investment income was $2.6 million in 2000, a decrease of $0.5 million, or 16%, from $3.1 million in 1999. This decrease was due primarily to the repayment to PXP of an interest-bearing note in the fourth quarter of 1999, which decreased interest income by $0.7 million in 2000.

     Amortization of goodwill and intangibles was $31.8 million in 2000, an increase of $1.5 million, or 5%, from $30.3 million in 1999. This increase in the amortization related to the acquisition of Zweig in March 1999, and the final payment of $50.0 million in September 2000 for the Engemann acquisition, and was offset, in part, by the reduction in intangible assets related to the sale of PXP's Cleveland operations in June 2000.

     Interest expense was $17.9 million in 2000, an increase of $1.1 million, or 7%, from $16.8 million in 1999, resulting from the financing of the Zweig acquisition and the payment of the $50 million to Engemann. Interest expense is expected to increase in future periods as a result of PXP's borrowing of $95.0 million under its then existing credit facilities in January 2001, to fund payments with respect to outstanding options and the remaining conversions of its convertible subordinated debentures, in connection with our purchase of the PXP minority interest.

     Other operating expenses were $222.9 million in 2000, an increase of $35.9 million, or 19%, from $187.0 million in 1999, primarily due to various incentive compensation programs relating to increased sales and improved investment performance and the addition of wholesaling and other marketing positions in both the private client and institutional lines of business in the third quarter of 2000. Non-compensation related costs increased primarily in support of company initiatives begun during the year which related primarily to distribution and technology.

     Minority interest in net income of consolidated subsidiaries was $11.0 million in 2000, an increase of $0.9 million, or 9%, from $10.1 million in 1999, due to the increased earnings of PXP.

     Equity in earnings of and interest earned from investments in unconsolidated subsidiaries was $6.2 million in 2000, an increase of $2.5 million, or 68%, from $3.7 million in 1999, due primarily from the equity in the increased earnings of Aberdeen.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Investment product fees were $284.3 million in 1999, an increase of $59.0 million, or 26%, from $225.3 million in 1998. Investment product fees increased $30.6 million, or 14%, excluding an increase of $28.4 million attributable to Zweig. Average assets under management increased $3.2 billion in the private client line of business, resulting primarily from strong investment performance and sales of managed accounts. Management fees earned from the private client line of business, excluding management fees earned through Zweig, increased $19.0 million. Management fees earned from the institutional line of business, excluding management fees earned through Zweig, increased $12.6 million, due primarily to an increase of $3.0 billion in average assets under management resulting from increased sales and investment performance.

     Net investment income was $3.1 million in 1999, compared to $0.0 million in 1998, due primarily to interest on a note receivable related to the sale of Beutel Goodman & Company, Ltd. and other interest and dividend income.

     Amortization of goodwill and intangibles was $30.3 million in 1999, an increase of $8.3 million, or 38%, from $22.0 million in 1998 due to an increase in amortization relating to the acquisition of Zweig.

     Interest expense was $16.8 million in 1999, an increase of $5.3 million, or 46%, from $11.5 million in 1998. An increase of $6.7 million was due to debt incurred to finance the acquisition of Zweig. A decrease of $3.3 million was due to a lower average principal balance in 1999 on PXP's credit facility used to finance the acquisitions of Engemann and Seneca. PXP's preferred stock was exchanged for convertible debentures in the second quarter of 1998, resulting in $1.2 million of additional interest expense while eliminating PXP's obligation to pay dividends on its preferred stock.

     Other operating expenses were $187.0 million in 1999, an increase of $37.9 million, or 25%, from $149.1 million in 1998. Other operating expenses increased $12.0 million, or 8%, excluding an increase of $25.9 million attributable to Zweig. This increase was due primarily to an increase in compensation and related expenses relating to improved sales and performance.

     Minority interest in net income of consolidated subsidiaries was $10.1 million in 1999, an increase of $4.1 million, or 68%, from $6.0 million in 1998, due primarily to the increased earnings of PXP.

     Equity in earnings of and interest earned from investments in unconsolidated subsidiaries was $3.7 million in 1999, an increase of $1.3 million, or 54%, from $2.4 million in 1998, due primarily to our equity in the increased earnings of Aberdeen.

VENTURE CAPITAL SEGMENT

     The following table presents summary financial data relating to Venture Capital for the periods indicated.

                                                                                    FOR THE THREE
                                                           FOR THE YEAR ENDED       MONTHS ENDED
                                                              DECEMBER 31,            MARCH 31,
                                                         -----------------------   ---------------
                                                         1998     1999     2000     2000     2001
                                                         -----   ------   ------   ------   ------
                                                                       (IN MILLIONS)
OPERATING RESULTS:
Revenues
Net investment income (loss)...........................  $39.6   $139.9   $277.3   $185.9   $(57.3)
                                                         -----   ------   ------   ------   ------
Operating income (loss) before income taxes............   39.6    139.9    277.3    185.9    (57.3)
Expenses
Income taxes (benefit).................................   13.9     49.0     97.1     65.1    (20.0)
                                                         -----   ------   ------   ------   ------
  Segment after-tax operating income (loss)(1).........  $25.7   $ 90.9   $180.2   $120.8   $(37.3)
                                                         =====   ======   ======   ======   ======

---------------

(1) For the three months ended March 31, 2001, excludes the charge of $48.8 million representing the cumulative effect of an accounting change, as described below.

     Our investments in Venture Capital are primarily in the form of limited partner interests in venture capital funds, leveraged buyout funds and other private equity partnerships sponsored and managed by third parties. We refer to all of these types of investments as venture capital.

     We record our investments in venture capital partnerships in accordance with the equity method of accounting. Our pro rata share of the earnings or losses of the partnerships, which represent realized and unrealized investment gains and losses as well as operations of the partnership, is included in our investment income. We record our share of the net equity in earnings of the venture capital partnerships in accordance with GAAP, using the most recent financial information received from the partnerships. Historically, this information has been provided to us on a one-quarter lag. Due to the recent volatility in the equity markets, we believe the one-quarter lag in reporting is no longer appropriate. Therefore, we have changed our method of applying the equity method of accounting to eliminate the quarterly lag in reporting.

     In the first quarter of 2001 we recorded a charge of $48.8 million (net of income taxes of $26.3 million) representing the cumulative effect of this accounting change on the fourth quarter of 2000. The cumulative effect was based on the actual fourth quarter 2000 financial results as reported by the partnerships.

     In the first quarter of 2001, we removed the lag in reporting by estimating the change in our share of the net equity in earnings of the venture capital partnerships for the period from December 31, 2000, the date of the most recent financial information provided by the partnerships, to our current reporting date of March 31, 2001. To estimate the net equity in earnings of the venture capital partnerships for the period from January 1, 2001 through March 31, 2001, we developed a methodology to estimate the change in value of the underlying investee companies in the venture capital partnerships. For public investee companies, we used quoted market prices at March 31, 2001, applying liquidity discounts to these prices in instances where such discounts were applied in the underlying partnerships' financial statements. For private investee companies, we applied a public industry sector index to roll the value forward from January 1, 2001 through March 31, 2001. Using this methodology, our share of equity losses from the partnerships decreased income from continuing operations by $37.3 million (net of income taxes of $20.0 million). We will apply this methodology consistently each quarter with subsequent adjustments to reflect market events reported by the partnerships (e.g., new rounds of financing, initial public offerings and writedowns by the general partners). In addition, we will annually revise the valuations we have assigned to the investee companies to reflect the valuations contained in the audited financial statements received from the venture capital partnerships. Our venture capital earnings remain subject to volatility.

     Income taxes are provided for at the statutory rate of 35%.

  THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31,
2000

     Net investment income (loss) from venture capital partnerships was $(57.3) million for the three months ended March 31, 2001, a decrease of $243.2 million, or 131%, from $185.9 million for the comparable period in 2000. Gains from the partnerships' dispositions of stocks decreased $89.9 million and appreciation on the portfolio stocks held in partnerships decreased $152.5 million in 2001. This segment's results are primarily driven by equity market performance, particularly in the technology sector. This sector produced extremely favorable returns in the first quarter of 2000 but suffered significant declines during the first quarter of 2001.

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Net investment income from venture capital partnerships was $277.3 million in 2000, an increase of $137.4 million, or 98%, from $139.9 million in 1999. Gains from the partnerships' dispositions of stocks increased $138.6 million and appreciation on the portfolio stocks held in partnerships decreased $2.4 million in 2000. This segment's results in 2000 were primarily driven by stock market performance in the technology sector in the first nine months of 2000.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Net investment income from venture capital partnerships was $139.9 million in 1999, an increase of $100.3 million, or 253%, from $39.6 million in 1998. Gains from the dispositions of stock increased $61.4 million and appreciation on the portfolio stocks held in partnerships increased $45.1 million from 1998. Partnership expenses increased $6.2 million from 1998. This segment's 1999 results were primarily driven by stock market performance in the technology sector.

CORPORATE AND OTHER SEGMENT

     The following table presents summary financial data relating to Corporate and Other for the periods indicated.

                                                                                    FOR THE THREE
                                                           FOR THE YEAR ENDED       MONTHS ENDED
                                                              DECEMBER 31,            MARCH 31,
                                                        ------------------------   ---------------
                                                         1998     1999     2000     2000     2001
                                                        ------   ------   ------   ------   ------
                                                                      (IN MILLIONS)
OPERATING RESULTS:
Revenues
Insurance and investment product fees.................  $ 83.5   $ 42.2   $ 28.1   $  6.3   $  3.7
Net investment income.................................    41.8     31.3     45.3      1.5      3.8
                                                        ------   ------   ------   ------   ------
     Total revenues...................................   125.3     73.5     73.4      7.8      7.5
                                                        ------   ------   ------   ------   ------
Expenses
Policy benefits and dividends.........................    17.8     10.0     12.0      4.1      2.8
Interest expense......................................    18.3     17.2     14.7      3.7      3.1
Other operating expenses..............................   128.8     87.8    102.4     23.8     15.6
                                                        ------   ------   ------   ------   ------
     Total expenses...................................   164.9    115.0    129.1     31.6     21.5
                                                        ------   ------   ------   ------   ------
Operating loss before income taxes, minority interest
  and equity in earnings of and interest earned from
  investments in unconsolidated subsidiaries..........   (39.6)   (41.5)   (55.7)   (23.8)   (14.0)
Income tax benefit....................................   (17.4)   (24.4)   (35.4)   (13.6)   (10.2)
Equity in earnings of and interest earned from
  investments in unconsolidated subsidiaries..........     (.8)     1.8      2.8      1.0       .6
                                                        ------   ------   ------   ------   ------
Segment after-tax operating loss......................   (23.0)   (15.3)   (17.5)    (9.2)    (3.2)
                                                        ------   ------   ------   ------   ------
After-tax adjustments:
  Net realized investment gains (losses)..............    38.0     38.9     65.6     20.5     (7.3)
  Early retirement pension adjustment.................      --    (17.6)      --       --    (11.9)
  Demutualization expense.............................      --       --    (14.1)      --     (6.9)
  Surplus tax.........................................      --    (11.2)   (10.4)    (2.8)      --
                                                        ------   ------   ------   ------   ------
     Total after-tax adjustments......................    38.0     10.1     41.1     17.7    (26.1)
                                                        ------   ------   ------   ------   ------
GAAP REPORTED:
  Income (loss) from continuing operations............  $ 15.0   $ (5.2)  $ 23.6   $  8.5   $(29.3)
                                                        ======   ======   ======   ======   ======

 THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

     Insurance and investment product fees were $3.7 million for the three months ended March 31, 2001, a decrease of $2.6 million, or 41%, from $6.3 million for the comparable period in 2000, primarily due to the decision to exit our physician practice management business conducted by PractiCare, Inc. in the third quarter of 2000.

     Net investment income consists of income from invested assets not allocated to other segments. Net investment income was $3.8 million for the three months ended March 31, 2001, an increase of $2.3 million, or 153%, from $1.5 million for the comparable period in 2000, primarily the result of higher average invested assets resulting from the sale of the group life and health operations in April 2000.

     Policy benefits and increase in policy liabilities and policyholder dividends were $2.8 million for the three months ended March 31, 2001, a decrease of $1.3 million, or 32%, from $4.1 million for the comparable period in 2000, due primarily to a decrease in reserves related to the group pension business.

     Interest expense was $3.1 million for the three months ended March 31, 2001, a decrease of $0.6 million, or 16%, from $3.7 million for the comparable period in 2000, due primarily to the payoff of two loans in the fourth quarter of 2000.

     Other operating expenses were $15.6 million for the three months ended March 31, 2001, a decrease of $8.2 million, or 34%, from $23.8 million for the comparable period in 2000, primarily due to decreases in compensation and related expenses and other general expenses.

     Equity in earnings of and interest earned from investments in unconsolidated subsidiaries was $0.6 million for the three months ended March 31, 2001, a decrease of $0.4 million, or 40%, from $1.0 million for the comparable period in 2000, due to the decreased earnings in EMCO.

 YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Insurance investment product fees were $28.1 million in 2000, a decrease of $14.1 million, or 33%, from $42.2 million in 1999, primarily due to the sale of our property and casualty distribution subsidiary in May 1999.

     Net investment income consists of income from invested assets not allocated to other segments. Net investment income was $45.3 million in 2000, an increase of $14.0 million, or 45%, from $31.3 million in 1999. This increase was primarily the result of higher average invested assets due to the proceeds from the sale of the group insurance operations.

     Policy benefits and increase in policy liabilities and policyholder dividends were $12.0 million in 2000, an increase of $2.0 million, or 20%, from $10.0 million in 1999, due primarily to an increase in reserves related to the group pension business.

     Interest expense was $14.7 million in 2000, a decrease of $2.5 million, or 15%, from $17.2 million in 1999, due primarily to a decrease in corporate borrowings.

     Other operating expenses were $102.4 million in 2000, an increase of $14.6 million, or 17%, from $87.8 million in 1999, due to a $10.5 million increase in contributions to our charitable foundation and $13.8 million in expenses related to a decision to exit our physician practice management business. These expenses included goodwill write-offs, expenses related to contract terminations and severance costs. In addition, other operating expenses increased $10.6 million due primarily to corporate advertising, litigation and the growth of Phoenix Global Solutions (India) Pvt. Ltd., or PGS. These expenses are offset, in part, by a $20.3 million reduction in expenses due to the sale of our property and casualty distribution subsidiary in May 1999.

     Equity in earnings of and interest earned from investments in unconsolidated subsidiaries was $2.8 million in 2000, an increase of $1.0 million, or 56%, from $1.8 million in 1999, due primarily to our equity in the increased earnings of Hilb, Rogal and Hamilton Company, or HRH.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Insurance and investment product fees were $42.2 million in 1999, a decrease of $41.3 million, or 49%, from $83.5 million in 1998, primarily due to the sale of our property and casualty distribution subsidiary in May 1999.

     Net investment income was $31.3 million in 1999, a decrease of $10.5 million, or 25%, from $41.8 million in 1998, due to increased investments in equity securities, which have a lower current yield.

     Policy benefits and dividends were $10.0 million in 1999, a decrease of $7.8 million, or 44%, from $17.8 million in 1998, due primarily to the runoff of the group pension and guaranteed investment contract businesses.

     Interest expense was $17.2 million in 1999, a decrease of $1.1 million, or 6%, from $18.3 million in 1998, due to an increase in corporate borrowings.

     Other operating expenses were $87.8 million in 1999, a decrease of $41.0 million, or 32%, from $128.8 million in 1998. This decrease was primarily due to the sale of our property and casualty distribution subsidiary in May 1999 of $31.7 million, and decreases in pension expenses of $4.0 million and advertising expenses of $1.7 million, offset by increased business in a small physician practice management subsidiary of $8.3 million, increased litigation expenses of $4.1 million and increased contributions to our charitable foundation of $2.5 million.

     Equity in earnings of and interest earned from investments in unconsolidated subsidiaries was $1.8 million in 1999, an increase of $2.6 million from $(0.8) million in 1998, due primarily to our equity in the increased earnings of EMCO.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity refers to the ability of a company to generate sufficient cash flow to meet its cash requirements.

  LIQUIDITY REQUIREMENTS AND SOURCES

     The Phoenix Companies, Inc. Following the effective date of the demutualization, Phoenix Life will be our direct wholly owned subsidiary. PXP will also be our direct wholly owned subsidiary (or the direct wholly owned subsidiary of a subsidiary designated by us), assuming the New York Superintendent of Insurance approves Phoenix Life's intended transfer of all the common stock of PXP and other subsidiaries, as described under "Demutualization -- Summary of the Plan of Reorganization," to us (or a subsidiary designated by us), as discussed under "Use of Proceeds." Our primary uses of liquidity will be the payment of dividends on our common stock, loans or contributions to our subsidiaries, debt service and the funding of our general corporate expenses.

     Our primary source of liquidity will be dividends we expect to receive from Phoenix Life. Based on the historic cash flows and the current financial results of Phoenix Life, and subject to any dividend limitations which may be imposed upon Phoenix Life or any of its subsidiaries by regulatory authorities, we believe that cash flows from Phoenix Life's operating activities will be sufficient to enable us to make dividend payments on our common stock as described in "Dividend Policy," to pay our operating expenses, service our outstanding debt, make contributions to our subsidiaries and meet our other obligations. In addition, we have entered into a new master credit facility under which we have direct borrowing rights, as do Phoenix Life and PXP with our unconditional guarantee. See "--Debt Financing-- New Master Credit Facility."

     Under the New York Insurance Law, the ability of Phoenix Life to pay stockholder dividends to us in excess of the lesser of:

          (1) 10% of Phoenix Life's surplus to policyholders as of the immediately preceding calendar year; or

          (2) Phoenix Life's statutory net gain from operations for the immediately preceding calendar year, not including realized capital gains will be subject to the discretion of the New York Superintendent of Insurance.

     The dividend limitation imposed by the New York Insurance Law is based on the statutory financial results of Phoenix Life. Statutory accounting practices differ in certain respects from accounting principles used in financial statements prepared in conformity with GAAP. The significant differences relate to deferred acquisition costs, deferred income taxes, required investment reserves, reserve calculation assumptions and surplus notes. See note 22 to our consolidated financial statements included in this prospectus for a reconciliation of the differences between statutory financial results with those determined in conformity with GAAP.

     We do not expect to receive significant dividend income from PXP during the first several years following the demutualization, because we expect that during this time PXP will use a substantial portion of its cash flows from operations to pay down its outstanding indebtedness.

     Phoenix Life. Phoenix Life's liquidity requirements principally relate to the liabilities associated with its various life insurance and variable annuity products; the payment of dividends to us; operating expenses; contributions to subsidiaries; and payment of principal and interest on outstanding debt obligations. Phoenix Life's liabilities arising from its life insurance and variable annuity products include the payment of benefits, as well as cash payments in connection with policy surrenders, withdrawals and loans. Phoenix Life also has liabilities arising from the runoff of the remaining group accident and health reinsurance discontinued operations.

     Historically, Phoenix Life has used cash flow from operations and investment activities to fund its liquidity requirements. Phoenix Life's principal cash inflows from its life insurance and variable annuities activities come from premiums, annuity deposits and charges on insurance policies and variable annuity contracts, as well as dividends and distributions from subsidiaries. Phoenix Life's principal cash inflows from its investment activities result from repayments of principal, proceeds from maturities, sales of invested assets and investment income.

     Additional sources of liquidity to meet unexpected cash outflows are available from Phoenix Life's portfolio of liquid assets. These liquid assets include substantial holdings of U.S. government and agency bonds, short-term investments and marketable debt and equity securities. Phoenix Life's available portfolio of liquid assets was approximately $6.8 billion at March 31, 2001. The cash Phoenix Life will receive from us as consideration for the transfer of shares of common stock of PXP and other subsidiaries to us or subsidiaries designated by us following the demutualization will also be one of its sources of liquidity. Pursuant to the plan of reorganization, and subject to the approval of the final terms of the transfers by the New York Superintendent of Insurance, this cash payment will be $660.0 million to reflect the fair market value, at the effective date of the demutualization, of the common stock of PXP and the other subsidiaries that Phoenix Life transfers to us or a subsidiary designated by us. In addition, we will contribute to Phoenix Life any proceeds from the initial public offering, and from other permitted capital raising transactions, if any, that remain after we have satisfied our cash obligations under the plan of reorganization.

     Phoenix Life's current sources of liquidity also include a new master credit facility under which Phoenix Life has direct borrowing rights, subject to our unconditional guarantee. See "--Debt Financing--PXP" and "--Debt Financing--New Master Credit Facility." Following the demutualization, Phoenix Life will no longer have access to the cash flows generated by the closed block assets. See "The Demutualization--Establishment and Operation of the Closed Block."

     A primary liquidity concern with respect to life insurance and annuity products is the risk of early policyholder and contractholder withdrawal. Phoenix Life closely monitors its liquidity requirements in order to match cash inflows with expected cash outflows, and employs an asset/liability management approach tailored to the specific requirements of each product line, based upon the return objectives, risk tolerance, liquidity, tax and regulatory requirements of the underlying products. In particular, Phoenix Life maintains investment programs generally intended to provide adequate funds to pay benefits without forced sales of investments. Products having liabilities with relatively long lives, such as life insurance, are matched with assets having similar estimated lives, such as long-term bonds, private placement bonds and mortgage loans. Shorter term liabilities are matched with investments such as short- and medium-term fixed maturities.

     The following table summarizes Phoenix Life's annuity contract reserves and deposit fund liabilities in terms of contractholders' ability to withdraw funds for the indicated periods:

                 WITHDRAWAL CHARACTERISTICS OF ANNUITY CONTRACT
                    RESERVES AND DEPOSIT FUND LIABILITIES(1)

                                                                                            AS OF
                                                       AS OF DECEMBER 31,                 MARCH 31,
                                            -----------------------------------------   --------------
                                                   1999                  2000                2001
                                            -------------------   -------------------   --------------
                                               AMOUNT        %       AMOUNT        %     AMOUNT     %
                                            -------------   ---   -------------   ---   --------   ---
                                                              (DOLLARS IN MILLIONS)
Not subject to discretionary withdrawal
  provisions.............................     $  191.9        4%    $  182.8        4%  $  180.1     4%
Subject to discretionary withdrawal
  without adjustment.....................        684.8       12        688.3       14      679.9    15
With market value adjustment.............         13.6       --         17.2       --       16.5    --
Subject to discretionary withdrawal at
  contract value less surrender charge...        134.1        2        173.9        3      264.4     6
Subject to discretionary withdrawal at
  market value...........................      4,675.2       82      4,041.5       79    3,492.2    75
                                              --------      ---     --------      ---   --------   ---
Total annuity contract reserves and
  deposit fund liability.................     $5,699.6      100%    $5,103.7      100%  $4,633.1   100%
                                              ========              ========            ========

------------
(1) Data are reported on a statutory basis, which more accurately reflects the potential cash outflows. Data include variable product liabilities. Annuity contract reserves and deposit fund liabilities are monetary amounts that an insurer must have available to provide for future obligations with respect to its annuities and deposit funds. These are liabilities on the balance sheet of financial statements prepared in conformity with statutory accounting practices. These amounts are at least equal to the values available to be withdrawn by policyholders.

     Individual life insurance policies are less susceptible to withdrawal than are annuity contracts because policyholders may incur surrender charges and be required to undergo a new underwriting process in order to obtain a new insurance policy. As indicated in the table above, most of Phoenix Life's annuity contract reserves and deposit fund liabilities are subject to withdrawal.

     Individual life insurance policies, other than term life insurance policies, increase in cash values over their lives. Policyholders have the right to borrow from Phoenix Life an amount generally up to the cash value of their policies at any time. As of March 31, 2001, Phoenix Life had approximately $10.1 billion in cash values with respect to which policyholders had rights to take policy loans. The majority of cash values eligible for policy loans are at variable interest rates which are reset annually on the policy anniversary. Phoenix Life's amount of policy loans has remained consistent since 1998, at approximately $2.1 billion.

     The primary liquidity concerns with respect to Phoenix Life's cash inflows from its investment activities are the risks of default by debtors, interest rate and other market volatility and potential illiquidity of investments. Phoenix Life closely monitors and manages these risks. See "--Quantitative and Qualitative Information About Market Risk" and "Business--General Account and Separate Account Investments--Asset/Liability and Risk Management."

     We believe that Phoenix Life's current and anticipated sources of liquidity are adequate to meet its present and anticipated needs.

     PXP. PXP will require liquidity primarily to fund operating expenses and repay outstanding debt. PXP also would require liquidity to fund the costs of any future acquisitions. Historically, PXP's principal source of liquidity has been cash flows from operations. We expect that cash flow from operations will continue to be PXP's principal source of working capital for the foreseeable future. PXP, together with The Phoenix Companies, Inc. and Phoenix Life, has entered into a new master credit facility. Under this facility, PXP has direct borrowing rights, subject to our unconditional guarantee. See "--Debt Financing--New Master Credit Facility." We believe that PXP's current and anticipated sources of liquidity are adequate to meet its present and anticipated needs.

  DEBT FINANCING

     Phoenix Life. As of March 31, 2001, Phoenix Life had $175.0 million of debt outstanding (not including the indebtedness of PXP described under "--PXP").

          Surplus notes. In November 1996, Phoenix Life issued $175 million principal amount of 6.95% surplus notes due December 1, 2006. Each payment of interest on principal of the notes requires the prior approval of the New York Superintendent of Insurance and may be made only out of surplus funds which the Superintendent determines to be available for such payment under the New York Insurance Law. The notes contain neither financial covenants nor early redemption provisions, and are to rank pari passu with any subsequently issued surplus, capital or contribution notes or similar obligations of Phoenix Life. Section 1307 of the New York Insurance Law provides that the notes are not part of the legal liabilities of Phoenix Life and are not a basis of any set-off against Phoenix Life.

          Revolving credit facilities. As of March 31, 2001, Phoenix Life maintained two separate $100 million revolving credit facilities. On June 11, 2001, Phoenix Life terminated these two facilities in light of the new master credit facility described below.

          The first facility was scheduled to mature on October 3, 2001. Under this facility domestic dollar loans bore interest at the greater of the Bank of Montreal's prime commercial rate or the effective federal funds rate plus 0.5%. Eurodollar loans bore interest at LIBOR plus an applicable margin. The credit agreement contained customary financial and operating covenants that included, among other provisions, requirements that Phoenix Life maintain a minimum risk based capital, or RBC, ratio and that it not exceed a maximum leverage ratio.

          Phoenix Life also maintained a $100 million revolving credit facility that was scheduled to mature on November 1, 2001. Loans under this facility were available to Phoenix Life or to its wholly owned subsidiary, PM Holdings, Inc., or PMH, with Phoenix Life's unconditional guarantee. Under this facility domestic dollar loans bore interest at Bank of New York's commercial prime rate or the effective federal funds rate plus 0.5%. Domestic dollar drawdowns could also have been executed at various maturities that bore interest at the bank's certificate of deposit rate plus 0.285%. Eurodollar loans bore interest at rates equal to LIBOR plus an applicable margin. The credit agreement contained customary financial and operating covenants that included, among other provisions, requirements that Phoenix Life maintain a minimum RBC ratio and a minimum capital to asset ratio, as well as other ratios, which included debt to capital, non-investment grade assets to total assets, and real estate assets to net invested assets.

          At December 31, 2000, Phoenix Life's ratio of non-investment grade assets to net invested assets exceeded the permitted limit of 5.5% as defined under the credit agreement relating to the $100 million revolving credit facility that was scheduled to mature on November 1, 2001. At March 31, 2001, however, Phoenix Life's ratio of high yield assets to net invested assets was back within the ratio permitted under the credit agreement. The lenders for this facility granted a waiver of compliance with respect to this covenant for the period October 1, 2000 through March 28, 2001. Phoenix Life had no borrowings outstanding under this credit agreement at December 31, 2000 and March 31, 2001.

     PXP. As of March 31, 2001, PXP had $383.6 million of debt outstanding, including:

          Phoenix Life Subordinated Note. In exchange for the debentures held by it, Phoenix Life agreed to accept from PXP, in lieu of cash, a $68.6 million subordinated note due 2006, bearing interest annually at the rate of LIBOR plus 200 basis points.

          Credit facilities. As of March 31, 2001, PXP maintained two five-year syndicated credit facilities permitting a total borrowing of $375 million. These were a $200 million facility scheduled to mature in August 2002 and, a $175 million facility scheduled to mature in March 2004. Phoenix Life guaranteed unconditionally PXP's obligations under these facilities. The outstanding obligations under the credit facilities as of March 31, 2001 were $165.0 million and $150.0 million, respectively. A blended interest rate of approximately 5.7% was in effect on these borrowings as of March 31, 2001. On June 11, 2001, PXP terminated these two facilities in light of the new master credit facility described below.

          PXP's then existing credit agreements contained financial and operating covenants which included, among other provisions, requirements that PXP maintain certain financial ratios and satisfy certain financial tests, restrictions on the ability to incur indebtedness, and limitations on the amount of PXP's capital expenditures. At March 31, 2001, PXP's Senior Debt to EBITDA ratio, as defined in the credit agreements, was 3.28:1, which exceeded the permitted maximum of 3:1. However, the lenders granted waivers of compliance for these covenants through June 28, 2001, retroactive to January 1, 2001.

          PXP also has commitments with unrelated third parties whereby the third parties fund commissions paid by PXP upon the sale of Class B share mutual funds.

     New Master Credit Facility. In June 2001, The Phoenix Companies, Inc., Phoenix Life and PXP entered into a $375 million revolving credit facility that matures on June 10, 2005. Bank of Montreal is the administrative agent for this credit facility. Each of The Phoenix Companies, Inc., Phoenix Life and PXP has direct borrowing rights under this credit facility, although The Phoenix Companies, Inc. will not be able to borrow under it until after the demutualization. Loans to Phoenix Life and PXP are unconditionally guaranteed by The Phoenix Companies, Inc. In addition, loans made to PXP prior to the demutualization will be guaranteed by Phoenix Life and will remain guaranteed by Phoenix Life as long as PXP remains a subsidiary of Phoenix Life. Assuming Phoenix Life transfers ownership of PXP to us or our designated subsidiary upon the demutualization, borrowings by PXP will no longer be guaranteed by Phoenix Life but will continue to be guaranteed by The Phoenix Companies, Inc. Base rate loans bear interest at the greater of the Bank of Montreal's prime commercial rate or the effective federal funds rate plus 0.5%. Eurodollar rate loans bear interest at LIBOR plus an applicable margin. The credit agreement contains customary financial and operating covenants that include, among other provisions, requirements that The Phoenix Companies, Inc. maintain a minimum shareholders' equity and a maximum debt to capitalization ratio; that Phoenix Life maintain a minimum risk based capital ratio, minimum financial strength ratings, and until demutualization, a maximum debt to capitalization ratio; and that PXP maintain a maximum debt to capitalization ratio and a minimum shareholders' equity.

     PXP drew down $305.0 million under this facility on June 11, 2001 to repay the amounts outstanding under PXP's prior credit facilities. All Phoenix Life's and PXP's prior credit facilities were terminated as of June 11, 2001.

     $100 Million Short-term Credit Facility. In addition to the master revolving unsecured credit agreement described above, on June 15, 2001 we entered into a $100 million short-term credit agreement. The purpose of this facility was to help us fund our anticipated purchase from Phoenix Life of the common stock of PXP and other subsidiaries of Phoenix Life as described under "Demutualization -- Summary of the Plan of Reorganization," through a drawdown on the effective date of the demutualization in the event the net proceeds of this initial public offering proved insufficient for such purchase. Since the net proceeds of this initial public offering will be sufficient to fund this purchase, we do not intend to draw down funds under the short-term credit agreement. If we do not borrow under this credit agreement, it will automatically terminate on the fifth business day following the effective date of the demutualization.

     Reinsurance. We maintain life reinsurance programs designed to protect against large or unusual losses in our life insurance business. Recently, in response to the reduced cost of reinsurance coverage, we increased the amount of individual mortality risk coverage purchased from third party reinsurers. See "Business--Life and Annuity Segment--Reinsurance." Based on our review of our life reinsurers' financial statements and reputations in the reinsurance marketplace, we believe that our life reinsurers are financially sound and, therefore, that we have no material exposure to uncollectable life reinsurance. See "Business--Legal Proceedings" for a discussion of potential exposures to unrecoverable reinsurance relating to our discontinued group accident and health business.

     Risk-based capital. Section 1322 of the New York Insurance Law requires that New York life insurers report their RBC. RBC is based on a formula calculated by applying factors to various asset, premium and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. Section 1322 gives the New York Superintendent of Insurance explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels. As of December 31, 2000, Phoenix Life's total adjusted capital was in excess of each of these RBC levels. See "Regulation--Insurance Regulation--Risk-based capital." Each of the U.S. insurance subsidiaries of Phoenix Life is also subject to these same RBC requirements. As of December 31, 2000, the total adjusted capital of each of these insurance subsidiaries was in excess of each of these RBC levels.

     Net capital requirements. Phoenix Equity Planning Corporation, or PEPCO, PXP Securities Corp., or PSC, and Rutherford, each of which is a wholly owned subsidiary of PXP, and Main Street Management, PHOENIXLINK Investments, inc., or PHOENIXLINK, PFG Distribution Company and W.S. Griffith, each of which is a subsidiary of Phoenix Life, are subject to the net capital requirements imposed on registered broker-dealers by the Securities Exchange Act of 1934, or the Exchange Act. Each of them is also required to maintain a ratio of aggregate indebtedness to net capital that does not exceed 15 to 1. The following are the net capital, as defined in the Exchange Act, regulatory minimum and ratio of aggregate indebtedness (as defined in the Exchange Act) to net capital for each of these broker-dealers, as of March 31, 2001:

     - PEPCO had net capital of approximately $5.3 million. This amount exceeded PEPCO's regulatory minimum of $0.9 million. The ratio of aggregate indebtedness to net capital for PEPCO was 2.38 to 1.

     - PSC had net capital of approximately $2.0 million. This amount exceeded PSC's regulatory minimum of $30,738. The ratio of aggregate indebtedness to net capital for PSC was 0.23 to 1.

     - Main Street Management had net capital of approximately $330,000. This amount exceeded Main Street Management's regulatory minimum of $43,883. The ratio of aggregate indebtedness to net capital for Main Street Management was 1.99 to 1.

     - PHOENIXLINK had net capital of approximately $35,000. This amount exceeded PHOENIXLINK's regulatory minimum of $5,000. The ratio of aggregate indebtedness to net capital for PHOENIXLINK was 0.

     - PFG Distribution Company had net capital of approximately $8,660. This amount exceeded PFG Distribution Company's regulatory minimum of $5,000. The ratio of aggregate indebtedness to net capital for PFG Distribution Company was 4.03 to 1.

     - W.S. Griffith had net capital of approximately $2.8 million. This amount exceeded W.S. Griffith's regulatory minimum of $0.6 million. The ratio of aggregate indebtedness to net capital for W.S. Griffith was 3.06 to 1.

     - Rutherford had net capital of approximately $0.8 million. This amount exceeded Rutherford's regulatory minimum of $0.1 million. The ratio of aggregate indebtedness to net capital for Rutherford was 0.12 to 1.

CONSOLIDATED CASH FLOWS

     Net cash provided by (used for) operating activities of continuing operations was $70.5 million and $(10.0) million for the three months ended March 31, 2000 and 2001, respectively. Net cash provided by operating activities of continuing operations was $448.1 million, $318.0 million and $375.1 million for the years ended December 31, 1998, 1999 and 2000, respectively. The decrease for the three months ended March 31, 2001 over the comparable period in 2000 resulted primarily from increased expenses associated with our purchase of the PXP minority interest, our demutualization and our special retirement program. The increase in 2000 as compared to 1999 resulted primarily from lower benefits paid to policyholders primarily in the Confederation Life block and higher investment income. The decrease in 1999 as compared to 1998 resulted primarily from the increases in benefits paid to policyholders, increased operating expenses and dividends paid.

     Net cash used for operating activities of discontinued operation was $185.6 million and $13.5 million for the three months ended March 31, 2000 and 2001, respectively. Net cash provided by (used for) operating activities of discontinued operations was $97.6 million, $(76.7) million and $(264.6) million for the years ended December 31, 1998, 1999 and 2000, respectively. The decrease in cash used for the three months ended March 31, 2001 over the comparable period of 2000 resulted primarily from the payment of cash settlements by our reinsurance discontinued operations in the prior year. The increase in cash used for 2000 as compared to 1999 resulted primarily from the payment of cash settlements to several of the companies involved in Unicover, which is associated with the runoff of our group accident and health reinsurance block, plus the remaining operating activities of our discontinued operations. The increase in cash used in 1999 as compared to 1998 was primarily attributable to the purchase of aggregate excess-of-loss reinsurance related to the runoff of the group accident and health reinsurance block.

     Net cash (used for) provided by investing activities of continuing operations was $(61.2) million and $225.1 million for the three months ended March 31, 2000 and 2001, respectively. Net cash used for investing activities of continuing operations was $252.9 million, $366.7 million and $416.2 million for the years ended December 31, 1998, 1999 and 2000, respectively. The increase in net cash used for investing activities for the three months ended March 31, 2001 over the comparable period in 2000 was due to the sale of investments to meet operating cash flow needs. The increase in net cash used for investing activities for 2000 as compared to 1999 was due to the increase in cash available from operations, which was invested. The increase in 1999 as compared to 1998 was due primarily to the acquisition of Zweig.

     Net cash provided by investing activities of discontinued operations was $182.2 million and $16.0 million for the three months ended March 31, 2000 and 2001, respectively. Net cash (used for) provided by investing activities of discontinued operations was $(78.2) million, $105.6 million and $259.5 million for the years ended December 31, 1998, 1999 and 2000, respectively. The decrease in net cash for the three months ended March 31, 2001 over the comparable period in 2000 was due to fewer investment sales needed to support operating requirements. The increase in net cash for 2000 as compared to 1999 was due to the sale of our group life and health business. The increase in cash provided by investing activities in 1999 as compared to 1998 reflected the sales of securities to fund the purchase of the excess loss reinsurance described above.

     Net cash used for financing activities of continuing operations was $149.4 million and $197.4 million for the three months ended March 31, 2000 and 2001, respectively. Net cash (used for) provided by financing activities of continuing operations was $(240.0) million, $80.4 million and $35.2 million for the years ended December 31, 1998, 1999 and 2000, respectively. The increase for the three months ended March 31, 2001 compared to the three months ended March 31, 2000 resulted primarily from distributions to minority shareholders, partially offset by the increase in variable annuity deposits into the guaranteed account option and increased borrowings. The decrease for 2000 as compared to 1999 resulted primarily from the decrease in short-term debt and bank borrowings and the increase in repayments of securities sold subject to repurchase agreements offset primarily by the increased variable annuity deposits into the guaranteed account option rather than the separate account option. The increase in 1999 resulted primarily from the increase in short-term debt and bank borrowings used to fund the purchase of subsidiaries and the increase in proceeds from repayment of securities sold subject to repurchase agreements.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK

  MARKET RISK EXPOSURES AND RISK MANAGEMENT

     We must effectively manage, measure and monitor the market risk generally associated with our insurance and annuity business and, in particular, our commitment to fund insurance liabilities. We have developed an integrated process for managing risk, which we conduct through our Corporate Portfolio Management Department, Corporate Actuarial Department and additional specialists at the business segment level. These groups confer with each other regularly. We have implemented comprehensive policies and procedures at both the corporate and business segment level to minimize the effects of potential market volatility.

     Market risk is the risk that we will incur losses due to adverse changes in market rates and prices. We have exposure to market risk through our insurance operations and our investment activities. Our primary market risk exposure is to changes in interest rates, although we also have exposures to changes in equity prices and foreign currency exchange rates. We also have credit risks in connection with our derivatives contracts.

  INTEREST RATE RISK

     Interest rate risk is the risk that we will incur economic losses due to adverse changes in interest rates. Our exposure to interest rate changes primarily results from our commitment to fund interest-sensitive insurance liabilities, as well as from our significant holdings of fixed rate investments. Our insurance liabilities are largely comprised of dividend-paying individual whole life and universal life policies. Our fixed maturity investments include U.S. and foreign government bonds, securities issued by government agencies, corporate bonds, asset-backed securities, mortgage-backed securities and mortgage loans, most of which are mainly exposed to changes in medium- and long-term U.S. Treasury rates.

     We manage interest rate risk as part of our asset/liability management process and product design procedures. Asset/liability strategies include the segmentation of investments by product line, and the construction of investment portfolios designed to specifically satisfy the projected cash needs of the underlying product liability. We manage the interest rate risk inherent in our assets relative to the interest rate risk inherent in our insurance products. We identify potential interest rate risk in portfolio segments by modeling asset and product liability durations and cash flows under current and projected interest rate scenarios.

     One of the key measures we use to quantify this interest rate exposure is duration. Duration is one of the most significant measurement tools in measuring the sensitivity of the fair value of assets and liabilities to changes in interest rates. For example, if interest rates increase by 100 basis points, or 1%, the fair value of an asset with a duration of five years is expected to decrease in value by 5%. We believe that as of December 31, 2000 and March 31, 2001, our asset and liability portfolio durations were well matched, especially for the largest segments of our balance sheet (i.e., whole life and universal life). Since our insurance products have variable interest rates (which expose us to the risk of interest rate fluctuations), we regularly undertake a sensitivity analysis which calculates liability durations under various cash flow scenarios.

     The selection of a 100 basis point immediate, parallel increase or decrease in interest rates is a hypothetical rate scenario used to demonstrate potential risk. While a 100 basis point immediate, parallel increase or decrease does not represent our view of future market changes, it is a reasonably possible hypothetical near-term change that illustrates the potential impact of such events. Although these fair value measurements provide a representation of interest rate sensitivity, they are based on our portfolio exposures at a point in time and may not be representative of future market results. These exposures will change as a result of ongoing portfolio transactions in response to new business, management's assessment of changing market conditions and available investment opportunities.

     To calculate duration, we project asset and liability cash flows and discount them to a net present value using a risk-free market rate adjusted for credit quality, sector attributes, liquidity and any other relevant specific risks. Duration is calculated by revaluing these cash flows at an alternative level of interest rates and by determining the percentage change in fair value from the base case.

     We also employ product design and pricing strategies to manage interest rate risk. Product design and pricing strategies include the use of surrender charges or restrictions on withdrawals in some products.

     The tables below show the interest rate sensitivity of our fixed income financial instruments measured in terms of fair value for the periods indicated. Given that our asset and liability portfolio durations were well matched for the periods indicated, it is expected that market value gains or losses in assets would be largely offset by corresponding changes in liabilities.

                                                     AS OF DECEMBER 31, 1999
                                     --------------------------------------------------------
                                                                   FAIR VALUE
                                                   ------------------------------------------
                                                    -100 BASIS       AS OF        +100 BASIS
                                     BOOK VALUE    POINT CHANGE    12/31/1999    POINT CHANGE
                                     ----------    ------------    ----------    ------------
                                                          (IN MILLIONS)
Cash and short term investments....   $  288.8       $  290.0       $  289.8       $  289.6
Floating rate notes................      230.7          231.2          230.7          230.1
Long term bonds....................    7,256.5        8,460.0        7,981.5        7,609.4
Commercial mortgages...............      716.8          752.0          721.9          698.5
                                      --------       --------       --------       --------
     Total.........................   $8,492.8       $9,733.2       $9,223.9       $8,827.6
                                      ========       ========       ========       ========

                                                     AS OF DECEMBER 31, 2000
                                     --------------------------------------------------------
                                                                   FAIR VALUE
                                                   ------------------------------------------
                                                    -100 BASIS       AS OF        +100 BASIS
                                     BOOK VALUE    POINT CHANGE    12/31/2000    POINT CHANGE
                                     ----------    ------------    ----------    ------------
                                                          (IN MILLIONS)
Cash and short term investments....   $  660.9       $  661.5       $  660.9       $  660.4
Floating rate notes................      193.0          193.3          193.1          192.8
Long term bonds....................    7,918.4        8,519.8        8,063.5        7,641.7
Commercial mortgages...............      593.4          612.7          589.1          567.4
                                      --------       --------       --------       --------
     Total.........................   $9,365.7       $9,987.3       $9,506.6       $9,062.3
                                      ========       ========       ========       ========

                                                      AS OF MARCH 31, 2001
                                     -------------------------------------------------------
                                                                  FAIR VALUE
                                                   -----------------------------------------
                                                    -100 BASIS       AS OF       +100 BASIS
                                     BOOK VALUE    POINT CHANGE    3/31/2001    POINT CHANGE
                                     ----------    ------------    ---------    ------------
                                                          (IN MILLIONS)
Cash and short term investments....   $  251.4      $   251.6      $  251.4       $  251.2
Floating rate notes................      158.7          159.5         158.7          158.0
Long term bonds....................    8,215.8        9,150.9       8,657.5        8,196.4
Commercial mortgages...............      569.5          579.3         556.5          535.2
                                      --------      ---------      --------       --------
     Total.........................   $9,195.4      $10,141.3      $9,624.1       $9,140.8
                                      ========      =========      ========       ========

     With respect to our residual exposure to fluctuations in interest rates, we use various derivative financial instruments to manage such exposure to fluctuations in interest rates, including interest rate swap agreements, interest rate caps, interest rate floors, interest rate swaptions and foreign currency swap agreements. To reduce counterparty credit risks and diversify counterparty exposure, we enter into derivative contracts only with highly rated financial institutions.

     We enter into interest rate swap agreements to reduce market risks from changes in interest rates. We do not enter into interest rate swap agreements for trading purposes. Under interest rate swap agreements, we exchange cash flows with another party, at specified intervals, for a set length of time based on a specified notional principal amount. Typically, one of the cash flow streams is based on a fixed interest rate set at the inception of the contract, and the other is based on a variable rate that periodically resets. Generally, no premium is paid to enter into the contract and neither party makes payment of principal. The amounts to be received or paid on these swap agreements are accrued and recognized in net investment income.

     We enter into interest rate floor, cap and swaption contracts for our assets and our insurance liabilities as a hedge against substantial changes in interest rates. We do not enter into such contracts for trading purposes. Interest rate floor and interest rate cap agreements are contracts with a counterparty which require the payment of a premium and give us the right to receive, over the term of the contract, the difference between the floor or cap interest rate and a market interest rate on specified future dates based on an underlying notional principal. Swaption contracts are options to enter into an interest rate swap transaction on a specified future date and at a specified interest rate. Upon the exercise of a swaption, we would receive either a swap agreement at the pre-specified terms or cash for the market value of the swap. We pay the premium for these instruments on a quarterly basis over the term of the contract, and recognize these payments in computing net investment income.

     The tables below show the interest rate sensitivity of our interest rate derivatives measured in terms of fair value for the periods indicated. These exposures will change as our insurance liabilities are created and discharged and as a result of ongoing portfolio and risk management activities.

                                               AS OF DECEMBER 31, 1999
                        ----------------------------------------------------------------------
                                                                    FAIR VALUE
                                      WEIGHTED      ------------------------------------------
                        NOTIONAL    AVERAGE TERM     -100 BASIS       AS OF        +100 BASIS
                         AMOUNT       (YEARS)       POINT CHANGE    12/31/1999    POINT CHANGE
                        --------    ------------    ------------    ----------    ------------
                                    (IN MILLIONS EXCEPT FOR WEIGHTED AVERAGE TERM)
Interest rate
  floors..............  $1,210.0        8.7            $(4.3)         $ (7.5)        $ (8.5)
Interest rate swaps...     474.0        8.8              8.7             1.5           (4.9)
Interest rate caps....      50.0        8.5               .1              .8            2.0
Receiver swaptions....   1,600.0        9.3             (2.6)           (8.2)         (10.1)
                        --------                       -----          ------         ------
     Totals...........  $3,334.0                       $ 1.9          $(13.4)        $(21.5)
                        ========                       =====          ======         ======

                                                AS OF DECEMBER 31, 2000
                         ----------------------------------------------------------------------
                                                                     FAIR VALUE
                                       WEIGHTED      ------------------------------------------
                         NOTIONAL    AVERAGE TERM     -100 BASIS       AS OF        +100 BASIS
                          AMOUNT       (YEARS)       POINT CHANGE    12/31/2000    POINT CHANGE
                         --------    ------------    ------------    ----------    ------------
                                     (IN MILLIONS EXCEPT FOR WEIGHTED AVERAGE TERM)
Interest rate floors...   $110.0         7.9            $ 1.1           $(.1)          $(.4)
Interest rate swaps....    453.0         7.5             15.6            7.9            1.1
Interest rate caps.....     50.0         7.8              (.3)            --             .9
                          ------                        -----           ----           ----
     Totals............   $613.0                        $16.4           $7.8           $1.6
                          ======                        =====           ====           ====

                                                  AS OF MARCH 31, 2001
                          ---------------------------------------------------------------------
                                                                     FAIR VALUE
                                        WEIGHTED      -----------------------------------------
                          NOTIONAL    AVERAGE TERM     -100 BASIS       AS OF       +100 BASIS
                           AMOUNT       (YEARS)       POINT CHANGE    3/31/2001    POINT CHANGE
                          --------    ------------    ------------    ---------    ------------
                                     (IN MILLIONS EXCEPT FOR WEIGHTED AVERAGE TERM)
Interest rate floors....   $110.0         2.2            $ 1.5          $ .3           $(.3)
Interest rate swaps.....    447.0         7.3             16.2           8.5            1.7
Interest rate caps......     50.0         7.2              (.3)          (.1)            .8
                           ------                        -----          ----           ----
     Totals.............   $607.0                        $17.4          $8.7           $2.2
                           ======                        =====          ====           ====

  EQUITY RISK

     Equity risk is the risk that we will incur economic losses due to adverse changes in equity prices. Our exposure to changes in equity prices primarily results from our commitment to fund our variable annuity and variable life products, as well as from our holdings of common stocks, mutual funds and other equities. We manage our insurance liability risks on an integrated basis with other risks through our liability and risk management and capital and other asset allocation strategies. We also manage equity price risk through industry and issuer diversification and asset allocation techniques. We held
$437.2 million, $335.5 million and $293.3 million in equities on our balance sheet as of December 31, 1999 and 2000 and March 31, 2001, respectively. A 10% decline in the relevant equity price would decrease the value of these assets by approximately $44 million, $34 million and $29 million as of December 31, 1999 and 2000 and March 31, 2001, respectively. Conversely, a 10% increase in the relevant equity price would increase the value of these assets by approximately $44 million, $34 million and $29 million as of December 31, 1999 and 2000 and March 31, 2001, respectively.

  FOREIGN EXCHANGE RISKS

     Foreign exchange risk is the risk that we will incur economic losses due to adverse changes in foreign currency exchange rates. Our functional currency is the U.S. dollar. Our exposure to fluctuations in foreign exchange rates against the U.S. dollar results from our holdings in non-U.S. dollar-denominated fixed maturity securities and equity securities and through our investments in foreign subsidiaries and affiliates. The principal currency that creates foreign exchange rate risk for us is the British pound sterling, due to our investment in Aberdeen.

     We partially mitigate this risk by using foreign currency swaps, which are agreements designed to hedge against fluctuations in foreign currency exposure. Under this type of agreement, we agree to exchange with another party principal and periodic interest payments denominated in foreign currency for payments denominated in U.S. dollars. The amounts to be received or paid on a foreign currency swap agreement are recognized in net investment income. As of December 31, 1999 and 2000 and March 31, 2001, these swaps represented a notional amount of $8.1 million, $24.3 million and $24.3 million, and a fair value of $0.2 million, $2.0 million and $3.5 million, respectively. We believe our outstanding foreign exchange risk is immaterial.

EFFECTS OF INFLATION

     We do not believe that inflation has had a material effect on our consolidated results of operations, except insofar as inflation may affect interest rates. See "Risk Factors--Risks Related to Our Business--Changes in interest rates could harm cash flow and profitability in our life and annuity businesses."

                              THE DEMUTUALIZATION

     The following is a summary of the material terms of Phoenix Life's plan of reorganization. This summary is qualified in its entirety by the plan of reorganization itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

PURPOSE

     The main purpose of the proposed demutualization is to increase our potential for long-term growth and financial strength. As a mutual life insurer, Phoenix Life can increase its capital only through retained surplus contributed by its businesses or through the sale of surplus notes or similar instruments issued by it. Neither source is fully adequate to generate substantial surplus accumulations or to provide permanent capital to Phoenix Life. For this reason, we believe that a public ownership structure will best enable us to accelerate implementation of our wealth management strategy and our growth, by enabling us to raise money more efficiently and giving us greater flexibility to make acquisitions through the use of our stock as consideration. We believe this will enable us to increase our market leadership, financial strength and strategic position, and will also provide additional security to policyholders. We also believe that, as a public company, we will be better able to attract, retain and provide incentives to management in a fashion consistent with that of other stock life insurance companies.

SUMMARY OF THE PLAN OF REORGANIZATION

     On the date the plan of reorganization becomes effective (which will be the date of the closing of the initial public offering and any other capital raising transactions permitted under the plan), Phoenix Life will convert from a mutual life insurance company to a stock life insurance company, and become a wholly owned subsidiary of The Phoenix Companies, Inc. Each policyholder's membership interest will be extinguished on the plan effective date and, in exchange for that interest, each eligible policyholder will be entitled to receive common stock, cash or an adjustment to such policyholder's policy value in the form of policy credits, as provided in the plan. We will allocate compensation among eligible policyholders based on actuarial principles. For a description of the actuarial principles to be used in this allocation, see "--Payment of Compensation to Eligible Policyholders."

     The plan of reorganization requires us to make the initial public offering and to raise proceeds from the initial public offering and, if necessary, from the other permitted capital raising transactions described below, in an amount, net of underwriting commissions and related expenses, at least equal to the total amount required for us to reimburse Phoenix Life for the crediting of policy credits and payment of cash payments to eligible policyholders pursuant to the plan of reorganization, as well as to pay the fees and expenses we have incurred in connection with the demutualization.

     The plan of reorganization permits us to complete on the effective date of the plan, in addition to the initial public offering, one or more other specified capital raising transactions. These include one or more of an offering of preferred securities, mandatorily convertible debt or preferred securities, convertible debt or preferred securities and debt securities, as well as commercial paper issuances, bank borrowings and a private placement of common stock or any of the other securities mentioned above (or a combination of such offerings, issuances and bank borrowings). The plan of reorganization provides that our aggregate gross proceeds from any such other permitted capital raising transactions may not exceed 20% of the sum of such gross proceeds plus the gross proceeds of the initial public offering. We cannot proceed with any offering relating to such other capital raising transactions without the approval of the New York Superintendent of Insurance. In addition, the final terms of the initial public offering and the other capital raising transactions, if any, must be approved by the New York Superintendent. The effectiveness of the demutualization and the closing of the initial public offering are conditioned on their simultaneous occurrence.

     Pursuant to the New York Insurance Law, the board of directors of Phoenix Life adopted the plan of reorganization on December 18, 2000 and amended and restated it on January 26, 2001. In order for the demutualization to be consummated and this offering to occur, the plan of reorganization must also be approved by at least two-thirds of the votes validly cast by eligible policyholders. The plan of reorganization defines eligible policyholders as the owners on December 18, 2000, the adoption date of the plan, of certain policies and contracts issued by Phoenix Life that were in force on that date. Phoenix Life's eligible policyholders duly approved the plan in a vote that concluded on April 2, 2001.

     In order to become effective, the plan of reorganization had to be approved by the New York Superintendent of Insurance after a public hearing based on a finding, among other things, that the plan is fair and equitable to policyholders. The public hearing was held on March 19, 2001 and the Superintendent approved the plan on June 1, 2001. See "Risk Factors--Risks Related to the Demutualization--A challenge to the plan of reorganization or to the approval of the plan by the New York Superintendent of Insurance might adversely affect the terms of the demutualization and the market price of our common stock."

     We began incurring expenses related directly or indirectly to the demutualization during 2000. We estimate that expenses relating to the demutualization, excluding costs relating to the initial public offering and to other permitted capital raising transactions, if any, will total approximately $30.0 million, net of income taxes of $16.2 million, of which $14.1 million was recognized for the year ended December 31, 2000 and $6.9 million was recognized for the three months ended March 31, 2001. Demutualization expenses consist of our cost of printing and mailing materials to policyholders and our aggregate cost of engaging independent accounting, actuarial, compensation, financial, investment banking and legal advisers and other consultants to advise us in the demutualization process and related matters, as well as other administrative costs. The New York Superintendent of Insurance has also engaged experts to provide actuarial, investment banking, legal and auditing advice. Pursuant to the New York Insurance Law, we must pay the fees and expenses of these consultants, which fees and expenses are included in the above amounts. We have also agreed to indemnify certain of our consultants and certain of the consultants to the New York Superintendent of Insurance against liabilities arising out of their engagements in connection with the demutualization.

     The following charts illustrate our corporate structure before and immediately after the demutualization. The portrayal of our corporate structure immediately after the demutualization assumes that Phoenix Life, with the approval of the New York Superintendent of Insurance, has transferred to various holding companies owned by us all of the common stock of PXP, PHL Associates, Inc., Main Street Management, W.S. Griffith and Phoenix Charter Oak Trust Company. Under the plan of reorganization, if Phoenix Life makes any such transfer, it may not transfer less than all the shares of common stock of the company in question and it must receive fair market value for such shares at the time of demutualization.

                  [STRUCTURE BEFORE DEMUTUALIZATION FLOWCHART]

                  [STRUCTURE AFTER DEMUTUALIZATION FLOWCHART]
------------

(1) Direct and indirect subsidiaries of this holding company may include PHL Associates, Inc., Main Street Management and W.S. Griffith.

PAYMENT OF COMPENSATION TO ELIGIBLE POLICYHOLDERS

     Until the effective date of the plan of reorganization, Phoenix Life will continue to be a mutual life insurance company. In connection with the demutualization, the membership interests of policyholders will be extinguished, and eligible policyholders will receive compensation in exchange for the extinguishment of their membership interests. Policyholders who are not eligible policyholders will not receive any compensation in the demutualization.

     On the effective date of the plan of reorganization:

      -- the policyholders' membership interests will be extinguished and each eligible policyholder will be entitled to receive, in exchange for such policyholder's membership interest, shares of common stock of The Phoenix Companies, Inc. allocated to such policyholder, cash or an adjustment to such policyholder's policy values, which adjustments are called policy credits;

      -- Phoenix Life will become a stock life insurance company and a wholly owned subsidiary of The Phoenix Companies, Inc.; and

      -- PXP, W.S. Griffith, PHL Associates, Inc., Main Street Management and/or Phoenix Charter Oak Trust Company or their respective holding companies, currently subsidiaries of Phoenix Life, will become subsidiaries of The Phoenix Companies, Inc. or its subsidiaries, subject to the approval of the New York Superintendent of Insurance.

     We will distribute cash to:

      -- each eligible policyholder whose mailing address is outside the U.S. or with respect to whom Phoenix Life, after a reasonable effort to locate such eligible policyholder, has a reasonable belief that the most recent address for mailing purposes as shown on the Phoenix Life's records is an address at which mail to such eligible policyholder is undeliverable;

      -- each eligible policyholder who is not required to receive policy credits, and with respect to whom Phoenix Life determines in good faith to the satisfaction of the New York Superintendent of Insurance that it is not reasonably feasible or appropriate to provide consideration in the form of common stock; and

      -- except as provided above, each eligible policyholder who is allocated 60 or fewer shares of common stock and who has expressed (on a form approved by the New York Superintendent of Insurance and provided to such eligible policyholder, which form has been properly completed and received by Phoenix Life prior to a date set by Phoenix Life) a preference to receive cash in lieu of common stock.

We also have the option, subject to the approval of the New York Superintendent of Insurance and the availability of sufficient cash, to distribute cash to eligible policyholders who are allocated more than 60 shares of common stock and who have indicated a preference to receive cash.

     Eligible policyholders owning certain individual retirement annuities, tax-sheltered annuities, tax-qualified individual life insurance policies or individual annuity contracts are required to receive consideration in the form of policy credits. However, if any such contract or policy has matured by death or otherwise been surrendered or terminated after December 18, 2000, but prior to the date on which the policy credits would have been credited, cash in the amount of the policy credits will be paid in lieu of the policy credits to the person to whom the death benefit, surrender value or other payment at termination was made under such policy.

     The remaining eligible policyholders will be entitled to receive, pursuant to the plan of reorganization, their allocated shares of our common stock. We will distribute compensation to eligible policyholders receiving cash or policy credits as soon as reasonably practicable following the effective date of the plan, but in any event not later than 45 days thereafter, or on such later date as may be approved by the New York Superintendent of Insurance.

     Regardless of whether an eligible policyholder is receiving common stock, cash or policy credits, the compensation such policyholder receives under the plan of reorganization will be based on the number of shares of common stock allocated to such policyholder pursuant to the terms of the plan of reorganization. The formula for allocating shares of common stock among eligible policyholders consists of two components:

      -- We have allocated a fixed number of shares of common stock equal to 18 shares to each eligible policyholder, regardless of the number of policies owned by that policyholder.

      -- Additional shares have also been allocated to each such eligible policyholder holding a participating policy--that is, a policy that is not by its terms ineligible to participate in the divisible surplus of Phoenix Life. The number of additional shares, if any, for each such eligible policyholder varies based upon an actuarial formula specified in the plan of reorganization that takes into account, among other things, the past and future contributions to our statutory surplus from policies held by the eligible policyholder, as determined by historical experience and expected future performance.

     We have retained Tillinghast to advise us in connection with actuarial matters involved in the development of the plan of reorganization and the payment of consideration to eligible policyholders. The opinion of Mark A. Davis and Duncan Briggs, each a principal with Tillinghast, dated December 18, 2000, states that the plan for allocation of consideration to eligible policyholders (as defined in the plan of reorganization) as set forth in the plan of reorganization is fair and equitable to the policyholders of Phoenix Life as required by Section 7312 of the New York Insurance Law. This opinion is included as Annex A to this prospectus.

ESTABLISHMENT AND OPERATION OF THE CLOSED BLOCK

     The closed block is an arrangement established to ensure that the reasonable dividend expectations of policyholders who own certain individual insurance policies are met. As set forth in the closed block memorandum included as a schedule to the plan of reorganization, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, we will allocate assets to the closed block in an amount that produces cash flows which, together with anticipated revenues from the closed block policies, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and taxes, and for continuation of policyholder dividend scales in effect for 2000, if the experience underlying such scales continues, and for appropriate adjustments in such scales if the experience changes. The establishment and operation of the closed block will not modify or amend the provisions of the policies included in the closed block.

     The closed block assets, the cash flows generated by the closed block assets and the anticipated revenues from the policies in the closed block will benefit only the holders of the policies included in the closed block. Any cash flows in excess of amounts assumed will be available for distribution over time to closed block policyholders and will not be available to our stockholders. To the extent that, over time, cash flows from the assets allocated to the closed block and claims and other experience relating to the closed block are, in the aggregate, more or less favorable than assumed in establishing the closed block, total dividends paid to closed block policyholders in the future may be greater than or less than the total dividends that would have been paid to these policyholders if the policyholder dividend scales in effect for 2000 had been continued. Dividends on policies included in the closed block, as in the past, will be declared at the discretion of the board of directors of Phoenix Life. These dividends may vary from time to time, reflecting changes in investment income, mortality, persistency and other experience factors, and are not guaranteed. We will not be required to support the payment of dividends on closed block policies from Phoenix Life's assets outside of the closed block, although we could choose to provide such support.

     Phoenix Life will continue to pay guaranteed benefits under all policies in accordance with their terms, including the policies included in the closed block. If the assets allocated to the closed block, the investment cash flows from those assets and the revenues from the policies included in the closed block prove to be insufficient to pay the benefits guaranteed under the policies included in the closed block, Phoenix Life will be required to make such payments from its assets from outside of the closed block. Since the closed block has been funded to provide for payment of guaranteed benefits, as well as for continuation of policyholder dividend scales in effect for 2000, if experience underlying such scales continues, it should not be necessary to use assets from outside of the closed block to pay guaranteed benefits, unless the policies included in the closed block experience very substantial adverse deviations in investment income, mortality, persistency or other experience factors. We intend to accrue any additional contributions necessary to fund guaranteed benefits under the closed block when it becomes probable that we will be required to fund any shortage. We will use our best efforts to support the policies included in the closed block with the assets allocated to the closed block. The assets allocated to the closed block will be subject to the same liabilities, with the same priority in liquidation, as assets outside the closed block.

     As specified in the plan of reorganization, the policies included in the closed block include primarily the individual and joint whole life insurance policies, term life insurance policies and annuity contracts of Phoenix Life that are currently paying or expected to pay policy dividends, but only to the extent such policies are in force on any date between December 31, 1999 and the effective date of the plan. The closed block will include approximately 450,000 policies. A policy may be within a class for which there is an experience-based dividend scale in effect for 2000 even if it does not receive a 2000 dividend, and, therefore, the policy would be included in the closed block. Experience-based dividend scales are actuarial formulas used by life insurers to determine amounts payable as dividends on participating policies based on experience factors relating to, among other things, investment results, mortality, lapse rates, expenses, premium taxes and policy loan interest and utilization rates. The fact that a policy is included in the closed block has no bearing on the amount of consideration allocated to the policyholder.

     As provided in the plan of reorganization, Phoenix Life will segregate the closed block premiums, closed block policy benefits and other amounts received and paid by Phoenix Life on the policies included in the closed block. Those segregated cash flows will be added to or subtracted from the closed block as appropriate. Phoenix Life will charge the closed block with federal income taxes and state and local premium taxes, as well as investment transaction expenses relating to the closed block, as provided in the plan of reorganization. Cash payments with respect to certain reinsurance will be withdrawn from or paid to the closed block.

     The board of directors of Phoenix Life will set the dividends on the closed block policies annually, in accordance with applicable law and consistent with the objective of minimizing tontine effects and exhausting the assets of the closed block with the final payment made to the holder of the last policy included in the closed block. Phoenix Life will retain an independent actuary to review the operations of the closed block every five years, as required by the plan of reorganization. Additionally, Phoenix Life annually will review the operation of, and prepare an internal report regarding, the investment operations of the closed block. Such report will be provided to the New York Superintendent of Insurance.

     The closed block will continue in effect until the last policy in the closed block is no longer in force. The expected life of the closed block is over 100 years.

CLOSED BLOCK ASSETS AND LIABILITIES

     In accordance with the plan of reorganization, we will allocate a portion of Phoenix Life's invested assets, as well as cash and short-term investments, to the closed block. If we had established the closed block effective December 31, 1999, as of March 31, 2001 closed block cash and invested assets and their carrying values would have been as follows:

                                                               AS OF MARCH 31, 2001
                                                             -------------------------
                                                               CARRYING          % OF
                                                                 VALUE           TOTAL
                                                             -------------       -----
                                                             (IN MILLIONS)
Bonds
  Held to maturity.........................................    $1,601.6            22%
  Fixed maturities available-for-sale, at fair value.......     3,879.0            52
Mortgage loans.............................................       393.0             5
Policy loans...............................................     1,444.4            19
Cash and cash equivalents..................................       129.4             2
                                                               --------           ---
     Total.................................................    $7,447.4           100%
                                                               ========           ===

     The fixed income assets in the closed block are representative of the fixed income assets included in our general account as a whole, in terms of average maturity, credit quality and yield. As is traditionally the case in demutualizations, the closed block contains assets that are more conservative than the general account assets as a whole, in that closed block assets consist primarily of fixed income securities purchased for their ability to generate predictable income streams. The composition of assets in the closed block will change over time as a result of new investments. New investments for the closed block acquired on and after March 31, 2001 with closed block cash flows will be allocated to the closed block upon acquisition and will consist only of investments permitted by the plan of reorganization. The assets allocated to the closed block will be subject to the same liabilities, with the same priority in liquidation, as assets outside the closed block.

     If we had established the closed block at March 31, 2001, the policy liabilities and accounts associated with the closed block would have aggregated $9,352.7 million. This amount would have included $8,863.8 million of policyholder liabilities, $363.3 million of dividends payable to policyholders and other liabilities of $125.6 million.

     Under the plan of reorganization, specified expenses, consisting primarily of federal income taxes and state and local premium and income taxes, will be charged against the closed block. Allocation of revenues and these specified expenses to the closed block are based on estimates that we believe are reasonable based on the plan of reorganization and give effect to the establishment of the closed block as if the establishment of the closed block had occurred as of December 31, 1999. Premiums, benefits and these specified expenses relating to the policies to be included in the closed block were derived from our actual records for the respective periods. Net investment income and realized gains were allocated to the closed block based on the composition of assets identified to fund the closed block and the expected income on those assets.

     The closed block liabilities reflect the GAAP policyholder benefit reserves derived from our records for all policies to be included in the closed block under the plan of reorganization. Assets necessary to fund the closed block liabilities are determined based on actuarial cash flow models and related assumptions that we believe are reasonable and will be consistent with the rules of operation for the closed block as set forth in the plan of reorganization. Cash flow models are used to project all insurance cash flows from the policies included in the closed block, which include premiums plus interest on policy loans, less policy benefits, net increase in policy loans, dividends and the specified expenses referred to above. The actuarial cash flow models contain various assumptions which include mortality, persistency, expense and investment experience. After projecting the insurance cash flows, assets were initially identified so that cash flows from the assets (principal and income), together with insurance revenues and cash flows from assets purchased by reinvested cash, would fund all closed block liabilities, assuming the experience underlying the 2000 dividend scales continues (including the portfolio yield of approximately 7.6%).

     We have retained Tillinghast to advise us in connection with actuarial matters involved in the establishment and operation of the closed block. The opinion of Mark A. Davis and Duncan Briggs, each a principal with Tillinghast, dated December 18, 2000, states (in reliance upon the matters and subject to the limitations described in such opinion), among other things, that Phoenix Life's assets set aside as of January 1, 2000 (including subsequent adjustments as provided for in the plan of reorganization) to establish the closed block as set forth in the plan of reorganization are adequate because they are expected to produce cash flows which, together with anticipated revenues from the closed block policies, are reasonably expected to be sufficient to support such policies, including, but not limited to, provisions for payment of claims and certain expenses and taxes, and to provide for continuation of dividend scales payable in 2000, if the experience underlying such scales continues. This opinion is included as Annex A to this prospectus.

COMMISSION-FREE PURCHASE AND SALE PROGRAM

     Pursuant to the plan of reorganization, subject to the approval of the New York Superintendent of Insurance, we will establish a commission-free purchase and sale program that will begin no sooner than the first business day after the six-month anniversary, and no later than the first business day after the twelve-month anniversary, of the effective date of the demutualization, and will continue for at least 90 days. We may extend the 90-day period with the approval of the New York Superintendent of Insurance. Under this program, each of our stockholders who owns 99 or fewer shares of our common stock on the record date for the commission-free purchase and sale program will have the opportunity at any time during the 90-day period to sell all, but not less than all, of those shares in one transaction at prevailing market prices without paying brokerage commissions or other similar expenses. We will also offer each eligible stockholder entitled to participate in the commission-free purchase and sale program the opportunity to purchase such number of shares of common stock as necessary to increase such stockholder's holdings to 100 shares without paying brokerage commissions or other similar expenses.

AMENDMENTS TO THE PLAN

     The board of directors of Phoenix Life may amend the plan of reorganization at any time before the effective date in accordance with Section 7312(f) of the New York Insurance Law. No amendment made after the public hearing or after the vote of the eligible policyholders may change the plan of reorganization in a manner that the New York Superintendent of Insurance determines is materially disadvantageous to any policyholder unless a further hearing or vote is conducted as provided by Section 7312(f). Notwithstanding the foregoing, we may amend the commission-free purchase and sale program at any time. Until the first anniversary of the effective date of the demutualization, any such amendment to the commission-free purchase and sale program will be subject to the prior approval of the New York Superintendent of Insurance. If the New York Superintendent of Insurance approves such amendment, Phoenix Life will notify the eligible policyholders as promptly as practicable following such approval.

FEDERAL INCOME TAX CONSEQUENCES OF THE DEMUTUALIZATION

     Under the terms of the plan of reorganization, the demutualization will not become effective unless we receive an opinion of our special tax counsel, Debevoise & Plimpton (or other nationally-recognized tax counsel), to the effect that:

      -- policies issued by Phoenix Life before the effective date of the plan will not be treated as newly issued, issued in exchange for existing policies or newly purchased for any material federal income tax purpose as a result of the consummation of the plan;

      -- eligible policyholders receiving solely our common stock pursuant to the plan will not recognize income, gain or loss for federal income tax purposes as a result of the consummation of the plan;

      -- the consummation of the plan of reorganization, including the crediting of policy credits to a policy under the terms of the plan, will not adversely affect any tax-favored status accorded to the policy under the Internal Revenue Code, and will not be treated as a contribution or distribution that results in penalties, withholdings or other adverse federal income tax consequences to the holder;

      -- The Phoenix Companies, Inc. will not recognize any income, gain or loss for federal income tax purposes as a result of:

       (1)  its issuance of common stock to eligible policyholders;

       (2)  its receipt of shares of Phoenix Life common stock;

       (3) its cancellation, for no consideration, of its common stock previously issued to and held by Phoenix Life immediately prior to the effective date of the plan of reorganization; or

       (4) its sale of shares of common stock in the initial public offering for cash, in each case pursuant to the terms of the plan;

      -- the conversion of Phoenix Life from a mutual life insurance company to a stock life insurance company will qualify as a "reorganization" and Phoenix Life will be a "party" to the reorganization under the Internal Revenue Code; and

      -- the summary of the principal U.S. federal income tax consequences of the consummation of the plan of reorganization that is contained in the information booklet provided to policyholders, to the extent it describes matters of law or legal conclusions, is, subject to the limitations and assumptions set forth in the information booklet, an accurate summary in all material respects of the federal income tax consequences to policyholders who receive compensation in the demutualization and to us.

     We have received an additional opinion from Debevoise & Plimpton, our special tax counsel, which is not required under the terms of the plan of reorganization, to the effect that, under the Internal Revenue Code, the regulations issued thereunder, and current Internal Revenue Service and judicial interpretations of the Internal Revenue Code and regulations:

      -- the affiliated federal income tax group of which Phoenix Life is the common parent immediately before the demutualization will remain in existence after the effectiveness of the plan, with The Phoenix Companies, Inc. as the common parent; and

      -- following its conversion from a mutual life insurance company to a stock life insurance company, Phoenix Life will continue to be an eligible member for inclusion in that affiliated federal income tax group.

     Based on the opinions of our special tax counsel described above, we believe that we will not incur any significant federal income tax liability as a result of the consummation of the plan of reorganization.

     The opinions of our special tax counsel described above are based on the accuracy of representations and undertakings made by Phoenix Life. We have not sought a private letter ruling from the Internal Revenue Service regarding the matters addressed by the opinions of our special tax counsel described above.

                                    BUSINESS

OVERVIEW

     We are a leading provider of wealth management products and services offered through a variety of select advisors and financial services firms to serve the accumulation, preservation and transfer needs of the affluent and high net worth market, businesses and institutions. We refer to our products and services together as our wealth management solutions. We offer a broad range of life insurance, variable annuity and investment management solutions through a variety of distributors. These distributors include affiliated and non-affiliated advisors and financial services firms who make our solutions available to their clients.

     The affluent and high net worth market is a growing market with significant demand for customized products and services. We define affluent as those households that have annual income of at least $100,000 or net worth, excluding primary residence, of at least $500,000; and we define high net worth, a subset of the affluent category, as those households that have net worth, excluding primary residence, of over $1,000,000. Our wealth management solutions are designed to assist advisors and their clients in this target market to achieve three main goals:

      -- the ACCUMULATION of wealth, primarily during an individual's working years;

      -- the PRESERVATION of income and wealth during retirement and following death; and

      -- the efficient TRANSFER of wealth in a variety of situations, including through estate planning, business continuation planning and charitable giving.

We also provide products and services directly to businesses and institutions. These products and services include discretionary investment management services (where we are authorized to trade without the client's prior knowledge or consent) and non-discretionary investment management services and structured finance products, as well as benefits for corporate executives.

     We have developed, through internal growth and strategic acquisitions, an asset management capability that is fundamental to the provision of wealth management solutions in both our Life and Annuity and Investment Management businesses. Our nine affiliated asset managers offer a number of distinct investment styles and invest in a wide range of asset classes. In addition to playing a central role in the private client and institutional lines of our Investment Management business, seven of these affiliated asset managers manage one or more portfolios available through our variable product lines; in this way, our asset management platform enhances the accumulation and preservation components of our Life and Annuity business. Several of our affiliated asset managers also manage our general account assets, which underlie our whole life, universal life and fixed annuity products.

     Our diversified asset management capability means that many of the same investment choices are available in each of our life insurance, annuity and investment management product lines. We believe this represents a competitive advantage that helps us deepen penetration of our target market since, in our experience, distributors familiar with our investment offerings in one product line are generally more receptive to selling additional product lines with the same investment choices.

     We provide our wealth management solutions to the affluent and high net worth market through an array of distribution channels. We distribute through:

      -- non-affiliated financial intermediaries such as national and regional broker-dealers and financial planning firms; and

      -- our affiliated retail producers, most of whom are registered representatives of our wholly owned retail broker-dealer W.S. Griffith.

     Since 1999, we have added a significant number of internal product specialists, or wholesalers, across all our product lines. Consistent with our strategy of providing our distributors with services that support our products and make them easier for advisors to sell, we have made and expect to continue to make significant investments in developing our information technology platform. We expect that these technological improvements will support sales growth and improve our operating efficiency. See "--Technology."

     In 2000, our total revenues were $2,995.0 million and our total income from continuing operations was $94.8 million. At March 31, 2001, we had total assets of $19,677.2 million and total equity of $1,670.6 million.

MARKET OPPORTUNITY

     We believe the affluent and high net worth market presents us with a substantial business opportunity. In 2000, according to the Spectrem Group, a financial services industry research and consulting firm, affluent and high net worth households spent approximately $353 billion on financial services, of which an estimated $179 billion related to sales of the types of wealth management solutions we currently offer. This market has grown rapidly. According to the Spectrem Group's 2000 Affluent Market Research Program study, the number of affluent households in the U.S. grew at a compound annual growth rate of 12% from 1995 to 2000, to 19.4 million households. The high net worth segment had a compound annual growth rate of 9% for the same period, to 6.3 million households. The Spectrem Group study projected that the number of U.S. affluent households would grow to 34 million by 2005, and that the number of U.S. high net worth households would grow to 10 million over the same period, assuming continuation of the same respective compound annual growth rates recorded from 1995 to 2000. (Actual growth rates may vary significantly from projected rates, particularly in the event of slowing economic growth.)

     Further, we expect the need for wealth transfer products and services to increase dramatically in the future. In 1999 the Social Welfare Research Institute at Boston College estimated that $12 trillion of intergenerational asset transfers would occur over the next 20 years. Transfers of this magnitude will affect individuals, businesses and institutions alike. (The cited estimate is based on several assumptions, including continuous economic growth of 2%, the absence of a major recession or depression, and rates of household savings, dissavings and growth in wealth based on age.)

     In the past decade, there has been a general trend towards younger affluence. According to the Spectrem Group's 2000 Affluent Market Research Program study, in 1990 an estimated 39% of the heads of U.S. affluent households were under age 55; by 2000 that percentage had increased to an estimated 59%. The analogous percentages for heads of high net worth households were 26% in 1990 and 40% in 2000. We believe this trend towards younger affluence enhances the long-term business opportunity in our target market, since the trend implies demand over a longer period of time for the types of accumulation, preservation and transfer solutions we offer. A 1999 Spectrem Group industry survey identified us as being one of the top 10 companies chosen by penta-millionaires (households with net worth, excluding primary residence, of at least $5 million) to meet their life insurance needs.

BUSINESS STRENGTHS

     We believe that the following business strengths position us to capitalize on the market opportunity presented by affluent and high net worth households, businesses and institutions.

  A TRADITION OF INNOVATIVE PRODUCTS

     We have a long tradition of creating innovative products, particularly those designed to meet the evolving needs of the affluent and high net worth market and institutional investors. We were among the first to provide many products that subsequently have become primary accumulation, preservation and transfer tools for wealthy households. For example, we were one of the first insurers to offer second-to-die life policies, now a major estate planning product. We introduced first-to-die life policies in 1991, and believe we are the industry's leading seller of this product by premiums and deposits. We have offered variable annuities since 1983, and in 1988 became one of the first insurers to offer variable universal life policies. We believe this history of innovation has resulted in a corporate culture that fosters a continuous effort to develop products that meet market needs.

  PRODUCT OFFERINGS THAT PROVIDE OUR TARGET MARKET WITH SOLUTIONS TO ITS VARYING WEALTH MANAGEMENT NEEDS

     We believe the following products, among others that we offer, are particularly well suited for our target market:

  Products for Individuals

      -- Variable Universal Life. Variable universal life products provide insurance coverage that gives the policyholder flexibility in investment choices and, depending on the product, flexibility in premium payments and coverage amounts, with limited guarantees. Investment choices include a broad array of equity and fixed income offerings. We have achieved a growing presence in the market for variable universal life products, which are tools for income preservation and estate planning. Variable universal life products appeal to our target market because they provide insurance coverage coupled with tax deferred investment opportunities not available with whole life insurance products.

      -- Variable Annuities. Variable annuities permit an individual to accumulate assets on a tax deferred basis for later distribution in the form of a lump sum payment or periodic payments. These products enable the contractholder to save for retirement and also provide options which enable the contractholder to protect against outliving assets during retirement. Variable annuities have been popular in recent years because they permit the contractholder to receive a return based on equity market performance. We have recently developed a range of flexible variable annuity offerings that we market specifically through advisors to the affluent and high net worth market. We believe these offerings are well suited to this target market, as affluent and high net worth customers tend to invest more actively than members of other market segments.

      -- Managed Accounts. Managed accounts consist of intermediary and direct managed accounts. Intermediary managed accounts, which are sold through sponsored programs at broker-dealers such as Merrill Lynch, offer clients discretionary portfolio management services provided by unaffiliated investment managers selected by the broker-dealer. Direct managed accounts are offered directly by certain of our affiliated asset managers and allow affluent and high net worth individuals to personalize their investment portfolios.

      -- Private Placement Life and Annuity Products. We provide individually customized variable life and annuity products with a minimum deposit of $500,000 for individuals in the high end of our target market. These products are exempt from SEC registration and provide wealthy individuals with the opportunity to purchase a completely tailored product, including selection of the investment manager.

  Products for Businesses and Institutions

      -- Executive Benefits. Executive benefit solutions are designed for corporations to fund special deferred compensation plans and benefit programs for key employees. We offer a range of products and services to both large and mid-size corporate clients, using specially tailored life insurance products.

      -- Structured Finance Products. Structured finance products consist of collateralized bond and debt obligations backed by high yield bonds, emerging market bonds, asset-backed securities or other assets. These products provide institutional investors an opportunity for attractive yields compared to other fixed income investments, and offer a range of credit ratings. Our structured finance products are subject to ongoing professional management by our affiliated asset managers.

     Our products are designed to address the wealth management needs faced by our target market. In addition, because our choice of products and related features allows our customers to vary the level and type of risk they wish to accept, our products are suitable to a range of economic conditions. For instance, when economic conditions are favorable and consumer confidence is high, individuals are generally more likely to purchase variable products, which enable them to enjoy the potential of higher gains while accepting equity market risk. When economic conditions are less favorable or when interest rates are higher, individuals are more likely to purchase universal life or whole life products, which provide policyholders with a guaranteed minimum rate of return, eliminating their exposure to market risk but exposing them to the risk that interest rates may fall. During periods of market volatility, individuals may also choose variable annuities with special features that reduce the policyholder's exposure to market fluctuations.

  A STRONG AND DIVERSIFIED GROUP OF ASSET MANAGERS

     Our nine affiliated asset managers represent a variety of equity and fixed income investment styles, which we use to enhance offerings across our product lines, including variable products, mutual funds, managed accounts and alternative financial products. Through these managers, we offer investment styles that cover eight of the nine Morningstar categories of domestic equity funds: large-cap value, mid-cap value, small-cap value, large-cap blend, small-cap blend, large-cap growth, mid-cap growth and small-cap growth. We also offer a variety of fixed income investment alternatives, as well as balanced, international and emerging market investment alternatives. By offering a broad array of styles, we provide our distributors with an extensive product offering to meet the investment needs of our target market.

  BROAD ACCESS TO DISTRIBUTORS FOCUSED ON THE AFFLUENT AND HIGH NET WORTH MARKET

     We began to use non-affiliated distribution in 1954, primarily by selling life insurance products through agents of other insurance companies. For the last few years, we have intensified our focus on building and broadening relationships with distributors who have access to, or specifically target, the affluent and high net worth market. These include select broker-dealers, financial planning firms and other advisors that have broad penetration of our target market, as well as insurance agents who have historically served this market. Advisors in our target market, and their clients, demand high levels of service and support. We strive to enhance the attractiveness of our products to distributors by offering a variety of services designed to improve their understanding of, and ability to sell, our products. Our increasing focus on non-affiliated distribution sources is reflected by sales trends in our life insurance product line: in 2000 non-affiliated distribution sources represented 70% of our life insurance sales measured by premium and deposits, compared to 41% in 1993.

  STRONG COMPETITIVE POSITION IN OUR TARGET MARKET

     We have engaged in a series of acquisitions, strategic investments and divestitures designed to solidify our position as a leading provider of wealth management solutions to the affluent and high net worth market. Our acquisitions and strategic investments have helped us to increase our scale of operations, increase assets under management, improve our access to important distribution sources and broaden our presence in the affluent and high net worth market. See "--Life and Annuity Segment--Strategic Transactions;" "--Investment Management Segment--Strategic Transactions;" and "--Divestitures of Non-Core Businesses."

  ABILITY TO IDENTIFY AND EXECUTE SIGNIFICANT TRANSACTIONS

     We have a history of conceiving and effectively executing large, complex transactions designed to maximize our competitive position. For example:

      -- in 1992 Phoenix Mutual and Home Life completed an unprecedented merger of two medium-size mutual insurance companies, bringing together the companies' respective product and distribution capabilities to create a top 15 mutual insurance company;

      -- in 1993 we acquired National Securities and Research Corporation, or NSR, an asset management firm with approximately $3.0 billion under management at the time of acquisition;

      -- in 1995 we merged Phoenix Life's investment management operations with Duff & Phelps Corporation, or Duff & Phelps, a publicly traded asset manager, thereby creating Phoenix Duff & Phelps Corporation, which continued as a publicly traded corporation and is now known as PXP; and

      -- in 1997 we acquired a $1.4 billion block (based on reserves) of individual life and single premium deferred annuity business of the former Confederation Life Insurance Company, as well as two asset management firms, Engemann and Seneca.

     We believe our history of executing large, complex transactions positions us well to continue to evaluate and take advantage of future strategic opportunities.

  A STRONG HISTORY OF PROVIDING VALUE TO POLICYHOLDERS

     We believe that during our long history as a mutual company, we have established a strong record of providing value to our policyholders. For example, in each of the last ten years, Phoenix Life has been ranked among the top five mutual insurance companies in the ten-year, and among the top ten in the 20-year, surrender cost index published by A.M. Best. This index measures the actual cost, from the perspective of a policyholder, of a policy over the ten- or 20-year period on the basis of premiums and dividends paid and surrender value. We believe our historical commitment to providing value for policyholders will translate, following the demutualization, into an ability to provide value to our stockholders.

STRATEGY

     Our mission is to enhance stockholder value by continually strengthening our position as a leading provider of wealth management products and services offered through a variety of select advisors and financial services firms to serve the accumulation, preservation and transfer needs of the affluent and high net worth market, businesses and institutions. We believe we can accomplish this mission through the effective execution of the following strategies.

  CREATING INNOVATIVE LIFE AND ANNUITY PRODUCTS TO ENHANCE OUR POSITION WITH DISTRIBUTION SOURCES

     We continuously strive to strengthen our market position by designing, developing, providing and administering a broad variety of innovative life insurance and annuity products that meet the evolving needs of our distribution sources and their clients. Our variable universal life, universal life and variable annuity product lines contain diversified offerings designed specifically for the affluent and high net worth market, including products such as our second-to-die and first-to-die life policies. To supplement these offerings, we intend to begin offering fixed annuity products in mid-2001. We enhance the attractiveness of our products to our distribution sources by building in a number of flexible options, such as a variety of death benefit options relating to our variable annuity offerings, which enable the advisor to offer better tailored products to its clients. We also work with different distributors to develop proprietary products for exclusive sale by the distributor. An example of such a "co-branded" product is the proprietary executive benefits product we have developed for use by Clark/Bardes, a leading distributor and administrator of employee benefit plans.

  CAPITALIZING ON OUR STRONG POSITION IN THE RAPIDLY GROWING INTERMEDIARY MANAGED ACCOUNTS MARKET

     We are a leading provider of portfolio management services to financial advisors, with $6.2 billion in intermediary managed accounts under management at March 31, 2001, and net asset inflows of $2.3 billion for the year ended December 31, 2000. Through our managed account business, we enable financial advisors to offer their clients access to certain of our asset managers. We intend to leverage our position in the intermediary managed accounts market to sell more of our mutual funds and to provide certain of our intermediary managed account distributors with access to our variable products, which are managed by our same affiliated asset managers. We also intend to broaden our distribution of intermediary managed account products into additional programs run by non-affiliated advisors.

  STRENGTHENING OUR ANNUITY PRODUCT LINE

     Annuity products are important wealth accumulation and preservation tools for our target market, and their use is growing significantly. For this reason, we have substantially increased our efforts to expand our variable annuity business. We have developed new variable annuity products that target the affluent and high net worth market, such as our Retirement Planner's Edge product, for which deposits per contract averaged over $105,000 in 2000. Simultaneously, we have:

      --  added experienced management personnel;

      -- hired an experienced wholesaling team of product specialists dedicated to our variable annuity product line; and

      -- improved market access through the growth of non-affiliated distribution relationships.

     This initiative contributed to our 80% increase in variable annuity sales in 2000 as compared to 1999. We plan to continue our focused efforts to increase variable annuity assets under management and achieve economies of scale in our operations. In addition, we have recently introduced two fixed annuities and one immediate annuity product.

  SELECTIVELY ADDING DISTRIBUTION CHANNELS TO EXPAND OUR ACCESS TO THE AFFLUENT AND HIGH NET WORTH MARKET

     We believe we can improve our access to our target market by developing new relationships, and deepening our existing relationships, with selected distributors. We have attempted to broaden our distribution system by marketing our solutions to institutions that distribute through advisors with established affluent and high net worth customer bases. Some of these institutions are of the type through which we have traditionally distributed our products, such as national and regional broker-dealers, but which are now receiving more specific attention from us to the extent they have displayed significant presence in the affluent and high net worth market. Others represent distribution channels we have not historically used, such as specialized advisors to wealthy families through which we distribute individually customized life and annuity products.

     We also seek to deepen our market penetration by selling a greater array of products through existing distribution sources. In 2000 we implemented the "Team Phoenix" approach, whereby our life insurance, variable annuity and investment management product specialists introduce one another to the distribution sources with which they already have established relationships, in an attempt to encourage those distributors to sell additional categories of our products. We believe the Team Phoenix approach is already demonstrating its effectiveness. Since its implementation we have entered into 25 new selling agreements, under which a distributor that previously had sold one of our life, variable annuity or investment management product lines is now selling an additional product line.

  PROVIDING OUR DISTRIBUTORS WITH SERVICES THAT SUPPORT OUR PRODUCTS AND MAKE THEM EASIER FOR ADVISORS TO SELL

     We provide our distributors with a variety of services relating to our products and target market. We believe this enhances the value of our products by assisting distributors to better understand and market them, thus making it more likely that our distribution relationships will result in increased sales for us. Among the services we provide to distributors are:

      -- Education and sales support. For each of our life insurance, annuity and investment management product lines, a dedicated team of product specialists, or wholesalers, is responsible for maintaining contact with our distributors and ensuring that they understand our product lines and the needs of our target market. These product specialists are also available to help distributors assess the wealth management needs of their clients.

      -- Investment allocation tools. An advisor may review these tools with its client when assessing the client's financial planning needs. These services include our Complementary Investment Analysis tool, which identifies investment options offered both by us and third parties that are suitable for an individual's allocation needs.

      -- Specialist advice. Our in-house staff of nine attorneys with 177 years' cumulative experience provides distributors with advice on estate planning, executive benefits, charitable giving and retirement planning issues.

      -- Technology initiatives. We have developed for use by our distributors a range of Internet-accessible information, including interactive product illustrations, educational and sales tools and Internet-accessible forms, marketing materials and policyholder account information. We are currently developing the flexibility to provide this information in a variety of formats desired by distributors, including for use on a distributor's own website for access by its clients. These information technology-based initiatives are designed to make it easy for distributors to do business with us and to make the information we provide a basic component of the service the distributor provides to its own client. In this way, we believe we encourage distributor loyalty and, accordingly, enhance our revenue prospects.

  MAKING SELECTIVE ACQUISITIONS AND STRATEGIC INVESTMENTS

     We have made and expect to continue to make selective acquisitions and strategic investments. We engage in transactions that we believe will add:

      -- scale to our existing business lines, such as our 1997 acquisitions of Engemann and Seneca and our 1997 acquisition of a block of Confederation Life's life and annuity business;

      -- distribution reach and product offerings, such as our 1999 acquisition of PFG, which specializes in developing and distributing customized life and annuity products; and

      -- a global presence, such as the expansion of our relationship with Aberdeen, a Scottish firm that manages assets of institutional and retail clients in several countries.

  EXPANDING OUR ALTERNATIVE FINANCIAL PRODUCTS BUSINESS

     We have expanded our presence in alternative financial products in recent years. At March 31, 2001 we managed approximately $2.2 billion in structured finance products, including five collateralized bond and debt obligation issues. We also manage five closed-end funds with approximately $4.6 billion in assets under management at March 31, 2001. These products offer attractive management fee income and, depending on the product, limited or no rights of asset withdrawal by third party investors. In offering these products, we have leveraged our strong reputation and significant expertise in a variety of investment management sectors, including high yield and emerging markets bonds.

     We expect increasing demand for alternative investment products from high net worth individuals. We plan to meet this expected demand by offering an array of products, which may include private equity, venture capital, and hedge funds.

  ENHANCING OUR BRAND IDENTITY AS A LEADING WEALTH MANAGEMENT COMPANY

     We have undertaken a comprehensive advertising and branding campaign, directed at both distributors and their clients, to reinforce our position as a leading provider of wealth management solutions in the affluent and high net worth market. Our corporate sponsorships and event hosting activities are key elements of our branding program. To increase name recognition on a national basis, we have a sponsorship agreement for the NCAA championships. To enhance our wealth management image, we advertise in select publications targeted to the affluent and high net worth market, and host exclusive events related to the specific publications, such as art gallery receptions, wine tastings and music festivals. Our sponsorships and hosted events provide us enhanced visibility in our target market, as well as opportunities to build our relationships with advisors and other distributors.

  IMPROVING RETURN ON EQUITY IN ORDER TO INCREASE STOCKHOLDER VALUE

     As part of our mission of enhancing value for our stockholders, we are committed to improving our return on equity. We expect that our return on equity in future periods will be enhanced by our shift in Life and Annuity towards non-participating life products, which represented 86% of our first year life insurance premiums and deposits in 2000. Non-participating life products typically produce higher returns on capital than whole life insurance. We have increased productivity requirements for our affiliated retail producers, which has resulted in a reduction in the number of total producers and a 200% increase in the average annual income per producer over the period 1993 to 2000. In addition, we have made significant investments in wholesalers for both the Life and Annuity and Investment Management businesses, which we expect to result in increased sales of our products. We also plan to restructure our affiliated distribution channel in order to increase its efficiency and productivity. See "--Life and Annuity Segment--Distribution--Affiliated Distribution." Over the past two years we have undertaken several cost-reduction initiatives, including the reduction of operating expenses through the sale of home office property and consolidation of administrative operations, and the adoption of a company-wide continuous improvement process designed to increase productivity and reduce waste. We conduct a significant portion of our information technology activities through our Indian subsidiary PGS, which has afforded us substantial cost savings. In addition, in the first quarter of 2001 we offered an early retirement program to eligible employees. We believe that these cost reduction measures, combined with our growth initiatives, will improve our return on equity in both the short and long terms.

SEGMENTS

     We provide our wealth management solutions through two operating segments:
Life and Annuity and Investment Management. Both segments serve the affluent and high net worth market, so opportunities exist to leverage their capabilities and relationships through the Team Phoenix approach. See "--Life and Annuity Segment--Distribution--Non-Affiliated Distribution." In addition, Investment Management, through PXP and its affiliated asset managers, manages both Phoenix Life's general account and many of the portfolios available through Life and Annuity's product lines.

  LIFE AND ANNUITY

     We offer a variety of individual life insurance and annuity products, including universal, variable universal, whole and term life insurance, and a range of variable annuity offerings. As a result of our increased focus on our wealth management business and consistent with industry trends, first year premiums and deposits from variable universal life insurance products have grown significantly in recent years, while sales of our whole life insurance products have declined in relative importance. We are also experiencing sales growth in our variable annuity business, with sales in the first quarter of 2001 of $286.6 million, representing a 118% increase compared to the first quarter of 2000. In addition, benefits and surrenders decreased 25% for the same period. Life and Annuity benefits from its use of the expertise and multiple investment styles of seven of our nine affiliated asset managers. In 2000 Life and Annuity produced total revenues of $2,241.5 million, representing 75% of our total, and total segment after-tax operating income of $19.6 million. This total net operating income reflects our payment of $378.0 million in policyholder dividends, and excludes a one-time increase in the amortization of deferred acquisition costs of $218.2 million in our participating block relating to the reallocation of assets supporting participating life policies.

  INVESTMENT MANAGEMENT

     Primarily through PXP, we offer investment management products and services to both individuals and institutions. We offer a broad array of equity and fixed income investment management styles, provided through our nine affiliated asset managers. Our products for retail investors include managed accounts and open-end mutual funds. Our institutional business consists of discretionary and non-discretionary asset management services provided primarily to corporations, multi-employer retirement and welfare benefit funds, endowments and foundations. We also provide alternative financial products, including structured finance products and closed-end funds. PXP also manages Phoenix Life's general account and seven of our nine affiliated asset managers manage one or more portfolios available through Phoenix Life's variable insurance and annuity product lines. PXP's assets under management as of March 31, 2001 were $51.2 billion. Investment Management also includes our minority interest in Aberdeen, a global investment management firm. In 2000 Investment Management produced total revenues of $327.0 million, representing 11% of our total, and total segment after-tax operating income of $23.9 million.

     We report our remaining activities as two additional segments: Venture Capital and Corporate and Other. These segments are significant for financial reporting purposes but do not contain products or services relevant to our core wealth management operations.

TECHNOLOGY

     We view technology as fundamental to the continued development of our Life and Annuity and Investment Management businesses. We are committed to using technology on a company-wide basis both to support sales growth and to enhance operating productivity.

     We have made, and plan to continue to make, significant investments in our Internet-accessible distributor services. We strive to provide distributors of all our product lines with information in an easy-to-use format, on a real time basis. We electronically provide, often on an interactive basis, a variety of information for our distributors. We are currently enhancing our ability to furnish information to distributors in any format they request, including making information available on a distributor's own website for access by its clients. In Life and Annuity, the information we provide to distributors through our information technology platform includes account information, product illustrations, specimen documents and a variety of educational and marketing support tools. In Investment Management, we provide performance data, allocation tools, and information regarding our mutual fund managers and investment options, as well as a range of distributor-oriented educational material. In addition, we provide online share purchase capability for existing mutual fund shareholders. We believe our technology-based service initiatives enable distributors to better understand and sell our entire range of products, thereby increasing distributor loyalty.

     Our company-wide commitment to technological innovation is also central to our ongoing effort to increase productivity. In particular, we have leveraged the expertise of PGS, our Indian subsidiary, by employing it as a company-wide technology support organization. PGS, which we established to assist in our preparations for the Year 2000 date change, provides helpline support for our affiliated producers and our non-affiliated distributors in connection with our Internet-accessible distributor services. PGS also assists in the continual upgrading of our information systems. In this way, PGS furnishes us with a low cost, in-house technology development platform that is important to our program of reducing operating costs.

LIFE AND ANNUITY SEGMENT

OVERVIEW

     Through Life and Annuity, we offer a variety of life insurance and annuity products. We have developed broad distribution access for these products through affiliated and non-affiliated sources. We believe our competitive advantage in this segment consists of four main components:

      --  our innovative products;

      --  our diversified asset management capability;

      -- our range of wholesale distribution relationships with institutions that have established customer bases in our target market; and

      -- our ability to deliver wealth management solutions combining products and services that distributors and their clients find attractive.

     In 2000 Life and Annuity produced total revenues of $2,241.5 million, representing 75% of our total, and total segment after-tax operating income of $19.6 million. This total net operating income reflects our payment of $378.0 million in policyholder dividends, and excludes a one-time increase in the amortization of deferred acquisition costs of $218.2 million in our participating block relating to the reallocation of assets supporting participating life policies.

     Life and Annuity is focused on the development of products and distribution relationships that respond to the affluent and high net worth market's demand for wealth management solutions.

      -- Life Insurance Products. We have shifted our life insurance product mix away from participating (i.e., dividend-paying) toward non-participating products, including variable universal life, universal life and term life. In 1997, 31% of our life insurance sales were of non-participating policies, compared to 96% for the three months ended March 31, 2001. This shift has taken place in the context of relatively stable overall life insurance sales.

      -- Annuities. While our variable annuity business has long been profitable, historically our product offerings were relatively limited, with only PXP funds as investment options and sales primarily attributable to our affiliated retail distribution channel. We began in 1999 to enhance our variable annuity business by improving product choices and broadening our distribution sources. In 1999 we strengthened our management team by adding experienced management personnel, hiring a dedicated wholesaling team of product specialists to market our product lines to our distribution sources, and expanding our investment options to be competitive in the broker-dealer market. Variable annuity sales for the first quarter of 2001 were $286.6 million, 118% greater than for the first quarter of 2000. As of March 31, 2001, we had $4.0 billion in variable annuity assets under management. In addition, we have recently introduced two fixed annuities and one immediate annuity product.

      -- Private Placement Life and Annuity Products. As part of our strategy to broaden our presence in the high net worth market, we acquired majority ownership of PFG in 1999. As a result of this acquisition, we have a diverse collection of individually customized life and annuity offerings that include COLI, single premium life, second-to-die life and variable annuity products. These products have minimum deposits of over $500,000 and are an important component of wealth management solutions for the wealthiest segment of the high net worth market. PFG received approximately $85 million in new deposits for the three months ended March 31, 2001, compared to approximately $142 million for the full year ended December 31, 2000. PFG is directly involved in the sales of these products, working with a diverse range of advisors including financial institutions, individual asset managers, specialized advisors to wealthy families, accountants and attorneys.

      -- Executive Benefits. Executive benefits are designed for corporations to fund special deferred compensation plans and benefit programs for key employees. We offer a range of products to the executive benefits market. For large corporate clients, we have co-branded a proprietary product with Clark/Bardes, a leading distributor and administrator of employee benefit plans. For mid-sized corporate clients, we provide our distribution sources with a separate, tailored product. We view these products, which are variations on our variable universal life products, as a source of growing fee-based business.

      -- Distribution. We have actively expanded our range of distribution channels by developing relationships with advisors and distribution entities that we consider to have exceptional access to our target market. These targeted distribution channels include:

         --  affiliated retail producers;

         --  national broker-dealers such as Merrill Lynch and A.G. Edwards;

         -- advisor groups such as National Financial Partners, or NFP, and Partners Marketing Group, Inc., or PartnersFinancial, as well as Clark/Bardes;

         --  independent financial planning firms;

         --  other insurance companies, such as State Farm;

         --  private banks; and

         --  private banking groups within commercial banks.

      -- Marketing and Service. We have developed a variety of services that our product specialists, attorneys and other staff professionals offer to distributors in order to help them understand our target market's needs and the application of our products. These services, in tandem with our products, permit the creation of wealth management solutions.

PRODUCTS

  LIFE INSURANCE

     Our life insurance products consist of variable universal life, universal life, whole life, term life and other insurance products. The average face amount of life policies issued by us in 2000 was approximately $606,000. According to A.M. Best, we also had the life insurance industry's second-highest average face amount for new life insurance policies sold in 1999, the most recent year for which data are available. We believe we are currently one of the nation's leading providers of first-to-die life insurance. In 1998, the most recent year for which data are available, we were among the nation's top five sellers of second-to-die life insurance, according to Tillinghast's Last Survivor Sales Survey. In each case, measurement was based on first year premiums and deposits. We continually review and modify our products. In the past several years, our sales of variable universal life and universal life insurance products have increased in relative terms, while sales of whole life insurance have declined in relative terms. While 31% of our life insurance sales in 1997 were of non-participating policies, this proportion was 86% in 2000 and 96% for the three months ended March 31, 2001.

                            LIFE INSURANCE SALES(1)

                        [LIFE INSURANCE SALES BAR CHART]
------------
(1) Based on the sum of new annualized premiums and single premiums.

     The following chart shows our principal life insurance products:

------------------------------------------------------------------------------------------------------------
                                                     VARIABLE
                                                     UNIVERSAL        UNIVERSAL        WHOLE        TERM
 PRODUCT CATEGORY                                      LIFE              LIFE          LIFE         LIFE
------------------------------------------------------------------------------------------------------------
 Single life insurance                                   X                X              X            X
------------------------------------------------------------------------------------------------------------
 Second-to-die life insurance(1)                         X                X              X
------------------------------------------------------------------------------------------------------------
 First-to-die life insurance(2)                          X                               X
------------------------------------------------------------------------------------------------------------
 Corporate-owned life insurance                          X
------------------------------------------------------------------------------------------------------------

------------
(1) Second-to-die policies are typically used for estate planning purposes and insure two lives rather than one, with the policy proceeds paid after the death of both insured individuals.

(2) Under first-to-die policies, up to five lives may be insured, with the policy proceeds paid after the death of the first of the five insured individuals.

     The following table sets forth selected financial and other data regarding our life insurance products as of the dates or for the periods indicated:

                          LIFE INSURANCE SELECTED DATA

                                                                                  AS OF OR FOR THE
                                               AS OF OR FOR THE YEAR ENDED          THREE MONTHS
                                                      DECEMBER 31,                 ENDED MARCH 31,
                                            ---------------------------------   ---------------------
                                              1998        1999        2000        2000        2001
                                            ---------   ---------   ---------   ---------   ---------
                                                           (DOLLARS IN MILLIONS EXCEPT
                                                               NUMBER OF POLICIES)
LIFE INSURANCE PRODUCTS:
Variable universal life:(1)
  First year & single premium sales.......  $    80.8   $   108.0   $   141.0   $    21.3   $    58.7
  Renewal premiums........................       83.4        90.3       110.1        28.3        36.0
  Number of policies......................     39,492      44,822      50,255      45,898      50,978
  GAAP reserves...........................      734.3     1,059.7     1,012.2     1,135.5       903.4
  Life insurance in force(2)..............   10,662.6    13,670.3    17,144.9    14,165.0    17,675.7
Universal life:
  First year & single premium sales.......        2.9         7.9         9.8         3.2         2.0
  Renewal premiums........................       95.0        88.7        77.0        16.6        14.5
  Number of policies......................     75,449      75,032      71,026      73,583      70,062
  GAAP reserves...........................    1,587.4     1,533.5     1,517.5     1,534.2     1,515.2
  Life insurance in force(2)..............   10,818.2     9,955.7     9,644.2     9,997.7     9,515.2
Whole life:
  First year & single premium sales.......       96.3        60.1        27.9         5.7         2.3
  Renewal premiums........................      776.8       778.0       754.0       174.0       170.4
  Number of policies......................    488,222     463,548     437,735     455,274     431,230
  GAAP reserves...........................    7,464.0     7,902.4     8,677.0     8,295.9     8,776.3
  Life insurance in force(2)..............   67,332.3    64,399.9    60,841.3    63,170.6    59,853.7
Term life and other insurance products:(3)
  First year & single premium sales.......        9.2        10.5        14.7         4.8         2.8
  Renewal premiums........................       13.9        20.3        27.9         5.1        10.4
  Number of policies......................      6,374      12,809      21,012      15,517      22,408
  GAAP reserves...........................      361.1       414.7       461.2       425.7       473.8
  Life insurance in force(2)..............    3,736.0     8,161.0    13,842.0     9,724.7    14,957.1
Total:
  First year & single premium sales.......  $   189.2   $   186.5   $   193.4   $    35.0   $    65.8
  Renewal premiums........................      969.1       977.3       969.0       224.0       231.3
  Number of policies......................    609,537     596,211     580,028     590,272     574,678
  GAAP reserves...........................   10,146.8    10,910.3    11,667.9    11,391.3    11,668.7
  Life insurance in force(2)..............   92,549.1    96,186.9   101,472.4    97,058.0   102,001.7

------------
(1) Includes PFG sales beginning October 1999.

(2) Before life insurance ceded.

(3) Other insurance products primarily consists of group executive ordinary life.

     Variable Universal Life. Variable universal life products provide insurance coverage that gives the policyholder flexibility in investment choices and, depending on the product, flexibility in premium payments and coverage amounts, with limited guarantees. The policyholder may direct premiums and cash value into a variety of separate investment accounts or to our general account (i.e., our aggregate assets other than those allocated to separate accounts). In the separate investment accounts, the policyholder bears the entire risk of the investment results. We collect specified fees for the management of these various investment accounts and the net return is credited directly to the policyholder's account. With some variable universal products, by maintaining a certain premium level, the policyholder may enjoy death benefit guarantees that protect the policy's death benefit if, due to adverse investment experience, the policyholder's account balance is zero. We retain the right within limits to adjust the fees we assess for providing administrative services. We also collect fees to cover mortality costs; these fees may be adjusted by us but may not exceed contractually defined maximum levels.

     Our current variable universal life insurance products offer the policyholder a broad array of choices with respect to both investment options and fund managers. As of March 31, 2001, our variable line of products included 44 fund options and seven affiliated and 11 unaffiliated fund managers, offering a broad range of domestic equity, indexed, fixed income and international investment styles. Unaffiliated boutique offerings include the Dow 30 Index and the Morgan Stanley Technology Fund, as well as funds sponsored by widely recognized firms such as Fidelity and Janus. As of March 31, 2001, PXP managed approximately 69% of our total variable product assets.

     We have experienced strong growth in our variable universal life product line, increasing sales by 37% in 2000 compared to 27% for the industry as a whole, according to LIMRA. We ranked 15th out of 59 companies in total variable life and variable universal life assets under management as of December 31, 2000, according to Tillinghast's Variable Life--Fourth Quarter 2000 Survey. In 2000, 80% of our new variable universal life insurance sales by premium were life policies with an annual premium of at least $10,000 or a face amount of at least $750,000.

     Universal Life. Universal life products provide insurance coverage on the same basis as variable universal life products, except that premiums, and the resulting accumulated balances, are allocated only to our general account for investment. Universal life products may allow the policyholder to increase or decrease the amount of death benefit coverage over the term of the policy, and also may allow the policyholder to adjust the frequency and amount of premium payments. We credit premiums, net of specified expenses, to an account maintained for the policyholder, as well as interest, at rates that we determine, subject to specified minimums. Specific charges are made against the account for the cost of insurance protection and for expenses. We also collect fees to cover mortality costs; these fees may be adjusted by us but may not exceed contractually defined maximum levels.

     Since 1999, we have been enhancing our universal life product portfolio. While still relatively modest, sales of our universal life products grew substantially from 1998 through 2000. We have a competitive universal life second-to-die product which represented 11% of our total second-to-die sales for 2000. Second-to-die products are typically used for estate planning purposes and insure two lives rather than one, with the policy proceeds paid after the death of both insured individuals. We have recently introduced two new single life products to complement our existing offerings.

     Whole Life. Whole life insurance products provide a guaranteed benefit over the lifetime of the insured, in return for the periodic payment of a fixed premium over a predetermined period. Premium payments may be required for the length of the contract period, to a specified age or for a specified period, and may be level or change in accordance with a predetermined schedule. Whole life insurance includes policies that provide a participation feature in the form of dividends. Policyholders may receive dividends in cash or apply them to increase death benefits, provide paid-up additional insurance, or reduce the premiums required.

     Following the demutualization, we expect to continue offering whole life policies. We will be subject to statutory restrictions limiting the amount of profits we can earn on such policies written after the demutualization. We believe, however, that the impact of these restrictions on our earnings will be immaterial, in part because we do not expect post-demutualization sales of participating whole life policies to be significant.

     Term Life. Term life insurance provides a guaranteed benefit upon the death of the insured within a specified time period, in return for the periodic payment of premiums. Specified coverage periods range from one to 20 years, but in no event are longer than the period over which premiums are paid. Premiums may be at a level amount for the coverage period or may be non-level. Term insurance products are sometimes referred to as pure protection products, in that there are normally no savings or investment elements. Term contracts expire without value at the end of the coverage period.

     Although we do not consider term life insurance to be a core element of our strategic focus on the provision of wealth management solutions, we continue to offer this product because many of our distribution sources expect a full product offering. Our term insurance policies allow policyholders to convert to permanent coverage without evidence of insurability.

  ANNUITIES

     We offer a variety of variable annuities to meet the accumulation and preservation needs of the affluent and high net worth market. These products enable the contractholder to save for retirement and also provide options which enable the holder to protect against outliving assets during retirement. Our major sources of revenues from variable annuities are mortality and expense fees charged to the contractholder, generally determined as a percentage of the market value of the underlying assets under management. Variable annuity contractholders can make deposits into various investment accounts, as they determine appropriate. The investment accounts are separate accounts of Phoenix Life (i.e., the investments in each account are maintained separately from our general account and other separate accounts, and are not subject to Phoenix Life's general liabilities). Risks associated with investments in the separate accounts are borne entirely by the contractholders. The contractholder may choose to allocate all or a portion of the contractholder's account to our general account, in which case we credit interest at rates we determine, subject to certain minimums. Contractholders also may elect certain death benefit guarantees, for which they are assessed a specific charge.

     Our variable annuity products include a significant degree of flexibility and choice. Advisors may select from among a variety of commission structures, while contractholders have a number of death benefit and investment choices. As is the case with our variable universal life product line, as of March 31, 2001 our variable annuity product line included 44 fund options and seven affiliated and 11 unaffiliated fund managers, offering a broad range of domestic equity, indexed, fixed income and international investment styles.

     The following table presents data regarding our variable annuity funds under management for the periods indicated:

                    VARIABLE ANNUITY FUNDS UNDER MANAGEMENT

                                                                                FOR THE THREE
                                                FOR THE YEAR ENDED               MONTHS ENDED
                                                   DECEMBER 31,                   MARCH 31,
                                         --------------------------------    --------------------
                                           1998        1999        2000        2000        2001
                                         --------    --------    --------    --------    --------
                                                              (IN MILLIONS)
Beginning balance......................  $3,598.1    $4,072.3    $4,843.0    $4,843.0    $4,403.9
Acquisitions...........................        --       109.8(1)       --          --          --
Deposits...............................     381.9       381.7       687.3       131.3       286.6
Performance............................     625.2       992.4      (420.4)      228.3      (554.6)
Fees...................................     (64.2)      (72.0)      (78.7)      (21.4)      (18.1)
Benefits and Surrenders................    (468.7)     (641.2)     (627.3)     (193.1)     (144.8)
                                         --------    --------    --------    --------    --------
Ending balance.........................  $4,072.3    $4,843.0    $4,403.9    $4,989.8    $3,973.0
                                         ========    ========    ========    ========    ========

------------
(1) Reflects acquisition of PFG in October 1999.

     We have recently introduced three additional annuity products: two fixed annuities and an immediate annuity. Fixed annuities are general account products, with respect to which we bear the investment risk as funds are invested in our general account and a minimum fixed interest rate, reset from time to time, is credited to the contractholder's account. Fixed annuities are useful as accumulation tools and may also be attractive as income preservation tools for investors who wish to reduce their exposure to equity market volatility. Our fixed annuity products are single premium products designed for broker-dealer and bank distribution. The broker-dealer product includes a modified guaranteed fixed annuity, which is invested in our general account but provides for adjustments to the surrender value based on changes in interest rates if the contractholder withdraws funds at any time other than at specified intervals.

     Immediate annuities are purchased by means of a single lump sum payment and begin paying periodic income immediately. We are offering fixed and variable options. We believe this product is especially attractive to affluent and high net worth retirees who are rolling over pension or retirement plan assets and seek an income stream based entirely or partly on equity market performance.

PROFESSIONAL SUPPORT AND SERVICES

     We believe we have a competitive advantage in Life and Annuity due to our practice of providing distributors with a variety of services, including:

      -- market education programs designed to help advisors better understand the financial product ownership patterns of the affluent and high net worth market, and to assist advisors in marketing to specific customer segments such as senior corporate executives, business owners and high net worth households;

      -- marketing programs, including special events, that provide distributors access to the affluent and high net worth market;

      -- customized advice on estate planning, charitable giving planning, executive benefits and retirement planning, provided by a staff of professionals with specialized expertise in the advanced application of life insurance and variable annuity products; this staff includes nine attorneys with 177 years' cumulative experience, who combine their advice with tailored presentations, educational materials and specimen legal documents;

      -- separate nationwide teams of product line specialists who provide education and sales support to distributors and who can act as part of the advisory team for case design and technical support;

      -- investment management and investment allocation strategies including our Complementary Investment Analysis tool, which identifies investment options, offered both by us and third parties, that are suitable for an individual's allocation needs;

      -- an underwriting team with significant experience in evaluating the financial and medical underwriting risks associated with affluent and high net worth individuals, who generally purchase high face-value policies requiring more extensive underwriting analysis; and

      -- Internet-accessible information that makes it easier for our distributors to do business with us, such as interactive product illustrations, educational and sales tools, and online access to forms, marketing materials and policyholder account information.

     In addition, we currently provide trust services on a limited basis through our wholly owned Connecticut chartered trust company and are considering how to develop our trust capabilities to complement the services we provide to distributors. We expect to establish a federally chartered trust organization with nationwide capability, by converting our Connecticut trust company to a national bank limited to trust powers. We believe that a nationwide trust capability would strengthen our relationships with distributors by enabling us to provide them with directed trustee, custody and other trust-related fiduciary services for their clients who employ trusts as wealth preservation and transfer tools.

DISTRIBUTION

     We provide Life and Annuity products through an array of distribution sources with access to the affluent and high net worth market.

  NON-AFFILIATED DISTRIBUTION

     We began to use non-affiliated distribution in 1954, primarily by selling life insurance products through agents of other insurance companies. For many years, non-affiliated distribution has represented a significant portion of our sales and in recent years we have increased our emphasis on this distribution source.

                    SHIFT IN LIFE INSURANCE DISTRIBUTION(1)

                [SHIFT IN LIFE INSURANCE DISTRIBUTION BAR CHART]
---------------
     (1) Based on the sum of new annualized premiums and single premiums.

     We seek to build relationships with distributors who are, or who have access to, advisors to the affluent and high net worth market. Since 1997 we have experienced our greatest growth in distribution, in terms of new premiums, from our relationships with non-affiliated distributors. These distributors consist of:

      --   broker-dealers, which include national and regional brokerage firms;

      --   financial planning firms;

      --   advisor groups;

      --   insurance companies; and

      --   emerging distribution sources.

     Since late 1999, we have significantly strengthened our internal wholesaling teams, in order to enhance our relationships with distributors in each of our product areas. As of March 31, 2001, we employed 46 life insurance wholesalers, 20 variable annuity wholesalers and 40 investment management wholesalers, compared to 42, one and 24, respectively, as of December 31, 1999.

     In 1989, which was prior to the merger with Home Life, 53% of Phoenix Mutual's life insurance sales were from non-affiliated sources. In 1993, the first full calendar year after the merger with Home Life, which used exclusively affiliated distribution, non-affiliated life insurance sales fell to 41% of total sales, as measured by new annualized and single premiums. Increased focus since 1993 has resulted in steady increases in non-affiliated sales as a percent of total sales. During the year 2000 and the three months ended March 31, 2001, 70% and 88%, respectively, of total life insurance sales, as measured by new annualized and single premiums, were from non-affiliated distribution sources.

     Our focus on non-affiliated distribution in the variable annuity product area also has begun to produce results, as sales through such sources were $175.1 million for the first quarter of 2001 compared to $40.9 million for the first quarter of 2000. This increase is due in large part to the 1999 acquisition of PFG, the products of which are sold almost exclusively through non-affiliated distributors. This increase has occurred simultaneously with continuing growth in variable annuity sales through our affiliated retail channel of $111.5 million in the first quarter 2001, from $90.4 million in the first quarter of 2000.

     The Team Phoenix Approach. In addition to broadening our distribution system by developing new relationships, it is our strategy to deepen our market penetration by selling a greater array of products through existing distribution sources. We seek to execute this strategy through our collaborative account development, whereby our life insurance, variable annuity and investment management product specialists, or wholesalers, introduce one another to the distribution sources with which they have established relationships, to encourage those distributors to sell additional categories of our products. This Team Phoenix approach, which we initiated in 1999, often involves joint marketing presentations and the provision of specialized services to advisors. We believe the fact that many of the same investment choices are available in each of our product lines contributes to the success of this approach, since in our experience, a distributor already comfortable with our investment options in one product line is generally more receptive to the idea of selling additional product lines.

     We believe the Team Phoenix approach is already demonstrating its effectiveness. Since its implementation we have entered into 25 new selling agreements, under which a distributor that previously had sold one of our life, variable annuity or investment management product lines is now selling an additional product line.

     National and Regional Broker-Dealers. We categorize as national and regional broker-dealers those brokerage firms that engage individual advisors as employees rather than as independent contractors. To meet the evolving wealth management needs of their customers, national and regional broker-dealers are beginning to offer products, such as life insurance, with respect to which they may have little historical experience. Simultaneously, many of these firms are seeking to rationalize their relationships with product providers in favor of those that offer a range of products together with services designed to support advisors' sales efforts. We believe our ability to offer wealth management solutions based on an array of life insurance, variable annuity and investment management products positions us to benefit from these dual trends. For example, in 2000 our life products represented 11% of Merrill Lynch Life Agency's non-proprietary life insurance sales. During that year, Merrill Lynch's sales of our variable universal life products increased 68% by premium and their sales of our managed accounts and mutual funds increased 97% by deposits. Sales of life insurance products through A.G. Edwards also have grown significantly, due in part to the wealth transfer training seminars we have conducted with advisors employed by that firm. We were A.G. Edwards' fourth most significant life carrier in 2000 in terms of sales, compared to our eleventh-ranked position in 1998.

     Financial Planning Firms. We categorize as financial planning firms those brokerage firms that engage individual advisors as independent contractors rather than as employees. Financial planning firms have begun to show significant interest in expanding their offerings to include wealth preservation and transfer products. To capitalize on this trend, we focus on the development of relationships directly with the financial planning firm, rather than with the individual financial planners. This entity-focused approach permits us to maximize the number of individual registered representatives who potentially may sell our products. As an example of our focus on financial planning firms, in 2000 we exceeded $1.4 million in annualized life premiums through Financial Services Corporation, or FSC. FSC, a leading financial planning firm, is a subsidiary of Sun America. We are one of seven core life insurance carriers for the FSC Access Group, an internal FSC producer group.

     Advisor Groups. The recent industry trend toward affiliations among small independent financial advisors has led to these affiliated groups becoming a distinct class of distributors. We believe we have a particularly strong position as a provider of life insurance products through PartnersFinancial, which since 1999 has been an important component of the NFP organization. PartnersFinancial is a marketing organization with reported revenues of $67.6 million for 2000 from life insurance broker-dealer and executive benefit operations. We are one of PartnersFinancial's six core life carriers. We recently developed a co-branded second-to-die product for NFP, as well. In the variable annuities area, as a result of a Team Phoenix collaboration in early 2000, we began selling our products through NFP Securities, the broker-dealer for NFP, and have experienced strong initial sales.

     Insurance Companies. Insurance companies have been moving their agents into an advisor/planner role, resulting in a need to provide their agents, particularly their top producers, with a more diverse range of life insurance products to sell. Insurance companies have responded to this need in part by negotiating arrangements with third party providers, including other insurance companies. We are taking advantage of this trend by developing distribution relationships with financial services providers such as AXA Financial Inc., or AXA, and its outbrokerage outlet for internal producers, AXA Network. At $2.9 million in 2000, we have more than tripled our sales through AXA over 1999. In addition, we continue to maintain relationships with individual agents of other companies and independent agents. In March 2001, we entered into an agreement with a subsidiary of State Farm to provide various services to State Farm and its subsidiaries and policyholders, including estate, retirement, executive benefits and charitable gift planning. The agreement also offers us the opportunity to provide to State Farm's affluent customers, through qualified State Farm agents, additional life and annuity products and services not previously available from those agents.

     Emerging Distribution Sources. As part of our strategy to broaden our presence in the high net worth market, we acquired majority ownership of PFG in 1999. See "--Strategic Transactions." We also offer our life and annuity products through non-traditional sources such as private banks and private banking groups within commercial banks. We are evaluating the possibility of strategic investments in accounting firms specializing in financial planning.

  AFFILIATED DISTRIBUTION

     Our affiliated retail distribution channel consists primarily of Phoenix Life's career producers. Approximately 98% of our career producers are licensed securities representatives of our wholly owned broker-dealer, W.S. Griffith. The productivity of our affiliated retail distribution channel has improved dramatically since 1993. From 1993 through 2000, the number of producers in this channel was reduced by over 50%, largely as a result of increases in our productivity requirements for these producers, while average commissions earned per producer in this channel increased by 200%. Sales of life products through our affiliated retail distribution channel have remained relatively stable. Generally, the producers who have remained with us have successfully made a transition from the role of life insurance agent to that of advisor/planner, providing a broader spectrum of financial planning solutions to their clients. Our career producers principally sell Phoenix Life products, but may sell the products of other companies, as well. In 2000, Phoenix Life products represented 73% of W.S. Griffith's revenues from variable annuity and life products. W.S. Griffith recorded a 159% increase in registered investment management fees in the first quarter of 2001 compared to the first quarter of 2000. These fees include fees paid when a producer provides investment advice, such as advice on asset allocation or on the selection of particular investments.

     We have decided to create a separate distribution company owned by The Phoenix Companies, Inc., in order to further improve the productivity and profitability of our retail affiliated distribution. We intend that this company, to be known as WS Griffith Advisors, Inc., or Griffith Advisors, will be the holding company for W.S. Griffith and other related entities. We expect that Griffith Advisors, using existing office locations and personnel of W.S. Griffith to the extent possible, will reconfigure those offices to take advantage of a planning-based, team approach to develop comprehensive financial plans for clients, implement those plans and regularly review them. We expect that producers affiliated with the Griffith Advisors organization will be free to offer products of other insurance companies and other asset managers. We expect that this new structure will provide a competitive compensation program, including the potential for profit sharing. In addition, we expect that this structure will encourage independent producers who do not require the full support of a retail office to affiliate with W.S. Griffith. Further, this structure will permit individual producers to establish succession plans for their businesses.

     We are also committed to expanding our affiliated distribution capacity, where strategically appropriate, through acquisitions. Our purchase in 2000 of a majority interest in Main Street Management, a broker-dealer with approximately 250 registered representatives and a strong focus on variable products and mutual funds, is an example of this approach.

     The table below shows sales by distribution channel for the periods indicated. Historically, we have experienced seasonality in our life insurance sales, with a disproportionately large portion of new sales occurring in the fourth quarter of each year.

                         SALES BY DISTRIBUTION CHANNEL

                                                                               FOR THE THREE
                                                    FOR THE YEAR ENDED          MONTHS ENDED
                                                       DECEMBER 31,              MARCH 31,
                                                --------------------------    ----------------
                                                 1998      1999      2000      2000      2001
                                                ------    ------    ------    ------    ------
                                                                (IN MILLIONS)
Life First Year Annualized Premiums and
  Deposits:
  Affiliated..................................  $ 74.1    $ 64.5    $ 58.7    $ 12.2    $  7.5
  Non-Affiliated..............................   115.1     121.3     134.7      22.8      58.3
                                                ------    ------    ------    ------    ------
     Total life first year annualized premiums
       and deposits...........................  $189.2    $185.8    $193.4    $ 35.0    $ 65.8
                                                ======    ======    ======    ======    ======
Variable Annuity Deposits:
  Affiliated..................................  $285.5    $261.9    $398.5    $ 90.4    $111.5
  Non-Affiliated..............................    96.4     119.8     288.8      40.9     175.1
                                                ------    ------    ------    ------    ------
     Total variable annuity deposits..........  $381.9    $381.7    $687.3    $131.3    $286.6
                                                ======    ======    ======    ======    ======

UNDERWRITING

     Insurance underwriting is the process of examining, accepting or rejecting insurance risks, and classifying those accepted, in order to charge appropriate premiums or assess appropriate mortality charges for each accepted risk. Underwriting also determines the amount and type of reinsurance levels appropriate for a particular type of risk. By using reinsurance, we can limit our risk and improve product profitability.

     We believe we have particular expertise in evaluating the underwriting risks relevant to our target market. We believe this expertise enables us to make appropriate underwriting decisions, including in some instances the issuance of policies on more competitive terms than other insurers would offer. Phoenix Life has a long tradition of underwriting innovation. Beginning in 1955, we were among the first insurance companies to offer reduced rates to women. We believe we were the second company to offer reduced rates for non-smokers, beginning in 1967. Our underwriting team includes doctors and other medical staff to ensure, among other things, that we are focused on current developments in medical technology.

     Our underwriting standards for life insurance are intended to result in the issuance of policies that produce mortality experience consistent with the assumptions used in product pricing. The overall profitability of our life insurance business depends to a large extent on the degree to which our mortality experience compares to our pricing assumptions. Our underwriting is based on our historical mortality experience, as well as on the experience of the insurance industry and of the general population. We continually compare our underwriting standards to those of the industry generally, to assist in managing our mortality risk and to stay abreast of industry trends.

     Our life insurance underwriters evaluate policy applications on the basis of the information provided by the applicant and others. We use a variety of methods to evaluate certain policy applications, such as those where the size of the policy sought is particularly large, or where the applicant is an older individual, has a known medical impairment or is engaged in a hazardous occupation or hobby. Consistent with industry practice, we require medical examinations and other tests, depending upon the age of the applicant and the size of the proposed policy.

     Our COLI policies covering multiple lives are issued on a guaranteed issue basis, within specified limits per life insured, whereby the amount of insurance issued per life on a guaranteed basis is related to the total number of lives being covered and the particular need for which the product is being purchased. Guaranteed issue underwriting applies to employees actively at work, and product pricing reflects the additional guaranteed issue underwriting risk.

RESERVES

     We establish and report liabilities for future policy benefits on our consolidated balance sheet to reflect the obligations under our insurance policies and contracts. Our liability for variable universal life insurance and universal life insurance policies and contracts is equal to the cumulative account balances, plus additional reserves we establish with respect to policy riders. Cumulative account balances include deposits plus credited interest, less expense and mortality charges and withdrawals. Reserves for future policy benefits for whole life policies are calculated based on actuarial assumptions that include investment yields, mortality, lapses and expenses.

REINSURANCE

     While we have underwriting expertise and strong mortality experience, we believe it is prudent to spread the risk associated with our life insurance products through reinsurance. As is customary in the life insurance industry, our reinsurance program is designed to protect us against adverse mortality experience generally and to reduce the potential loss we might face from a death claim on any one life.

     We cede risk to other insurers under various agreements that cover individual life insurance policies as a means of reducing mortality risk. The amount of risk retained by us depends on our evaluation of the specific risk, subject, in certain circumstances, to maximum limits based on characteristics of coverage. Under the terms of our reinsurance agreements, the reinsurer agrees to reimburse us for the ceded amount in the event a claim is incurred. However, we remain liable to our policyholders with respect to ceded insurance if any reinsurer fails to meet its obligations. Since we bear the risk of nonpayment by one or more of our reinsurers, we cede business to well-capitalized, highly rated insurers. While our retention limit on any one life is $8 million ($10 million on second-to-die cases), we may cede amounts below those limits on a case-by-case basis depending on the characteristics of a particular risk. Typically our reinsurance contracts allow us to reassume ceded risks after a specified period. This right is valuable where our mortality experience is sufficiently favorable that it would be financially advantageous for us to reassume the risk rather than continuing to pay reinsurance premiums.

     Recently, the cost of obtaining reinsurance has declined significantly. Consequently, we decided to take advantage of this opportunity by increasing the amount of individual mortality risk coverage purchased from third party reinsurers. We reinsure 80% of the mortality risk on a block of policies acquired from Confederation Life in 1997. We entered into separate reinsurance agreements in 1998 and 1999 to reinsure 80% of the retained mortality risk, after ceding amounts above the $8 million or $10 million retention limit described above, on a substantial portion of our in force participating term and whole life policies and our in force variable universal life policies, respectively. In addition, we reinsure up to 90% of the mortality risk on some new issues.

     As of March 31, 2001, we had ceded $65.5 billion in face amount of reinsurance, representing 64% of our total face amount of $102.0 billion of life insurance in force. The following table lists our five principal life reinsurers, together with the reinsurance recoverables on a statutory basis as of December 31, 2000, the face amount of life insurance ceded as of December 31, 2000, and the reinsurers' respective A.M. Best ratings.

--------------------------------------------------------------------------------------------------------------
                                             REINSURANCE
                                          RECOVERABLES AS OF        FACE AMOUNT OF LIFE
                                             DECEMBER 31,          INSURANCE CEDED AS OF         A.M. BEST
              REINSURER                          2000                DECEMBER 31, 2000           RATING(1)
--------------------------------------------------------------------------------------------------------------
 Transamerica Occidental Life
   Insurance Company                         $8.4 million               $9.4 billion                 A+
--------------------------------------------------------------------------------------------------------------
 Life Reassurance Corp. of America           $7.1 million               $8.3 billion                A++
--------------------------------------------------------------------------------------------------------------
 Allianz Life Insurance Co. of North
   America                                   $4.2 million               $9.1 billion                A++
--------------------------------------------------------------------------------------------------------------
 Employers Reinsurance Corp.                 $5.4 million               $7.8 billion                A++
--------------------------------------------------------------------------------------------------------------
 Annuity Life and Reassurance Ltd.           $3.5 million               $4.3 billion                 A-
--------------------------------------------------------------------------------------------------------------

------------
(1) As of March 31, 2001.

COMPETITION

     We face significant competition in our life insurance and variable annuity businesses. Our competitors include larger and, in some cases, more highly rated insurance companies and other financial services companies. Some competitors have penetrated more markets and have greater resources than us. Many competitors offer similar products and use similar distribution sources.

     As we continue to focus on the development of our non-affiliated distribution system, we increasingly must compete with other providers of life insurance and annuity products to attract and maintain relationships with productive distributors that have the ability to sell our products. Our ability to attract distributors for our life insurance and annuity products could be adversely affected if for any reason our products became less competitive or concerns arose about our asset quality or ratings.

     We also face competition for access to distributors of life insurance and variable annuity products. Much of this competition is based on the pricing of products and the advisors' or distributors' compensation structures.

STRATEGIC TRANSACTIONS

     We have engaged in a number of strategic acquisitions and investments in Life and Annuity. These transactions have been designed to solidify our position in our target market in a variety of ways.

      -- In 1992 Phoenix Mutual merged with Home Life, which enabled us to expand our affiliated distribution, broaden our product offerings, consolidate our back-office operations and create one of the 15 largest mutual life insurance companies in the U.S.

      -- In 1997 we acquired a $1.4 billion block (based on reserves) of individual life and single premium deferred annuity business of the former Confederation Life Insurance Company, which enabled us to increase the scale of our life business and expand distribution relationships, particularly for our second-to-die insurance products.

      -- In 1998 and 2000 we purchased, in a series of transactions, a total of 9% of the common stock of Clark/Bardes, which provides a variety of compensation and benefit services to corporations, banks and healthcare organizations. These services include the evaluation, design, implementation and administration of innovative compensation and benefit programs for executives, key employees and other professionals. This investment has enabled us to create an alliance with a major distributor of executive benefits products.

      -- In 1999 we acquired a controlling interest in PFG, which develops, markets and underwrites specialized individually customized life and annuity products. PFG received approximately $85 million in new deposits for the three months ended March 31, 2001, compared to approximately $142 million for the full year ended December 31, 2000. This acquisition has enabled us to establish a strong base in the business of individually customized life and annuity products. We believe that we have been successful in this arena by maintaining broad access to our distribution sources through financial institutions, individual asset managers, accountants and attorneys. These products have average deposits of over $500,000 and are an important component of wealth management solutions for the wealthiest segment of the high net worth market.

      -- In 1999 we purchased a 12% equity interest in Lombard, a rapidly growing pan-European life insurer based in Luxembourg. Lombard's unit-linked life assurance products are designed exclusively for high net worth private investors, and are distributed through approximately 100 partnership relationships that Lombard has entered into with private banks and independent financial advisors in Austria, Belgium, Finland, France, Germany, Italy, Luxembourg, the Netherlands, Sweden and the United Kingdom. For the three months ended March 31, 2001 Lombard reported new premium and deposit income of approximately $213 million, a 62% increase over the comparable period in 2000. As of March 31, 2001 Lombard reported assets under management of $2.1 billion, a 3% decrease from December 31, 2000. Lombard's relationships with private banks and independent financial advisors provide us with the potential for future strategic distribution relationships.

      -- In 2000 we acquired a controlling interest in Main Street Management, a broker-dealer with approximately 250 registered representatives, which generated over 80% of its 2000 revenues from variable annuities and mutual funds. This acquisition gives us access to additional affiliated retail distribution sources in our target market. We believe in particular that Main Street Management's representatives are a potential source for sales of our variable products.

INVESTMENT MANAGEMENT SEGMENT

OVERVIEW

     We conduct activities in Investment Management largely through PXP and its subsidiaries. Investment Management also includes our minority investment in Aberdeen. In 2000 Investment Management produced total revenues of $327.0 million, representing 11% of our total; total segment after-tax operating income of $23.9 million; net cash flow provided by operating activities of $65.7 million; and EBITDA of $121.5 million. We refer to our Investment Management EBITDA because this measure is commonly used by investors to analyze and compare operating performance of investment management companies. However, EBITDA is not a GAAP measure, and our calculation of it may not be comparable to similarly titled measures of other companies.

     We have developed our Investment Management operations through internal growth and strategic acquisitions, with a view to increasing assets under management and offering a full range of investment styles to support all of our product lines. Our Investment Management operations began as the internal investment arm of Phoenix Life, which was responsible for managing our general account assets. We developed asset management capability to support our mutual fund and variable product business, and in 1993 Phoenix Life acquired NSR, an asset management firm with approximately $3 billion under management at the time of the acquisition. In 1995 Phoenix Life merged its investment management operations with Duff & Phelps, a publicly traded asset manager with approximately $15 billion under management at the time of the merger, thereby creating Phoenix Duff & Phelps Corporation, which continued as a publicly traded corporation, the majority of whose shares were owned by Phoenix Life. This entity was subsequently renamed PXP.

     As of March 31, 2001, PXP's assets under management totaled $51.2 billion, compared to $35.0 billion as of December 31, 1995, reflecting in part several strategic acquisitions of asset management firms we completed in the years following the creation of PXP. See "--Strategic Transactions." These acquisitions were carefully chosen steps toward the establishment of our current Investment Management operations, which include nine distinct affiliated asset managers functioning with a high degree of investment autonomy while sharing a common, cost-effective administrative and marketing platform. As a result of a "going private" merger transaction that closed on January 11, 2001, Phoenix Life became the sole shareholder of PXP. See "--Purchase of PXP Minority Interest."

     Investment Management comprises two lines of business: private client and institutional. Through our private client line of business, we provide investment management services principally on a discretionary basis, with products consisting of open-end mutual funds and managed accounts. Managed accounts include intermediary programs sponsored and distributed by non-affiliated broker-dealers and direct managed accounts which are sold and administered by us. These two types of managed accounts generally require minimum investments of $100,000 and $1 million, respectively. Our private client business also provides transfer agency, accounting and administrative services to most of our open-end mutual funds.

     Through our institutional line of business, we provide discretionary and non-discretionary investment management services primarily to corporations, multi-employer retirement funds and foundations, as well as to endowment, insurance and other special purpose funds. In addition, we offer our institutional clients alternative financial products, including structured finance products and closed-end funds. Structured finance products include collateralized debt and bond obligations backed by portfolios of public high yield bonds, emerging markets bonds, commercial mortgage-backed and asset-backed securities and bank loans.

  PURCHASE OF PXP MINORITY INTEREST

     On September 10, 2000, Phoenix Life and PXP entered into an agreement and plan of merger, pursuant to which Phoenix Life agreed to purchase PXP's outstanding common stock owned by third parties, for a price of $15.75 per share. In connection with this merger, which closed on January 11, 2001, Phoenix Life paid total cash of $339.3 million to those stockholders. After the merger, some third party holders of PXP's convertible subordinated debentures converted their debentures, and PXP redeemed all remaining outstanding debentures held by third parties. PXP has made cash payments totaling $38.0 million in connection with these conversions and redemptions. In addition, PXP has accrued non-recurring compensation expenses of $57.0 million to cash out options, $5.5 million of related compensation costs, $5.2 million in non-recurring retention costs and $3.9 million in non-recurring transaction costs.

     As a result of the merger, PXP became a wholly owned subsidiary of Phoenix Life and PXP's shares of common stock were de-listed from the New York Stock Exchange. Pursuant to the plan of reorganization, as of the effective date of the demutualization, Phoenix Life expects to transfer to us or a subsidiary designated by us all the outstanding shares of common stock of PXP for $640.0 million to reflect the fair market value of such shares on the effective date of the demutualization. This transfer will be subject to the approval of the New York Superintendent of Insurance.

     We believe this transaction will permit Phoenix Life and PXP to enhance their collaborative efforts to execute our wealth management strategy.

  OUR AFFILIATED ASSET MANAGERS

     We provide investment management services through nine affiliated asset managers. Goodwin(SM) Capital Advisers, or Goodwin(SM); Hollister(SM) Investment Management, or Hollister(SM); and Oakhurst(SM) Asset Managers, or Oakhurst(SM), are divisions of Phoenix Investment Counsel, Inc., or PIC, which is an indirect wholly-owned subsidiary of PXP. Duff & Phelps Investment Management Co., or DPIM, Engemann, Seneca, Zweig and Walnut are also subsidiaries of PXP. In addition, Aberdeen Fund Managers, Inc., a subsidiary of Aberdeen, serves as the investment adviser to certain of our institutional accounts and international mutual funds.

     We provide our affiliated asset investment managers with a consolidated platform of distribution and administrative support. Each manager retains autonomy with respect to the investment process, while we monitor performance and ensure that each manager adheres to its stated investment style.

     Our affiliated asset managers serve the following types of clients and represent the following investment styles:

      -- Goodwin(SM), Hollister(SM) and Oakhurst(SM), each of which operates as a division of PIC, provide investment management services for mutual funds and institutional investors. Goodwin also offers a broad array of structured finance products. These divisions also manage the investment assets (other than investments in real estate and mortgages) of the Phoenix Life general account, and some of the separate accounts relating to Phoenix Life's variable life and variable annuity products. As of

           March 31, 2001, PIC had a total of $17.5 billion of assets under management through its three investment management divisions.

         -- Goodwin(SM) applies a sector rotation approach to fixed income management and uses a wide variety of market sectors to enhance performance. These sectors may include investment-grade and below investment-grade securities.

         -- Hollister(SM) follows a traditional value approach to equity investing, seeking to invest in high quality companies that are perceived as temporarily out of favor.

         -- Oakhurst(SM) follows a systematic value approach to equity investing, seeking to invest, through the use of quantitative research and fundamental analysis, in relatively undervalued large-cap companies with improving earnings prospects.

      -- Engemann provides investment management services for intermediary managed account programs, mutual funds and direct managed accounts. Engemann specializes in classic growth-style equity investing, seeking to target quality companies with consistent and substantial earnings growth, financial strength and a favorable long-term earnings outlook. Engemann adheres to a buy-and-hold strategy that generally keeps portfolio turnover low. The majority of assets under management are invested in large-capitalization growth equities, although Engemann also manages small-capitalization, global growth, balanced and value portfolios. As of March 31, 2001, Engemann had $9.8 billion of assets under management.

      -- Seneca provides investment management services to foundations, endowments, corporations, public funds, structured finance products and private clients, and also provides sub-advisory services to certain open-end mutual funds advised by PIC. Seneca actively manages domestic equity, fixed income and balanced products using a disciplined, bottom-up investment process. Seneca's equity professionals seek growth with controlled risk, using a blend of high quality large capitalization stocks and high growth small capitalization stocks. As of March 31, 2001, Seneca had $13.6 billion of assets under management.

      -- DPIM's clients include three closed-end funds and three open-end mutual funds, as well as corporate, public and multi-employer retirement funds and endowment, insurance and other special purpose funds. DPIM's fixed income approach is a "core" approach that seeks superior market returns without significant interest rate risk or credit risk. The approach focuses on appropriate interest rate exposure, sector rotation and individual security selection. DPIM does not invest in below investment-grade securities or non-traditional sectors such as emerging markets. DPIM's equity investment style emphasizes investments in securities that it expects to provide higher total returns coupled with lower risk relative to broad stock market indices. As of March 31, 2001, DPIM had $7.3 billion of assets under management.

      -- Zweig provides investment management and advisory services to eight mutual funds, two closed-end funds and sub-advised institutional accounts. Zweig also provides administrative services to two closed-end investment companies. Zweig's investment approach uses a risk-averse style that seeks to reduce market exposure as volatility rises. As of March 31, 2001, Zweig had $2.3 billion of assets under management.

      -- Aberdeen Fund Managers, Inc. provides sub-advisory services to three Phoenix-Aberdeen international and global mutual funds. Aberdeen, through Phoenix-Aberdeen International Advisors LLC, a joint venture with us, manages two international funds distributed by PXP. As of March 31, 2001, these two managers had $540.8 million of assets under management related to the five funds referenced in this paragraph.

      -- Walnut provides investment management services primarily to high net worth individuals, and also manages a number of institutional accounts. Walnut follows a relative value investment philosophy, seeking to identify stocks that are attractively valued relative to the S&P 500, the stock's own historic valuation levels or the industry in which the company competes. As of March 31, 2001 Walnut had $692.1 million of assets under management.

  Aberdeen Asset Management

     Investment Management also includes a minority investment by Phoenix Life in Aberdeen, a Scottish investment management company with institutional and retail clients in the United Kingdom, as well as in continental Europe, Asia, Australia and the U.S. Aberdeen has offices in seven countries, including Scotland, England, Singapore and the U.S. Our strategic investment in Aberdeen provides us with a means of participating in the growing interest of mutual fund investors in international funds. Further, as an investor in Lombard, Aberdeen introduced us to the principals of Lombard, which led to our own investment in that firm, an investment which enhances our ability to pursue our wealth management strategy from an international perspective. See "--Life and Annuity Segment--Strategic Transactions."

     For the six months ended March 31, 2001, Aberdeen reported, on a U.K. GAAP basis, profit before taxation of L10.4 million, representing a 19% decrease from Aberdeen's results for the comparable period in 2000. Excluding goodwill amortization, the reported profit for the period showed a 51% increase. Aberdeen's reported assets under management grew to L27.2 billion at March 31, 2001, an increase of L5.3 billion, or 24%, from September 30, 2000, despite the decrease of L3.3 billion due to the decline in global stock market levels. Aberdeen manages portfolios representing a wide range of asset classes and geographic regions. Its client base is primarily institutional.

     As of March 31, 2001 the carrying value of our convertible debt was $37.5 million, while the carrying value of our equity interest was $58.3 million. As of March 31, 2001 the market value of our equity interest was $197.3 million and the fair value of our convertible debt was $108.9 million, based on the trading price of Aberdeen's shares on the London Stock Exchange. We account for our investment in Aberdeen by the equity method. In May 2001 we acquired additional shares of common stock for a purchase price of $46.8 million, bringing our current ownership to 22.0% of the common stock of Aberdeen.

PRODUCTS

  PRIVATE CLIENT PRODUCTS

     Managed Accounts. We provide investment management services through participation in 61 intermediary managed account programs sponsored by various broker-dealers such as Merrill Lynch and Morgan Stanley Dean Witter. These programs enable an advisor's client to select us as the provider of discretionary portfolio management services, in return for an asset-based fee paid by the client to the broker-dealer, which then pays a management fee to PXP. Seven of these programs include more than one of our affiliated asset managers. In 2000 we were one of the largest managers of client assets in the "Consults" intermediary managed account program of Merrill Lynch, which, according to Cerulli, is one of the top two managed account sponsors in the U.S. Also, according to Cerulli, we had the fifth largest market share for intermediary managed account programs at year-end 2000. As of March 31, 2001 we managed 40,133 accounts relating to such intermediary programs, representing approximately $6.2 billion of assets under management.

     In addition, as of March 31, 2001 we provided investment management services directly to 2,520 high net worth individual account clients, representing $3.3 billion in assets under management. As of March 31, 2001 our managed account business had aggregate assets under management of approximately $9.5 billion.

     The following table provides data regarding PXP's managed accounts business as of March 31, 2001:

                           PXP MANAGED ACCOUNTS DATA

                                                             AS OF MARCH 31, 2001
                                                 --------------------------------------------
                                                   MANAGEMENT      NUMBER OF    ASSETS UNDER
SOURCE OF ACCOUNTS                               FEE CHARGED(1)    ACCOUNTS      MANAGEMENT
------------------                               --------------    ---------    -------------
                                                                                (IN MILLIONS)
Intermediary Programs..........................        .53%         40,133        $ 6,175.3(2)
Direct Managed Accounts........................       1.07%          2,520          3,278.6
                                                                    ------        ---------
     Total.....................................                     42,653        $ 9,453.9
                                                                    ======        =========

------------
(1) Fee represents weighted average annual basis points charged.

(2) Includes assets of approximately $3.9 billion managed within the Merrill Lynch "Consults" program.

     PXP achieved net cash inflows of over $2.2 billion in its managed accounts products for the year ended December 31, 2000. Total deposits and reinvestments were $1.0 billion in 1998, $2.1 billion in 1999 and $3.9 billion in 2000.

     Mutual Funds. Our affiliated asset managers are investment advisers and/or sub-advisers to 54 open-end mutual funds, which had aggregate assets under management of approximately $12.1 billion as of March 31, 2001. These mutual funds are available primarily to retail investors. Thirteen of these funds are included as investment choices to purchasers of our variable life and variable annuity products.

     We have two principal sources of income from our mutual fund business: investment management fees and mutual fund ancillary fees. We receive investment management fees for providing investment advisory and management services to the funds. Any changes in these fees must be approved by fund shareholders. We also receive various fees for providing ancillary services such as distributing fund shares, fund accounting, shareholder services, and transfer agency and other administrative services.

     The following table sets forth the performance of our ten largest retail open-end mutual funds, as measured by net assets, as of March 31, 2001. The historical performance of these funds is not an indicator of future performance. The table also sets forth the net assets of all other retail open-end funds as a group and our variable product funds.

                          SUMMARY OF FUND PERFORMANCE

                                                                      AS OF MARCH 31, 2001
                                                -----------------------------------------------------------------
                                                                           THREE-YEAR   FIVE-YEAR      OVERALL
                                                                ONE-YEAR    AVERAGE      AVERAGE     MORNINGSTAR
                                      TYPE OF                    TOTAL       ANNUAL      ANNUAL        RATING
10 LARGEST OPEN-END FUNDS  CLASS(1)     FUND     NET ASSETS      RETURN      RETURN      RETURN     (STARS)(2)(3)
-------------------------  --------   --------  -------------   --------   ----------   ---------   -------------
                                                (IN MILLIONS)
Phoenix-Engemann Capital
  Growth Fund...........      A        Equity     $ 1,639.0      (44.59)%    (4.18)%       5.86%           1
                              B                        59.0      (45.00)     (4.89)        5.07            2
Phoenix-Oakhurst Balanced
  Fund..................      A       Balanced      1,261.4       (6.00)      5.35         9.83            3
                              B                        31.9       (6.72)      4.56         9.01            3
Phoenix-Oakhurst Income &
  Growth Fund...........      A       Balanced        430.5       (5.25)      2.74         8.02            3
                              B                       141.9       (6.01)      1.97         7.19            2
                              C                         0.7       (5.96)       N/A          N/A          N/R
Phoenix-Seneca Strategic
  Theme Fund............      A        Equity         361.7      (41.69)     10.95        14.79            3
                              B                        92.6      (42.16)     10.17        13.92            3
                              C                         6.2      (42.13)     10.15          N/A            4

                                                                      AS OF MARCH 31, 2001
                                                -----------------------------------------------------------------
                                                                           THREE-YEAR   FIVE-YEAR      OVERALL
                                                                ONE-YEAR    AVERAGE      AVERAGE     MORNINGSTAR
                                      TYPE OF                    TOTAL       ANNUAL      ANNUAL        RATING
10 LARGEST OPEN-END FUNDS  CLASS(1)     FUND     NET ASSETS      RETURN      RETURN      RETURN     (STARS)(2)(3)
-------------------------  --------   --------  -------------   --------   ----------   ---------   -------------
                                                (IN MILLIONS)
Phoenix-Oakhurst Growth &
  Income Fund...........      A        Equity     $   239.8      (17.89)%     4.20%         N/A            3
                              B                       119.3      (18.48)      3.44          N/A            3
                              C                        86.1      (18.48)      3.44          N/A            3
Phoenix-Engemann Focus
  Growth Fund...........      A        Equity         296.5      (51.86)     (2.70)        7.14%           1
                              B                        43.9      (52.23)     (3.40)        6.32            1
                              C                        28.5      (52.23)     (3.40)        6.32            1
Phoenix-Engemann
  Aggressive Growth
  Fund..................      A        Equity         305.8      (55.70)      3.68        11.05            2
                              B                        33.5      (56.02)      2.90        10.22            2
                              C                         0.2         N/A        N/A          N/A          N/R
Phoenix-Goodwin High
  Yield Fund............      A        Fixed          295.1       (8.03)     (2.87)        4.44            2
                              B        Income          40.5       (8.82)     (3.63)        3.65            1
                              C                         2.9       (8.81)     (3.62)         N/A          N/R
Phoenix-Zweig Managed
  Assets................      A        Equity          58.0      (10.20)      0.99         7.35            4
                              B                        24.3      (10.75)      0.30          N/A            4
                              C                       229.5      (10.77)      0.31         6.60            4
                              I                         1.1       (9.96)      1.27          N/A            4
Phoenix-Engemann Small &
  Mid Cap Growth Fund...      A        Equity         177.7      (49.05)      3.37        17.91            3
                              B                        71.6      (49.43)      2.60          N/A            2
                              C                        57.5      (49.44)      2.60          N/A            2
                                                  ---------
    Subtotal............                            6,136.7
Net Assets of Other Funds:
Other Open-End Funds(4).......................      3,383.2
Variable Product Funds........................      2,629.1
                                                  ---------
    Total Open-End Funds......................    $12,149.0
                                                  =========

------------
(1) Represents different classes of shares within each fund, based upon fee and expense computations. We offer four commission structures relating to PXP's open-end mutual funds. Class A shares have a front-end load, in which sales charges are incurred as deposits are received. PXP receives an underwriting fee representing a portion of the front-end loads it receives, with the balance paid to the broker-dealer firms that sell the funds' shares. Class B shares have a back-end or contingent load, in which sales charges are incurred only if redemptions are made within a time frame specified at the time of deposit. These charges decline to zero over time, typically a five-year period. Class C shares do not have an upfront sales charge but they do have a back-end load for redemptions made within one year, and ongoing annual expenses tend to be higher due to higher asset-based distribution fees. Class I shares are offered primarily to persons subject to the Investment Advisor's Code of Ethics relating to personal securities transactions, and to tax-exempt retirement plans specifically affiliated with the investment adviser, as well as certain institutional investors. Class I shares are not subject to a sales charge or distribution fees.

(2) Morningstar is an independent provider of financial information concerning mutual fund performance. According to Morningstar, a fund's ten-year return accounts for 50% of its overall rating score, its five-year return accounts for 30% and its three-year return accounts for 20%. If only five years of history are available, the five-year period is weighted 60% and the three-year period is weighted 40%. If only three years of data are available, the three years are used alone. Funds scoring in the top 10% of their investment category receive 5 stars; funds scoring in the next 22.5% receive 4 stars; those in the next 35% receive 3 stars; those in the next 22.5% receive 2 stars; and the bottom 10% receive 1 star.

(3) "N/R" means not rated by Morningstar.

(4) Excludes $540.8 million of PXP assets managed by Aberdeen Fund Managers and includes $66.1 million of Aberdeen assets managed by PXP.

  INSTITUTIONAL PRODUCTS

     Institutional Accounts. We have over 600 institutional clients, consisting primarily of medium-sized pension and profit sharing plans of corporations, government entities, and unions, as well as endowments and foundations, public and multi-employer retirement funds and other special purpose funds. Assets under management totaled approximately $13.3 billion as of March 31, 2001. The largest single institutional account (other than Phoenix Life's general account) as of March 31, 2001 had assets of $521.3 million, and the ten largest accounts (other than Phoenix Life's general account) together had assets of $3.2 billion.

     Closed-End Funds. We manage the assets of five closed-end funds, each of which is traded on the New York Stock Exchange: Duff & Phelps Utility Tax-Free Income, Inc.; Duff & Phelps Utility and Corporate Bond Trust; Duff & Phelps Utilities Income, Inc.; The Zweig Fund, Inc.; and The Zweig Total Return Fund, Inc. Assets under management totaled approximately $4.6 billion as of March 31, 2001.

     Structured Finance Products. We manage five structured finance products, and also act as a sub-adviser to a structured finance product sponsored by a third party. These products are collateralized debt and bond obligations backed by high yield bonds, emerging markets bonds and asset-backed securities. Assets under management totaled approximately $2.2 billion as of March 31, 2001. Our platform of experienced asset managers and their performance record permitted us to respond quickly to a market opportunity by entering the structured finance products market in 1999.

     Phoenix Life General Account and Related Assets. PXP manages most of the assets of the Phoenix Life general account, as well as those of its life subsidiaries and other assets such as the Phoenix Life pension plan. These assets under management by PXP totaled $9.5 billion as of March 31, 2001.

     The following two tables present information regarding the assets under management by PXP as of the dates indicated:

                            ASSETS UNDER MANAGEMENT

                                                                                   AS OF
                                              AS OF DECEMBER 31,                 MARCH 31,
                                       ---------------------------------   ---------------------
                                         1998        1999        2000        2000        2001
                                       ---------   ---------   ---------   ---------   ---------
                                                             (IN MILLIONS)
PRIVATE CLIENT PRODUCTS:
Open-end Mutual Funds (1)............  $14,407.4   $18,073.4   $14,716.7   $18,524.8   $12,149.0
Intermediary Programs................    5,969.6     8,689.7     8,404.1     9,604.7     6,175.3
Direct Managed Accounts..............    2,749.1     3,509.9     3,056.0     3,691.9     3,278.6
                                       ---------   ---------   ---------   ---------   ---------
     Total Private Client............   23,126.1    30,273.0    26,176.8    31,821.4    21,602.9
                                       ---------   ---------   ---------   ---------   ---------
INSTITUTIONAL PRODUCTS:
Institutional Accounts...............   17,209.9    18,683.2    13,569.8    18,390.2    13,316.8
Closed-end Funds.....................    3,504.8     4,596.0     4,899.6     4,607.2     4,601.4
Phoenix Life General Account &
  Related(2).........................    9,390.6     9,772.8     9,849.2     9,928.9     9,493.3
Structured Finance Products..........      256.0     1,276.4     2,097.3     1,281.7     2,164.1
                                       ---------   ---------   ---------   ---------   ---------
     Total Institutional.............   30,361.3    34,328.4    30,415.9    34,208.0    29,575.6
                                       ---------   ---------   ---------   ---------   ---------
          Total Assets Under
            Management(2)............  $53,487.4   $64,601.4   $56,592.7   $66,029.4   $51,178.5
                                       =========   =========   =========   =========   =========

------------
(1) Excludes $649.6 million and $540.8 million of PXP assets managed by Aberdeen Fund Managers and includes $72.9 million and $66.1 million of Aberdeen assets managed by PXP, as of December 31, 2000 and March 31, 2001, respectively.

(2) Includes $8.8 billion, $9.1 billion, $9.2 billion and $8.9 billion of Phoenix Life's general account assets managed by PXP as of December 31, 1998, 1999, 2000 and March 31, 2001, respectively.

                               ASSET FLOW SUMMARY

                                                                            FOR THE THREE MONTHS
                                      FOR THE YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                    -----------------------------------    ----------------------
                                      1998         1999         2000         2000         2001
                                    ---------    ---------    ---------    ---------    ---------
                                                            (IN MILLIONS)
PRIVATE CLIENT PRODUCTS:
Mutual Funds:
Assets under management, beginning
  of period.......................  $13,001.3    $14,407.4    $18,073.4    $18,073.4    $14,716.7
  Deposits and reinvestments......    1,579.6      1,657.8      2,068.5        706.2        516.7
  Redemptions and withdrawals.....   (2,390.1)    (3,216.3)    (3,079.8)    (1,072.6)      (696.6)
  Asset flows from acquisitions,
     dispositions and
     reclassifications(1).........         --      2,099.8           --           --           --
  Performance (net of fees).......    2,216.6      3,124.7     (2,345.4)       817.5     (2,387.8)
                                    ---------    ---------    ---------    ---------    ---------
Assets under management, end of
  period..........................  $14,407.4    $18,073.4    $14,716.7    $18,524.5    $12,149.0
                                    =========    =========    =========    =========    =========

Intermediary Programs:
Assets under management, beginning
  of period.......................  $ 4,482.1    $ 5,969.6    $ 8,689.7    $ 8,689.7    $ 8,404.1
  Deposits and reinvestments......      924.2      2,002.5      3,668.9        940.6        810.1
  Redemptions and withdrawals.....     (679.6)      (876.1)    (1,408.0)      (480.1)      (765.6)
  Performance (net of fees).......    1,242.9      1,593.7     (2,546.5)       454.7     (2,273.8)
                                    ---------    ---------    ---------    ---------    ---------
Assets under management, end of
  period..........................  $ 5,969.6    $ 8,689.7    $ 8,404.1    $ 9,604.9    $ 6,175.3
                                    =========    =========    =========    =========    =========

Direct Managed Accounts:
Assets under management, beginning
  of period.......................  $ 1,953.9    $ 2,749.1    $ 3,509.9    $ 3,509.9    $ 3,056.0
  Deposits and reinvestments......      100.0        140.7        200.5         85.8         40.0
  Redemptions and withdrawals.....     (190.3)      (158.2)      (211.8)       (33.7)       (39.9)
  Asset flows from acquisitions,
     dispositions and
     reclassifications(2)(3)......      520.0        433.0       (130.0)          --        713.9
  Performance (net of fees).......      365.5        345.3       (312.6)       129.9       (491.4)
                                    ---------    ---------    ---------    ---------    ---------
Assets under management, end of
  period..........................  $ 2,749.1    $ 3,509.9    $ 3,056.0    $ 3,691.9    $ 3,278.6
                                    =========    =========    =========    =========    =========
INSTITUTIONAL PRODUCTS:
Assets under management, beginning
  of period.......................  $26,964.9    $30,361.3    $34,328.4    $34,328.4    $30,415.9
  Deposits and reinvestments......    4,879.0      5,843.7      5,572.5        987.5      1,130.0
  Redemptions and withdrawals.....   (3,989.5)    (5,025.6)    (7,023.7)    (1,908.3)      (643.4)
  Asset flows from acquisitions,
     dispositions and
     reclassifications(2)(3)(4)...     (520.0)     1,246.5     (3,206.0)          --           --
  Performance (net of fees).......    3,026.9      1,902.5        744.7        800.5     (1,326.9)
                                    ---------    ---------    ---------    ---------    ---------
Assets under management, end of
  period..........................  $30,361.3    $34,328.4    $30,415.9    $34,208.1    $29,575.6
                                    =========    =========    =========    =========    =========

                                                                            FOR THE THREE MONTHS
                                      FOR THE YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                    -----------------------------------    ----------------------
                                      1998         1999         2000         2000         2001
                                    ---------    ---------    ---------    ---------    ---------
                                                            (IN MILLIONS)

TOTAL:
Assets under management, beginning
  of period.......................  $46,402.2    $53,487.4    $64,601.4    $64,601.4    $56,592.7
  Deposits and reinvestments......    7,482.8      9,644.7     11,510.4      2,720.1      2,496.8
  Redemptions and withdrawals.....   (7,249.5)    (9,276.2)   (12,467.4)    (3,494.7)    (2,145.5)
  Asset flows from acquisitions,
     dispositions and
     reclassifications............         --      3,779.3     (3,336.0)          --        713.9
  Performance (net of fees).......    6,851.9      6,966.2     (3,715.7)     2,202.6     (6,479.4)
                                    ---------    ---------    ---------    ---------    ---------
Assets under management, end of
  period..........................  $53,487.4    $64,601.4    $56,592.7    $66,029.4    $51,178.5
                                    =========    =========    =========    =========    =========

------------
(1) Includes asset inflows of $2.1 billion (Zweig) in 1999 related to acquisitions.

(2) Includes reclassification of net changes in private client products included in institutional products activity, not separately identifiable, of $0.5 billion, $0.4 billion and $(0.1) billion in 1998, 1999 and 2000, respectively.

(3) Includes asset inflows of $1.7 billion (Zweig) and $0.7 billion (Walnut) related to acquisitions in 1999 and 2001, respectively.

(4) Includes asset outflow of $3.3 billion in 2000 related to the sale of PXP's Cleveland operations.

     For the three months ended March 31, 2001 private client and institutional funds experienced total net asset inflows of $351.3 million, while during the comparable period in 2000 private client and institutional funds experienced total net redemptions of $774.6 million.

     The following table presents data regarding the investment management fees and other revenues earned during the periods indicated:

                 INVESTMENT MANAGEMENT FEES AND OTHER REVENUES

                                                                               FOR THE THREE
                                                    FOR THE YEAR ENDED          MONTHS ENDED
                                                       DECEMBER 31,              MARCH 31,
                                                --------------------------    ----------------
                                                 1998      1999      2000      2000      2001
                                                ------    ------    ------    ------    ------
                                                                (IN MILLIONS)
PRIVATE CLIENT PRODUCTS:
Managed Accounts
  Intermediary program management fees........  $ 28.9    $ 37.3    $ 51.5    $ 12.2    $ 10.5
  Direct managed account management fees......    13.4      16.0      19.2       7.4       6.5
Mutual Funds
  Management fees.............................    71.8      92.7      99.4      25.5      19.5
  Ancillary fees..............................    26.3      34.1      37.9      10.5       9.4
                                                ------    ------    ------    ------    ------
     Total private client.....................   140.4     180.1     208.0      55.6      45.9
                                                ------    ------    ------    ------    ------
INSTITUTIONAL PRODUCTS:
Institutional accounts management fees........    51.5      59.8      64.3      14.2      12.0
Closed-end funds management fees..............    16.8      27.6      28.6       7.0       7.0
Phoenix Life general account and related
  management fees.............................    10.7      11.9      12.8       3.1       3.2
Structured finance products management fees...      --       3.7       6.4       1.4       2.2
Other revenues................................     5.9       4.3       6.9       3.5       1.4
                                                ------    ------    ------    ------    ------
     Total institutional......................    84.9     107.3     119.0      29.2      25.8
                                                ------    ------    ------    ------    ------
          Total investment management fees and
            other revenues....................  $225.3    $287.4    $327.0    $ 84.8    $ 71.7
                                                ======    ======    ======    ======    ======

DISTRIBUTION AND MARKETING

  GENERAL

     We seek to expand retail distribution and marketing of our Investment Management products by leveraging the relationships of our affiliated asset managers with broker-dealers to get additional asset managers represented in existing intermediary programs, as well as by selling our mutual fund offerings to managed account clients. We continue to promote our mutual funds through our existing distribution relationships. Similarly, we expect to leverage our existing institutional investment advisory relationships, by offering consultants and their clients centralized access to all of our investment management styles. This effort includes the pursuit of expanded distribution opportunities in the alternative financial product area of the institutional market.

     The Team Phoenix concept also plays an important role in the expansion of our private client distribution opportunities, as our life insurance and variable annuity product specialists introduce their distribution sources to our investment management products. We have increased our number of investment management product specialists from 24 as of December 31, 1999 to 40 as of March 31, 2001.

  PRIVATE CLIENT PRODUCTS

     We distribute managed accounts through financial intermediaries such as broker-dealers, and directly through our affiliated asset managers. In particular, we attempt to leverage our distribution relationships for Life and Annuity products to enhance our distribution of managed accounts. In our experience, distributors who are familiar with our Life and Annuity products are more receptive to selling our managed account products. We distribute our mutual fund products through non-affiliated national and regional broker-dealers, financial advisors and other financial institutions, representing approximately 2,400 selling agreements and 23,000 registered representatives. We also distribute mutual funds through our wholly owned retail broker-dealer, W.S. Griffith, which has over 700 affiliated retail producers.

  INSTITUTIONAL PRODUCTS

     We direct our institutional marketing efforts primarily toward investment management consultants who are retained by institutional investors to assist in competitive reviews of potential investment managers. These consultants recommend investment managers to their institutional clients based on their review of investment managers' performance histories and investment styles. We maintain relationships with these consultants and provide information and materials to them in order to facilitate their review of our funds.

COMPETITION

     We face substantial competition in all aspects of our investment management business.

     In our private client business, we compete for affluent and high net worth customers with a large number of investment management firms and others. We compete for mutual fund business with hundreds of fund companies. Many of our competitors in the mutual fund industry are larger, have been established for a longer period of time, offer less expensive products, have deeper penetration in key distribution channels and have more resources. Competition in the private client segment is based on several factors. These include investment performance and the ability to successfully penetrate distribution channels, offer effective service to advisors and their clients, develop products that meet the changing needs of advisors and their clients, charge competitive investment management fees and control expenses.

     The institutional asset management business is also highly competitive, with over 23,000 registered investment advisory firms active nationwide. Consolidation activity in recent years has increased the concentration of competitors within certain asset classes. We compete with other investment management firms, insurance companies, banks and mutual fund companies, many of which are larger and have greater resources. We believe the key bases for competing successfully in the institutional segment are investment performance and customer service. Our competitive strategy focuses on attracting assets through superior performance. Consistent with this strategy, we continually evaluate opportunities to develop internally or acquire investment management operations and strive to improve our investment management products and services.

STRATEGIC TRANSACTIONS

     Investment Management began as a division within Phoenix Life. In 1993 we acquired NSR, an asset management firm with approximately $3.0 billion of assets under management at the time of acquisition. In 1995, through a merger of Phoenix Life's investment management operations with Duff & Phelps, an asset management firm with approximately $15.0 billion of assets under management at the time of the merger, we broadened our product array and our distribution system, while obtaining the advantages of having a publicly traded subsidiary.

     We have continued to engage in a number of strategic acquisitions and investments in Investment Management. These transactions have been designed to solidify our position in our target market in a variety of ways.

      -- In a series of transactions from 1996 through May 2001, we acquired 22% of the common stock of Aberdeen, a Scottish asset management firm that manages assets of institutional and retail clients in several countries. In addition, we own subordinated notes of Aberdeen which are convertible at our option subject to U.K. law. This investment has enabled us to participate in the growing interest of mutual fund investors in international funds.

      -- In 1997 we acquired a 75% interest in Seneca, an asset management firm based in San Francisco. Seneca was primarily an institutional manager with a notable presence in the endowment and foundation markets as well as the affluent and high net worth market. In January 2001 Phoenix Life transferred a 6.5% interest in Seneca to Seneca's management.

      -- In 1997 we acquired Engemann, an asset management firm based in Pasadena. Engemann had an established presence in the managed account business as well as in the affluent and high net worth market.

      -- In 1999 we acquired the retail mutual fund and closed-end fund businesses of Zweig, an asset management firm based in New York. This acquisition broadened our investment style offerings by providing a conservative approach to equity investing with market downside protection. In addition, Zweig had a well-established sales and marketing organization.

      -- In January 2001 we acquired a 75% interest in Walnut, a Philadelphia-based asset management firm focused primarily on the high net worth private client market.

VENTURE CAPITAL SEGMENT

     We have invested in the venture capital markets for over 20 years, during which time we have invested over $465 million in venture capital partnerships. We have received aggregate cash and stock distributions of over $629 million from these investments through March 31, 2001. There was also market value of over $329 million, remaining in our venture capital interests as of March 31, 2001. These investments have been primarily in the form of limited partnership interests in venture capital funds, leveraged buyout funds and other private equity partnerships sponsored and managed by third parties. We refer to all of these types of investments as venture capital. We currently have 81 partnership investments with 41 different sponsors. We believe our long-standing relationships and history of consistent participation with many well-established venture capital sponsors gives us preferred access to venture capital opportunities.

     We view our venture capital investments as an opportunity to enhance our portfolio returns. Returns in recent years have resulted in a portfolio size that is appropriately managed as a separate business segment. We generally allocate between 1.0% and 1.5% of annual investable cash flow to venture capital investments. We expect this allocation level to continue following the demutualization.

     In 2000, Venture Capital produced total revenues of $277.3 million, representing 9% of our total, and total segment after-tax operating income of $180.2 million.

     In the first quarter of 2001, we recorded a loss in investment income of $57.3 million. In addition we recorded a charge of $48.8 million, net of income taxes of $26.3 million, to reflect the cumulative effect of a change in accounting for our venture capital investments. We are dependent on the general partner of each partnership to provide quarterly financial reports, which indicate realized and unrealized capital gains and losses as well as any other operating results. These reports are provided 60 or more days after the end of the quarter. For periods through December 31, 2000 we reported our results from venture capital investments with a one-quarter lag. In the first quarter of 2001, we removed the lag in reporting by estimating the change in our share of the net equity in earnings of the venture capital partnerships for the period from December 31, 2000, the date of the most recent financial information provided by the partnerships, to our current reporting date of March 31, 2001. For a further discussion of the accounting and valuation methods used for venture capital investments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Venture Capital Segment" and note 3 of our unaudited interim condensed consolidated financial statements.

     The table below demonstrates the impact of the venture capital portfolio on our financial position as of and for the dates and periods indicated. We record our equity in the earnings of these partnerships as net investment income, which includes realized and unrealized gains and losses. See note 4 to our consolidated financial statements included in this prospectus.

                       VENTURE CAPITAL INVESTMENT INCOME

                                                                                 AS OF OR FOR THE
                                                                                   THREE MONTHS
                                                 AS OF OR FOR THE YEAR ENDED          ENDED
                                                        DECEMBER 31,                MARCH 31,
                                                -----------------------------    ----------------
                                                 1998       1999       2000       2000      2001
                                                -------    -------    -------    ------    ------
                                                                  (IN MILLIONS)
BALANCE SHEET:
Venture capital partnerships(1).............    $191.2     $338.1     $467.3     $458.2    $329.9
                                                ======     ======     ======     ======    ======
INCOME STATEMENT:
Venture capital partnerships:
Operating losses............................    $ (2.7)    $ (8.9)    $ (7.7)    $ (1.2)   $ (2.0)
Realized gains on cash and stock
  distributions.............................      23.3       84.7      223.3       89.9        --
Unrealized gains (loss) on investments held
  in the partnerships.......................      19.0       64.1       61.7       97.2     (55.3)
                                                ------     ------     ------     ------    ------
     Total pre-tax investment income........      39.6      139.9      277.3      185.9     (57.3)
Income taxes (benefit)......................      13.9       49.0       97.1       65.1     (20.0)
                                                ------     ------     ------     ------    ------
     Total after-tax investment income
       (loss)...............................      25.7       90.9      180.2      120.8     (37.3)
Cumulative effect of accounting change......        --         --         --         --     (48.8)
                                                ------     ------     ------     ------    ------
     Total..................................    $ 25.7     $ 90.9     $180.2     $120.8    $(86.1)
                                                ======     ======     ======     ======    ======

------------
(1) Excludes stock distributed by venture capital partnerships. Such stock is classified on our consolidated balance sheet, following distribution, as equity securities. As of March 31, 2001, $11.8 million of our equity securities consisted of distributed venture capital securities.

     We believe we have carefully built our portfolio of venture capital partnership investments. Our portfolio of venture capital funds includes significant investments in early-stage venture funds, but includes holdings in multi-stage and late-stage ventures as well. Our venture capital fund portfolio has a large information technology component. Our leveraged buyout fund portfolio is diversified with an emphasis on medium-sized and middle market growth companies. As of March 31, 2001, our investments in venture capital funds had an aggregate value of $156.3 million and our investments in leveraged buyout funds had an aggregate value of $127.8 million.

     The following table shows the composition of our venture capital investments by industry category, and the carrying value of our holdings in each category, as of the dates indicated.

         COMPOSITION AND CARRYING VALUE OF VENTURE CAPITAL INVESTMENTS

                                                                   AS OF            AS OF
                                                                DECEMBER 31,      MARCH 31,
                                                              ----------------    ---------
                                                               1999      2000       2001
                                                              ------    ------    ---------
                                                                      (IN MILLIONS)
VENTURE CAPITAL FUNDS:
Early-Stage Funds:(1)
  Information technology....................................  $ 50.5    $ 83.6     $ 47.6
  Information technology and non-technology.................    31.1      29.8       17.7
  Information technology and service industries.............    10.3      23.8        9.7
  Information technology and life science industries........    31.7      34.5       17.8
  Information technology, non-technology and health care....    11.8      20.4       12.6
  Medical technology........................................     6.0       8.1        5.9
  Other.....................................................      .2        --        (.1)
                                                              ------    ------     ------
     Total early-stage ventures.............................   141.6     200.2      111.2
                                                              ------    ------     ------
Multi-Stage Funds:(2)
  Information technology and telecommunications.............    24.4      28.1       14.8
  Information technology....................................     7.4      20.3        8.9
  Information technology, telecommunications and
     healthcare.............................................     7.3      14.2       14.6
  Other.....................................................      --       (.1)        --
                                                              ------    ------     ------
     Total multi-stage ventures.............................    39.1      62.5       38.3
                                                              ------    ------     ------
Late-Stage Funds:(3)
  Information technology, healthcare, telecommunications and
     other growth sectors...................................     8.5       5.6        3.7
  Information technology....................................     3.8       4.8        3.1
                                                              ------    ------     ------
     Total late-stage ventures..............................    12.3      10.4        6.8
                                                              ------    ------     ------
Total venture capital funds.................................   193.0     273.1      156.3
                                                              ------    ------     ------
LEVERAGED BUYOUT FUNDS:(4)
  Medium-sized companies....................................    23.6      17.1       13.6
  Middle market growth companies............................    22.3      32.0       28.1
  Management-led leveraged buyouts..........................     9.4      19.8       19.6
  Family-owned companies....................................     9.0      11.8       11.7
  International fund of funds...............................     8.6      16.5       15.3
  Manufacturing companies...................................     4.0       7.5        6.8
  UK buyouts................................................     4.5       4.3        5.0
  Northern European companies...............................     2.5       3.3        2.9
  Other.....................................................    12.0      26.2       24.8
                                                              ------    ------     ------
     Total leveraged buyout funds...........................    95.9     138.5      127.8
                                                              ------    ------     ------
OTHER.......................................................    49.2      55.7       45.8
                                                              ------    ------     ------
     Total venture capital investments......................  $338.1    $467.3     $329.9
                                                              ======    ======     ======

------------
(1) We classify as "early-stage" those funds that invest primarily in companies requiring seed money, startup financing or research and development financing.

(2) We classify as "multi-stage" those funds that invest primarily in any and every stage of venture financing.

(3) We classify as "late-stage" those funds that invest primarily in companies that are in the last round of financing before an initial public offering.

(4) "Leveraged buyout funds" provide operating management with funds to acquire a product line or business.

     The following table shows total amounts invested in venture capital, together with the distributions received from the venture capital partnerships in the form of stock or cash and market value of the partnership investments as of March 31, 2001. This table also shows the excess of distributions received and market value over amounts funded, as of March 31, 2001.

                                                             DISTRIBUTIONS
                                AGGREGATE        MARKET       AND MARKET
                  AGGREGATE   DISTRIBUTIONS   VALUE AS OF     VALUE LESS
YEAR OF CAPITAL    AMOUNT      OF CASH AND     MARCH 31,        AMOUNTS
 COMMITMENT(1)    FUNDED(2)     STOCK(3)        2001(4)         FUNDED
---------------   ---------   -------------   ------------   -------------
                                       (IN MILLIONS)
Prior to 1993      $ 99.6        $203.7          $  5.1         $109.2

     1993            16.9          29.6             6.5           19.2

     1994            39.0         132.5            34.4          127.9

     1995            39.9         121.6            31.4          113.1

     1996            40.1          43.9            33.1           36.9

     1997            40.7          48.9            41.8           50.0

     1998            96.5          35.2            96.2           34.9

     1999            73.3          13.9            65.1            5.7

     2000            19.3            --            15.8           (3.5)

     2001              .5            --              .5             --

                   ------        ------          ------         ------

    Total          $465.8        $629.3          $329.9         $493.4

                   ======        ======          ======         ======

------------
(1) Year in which we became a limited partner in the fund and agreed to make capital available for fund investments. Cash contributions may have occurred partly or entirely in years subsequent to the year of the capital commitment. As of March 31, 2001, total unfunded capital commitments were $158.3 million.

(2) Funds contributed through March 31, 2001, to limited partnerships with respect to which we made our capital commitment in the year indicated.

(3) Distributions of cash and stock received through March 31, 2001, through limited partnerships with respect to which we made our capital commitment in the year indicated.

(4) Represents our estimated share of the market value of the partnerships as of March 31, 2001. For a further discussion on the accounting and valuation methods for our Venture Capital investments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Venture Capital Segment" and note 3 to our unaudited interim condensed consolidated financial statements.

CORPORATE AND OTHER SEGMENT

     Corporate and Other contains several of our smaller subsidiaries and investment activities that are not of sufficient scale to be reported as segments, including the runoff of our group pension and guaranteed investment contract businesses.

     This segment also contains our international operations other than our investments in Aberdeen and Lombard. We are committed to establishing a presence in select international growth markets when opportunities arise to enhance our wealth management strategy. Generally we have targeted parts of the world where we believe there are significant opportunities in the asset accumulation market, including pension management and/or specialized life products. As of March 31, 2001, through this segment we had a total of $38.6 million invested in businesses in six countries.

     Corporate and Other also includes an investment in HRH, which we obtained upon our sale of American Phoenix Corporation, or APC, our property and casualty distribution subsidiary, which was organized in 1981. This business grew, primarily through acquisitions and without significant additional capital support, to become in 1998 the 13th largest property and casualty distribution company in the U.S., measured by revenues. We determined that, in addition to this business' lack of strategic fit with our current operations, further acquisitions would have been necessary for APC to compete in the long term, which would have created unacceptable levels of goodwill. In 1999, we sold our majority interest in APC to HRH, for convertible debt and a 7% equity interest in HRH, a publicly traded property and casualty company. As of March 31, 2001, the market value of our equity interest was $30.3 million and the fair value of our convertible debt was $49.2 million, based on the trading price of HRH's shares on the New York Stock Exchange. We currently have two seats on HRH's board. This relationship provides us with a potential strategic marketing opportunity through HRH's distribution network.

     In 2000 Corporate and Other produced total revenues of $73.4 million, representing 2% of our total, and total segment after-tax operating income of $(17.5) million.

DIVESTITURES OF NON-CORE BUSINESSES

     In addition to repositioning our property and casualty distribution business as a non-core operation, in keeping with our increased focus on providing wealth management solutions to the affluent and high net worth market, since 1997 we have strategically disposed of three businesses that we concluded were not part of our core operations. We had established and developed each of these businesses, and sold each as a going concern.

      -- Reinsurance Operations. In the early 1960s we entered the individual life reinsurance market and thereafter expanded to related reinsurance lines of business, group accident and group life and health reinsurance. In addition to this business' lack of strategic fit with our current operations, pricing trends in reinsurance had become particularly challenging. Consequently, in 1999 we sold our reinsurance business as a going concern and placed the remaining group accident and health reinsurance business in runoff.

      -- Real Estate Management Operations. In 1995 we established a separate real estate management operation. We determined that, in addition to this business' lack of strategic fit with our current operations, we wished to reduce our exposure to equity real estate as an asset class. In a series of transactions in 1998, 1999 and 2000, we sold our real estate management operations and disposed of the bulk of our equity real estate investments.

      -- Group Life and Health Insurance Operations. We entered the group life and health markets in the 1950s. We determined that, in addition to this business' lack of strategic fit with our current operations, in light of industry consolidation, it did not have the scale to compete adequately in the group markets. In April 2000 we completed the sale of these operations, including 97% of the capital stock of the insurance company which constituted substantially all of such business, for cash and a 3% equity interest in GE Life and Annuity Assurance Company.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Discontinued Operations."

GENERAL ACCOUNT AND SEPARATE ACCOUNT INVESTMENTS

OVERVIEW

     Our investments include assets held in our general account and numerous separate accounts. Our general account assets and a substantial portion of our separate account assets are managed by our Investment Management professionals. We manage our general account assets in investment segments that support specific product liabilities. These investment segments have distinct investment policies that are structured to support the financial characteristics of the specific liability or liabilities within them. Segmentation of assets allows us to manage the risks and measure returns on capital for our various businesses and products. As of March 31, 2001, general account cash and invested assets totaled $12,278.6 million.

     Separate account assets are managed in accordance with the specific investment contracts and guidelines relating to our variable products. We generally do not bear any investment risk on assets held in separate accounts. Rather, we receive investment management fees based on assets under management. Generally, assets held in separate accounts are not available to satisfy general account obligations. As of March 31, 2001, $4,754.1 million was held in separate accounts.

ASSET/LIABILITY AND RISK MANAGEMENT

     Our primary investment objective is to maximize after-tax investment return within defined risk parameters. Our primary sources of investment risk are:

      -- credit risk, which relates to the uncertainty associated with the ongoing ability of an obligor to make timely payments of principal and interest;

      -- interest rate risk, which relates to the market price and cash flow variability associated with changes in market interest rates; and

      -- equity risk, which relates to the volatility of prices for equity and equity-like investments.

     We manage credit risk through fundamental analysis of the underlying obligors, issuers and transaction structures. We employ a staff of specialized and experienced credit analysts who review obligors' management, competitive position, financial statements, cash flow, coverage ratios, liquidity and other key financial and non-financial information. These specialists analyze complex financing transactions to acquire the investments needed to fund our liability guarantees within diversification and credit rating guidelines. In addition, when investing in private debt securities, we rely upon broad access to management information, negotiated protective covenants, call protection features and collateral protection. We review our debt security portfolio regularly to monitor the performance of obligors and assess the integrity of their current credit ratings.

     We manage interest rate risk as part of our asset/liability management process and product design procedures. Asset/liability management strategies include the segmentation of investments by product line, and the construction of investment portfolios designed to satisfy the projected cash needs of the underlying liabilities. We identify potential interest rate risk in portfolio segments by modeling asset and liability durations and cash flows under current and projected interest rate scenarios. We use these projections to assess and control interest rate risk.

     We also manage interest rate risk by emphasizing the purchase of securities that feature prepayment restrictions and call protection. Our product design and pricing strategies include the use of surrender charges or restrictions on withdrawals in some products. In addition, we selectively apply derivative instruments, such as interest rate swaps, swaptions, floors and futures, to reduce the interest rate risk inherent in our portfolios. These derivatives are transacted with highly rated counterparties and monitored for effectiveness on an ongoing basis. We use derivatives exclusively for hedging purposes.

     We manage equity risk, as well as credit risk, through industry and issuer diversification and asset allocation. Maximum exposure to an issuer is defined by quality ratings, with higher quality issuers having larger exposure limits. We have an overall limit on below investment-grade rated issuer exposure.

     For further information about our management of interest rate risk and equity risk, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quantitative and Qualitative Information About Market Risk."

COMPOSITION OF GENERAL ACCOUNT

     The invested assets in our general account are generally of high quality and broadly diversified across asset classes, sectors and individual credits and issuers. As shown in the following table, the major category of investment assets is debt securities, representing 68% of our invested assets as of March 31, 2001. The remainder of the general account is invested in cash and short-term investments, mortgage loans, venture capital partnerships, common stock, other limited partnership interests, policy loans and real estate.

     The values in the tables included in this "--General Account and Separate Account Investments" section of this prospectus are the carrying values in our consolidated financial statements.

                 COMPOSITION OF GENERAL ACCOUNT INVESTED ASSETS

                                               AS OF DECEMBER 31,                    AS OF MARCH 31,
                                  ---------------------------------------------   ---------------------
                                          1999                    2000                    2001
                                  ---------------------   ---------------------   ---------------------
                                                  % OF                    % OF                    % OF
                                     AMOUNT       TOTAL      AMOUNT       TOTAL      AMOUNT       TOTAL
                                  -------------   -----   -------------   -----   -------------   -----
                                                          (DOLLARS IN MILLIONS)
Debt securities.................    $ 7,465.0       64%     $ 8,058.6       64%     $ 8,317.8       68%
Equity securities...............        437.2        4          335.5        2          293.3        2
Mortgage loans..................        716.8        6          593.4        5          569.5        5
Real estate.....................         92.0        1           77.9        1           81.3        1
Policy loans....................      2,042.6       18        2,105.2       17        2,121.7       17
Venture capital partnerships....        338.1        2          467.3        4          329.9        3
Other invested assets...........        188.0        2          235.7        2          246.9        2
Short-term investments..........        133.4        1          547.2        4          121.4        1
Cash and cash equivalents.......        187.6        2          176.6        1          196.8        1
                                    ---------      ---      ---------      ---      ---------      ---
     Total invested assets......    $11,600.7      100%     $12,597.4      100%     $12,278.6      100%
                                    =========               =========               =========

ASSET REALLOCATION

     As described under "Business -- Market Opportunity," we believe the affluent and high net worth market presents us with a substantial business opportunity. We began implementation of our wealth management strategy in 1997 in order to focus on the wealth management needs of this target market. Essential to this strategy was the expansion of both our non-participating product portfolio and our distribution channels, and a de-emphasis on sales of participating products. These steps accelerated the growth of our non-participating product sales. In 1997, only 31% of our annualized first-year life insurance premiums was attributable to non-participating products, whereas this percentage rose to 49% in 1998 and 68% in 1999. The positive trend in sales of non-participating products that had become clear by the end of 1999 reinforced our long-term commitment to our wealth management strategy.

     As part of the implementation of our wealth management strategy, we undertook a review of the businesses we owned in order to determine which of them were not core to the strategy. We concluded that certain businesses were not suitable for our future product offerings and detracted from our ability to execute our strategy. Consequently, we sold those businesses.

     The declining importance of participating product sales in the context of our wealth management strategy, the growth in sales of our non-participating products, and our disposition of non-core businesses caused us to reassess our historical allocation of assets in support of the participating line of business. This reassessment, in conjunction with management's review of the assets to be selected for allocation to the closed block, led to our decision to reallocate some of the assets that had previously supported our participating life policies. We completed the analysis and implementation of this reallocation in the fourth quarter of 2000.

     The asset reallocation involved the removal of assets from, and the transfer of assets into, the portfolio of assets supporting our participating life policies. The principal type of asset we removed from this portfolio was equity in affiliates. In addition, we removed some or all of the following types of assets: real estate; debt securities rated B or below; and restructured, watch list or delinquent mortgage loans. We also transferred into the portfolio of assets supporting our participating life policies debt securities including corporate debt, asset-backed securities, and commercial and residential mortgage-backed securities. All these debt securities were rated Category 1, 2 or 3 by the Securities Valuation Office of the National Association of Insurance Commissioners.

     The following table summarizes by type the investments we reallocated in and out of the portfolio of assets supporting our participating life policies.

      INVESTMENTS REALLOCATED IN AND OUT OF PORTFOLIO OF ASSETS SUPPORTING
                          PARTICIPATING LIFE POLICIES

                                       CARRYING VALUE          FAIR VALUE             YIELD
                                      ----------------      ----------------      -------------
                                        IN       OUT          IN       OUT         IN      OUT
                                      ------    ------      ------    ------      ----    -----
                                              (DOLLARS IN MILLIONS)
Debt securities...................    $296.4    $ 16.8      $299.2    $ 16.6      8.47%   11.32%
Equity in affiliates..............        --     183.9          --     358.5        --    15.51
Mortgage loans....................        --      11.9          --      11.9        --       --
Real estate.......................        --      83.8          --     102.5        --    11.77
                                      ------    ------      ------    ------      ----    -----
  Total assets transferred........    $296.4    $296.4      $299.2    $489.5      8.47%   13.52%
                                      ======    ======      ======    ======      ----    -----

     The reallocation described above was recommended by management and approved by Phoenix Life's board of directors on, and occurred effective as of, December 18, 2000. The effect of the reallocation, when applied across the entire portfolio of assets supporting our participating life policies, was to reduce the overall yield on those assets by approximately 71 basis points as of December 31, 2000. The removal of equity in affiliates was the primary cause of this reduction.

     We do not intend to change the reallocation even if Phoenix Life fails to demutualize. The reallocation did not require regulatory approval, nor do reallocations generally, other than those that occur with respect to an established closed block. Our reallocation of assets did not have a significant impact on any of our business segments, and had no impact on our consolidated balance sheet other than a one-time adjustment to deferred policy acquisition costs as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Year Ended December 31, 2000 Compared to Year Ended December 31, 1999." The reallocation was completely an internal reallocation of assets and consequently had no other impact on our consolidated balance sheet.

INVESTMENT RESULTS

     The following table provides gross investment yields by asset categories for the periods indicated.

                   GENERAL ACCOUNT ASSET YIELDS BY ASSET TYPE

                                                                                          FOR THE THREE
                                                                                           MONTHS ENDED
                                        FOR THE YEAR ENDED DECEMBER 31,                     MARCH 31,
                              ---------------------------------------------------   --------------------------
                                        1999                       2000                        2001
                              ------------------------   ------------------------   --------------------------
                                             GROSS                      GROSS                       GROSS
                              YIELD(1)     INCOME(2)     YIELD(1)     INCOME(2)     YIELD(1)   INCOME(LOSS)(2)
                              --------   -------------   --------   -------------   --------   ---------------
                                                           (DOLLARS IN MILLIONS)
Debt securities.............    8.76%      $  637.4        8.35%      $  622.2         8.32%       $  163.5
Equity securities...........    2.16            7.9        3.51           13.3         1.40             1.1
Mortgage loans..............    9.16           66.3        8.70           54.6         8.18            11.4
Real estate.................   11.15            9.7       11.40            9.2        27.02             4.7
Venture capital.............   71.85          139.9       95.84          277.3       (13.41)(3)        (57.3)
Policy loans................    7.64          149.0        7.89          157.4         8.12            41.2
Short-term investments and
  cash and cash
  equivalents...............    7.38           22.6        5.40           27.5         3.92             5.1
Other invested assets.......     .30             .7         .60            1.2           --              --
                                           --------                   --------                     --------
     Total gross income.....      --        1,033.5          --        1,162.7           --           169.7
Less: investment expenses...      --           13.0          --           14.3           --             2.5
Less: discontinued
  operations................      --           67.4          --           21.0           --             1.7
                                           --------                   --------                     --------
Net investment income.......    8.52%      $  953.1        9.54%      $1,127.4         6.97%       $  165.5
                                           ========                   ========                     ========
Excluding venture capital
  partnerships..............    7.40%      $  813.2        7.54%      $  850.1         7.69%       $  222.8
                                           ========                   ========                     ========

------------

(1) Yields, which are annualized for interim periods (except as noted), are based on annual average asset carrying values for the years ended December 31, 1998, 1999 and 2000 and quarterly average asset carrying values for the three months ended March 31, 2001.

(2) Gross income before investment expenses.

(3) Venture Capital yields are based on income for the three months ended March 31, 2001.

DESCRIPTION OF INVESTED ASSETS

  DEBT SECURITIES

     Our debt security portfolio consists primarily of investment-grade publicly traded and privately placed corporate bonds; residential mortgage-backed securities, or RMBS; commercial mortgage-backed securities, or CMBS; and asset-backed securities, or ABS. As of March 31, 2001, debt securities represented 68% of general account invested assets, with a carrying value of $8,317.8 million. Public debt securities represented 75% of this total amount, with the remaining 25% represented by private debt securities. We classify our public debt securities as available-for-sale and carry them at fair value. We classify our private debt securities as held-to-maturity and carry them at amortized cost. We invest in private debt securities to enhance the overall value of our debt security portfolio, increase diversification and obtain higher yields than can ordinarily be obtained with comparable public securities. Generally, private debt securities provide us with protective covenants, call protection features and, where applicable, a higher level of collateral.

     Our private debt securities are classified as "held-to-maturity" for accounting purposes because we do not expect to sell them except in limited circumstances. Each year, the majority of our net cash flows are invested in investment grade debt securities. However, we maintain a portfolio allocation between 6% and 10% of debt securities in below investment grade rated bonds. Allocations are based on our assessment of relative value and the likelihood of enhancing risk-adjusted portfolio returns. The size of our allocation to below investment grade bonds is constrained by the size of our net worth. We are subject to the risk that the issuers of the debt securities we own may default on principal and interest payments, particularly if a major economic downturn occurs. As of March 31, 2001, total debt securities that we classify as either "In Default" or those our management views as having an increased risk of default totaled $5.7 million, or 0.068%, of our total debt security portfolio, and our below investment grade debt securities represented 9% of our total debt security portfolio.

     The following table displays the composition of our debt security portfolio by type of issuer as of the dates indicated.

                       DEBT SECURITIES BY TYPE OF ISSUER

                                                                                       AS OF
                                                              AS OF DECEMBER 31,     MARCH 31,
                                                             --------------------    ---------
                                                               1999        2000        2001
                                                             --------    --------    ---------
                                                                       (IN MILLIONS)
U.S. government and agency bonds...........................  $  279.1    $  276.0    $  260.8
State and political subdivision bonds......................     506.5       505.5       511.2
Foreign government bonds...................................     296.6       269.3       270.4
Corporate securities.......................................   4,013.2     3,957.9     3,967.8
Mortgage and asset-backed securities.......................   3,177.2     3,164.2     3,404.8
                                                             --------    --------    --------
Total debt securities......................................   8,272.6     8,172.9     8,415.0
Less: Debt securities of discontinued operations...........     807.6       114.3        97.2
                                                             --------    --------    --------
     Total debt securities of continuing operations........  $7,465.0    $8,058.6    $8,317.8
                                                             ========    ========    ========

     The following table provides the contractual maturities of our debt security portfolio as of the dates indicated. The portfolio's maturity distributions are primarily a function of our liability composition, but also reflect where we have identified relative value.

                          DEBT SECURITIES BY MATURITY

                                                                                       AS OF
                                                              AS OF DECEMBER 31,     MARCH 31,
                                                             --------------------    ---------
                                                               1999        2000        2001
                                                             --------    --------    ---------
                                                                       (IN MILLIONS)
Due in one year or less....................................  $  161.7    $  236.7    $  137.0
Due after one year through five years......................   1,078.3     1,034.1       922.3
Due after five years through 10 years......................   1,729.7     1,631.7     1,610.1
Due after 10 years.........................................   2,125.7     2,106.2     2,340.8
Mortgage and asset-backed securities.......................   3,177.2     3,164.2     3,404.8
                                                             --------    --------    --------
Total debt securities......................................   8,272.6     8,172.9     8,415.0
Less: Debt securities of discontinued operations...........     807.6       114.3        97.2
                                                             --------    --------    --------
     Total debt securities of continuing operations........  $7,465.0    $8,058.6    $8,317.8
                                                             ========    ========    ========

     Our mortgage-backed securities, or MBS, and ABS holdings are heavily concentrated in securities with structural protection against prepayment of the underlying loan collateral. CMBS and ABS issues contain underlying collateral loans that are largely call protected and not prepayable without penalty prior to the maturity of the loan. RMBS securities that include structural protection against prepayments comprised 85% of our RMBS holdings as of March 31, 2001. The RMBS portfolio does not include interest-only, principal-only, or inverse floating rate securities. We use several recognized vendor software systems to monitor and analyze prepayment risk. By projecting future interest rate scenarios, we are able to assess the sensitivity of these holdings to prepayments. MBS securities are purchased to diversify the portfolio risk characteristics from primarily corporate credit risk to a mix of credit risk and cash flow risk. The principal risks inherent in holding MBS and other pass-through securities are prepayment and extension risks, which affect the timing of when cash flows will be received. When interest rates decline, mortgages underlying MBS tend to be prepaid more rapidly than anticipated, causing early repayments. When interest rates rise, the underlying mortgages tend to be prepaid at a slower rate than anticipated, causing the principal repayments to be extended. Although early prepayments may result in acceleration of income from recognition of any unamortized discount, the proceeds typically are reinvested at a lower current yield, resulting in a net reduction of future investment income. We believe that active monitoring and analysis of this portfolio, our focus on stable types of securities, and the limited extent of our holdings of more volatile types of securities mitigates the effects of interest rate fluctuations on this portfolio. We believe that the portion of our MBS/ABS portfolio subject to high prepayment risk as of March 31, 2001 was limited to 6% of our total MBS/ABS portfolio and 2% of our total debt securities holdings.

     The following tables show the types of MBS and ABS securities we held as of the dates indicated.

                       MORTGAGE-BACKED SECURITIES BY TYPE

                                                                                          AS OF
                                                       AS OF DECEMBER 31,               MARCH 31,
                                               -----------------------------------   ----------------
                                                     1999               2000               2001
                                               ----------------   ----------------   ----------------
                                                          % OF               % OF               % OF
                                                AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL
                                               --------   -----   --------   -----   --------   -----
                                                               (DOLLARS IN MILLIONS)
Publicly Traded Carrying Value:
Commercial Mortgage-Backed...................  $  923.8     42%   $  931.0     45%   $1,005.7     46%
Residential Collateralized Mortgage..........   1,251.8     56     1,091.4     53     1,114.0     51
Residential Pass-through Securities (Exc.
  GNMA)......................................      44.1      2        59.2      2        56.4      3
                                               --------    ---    --------    ---    --------    ---
     Total Carrying Value....................   2,219.7    100%    2,081.6    100%    2,176.1    100%
                                               --------           --------           --------
Privately Traded Carrying Value:
Commercial Mortgage-Backed...................        .3     50%         --     --%         --     --%
Residential Collateralized Mortgage..........        .2     33          .2     72          .2     72
Residential Pass-through Securities (Exc.
  GNMA)......................................        .1     17          .1     28          .1     28
                                               --------    ---    --------    ---    --------    ---
     Total Carrying Value....................        .6    100%         .3    100%         .3    100%
                                               --------           --------           --------
Total Carrying Value:
Commercial Mortgage-Backed...................     924.1     42%      931.0     45%    1,005.7     46%
Residential Collateralized Mortgage..........   1,252.0     56     1,091.6     53     1,114.3     51
Residential Pass-through Securities (Exc.
  GNMA)......................................      44.2      2        59.3      2        56.4      3
                                               --------    ---    --------    ---    --------    ---
     Total Carrying Value....................  $2,220.3    100%   $2,081.9    100%   $2,176.4    100%
                                               ========           ========           ========

                        ASSET-BACKED SECURITIES BY TYPE

                                                                                          AS OF
                                                       AS OF DECEMBER 31,               MARCH 31,
                                               -----------------------------------   ----------------
                                                     1999               2000               2001
                                               ----------------   ----------------   ----------------
                                                          % OF               % OF               % OF
                                                AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL
                                               --------   -----   --------   -----   --------   -----
                                                               (DOLLARS IN MILLIONS)
Publicly Traded Carrying Value:
Auto Loans...................................  $   39.5      6%   $   60.1      8%   $   85.2      9%
Credit Card Receivables......................      61.5      9        64.9      8        83.6      9
Home Equity Loans............................     241.2     36       200.0     26       194.0     21
Collateralized Bond Obligations..............      38.5      6        88.1     11       108.2     12
Manufactured Housing.........................     143.4     21       135.1     17       161.5     17
Other........................................     149.5     22       238.9     30       291.8     32
                                               --------    ---    --------    ---    --------    ---
     Total Publicly Traded...................     673.6    100%      787.1    100%      924.3    100%
                                               --------           --------           --------
Privately Traded Carrying Value:
Auto Loans...................................        .4     --%         --     --%         --     --%
Home Equity Loans............................        .1     --          .1     --          .1     --
Collateralized Bond Obligations..............     275.8     97       279.5     95       278.1     91
Other........................................       7.0      3        15.6      5        25.9      9
                                               --------    ---    --------    ---    --------    ---
     Total Privately Traded..................  $  283.3    100%   $  295.2    100%   $  304.1    100%
                                               --------           --------           --------

                                                                                          AS OF
                                                       AS OF DECEMBER 31,               MARCH 31,
                                               -----------------------------------   ----------------
                                                     1999               2000               2001
                                               ----------------   ----------------   ----------------
                                                          % OF               % OF               % OF
                                                AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL
                                               --------   -----   --------   -----   --------   -----
                                                               (DOLLARS IN MILLIONS)
Total Carrying Value:
Auto Loans...................................  $   39.9      4%   $   60.1      6%   $   85.2      7%
Credit Card Receivables......................      61.5      6        64.9      6        83.6      7
Home Equity Loans............................     241.3     25       200.1     18       194.1     16
Collateralized Bond Obligations..............     314.3     34       367.6     34       386.3     31
Manufactured Housing.........................     143.4     15       135.1     13       161.5     13
Other........................................     156.5     16       254.5     23       317.7     26
                                               --------    ---    --------    ---    --------    ---
     Total...................................  $  956.9    100%   $1,082.3    100%   $1,228.4    100%
                                               ========           ========           ========

     The Securities Valuation Office, or the SVO, of the NAIC evaluates all public and private bonds purchased as investments by insurance companies. The SVO assigns one of six investment categories to each security it reviews. Category 1 is the highest quality rating and Category 6 is the lowest. Categories 1 and 2 are the equivalent of investment grade debt as defined by rating agencies such as Standard & Poor's Ratings Services, or S&P, and Moody's Investors Services, Inc., or Moody's (i.e., BBB-/Baa3 or higher), while Categories 3-6 are the equivalent of below investment grade securities. SVO ratings are reviewed at least annually.

     The following table displays the SVO ratings for our debt security portfolio as of the dates indicated, along with an equivalent S&P rating agency designation. The majority of our bonds are investment grade, with 91% invested in Category 1 and 2 securities as of March 31, 2001. As of March 31, 2001, below investment grade bonds represented 5.8% of our total invested assets compared to an American Council of Life Insurance, or ACLI, industry average of 5.5% as of December 31, 1999, the most recent period for which information is available.

                    TOTAL DEBT SECURITIES BY CREDIT QUALITY

                                                   AS OF DECEMBER 31,             AS OF MARCH 31,
                                           -----------------------------------   -----------------
                                                 1999               2000               2001
                                           ----------------   ----------------   -----------------
                                                      % OF               % OF                % OF
NAIC            S&P EQUIVALENT              AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT     TOTAL
----   ---------------------------------   --------   -----   --------   -----   --------    -----
                                                            (DOLLARS IN MILLIONS)
 1     AAA/AA/A                            $5,460.9     66%   $5,359.3     66%   $5,578.7      66%

 2     BBB                                  2,151.9     26     1,979.7     24     2,128.8      25

 3     BB                                     481.8      6       573.9      7       503.2       6

 4     B                                      169.5      2       240.6      3       179.1       3

 5     CCC and lower                            7.1     --        15.5     --        19.5      --

 6     In or near default                       1.4     --         3.9     --         5.7      --

                                           --------    ---    --------    ---    --------     ---

                                   Total    8,272.6    100%    8,172.9    100%    8,415.0     100%

Less debt securities of
  discontinued operations...............      807.6              114.3               97.2

                                           --------           --------           --------

Total debt securities,
  continuing operations.................   $7,465.0           $8,058.6           $8,317.8

                                           ========           ========           ========

     The following table displays the credit quality of our public debt securities portfolio as of the dates indicated. As we have increased our investments in the private placement market, our public debt securities decreased as a percentage of our total from 75% in 1999 to 74% in 2000.

                    PUBLIC DEBT SECURITIES BY CREDIT QUALITY

                                                  AS OF DECEMBER 31,            AS OF MARCH 31,
                                          -----------------------------------   ----------------
                                                1999               2000               2001
                                          ----------------   ----------------   ----------------
 SVO             S&P EQUIVALENT                      % OF               % OF               % OF
RATING            DESIGNATION              AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL
------   ------------------------------   --------   -----   --------   -----   --------   -----
                                                          (DOLLARS IN MILLIONS)
  1      AAA/AA/A                         $4,546.8     73%   $4,285.0     71%   $4,492.2     72%

  2      BBB                               1,131.2     18     1,083.7     18     1,215.8     19

  3      BB                                  373.1      6       491.5      8       422.8      7

  4      B                                   153.5      3       200.2      3       139.8      2

  5      CCC and lower                         6.7     --         1.5     --         1.2     --

  6      In or near default                    1.1     --         1.4     --         2.7     --

                                          --------    ---    --------    ---    --------    ---

                                          $6,212.4    100%   $6,063.3    100%   $6,274.5    100%

                                          ========           ========           ========

     The following table displays the credit quality of our private debt security portfolio as of the dates indicated. We invest in private debt securities because these investments provide diversification to our overall investment portfolio and higher yields than public debt securities. These private debt securities frequently contain financial covenants, which help protect the investor. Our private debt securities decreased as a percentage of our total debt securities from 28% in 1999 to 26% in 2000.

                   PRIVATE DEBT SECURITIES BY CREDIT QUALITY

                                               AS OF DECEMBER 31,               AS OF MARCH 31,
                                     --------------------------------------    -----------------
                                           1999                 2000                 2001
                                     -----------------    -----------------    -----------------
 SVO          S&P EQUIVALENT                     % OF                 % OF                 % OF
RATING         DESIGNATION            AMOUNT     TOTAL     AMOUNT     TOTAL     AMOUNT     TOTAL
------   ------------------------    --------    -----    --------    -----    --------    -----
                                                        (DOLLARS IN MILLIONS)
  1      AAA/AA/A                    $  914.1      44%    $1,074.3      51%    $1,086.5      51%

  2      BBB                          1,020.7      50        896.0      43        913.0      43

  3      BB                             108.7       5         82.4       4         80.4       3

  4      B                               16.0       1         40.4       2         39.3       2

  5      CCC and lower                     .4      --         14.0      --         18.3       1

  6      In or near default                .3      --          2.5      --          3.0      --

                                     --------     ---     --------     ---     --------     ---

                                     $2,060.2     100%    $2,109.6     100%    $2,140.5     100%

                                     ========             ========             ========

  MORTGAGE LOANS

     In 1998, we decided to shift the focus of our mortgage investments from commercial mortgage whole loans to commercial MBS, which in our opinion provide better diversification, credit quality, cost-effectiveness and liquidity. As a result of this shift, we exited the mortgage origination and servicing business. As a consequence, our mortgage loan portfolio will decline in size as a percentage of general account assets as maturing loans are repaid and no additional new loans are made. The servicing of this portfolio has been subcontracted to a third party administrator since September 1998.

     The following table displays the distribution of our mortgage loan portfolio by property type and geographic region as of the dates indicated.

             MORTGAGE LOANS BY PROPERTY TYPE AND GEOGRAPHIC REGION

                                                                   AS OF            AS OF
                                                                DECEMBER 31,      MARCH 31,
                                                              ----------------    ---------
                                                               1999      2000       2001
                                                              ------    ------    ---------
                                                                      (IN MILLIONS)
Property Type
  Office Buildings..........................................  $183.9    $171.3     $162.4
  Retail....................................................   208.6     183.5      184.9
  Apartment Buildings.......................................   252.9     180.7      174.4
  Industrial Buildings......................................    82.7      64.8       64.3
  Other.....................................................     3.0       2.2        2.1
  Valuation allowances......................................   (14.3)     (9.1)     (18.6)
                                                              ------    ------     ------
     Total..................................................  $716.8    $593.4     $569.5
                                                              ======    ======     ======
Geographic Region
  Northeast.................................................  $149.3    $124.5     $125.3
  Southeast.................................................   198.6     147.6      135.2
  North central.............................................   164.1     147.4      145.7
  South central.............................................   105.1     103.7      103.0
  West......................................................   114.0      79.3       78.9
  Valuation allowances......................................   (14.3)     (9.1)     (18.6)
                                                              ------    ------     ------
     Total..................................................  $716.8    $593.4     $569.5
                                                              ======    ======     ======

     The following table shows, as of the dates indicated, the percentages of our commercial mortgage loan portfolio that were delinquent and in process of foreclosure, restructured or foreclosed during the year or three-month period through such date. Commercial mortgage loans are delinquent when they are 60 days or more past due as to the payment of interest or principal. Commercial mortgage loans are classified as restructured when they are in good standing, but the basic terms, such as interest rate or maturity date, have been modified as a result of a prior actual delinquency or an imminent delinquency. Given our decision to exit the commercial mortgage origination business in 1998, our portfolio has declined in size, so we expect that delinquencies as a percentage of total loans will fluctuate in our case more than for a company that continues to make new investments for its portfolio. We seek to maximize economic recovery from delinquent mortgages, and losses of principal on mortgage delinquencies have declined from 1997 through 2000.

                              MORTGAGE EXPERIENCE

                                                                  AS OF           AS OF
                                                               DECEMBER 31,     MARCH 31,
                                                              --------------    ---------
                                                              1999     2000       2001
                                                              -----    -----    ---------
                                                                     (IN MILLIONS)
Delinquent and in process of foreclosure....................  $ 6.0    $11.4      $10.3
Restructured................................................   36.6     34.9       34.3
Foreclosed during the year..................................     --       --         --
                                                              -----    -----      -----
     Total problem mortgages................................  $42.6    $46.3      $44.6
                                                              =====    =====      =====

     Delinquent and restructured commercial mortgage loans are reviewed on a monthly basis. All commercial mortgage loans are reviewed on an annual basis.

  REAL ESTATE

     In 1998 we completed the sale of a substantial portion of our commercial real estate holdings. As of March 31, 2001, our remaining real estate portfolio, excluding home office real estate of $83.6 million, had a book value of $81.3 million and consisted of several joint venture real estate partnerships and four wholly owned commercial properties. As of March 31, 2001, our total real estate holdings, excluding home office real estate, represented less than 1% of total invested assets.

  VALUATION ALLOWANCES

     The allowance for losses on mortgage loans and real estate is maintained at a level that we believe is adequate to absorb estimated probable losses. We periodically review the adequacy of the valuation allowances and update them for relevant changes, which may include changes in market value for the real estate, changes in the borrowers' ability to pay for mortgages, general economic developments and other factors. This evaluation is subjective and no assurance can be given that the valuation allowances will be adequate to cover all future losses or that additional allowances or write-downs will not be required in the future.

     The following table indicates activity in the valuation allowance accounts for mortgages and real estate.

                              VALUATION ALLOWANCES

                                         BALANCE AT                                BALANCE AT
                                         JANUARY 1,    ADDITIONS    DEDUCTIONS    DECEMBER 31,
                                         ----------    ---------    ----------    -------------
                                                             (IN MILLIONS)
2001
Mortgage loans.........................    $ 9.1         $ 9.6        $ (0.1)         $18.6(1)
Real estate............................      9.3            --          (9.3)            --(1)
                                           -----         -----        ------          -----
     Total.............................    $18.4         $ 9.6        $ (9.4)         $18.6(1)
                                           =====         =====        ======          =====
2000
Mortgage loans.........................    $14.3         $ 1.8        $ (7.0)         $ 9.1
Real estate............................      3.2           6.1            --            9.3
                                           -----         -----        ------          -----
     Total.............................    $17.5         $ 7.9        $ (7.0)         $18.4
                                           =====         =====        ======          =====
1999
Mortgage loans.........................    $30.6         $ 9.7        $(26.0)         $14.3
Real estate............................      6.4            .2          (3.4)           3.2
                                           -----         -----        ------          -----
     Total.............................    $37.0         $ 9.9        $(29.4)         $17.5
                                           =====         =====        ======          =====
1998
Mortgage loans.........................    $35.8         $50.6        $(55.8)         $30.6
Real estate............................     28.5           5.1         (27.2)           6.4
                                           -----         -----        ------          -----
     Total.............................    $64.3         $55.7        $(83.0)         $37.0
                                           =====         =====        ======          =====

---------------

(1) Balance at March 31, 2001.

  EQUITY SECURITIES

     As of March 31, 2001, we held $293.3 million of equity securities. These equity investments were diversified across a number of different types of equity and included seed money in certain of our mutual funds. As of March 31, 2001, these seed money investments totaled $96.3 million. Seed money investments are used to provide initial investments for a mutual fund prior to its sale to the general public and are primarily in domestic equity funds.

     In 1993 we began receiving significant stock distributions from our venture capital portfolios. As a consequence, we hired Shott Capital Management, LLC, or Shott, to manage the orderly disposition of our portfolio of distributed venture capital stock. We pay Shott on an incentive basis. Shott's dispositions of distributed venture capital stock have produced $25.4 million in pre-tax realized capital gains from 1996 through March 31, 2001.

     Since 1996, we have also had a program of making direct private equity investments to complement our venture capital investing.

     In 1996 we invested $6.0 million in a private equity vehicle which in turn invested in National Oilwell, an oil services company. This private equity vehicle subsequently distributed shares of National Oilwell to us. Our shares in National Oilwell became tradable in March 2000, by which time they had appreciated significantly. As of March 31, 2001, we had sold all of our National Oilwell shares and recorded a pre-tax capital gain on these sales of $129.3 million.

     We maintain a managed portfolio of primarily domestic equities. We also have made investments in several companies with which we have strategic business relationships.

     The following table indicates the components of our equity securities as of the dates indicated.

                               EQUITY SECURITIES

                                                                   AS OF            AS OF
                                                                DECEMBER 31,      MARCH 31,
                                                              ----------------    ---------
                                                               1999      2000       2001
                                                              ------    ------    ---------
                                                                      (IN MILLIONS)
Mutual fund seed money......................................  $159.7    $112.4     $ 96.3
Venture capital stock distributions.........................    54.5      22.0       11.8
Private equities............................................    11.4      19.5       17.7
National Oilwell............................................    69.5       6.0         --
Other equities..............................................    93.2     118.4      114.0
Strategic equity investments (1)............................    48.9      57.2       53.5
                                                              ------    ------     ------
Total equity securities.....................................  $437.2    $335.5     $293.3
                                                              ======    ======     ======

---------------
(1) These strategic investments include investments in Lombard, PXRE Group, Ltd. and Clark/Bardes. For a further discussion on these investments, see "--Life and Annuity Segment--Strategic Transactions" and "--Investment Management Segment--Strategic Transactions."

  OTHER INVESTED ASSETS

     The following table indicates the components of our other invested assets as of the dates indicated. Joint venture and partnership interests are generally accounted for under the equity method, while the transportation and equipment leases use the interest method for determining net investment income.

                             OTHER INVESTED ASSETS

                                                                   AS OF            AS OF
                                                                DECEMBER 31,      MARCH 31,
                                                              ----------------    ---------
                                                               1999      2000       2001
                                                              ------    ------    ---------
                                                                      (IN MILLIONS)
Transportation and equipment leases.........................  $ 82.1    $ 83.2     $ 83.6
Affordable housing partnerships.............................    22.2      29.1       30.2
Investment in other affiliates..............................    12.4       7.5        9.9
Seed money in separate accounts.............................    33.3      41.2       37.3
Mezzanine partnerships......................................    17.5      30.4       33.2
Other partnership interests.................................    24.5      44.3       44.0
Derivative instruments......................................      --        --        8.7
                                                              ------    ------     ------
     Total..................................................   192.0     235.7      246.9
Less: other invested assets of discontinued operations......     4.0        --         --
                                                              ------    ------     ------
     Total other invested assets of continuing operations...  $188.0    $235.7     $246.9
                                                              ======    ======     ======

  CASH AND SHORT-TERM INVESTMENTS

     Our positions in short-term investments, including cash and cash equivalents, are variable based on the availability and timing of new investments and the payment of interest and principal on existing investments. As a general policy, we try to minimize the opportunity cost of holding excess cash and short-term investments, while balancing the need to meet obligations to our policyholders and creditors. We invest short-term funds in commercial paper, certificates of deposit and other short-term instruments, subject to our investment guidelines regarding issuer concentration, quality and maturity. As of December 31, 2000, we had a large cash and short-term position in anticipation of our need to fund the then-pending purchase by Phoenix Life of the outstanding common stock of PXP held by its public stockholders. See "--Investment Management Segment--Overview--Purchase of PXP Minority Interest."

  EQUITY IN UNCONSOLIDATED SUBSIDIARIES

     The following table indicates the components of our investment in unconsolidated subsidiaries as of the dates indicated. These are accounted for under the equity method.

                     EQUITY IN UNCONSOLIDATED SUBSIDIARIES

                                                                   AS OF            AS OF
                                                                DECEMBER 31,      MARCH 31,
                                                              ----------------    ---------
                                                               1999      2000       2001
                                                              ------    ------    ---------
                                                                      (IN MILLIONS)
EMCO common stock...........................................  $ 13.4    $ 14.8     $ 15.6
Aberdeen common stock.......................................    61.6      58.7       58.3
Aberdeen 7% convertible subordinated notes..................    37.5      37.5       37.5
HRH common stock............................................    16.2      16.9       16.9
HRH 5.25% convertible subordinated notes....................    32.0      32.0       32.0
                                                              ------    ------     ------
Total investments in unconsolidated subsidiaries............  $160.7    $159.9     $160.3
                                                              ======    ======     ======

CLAIMS PAYING ABILITY RATINGS

     Claims paying ability and financial strength ratings are factors underlying the competitive position of life insurers. The current claims paying ability and financial strength ratings of Phoenix Life are listed in the table below:

           RATING AGENCY                   RATING                     RATING STRUCTURE
-----------------------------------        ------                     ----------------
Standard & Poor's Ratings Services          AA-          Second highest of nine ratings categories
                                      ("Very Strong")    and lowest within the category based on
                                                         modifiers (i.e., AA+, AA and AA- are "Very
                                                         Strong")
Moody's Investors Service, Inc.             Aa3          Second highest of nine ratings categories
                                       ("Excellent")     and lowest within the category based on
                                                         modifiers (i.e., Aa1, Aa2 and Aa3 are
                                                         "Excellent")
A.M. Best Company, Inc.                      A           Second highest of nine ratings categories
                                       ("Excellent")     and highest within the category based on
                                                         modifiers (i.e., A and A- are "Excellent")
Fitch IBCA (Formerly Duff & Phelps           AA          Second highest of eight ratings categories
  Credit Rating Company)               ("Very High")     and second highest within the category
                                                         based on modifiers (i.e., AA+, AA and AA-
                                                         are "Very High")

     The foregoing ratings reflect each rating agency's opinion of Phoenix Life's financial strength, operating performance and ability to meet its obligations to policyholders, and are not evaluations relating to our common stock or the protection of our stockholders. In April 2001 S&P downgraded Phoenix Life's rating from AA to AA-. In announcing this downgrade, S&P stated that although Phoenix Life had a strong business position and market presence, and had successfully shifted its strategic focus to non-participating life insurance, Phoenix Life could have difficulty meeting earnings expectations. In particular, S&P cited concerns that given the size of its participating block, Phoenix Life will need a longer transition period to gain profitability in non-participating products. S&P also noted that PXP's asset growth and earnings had been below expectations. In January 2001 A.M. Best reaffirmed Phoenix Life's A rating and assigned a positive outlook, citing Phoenix Life's recent financial performance and the financial flexibility the company will have after demutualization.

PROPERTIES

     Our executive headquarters consist of our main office building at One American Row and two other buildings in Hartford, Connecticut. We own these buildings and occupy approximately 82% of the aggregate gross square feet of space contained in them. In addition to this property, we own offices in Enfield, Connecticut and East Greenbush, New York, for use in the operation of our business. We also lease office space within and outside the U.S. as needed for our operations, including for use by our sales force. We believe that our properties are adequate for our current and expected needs.

LEGAL PROCEEDINGS

  GENERAL

     We are regularly involved in litigation, both as a defendant and as a plaintiff. The litigation naming us as a defendant ordinarily involves our activities as an insurer, employer, investment adviser, investor or taxpayer. In addition, state regulatory bodies, the SEC, the NASD and other regulatory bodies regularly make inquiries of us and, from time to time, conduct examinations or investigations concerning our compliance with, among other things, insurance laws, securities laws, and laws governing the activities of broker-dealers. These types of lawsuits and regulatory actions may be difficult to assess or quantify, may seek recovery of very large and/or indeterminate amounts, including punitive and treble damages, and their existence and magnitude may remain unknown for substantial periods of time. A substantial legal liability or significant regulatory action against us could have a material adverse effect on our business, results of operations and financial condition.

     While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or to provide reasonable ranges of potential losses, it is the opinion of our management that their outcomes, after consideration of available insurance and reinsurance and the provisions made in our consolidated financial statements, are not likely to have a material adverse effect on our consolidated financial condition.

     However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our operating results or cash flows.

  DISCONTINUED REINSURANCE BUSINESS

     Phoenix Life's reinsurance business included, among other things, reinsurance by Phoenix Life of other insurance companies' group accident and health business. During 1999 Phoenix Life placed its remaining group accident and health reinsurance business into runoff, adopting a formal plan to terminate the related contracts as early as contractually permitted and not entering into any new contracts. As part of its decision to discontinue its remaining reinsurance operations, Phoenix Life reviewed the runoff block and estimated the amount and timing of future net premiums, claims and expenses.

     We have established reserves for claims and related expenses that we expect to pay on our discontinued group accident and health reinsurance business. These reserves are a net present value amount that is based on currently known facts and estimates about, among other things, the amount of insured losses and expenses that we believe we will pay, the period over which they will be paid, the amount of reinsurance we believe we will collect under our finite reinsurance and our other reinsurance to cover our losses and the likely legal and administrative costs of winding down the business. In 2000 we strengthened our reserves for our discontinued reinsurance business by $97 million (pre-tax). Total reserves were $90 million at March 31, 2001. In addition, in 1999 we purchased finite aggregate excess-of-loss reinsurance to further protect us from unfavorable results from this discontinued business. The initial premium for this coverage was $130 million. The maximum coverage available is currently $160 million and increases to $230 million by 2004.

     Phoenix Life is involved in two sets of disputes relating to reinsurance arrangements under which it reinsured group accident and health risks. The first of these involves contracts for reinsurance of the life and health carveout components of workers compensation insurance arising out of a reinsurance pool created and formerly managed by Unicover. In addition, Phoenix Life is involved in arbitrations and negotiations pending in the United Kingdom between multiple layers of reinsurers and reinsureds relating to transactions in which Phoenix Life participated involving certain personal accident excess-of-loss business reinsured in the London market. For a description of these legal proceedings, see "Risk Factors--Risks Related to Our Business--We could have material losses in the future from our discontinued reinsurance business."

     In light of our provisions for our discontinued reinsurance operations through the establishment of reserves and the finite reinsurance, based on currently available information we do not expect these operations, including the proceedings described above, to have a material adverse effect on our consolidated financial position. However, given the large and/or indeterminate amounts involved and the inherent unpredictability of litigation, it is not possible to predict with certainty the ultimate impact on us of all pending matters or of our discontinued reinsurance operations.

  SEC INVESTIGATION OF PXP AFFILIATE

     In 1997 PXP received a subpoena from a federal grand jury calling for production by DPIM, PXP's Chicago-based asset management subsidiary, of account and trade-related documents having to do with, among other things, whether DPIM directed client commission dollars to certain brokers in exchange for client referrals for DPIM during the period 1994 to 1997. Thereafter, PXP conducted an internal investigation into these activities. Following the internal investigation, PXP ultimately returned a total of approximately $586,626 of commission to the appropriate clients, took disciplinary action against certain employees involved in the matter and implemented a number of compliance procedures and enhanced controls.

     PXP voluntarily disclosed the matter to both the U.S. Department of Labor, or DOL, which enforces ERISA, and the SEC, and voluntarily provided these agencies access to documents, records and witnesses. In October 2000 the SEC issued a formal order of investigation in this matter, and PXP is cooperating fully.

     This SEC investigation is a fact-finding inquiry and no enforcement action has yet been taken by the agency against PXP or any of its affiliates. The federal grand jury has no outstanding requests for information from PXP, and PXP is cooperating with the DOL's request for follow-up information. We do not anticipate that the outcome of this matter will have any material adverse effect on our business.

  POLICYHOLDER LAWSUITS CHALLENGING THE PLAN OF REORGANIZATION

     Two lawsuits have been filed challenging the fairness of the plan of reorganization and the adequacy and accuracy of Phoenix Life's disclosures to its policyholders regarding the plan. The first of these lawsuits, Burns v. Phoenix Home Life Mutual Ins. Co., et al., was filed on April 4, 2001 in the Circuit Court of Cook County for the Illinois County Department in the Chancery Division. Plaintiff seeks to maintain a class action on behalf of a putative class consisting of all current policyholders of Phoenix Life who purchased their policies prior to Phoenix Life's announcement of its intention to demutualize. The complaint seeks damages for losses allegedly sustained by the class as a result of the demutualization, as well as other relief. The defendants named in the complaint are Phoenix Life and some of its directors and officers.

     The second lawsuit, Kertesz v. Phoenix Home Life Mutual Ins. Co., et al., was filed on April 16, 2001 in the Supreme court of the State of New York for New York County. Plaintiff seeks to maintain a class action on behalf of a putative class consisting of the eligible policyholders of Phoenix Life as of December 18, 2000, the date the plan of reorganization was adopted. Plaintiff seeks to enjoin the demutualization, damages and other relief. The defendants named in this complaint include Phoenix Life, The Phoenix Companies, Inc. and all its directors, as well as Morgan Stanley & Co. Incorporated.

     We believe we have meritorious defenses and intend to contest vigorously all plaintiffs' claims.

EMPLOYEES

     As of March 31, 2001, we employed approximately 2,270 people. We believe our relations with our employees are good.

                                   REGULATION

     Certain of our businesses are subject to extensive regulation at both the state and federal level, including regulation under state insurance and federal and state securities laws. We cannot predict the impact of future state, federal or foreign laws or regulations on our business. Future laws and regulations, or the interpretation thereof, may materially adversely affect our results of operations and financial condition.

INSURANCE REGULATION

     General. Phoenix Life is licensed to transact insurance business in, and is subject to regulation and supervision by, all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Canada. Each of our other insurance subsidiaries is licensed and regulated in all U.S. and international jurisdictions where it conducts insurance business. The extent of such regulation varies, but most jurisdictions have laws and regulations governing the financial aspects of insurers, including standards of solvency, reserves, reinsurance, capital adequacy, and the business conduct of insurers. In addition, statutes and regulations usually require the licensing of insurers and their agents, the approval of policy forms and related materials and, for certain lines of insurance, the approval of rates. Such statutes and regulations also prescribe the permitted types and concentration of investments. The primary purpose of this insurance industry regulation is to protect policyholders, not stockholders.

     The New York Insurance Law limits the sales commissions and certain other marketing expenses that may be incurred in connection with the sale of life insurance policies and annuity contracts. Our insurance subsidiaries are each required to file reports, generally including detailed annual financial statements, with insurance regulatory authorities in each of the jurisdictions in which they do business, and their operations and accounts are subject to periodic examination by such authorities. Our subsidiaries must also file, and in many jurisdictions and in some lines of insurance obtain regulatory approval for, rules, rates and forms relating to the insurance written in the jurisdictions in which they operate.

     State and federal insurance and securities regulatory authorities and other state law enforcement agencies and attorneys general from time to time make inquiries regarding compliance by our insurance subsidiaries with insurance, securities and other laws and regulations regarding the conduct of our insurance and securities businesses. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

     Holding Company Regulation. We and our insurance subsidiaries are subject to regulation under the insurance holding company laws of various jurisdictions. The insurance holding company laws and regulations vary from jurisdiction to jurisdiction, but generally require an insurance holding company (and insurers that are subsidiaries of insurance holding companies) to register with state regulatory authorities and to file with those authorities certain reports, including information concerning their capital structure, ownership, financial condition, certain intercompany transactions and general business operations.

     State insurance statutes also typically place restrictions on the amount of dividends or other distributions payable by insurance company subsidiaries to their parent companies, as well as on transactions between an insurer and its affiliates. See "Risk Factors--Risks Related to Our Business--Our ability to pay dividends and service debt could be hurt by limitations imposed on Phoenix Life" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The New York Insurance Law and the regulations thereunder also restrict the aggregate amount of investments Phoenix Life may make in non-life insurance subsidiaries and provide for periodic reporting on subsidiaries.

     Guaranty Associations and Similar Arrangements. Most of the jurisdictions in which we are admitted to transact insurance business require life insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed life insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written in such state by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets. In none of the past five years have the aggregate assessments levied against Phoenix Life or any of its insurance subsidiaries been material.

     Statutory Examinations. As part of their routine regulatory oversight process, state insurance departments conduct periodic detailed examinations of the books, records and accounts of insurers domiciled in their states. These examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the NAIC. In December 1998, the New York State Insurance Department completed an examination of Phoenix Life for the five-year period ended December 31, 1997. The New York State Insurance Department's Report on Examination of Phoenix Life as of December 31, 1997 found that, during the five-year examination period 1993 through 1997, Phoenix Life failed to comply fully with the disclosure requirements of a New York State Insurance Department regulation regarding replacements of certain of its insurance policies with other policies issued by it, used certain policy forms that had not been filed with or approved by the New York State Insurance Department, failed to pay interest on certain matured endowment contracts and violated certain New York State Insurance Department regulations governing advertising. These findings resulted in a $25,000 fine.

     Various state insurance departments also periodically examine non-domestic insurance companies conducting business in their states, including our life insurance subsidiaries. The purpose of these periodic examinations is to evaluate the companies' compliance with state insurance laws and regulations and to determine if operations are consistent with the public interest of the policyholders resident in the state conducting the examination. To date, we have addressed the issues raised during the course of these examinations and believe we have resolved them satisfactorily. In February 2001, the Connecticut Department of Insurance commenced a market conduct examination focusing on the conduct by Phoenix Life and its affiliated insurance companies of their respective individual life and annuity, variable annuity, disability and health businesses in 1999 and 2000. This examination is of the routine type periodically performed by state insurance departments.

     NAIC Ratios. On the basis of statutory financial statements filed with state insurance regulators, the NAIC calculates annually 12 financial ratios to assist state regulators in monitoring the financial condition of insurers. A "usual range" of results for each ratio is used as a benchmark. Departure from the "usual range" on four or more of the ratios can lead to inquiries from individual state insurance departments. In each of the years 1996 through 2000, at most one ratio for Phoenix Life fell outside the usual range.

     Policy and Contract Reserve Sufficiency Analysis. Under the New York Insurance Law, Phoenix Life is required to conduct annually an analysis of the sufficiency of all life and health insurance and annuity statutory reserves. A qualified actuary must submit an opinion which states that the statutory reserves, when considered in light of the assets held with respect to such reserves, make good and sufficient provision for the associated contractual obligations and related expenses of the insurer. If such an opinion cannot be provided, the insurer must set up additional reserves by moving funds from surplus. Since the inception of this requirement, we have provided this opinion without any qualifications.

     Statutory Investment Reserves. Statutory accounting practices require a life insurer to maintain both an asset valuation reserve and an interest maintenance reserve to absorb both realized and unrealized gains and losses on a portion of its investments. The asset valuation reserve is a statutory reserve for fixed maturity securities, equity securities, mortgage loans, equity real estate and other invested assets. The asset valuation reserve is designed to capture all realized and unrealized gains and losses on such assets, other than those resulting from changes in interest rates. The level of the asset valuation reserve is based on both the type of investment and its credit rating. In addition, the reserves required for similar investments, for example, fixed maturity securities, differ according to the credit ratings of the investments, which are based upon ratings established periodically by the SVO. The interest maintenance reserve applies to all types of fixed maturity securities, including bonds, preferred stocks, MBS, ABS and mortgage loans. The interest maintenance reserve is designed to capture the net gains which are realized upon the sale of such investments and which result from changes in the overall level of interest rates. The captured net realized gains or losses are then amortized into income over the remaining period to the stated maturity of the investment sold. Any increase in the asset valuation reserve and interest maintenance reserve causes a reduction in an insurance company's statutory capital and surplus which, in turn, reduces funds available for stockholder dividends.

     Surplus and Capital. The New York Insurance Law requires Phoenix Life, as a New York domestic mutual life insurer, to maintain at least $300,000 in surplus. After the demutualization, Phoenix Life will be required to maintain at least $2,000,000 in capital. In addition, prior to the demutualization, the New York Insurance Law has limited the amount of surplus that Phoenix Life, as a New York domestic mutual life insurer, could accumulate. Since we intend to continue offering participating policies after the demutualization, we will be subject to statutory restrictions that limit to 10% the amount of statutory profits on participating policies written after the demutualization (measured before dividends to policyholders) that can inure to the benefit of stockholders. We believe that the impact of these restrictions on our earnings will not be material.

     Our U.S. insurance subsidiaries are subject to the supervision of the regulators in each jurisdiction in which they are licensed to transact business. These regulators have discretionary authority, in connection with the continued licensing of any of these insurance subsidiaries, to limit or prohibit its sales to policyholders if such regulators determine that such subsidiary has not maintained the minimum surplus or capital required or that such subsidiary's further transaction of business would be hazardous to policyholders.

     Risk-based Capital. Section 1322 of the New York Insurance Law requires that New York life insurers report their RBC based on a formula calculated by applying factors to various asset, premium and reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The New York State Insurance Department uses the formula only as an early warning regulatory tool to identify possibly inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally.
Section 1322 imposes broad confidentiality requirements on those engaged in the insurance business (including insurers, agents, brokers and others) and on the New York State Insurance Department as to the use and publication of RBC data.

     Section 1322 gives the New York Superintendent of Insurance explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels. As of December 31, 2000, Phoenix Life's total adjusted capital was in excess of each of those RBC levels.

     Each U.S. insurance subsidiary of Phoenix Life is also subject to these same RBC requirements. As of December 31, 2000, the total adjusted capital of each of these insurance subsidiaries was in excess of each of those RBC levels.

     Codification of Statutory Accounting Principles. The NAIC has recently adopted the Codification of Statutory Accounting Principles for life insurers, with an effective date of January 1, 2001. The adoption of the new statutory accounting practices has changed, to some extent, prescribed statutory accounting practices that we use to prepare our statutory financial statements. Statutory accounting practices determine, among other things, the amount of statutory surplus and statutory net income of our insurance subsidiaries and thus determine, in part, the amount of funds they have available to pay dividends to us. Each state must adopt the new statutory accounting practices before they become the prescribed statutory basis of accounting for insurance companies domesticated in that state. The New York Insurance Department has adopted the codification guidance (Regulation 172) effective January 1, 2001 but did not adopt several key provisions of the guidance, including deferred income taxes and the establishment of goodwill as an asset. The effect of adoption on our statutory surplus decreased surplus by approximately $67.7 million (unaudited) in the first quarter of 2001, primarily as a result of non-admitting certain assets and recording increased investment reserves.

     Regulation of Investments. Phoenix Life and each of its insurance subsidiaries are subject to state laws and regulations that require diversification of our investment portfolios and limit the amount of investments in certain asset categories, such as below investment-grade fixed income securities, equity real estate, other equity investments and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring surplus and, in some instances, would require divestiture of such non-qualifying investments. We believe that the investments made by Phoenix Life and each of its insurance subsidiaries complied with such regulations at March 31, 2001 and continue to so comply.

     Federal Insurance Initiatives and Litigation. Although the federal government generally does not directly regulate the insurance business, federal initiatives often have an impact on our life insurance business. Current and proposed measures that may significantly affect the insurance business generally include limitations on anti-trust immunity, minimum solvency requirements and health care reform.

     The Gramm-Leach-Bliley Act of 1999 implements fundamental changes in the regulation of the financial services industry in the U.S. The Gramm-Leach-Bliley Act permits the transformation of the already converging banking, insurance and securities industries by permitting mergers that combine commercial banks, insurers and securities firms under one holding company. Under this legislation, national banks retain their existing ability to sell insurance products in some circumstances. In addition, bank holding companies that qualify and elect to be treated as "financial holding companies" may engage in activities, and acquire companies engaged in activities, that are "financial" in nature or "incidental" or "complementary" to such financial activities, including acting as principal, agent or broker in selling life, property and casualty and other forms of insurance, including annuities. A financial holding company can own any kind of insurance company or insurance broker or agent, but its bank subsidiary cannot own the insurance company. Under state law, the financial holding company would need to apply to the insurance commissioner in the insurer's state of domicile for prior approval of the acquisition of the insurer, and the Gramm-Leach-Bliley Act provides that the commissioner, in considering the application, may not discriminate against the financial holding company because it is affiliated with a bank. Under the Gramm-Leach-Bliley Act, no state may prevent or interfere with affiliations between banks and insurers, insurance agents or brokers, or the licensing of a bank or affiliate as an insurer or agent or broker.

     Until passage of the Gramm-Leach-Bliley Act, the Glass-Steagall Act of 1933, as amended, had limited the ability of banks to engage in securities-related businesses, and the Bank Holding Company Act of 1956, as amended, had restricted banks from being affiliated with insurance companies. With the passage of the Gramm-Leach-Bliley Act, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The ability of banks to affiliate with insurance companies may materially adversely affect all of our product lines by substantially increasing the number, size and financial strength of potential competitors. Although the effect of these recent developments on us and our competitors is uncertain, both the persistency of our existing insurance products and our ability to sell new products may be materially affected by these developments in the future.

     Valuation of Life Insurance Policies Model Regulation. The NAIC has adopted a revision to the Valuation of Life Insurance Policies Model Regulation known as XXX Regulation. This model regulation would establish new minimum statutory reserve requirements for certain individual life insurance policies written in the future. Before the new reserve standards can become effective, individual states must adopt the model regulation. If these reserve standards were adopted in their current form, insurers selling certain individual life insurance products, such as term life insurance with guaranteed premium periods and universal life insurance products with no-lapse guarantees, would be required to redesign their products or hold increased reserves to be consistent with the new minimum standards with respect to policies issued after the effective date of the regulation. The industry has encouraged the states to adopt the model regulation with an effective date of January 1, 2000. New York State adopted a similar regulation in 1994, and amended it on March 13, 2000 to be consistent with XXX Regulation.

SECURITIES REGULATION

     Phoenix Life, some of its subsidiaries and certain insurance policies and annuity contracts offered by them are subject to various forms of regulation under the federal securities laws administered by the SEC. Certain subsidiaries of Phoenix Life and PXP are investment advisers registered under the Investment Advisors Act of 1940, as amended. In addition, certain separate accounts of Phoenix Life and its life insurance subsidiaries and several mutual funds advised, in whole or in part, by investment advisers affiliated with Phoenix Life and PXP are registered under the Investment Company Act of 1940, as amended, or the Investment Company Act. Certain annuity contracts and life insurance policies issued by Phoenix Life and some of its life insurance subsidiaries are funded by separate accounts and are registered under the Securities Act of 1933, as amended, or the Securities Act.

     Certain subsidiaries of Phoenix Life and PXP are registered as broker-dealers under the Securities Exchange Act of 1934, as amended, and are therefore subject to minimum net capital requirements imposed by the SEC. As registered broker-dealers, these subsidiaries are members of the NASD. The SEC and NASD require that, in addition to the minimum net capital requirements, these broker-dealers are subject to a variety of operational standards, including proper record keeping and the licensing of representatives.

     Phoenix Life also has certain pooled investment vehicles that are exempt from registration under the Securities Act and the Investment Company Act, but that may be subject to certain other provisions of such legislation.

     Federal and state securities regulatory authorities from time to time make inquiries regarding compliance by Phoenix Life and PXP and their respective subsidiaries, with securities and other laws and regulations regarding the conduct of their securities businesses. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

      -- The SEC has conducted an examination of PXP's books and records relating to specified retail mutual funds and certain of PXP's affiliated investment advisers. The examination is pursuant to the SEC's authority to investigate the compliance of registered investment companies and registered investment advisers with the record-keeping provisions of the Investment Company Act of 1940 and the Investment Advisers Act of 1940. We believe that the SEC's examination is a routine audit of the type the SEC periodically initiates with respect to companies regulated by these statutes. The SEC's examination began in late March 2001 and is ongoing. PXP has cooperated fully in the production of the documents and information requested by the SEC.

      -- The SEC is also conducting a similar examination of Engemann, focusing on Engemann's investment management activities relating to mutual funds, institutional accounts and managed accounts. The SEC's examination began in mid-April 2001 and is ongoing. Engemann is cooperating fully in the production of the documents and information requested by the SEC.

      -- In mid-May 2001, the SEC also began an investigation of DPIM relative to its advisory services to the closed-end funds managed by it. We believe this is a routine investigation. DPIM is cooperating fully in the production of the documents and information requested by the SEC.

     These laws and regulations are primarily intended to protect investors in the securities markets and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with such laws and regulations. We may also be subject to similar laws and regulations in the states and foreign countries in which we provide investment advisory services, offer the products described above or conduct other securities-related activities.

TAX LEGISLATION

     Currently, under the Internal Revenue Code, holders of many life insurance and annuity products, including both traditional and variable products, are entitled to tax-favored treatment on these products. For example, income tax payable by policyholders on investment earnings under traditional and variable life insurance and annuity products which are owned by natural persons is deferred during the product's accumulation period and is payable, if at all, only when the insurance or annuity benefits are actually paid or to be paid. Also for example, interest on loans up to $50,000 secured by the cash value of life insurance policies owned by businesses on key employees is eligible for deduction, even though investment earnings during the accumulation period are tax-deferred.

     In the past, legislation has been proposed that would have curtailed the tax-favored treatment of some of our life insurance and annuity products. For example, in 1992, the Bush Administration proposed legislation that, had it been enacted, would have limited otherwise deductible interest payments for businesses that own life insurance policies on the lives of their employees. Similarly, in 1998, the Clinton Administration proposed legislation that, had it been enacted, would have caused transfers between separate accounts underlying tax-deferred annuity products to be taxable. The proposed legislation also contained other provisions unfavorable to our tax-favored annuity products. None of these proposals was enacted, and no such proposals or similar proposals are currently under active consideration by Congress. The Clinton Administration had also proposed tax law changes that, if enacted, would have adversely affected our COLI product offerings. If these or similar proposals directed at limiting the tax-favored treatment of life insurance policies or annuity contracts are enacted, market demand for such products would be adversely affected.

     In addition, legislation was enacted in the spring of 2001 that will increase the size of estates exempt from federal estate taxes and phase in reductions in the estate tax rate between 2003 and 2009 and repeal the estate tax entirely in 2010. Under the legislation, the estate tax will be reinstated, without the increased exemption or reduced rate, in 2011 and thereafter. Many insurance products are designed and sold to help policyholders reduce the effect of federal estate taxation on their estates. See "Risk Factors--Risks Related to Regulation and Proposed Legislation--Elimination or modification of the federal estate tax could adversely affect revenues from sales of our life insurance products, because some of them are specifically designed and marketed as policies that help a decedent's heirs to pay this tax."

ENVIRONMENTAL CONSIDERATIONS

     As owners and operators of real property, we are subject to extensive federal, state and local environmental laws and regulations. Inherent in such ownership and operation is the risk that there may be environmental liabilities and costs incurred in connection with any required investigation or remediation of any current or former properties. In addition, we hold interests in companies that are subject to environmental liabilities and costs. We cannot assure you that environmental liabilities or costs will not arise. However, based on information currently available to management, we believe that any environmental costs or liabilities associated with compliance with environmental laws and regulations or any investigation or remediation of any current or former properties will not have a material adverse effect on our results of operations or financial condition.

ERISA CONSIDERATIONS

     Certain of our products and services, including our management of employee benefit plan assets in our advisory capacity in separate accounts, are subject to the requirements of the Employee Retirement Income Security Act of 1974, or ERISA. In addition, the Small Business Job Protection Act, or the SBJPA, offered insurers protection from potential litigation exposure prompted by the 1993 U.S. Supreme Court decision in John Hancock Mutual Life Insurance Company v. Harris Trust & Savings Bank. In this decision, the Court held that, with respect to a portion of the funds held under certain general account group annuity contracts, an insurer is subject to the fiduciary requirements of ERISA.

     The pertinent SBJPA provisions provide that insurers are protected from liability for breaches of fiduciary duties under ERISA for past actions with respect to their general account contracts. However, insurers remain subject to federal criminal law and liable for actions brought by the Secretary of Labor alleging breaches of fiduciary duties that also constitute a violation of federal or state criminal law. The SBJPA also provides that contracts issued from an insurer's general account on or before December 31, 1998, and that are not guaranteed benefit policies, will not be subject to ERISA's fiduciary requirements if they meet the requirements of regulations issued by the Department of Labor. In addition, the SBJPA provides that contracts issued from an insurer's general account after December 31, 1998, and that are not guaranteed benefit policies, will be subject to ERISA.

     In January 2000, the Department of Labor published a regulation pursuant to the SBJPA which provides that where an employee benefit plan acquired an insurance policy (other than a guaranteed benefit policy) issued on or before December 31, 1998 and supported by the assets of the insurer's general account, the employee benefit plan's assets for purposes of ERISA will not be deemed to include any of the assets of the insurer's general account, provided that the requirements of the regulation are met. Accordingly, if those requirements are met, the insurer is not subject to the fiduciary obligations of ERISA in connection with issuing such an insurance policy. Pursuant to these requirements, the insurer must make detailed disclosures to the employee benefit plan and must permit the policyholder to terminate the policy on 90 days' notice and receive without penalty, at the policyholder's option, either the accumulated fund balance (which may be subject to market value adjustment) or a book value payment of such amount in annual installments with interest. We are taking steps to comply with these requirements to secure the exemption provided by the regulations from the fiduciary obligations of ERISA.

                                   MANAGEMENT

     The following table lists the directors and executive officers of The Phoenix Companies, Inc. and their ages and positions as of March 31, 2001.

                NAME                   AGE                           POSITION
-------------------------------------  ---    ------------------------------------------------------
Sal H. Alfiero.......................  63     Director
J. Carter Bacot......................  68     Director
Peter C. Browning....................  59     Director
Arthur P. Byrne......................  55     Director
Carl T. Chadburn.....................  54     Executive Vice President
Richard N. Cooper....................  66     Director
Gordon J. Davis......................  59     Director
Robert W. Fiondella..................  58     Chairman, Chief Executive Officer and Director
John E. Haire........................  48     Director
Jerry J. Jasinowski..................  62     Director
Thomas S. Johnson....................  60     Director
John W. Johnstone, Jr................  68     Director
Marilyn E. LaMarche..................  66     Director
Philip R. McLoughlin.................  54     Executive Vice President and Director
Tracy L. Rich, Esq...................  48     Senior Vice President and General Counsel
David W. Searfoss....................  49     Executive Vice President and Chief Financial Officer
Simon Y. Tan.........................  48     Executive Vice President
Robert F. Vizza......................  67     Director
Robert G. Wilson.....................  67     Director
Dona D. Young........................  47     President, Chief Operating Officer and Director

     We provide below biographical information relating to our directors and executive officers:

     Sal H. Alfiero has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1988. Mr. Alfiero has been Chairman and Chief Executive Officer of Protective Industries LLC since May, 2001. He previously served as the Chairman and Chief Executive Officer of Mark IV Industries, Inc., a position he has held since 1969. He also serves as a director of HSBC USA and Niagara Mohawk Holdings.

     J. Carter Bacot has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1974. In 1998, Mr. Bacot retired as the Chairman and Chief Executive Officer of The Bank of New York and of The Bank of New York Company, a position he had held since 1982. Mr. Bacot is a director of the Venator Group, Inc. and, since March 2001, has served as the non-executive Chairman of the Board of Venator Group, Inc.

     Peter C. Browning has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since October, 2000. He previously served as a director of Phoenix Life from 1989 to 1999. He is currently chairman of the board of NUCOR in Charlotte, North Carolina. Previously, he served as president and chief executive officer of Sonoco Products Company from 1998 to 2000; as President and Chief Operating Officer of Sonoco Products Company from 1996 to 1998; and as Executive Vice President of Sonoco Products Company from 1993 to 1996. Mr. Browning is also a director of Lowe's Companies, Inc., Wachovia Corporation and National Service Industries.

     Arthur P. Byrne has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1997. He has been President, Chief Executive Officer and Chairman of The Wiremold Company since 1991.

     Carl T. Chadburn has been an Executive Vice President of The Phoenix Companies, Inc. since November 2000 and an officer of Phoenix Life since 1978. He became an Executive Vice President of Phoenix Life in 1998, and served as Senior Vice President from 1992 until that time. Prior to 1992, Mr. Chadburn held the position of Vice President, Human Resources, of Phoenix Life.

     Richard N. Cooper has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1982. He is currently Mauritus C. Boas Professor of International Economics for Harvard University, a position he has held since 1981. While on leave from Harvard, Mr. Cooper served as Chairman of the National Intelligence Council from 1995 to 1997. Mr. Cooper is a director of Circuit City Stores, Inc.

     Gordon J. Davis has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1986. He is currently President of Lincoln Center for the Performing Arts, a position he has held since 2001. Prior to 2001, he was a partner at the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P., a position he had held since 1994. He is also a director of Consolidated Edison of New York, Inc.

     Robert W. Fiondella has been Chairman and Chief Executive Officer and a director of The Phoenix Companies, Inc. since November 2000 and Chairman and Chief Executive Officer of Phoenix Life since February 1994. He served as President of Phoenix Life from 1987 until February 2000; as Principal Operating Officer of Phoenix Life from 1992-1994; and as Chief Operating Officer of Phoenix Life from 1989-1992. He has been a director of Phoenix Life since 1987. Mr. Fiondella is also a director of PXRE Group Ltd. and Hilb, Rogal and Hamilton Company.

     John E. Haire has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1999. Mr. Haire has been president of The FORTUNE Group since February 1999. Prior to joining The FORTUNE Group, he had been publisher of TIME magazine since September 1993.

     Jerry J. Jasinowski has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1995. He has been president of the National Association of Manufacturers since 1990. Mr. Jasinowski is a director of Harsco Corporation.

     Thomas S. Johnson has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since October, 2000. He is currently Chairman and Chief Executive Officer of GreenPoint Financial Corp. He served as President and director of Manufacturers Hanover Trust Company and Manufacturers Hanover Corp. from 1989 to 1999. Mr. Johnson is a director of R.R. Donnelly & Sons Company, Alleghany Corporation and Online Resources Corp.

     John W. Johnstone, Jr. has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1986. Mr. Johnstone served as Chairman and Chief Executive Officer of Olin Corporation from 1986 until his retirement in 1996. Mr. Johnstone is a director of Fortune Brands, Inc., McDermott International and Arch Chemicals, Inc.

     Marilyn E. LaMarche has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1989. She has been a Limited Managing Director in the New York investment banking firm of Lazard Freres & Co. LLC since 1995 and was a General Partner from 1983 to 1995.

     Philip R. McLoughlin has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1994. He has been Executive Vice President -- Investments of Phoenix Life since 1988 and Chairman and Chief Executive Officer of PXP since 1995. Mr. McLoughlin is also a director/trustee of the following registered investment companies: The Phoenix Funds, The Phoenix Institutional Funds, The Phoenix-Seneca Funds, Phoenix-Engemann Funds, Phoenix-Euclid Market Neutral Fund, Phoenix-Zweig Trust, Duff & Phelps Utility and Corporate Bond Trust Inc., Duff & Phelps Utilities Tax-Free Income Inc. and The World Trust Fund. He also serves as a director of PXRE Group Ltd.

     Tracy L. Rich, Esq. has been Senior Vice President and General Counsel of The Phoenix Companies, Inc. since November 2000 and of Phoenix Life since January 2000. Prior to joining Phoenix Life, Mr. Rich held various positions, including Senior Vice President and Deputy General Counsel, with Massachusetts Mutual Life Insurance Company from 1996 to 2000 and various positions, including Chief Tax Legal Counsel, with Connecticut Mutual Life Insurance Company from 1982 to 1996.

     David W. Searfoss has been Executive Vice President and Chief Financial Officer of The Phoenix Companies, Inc. since November 2000 and Executive Vice President and Chief Financial Officer of Phoenix Life since 1994. He served as Senior Vice President and Chief Financial Officer of Phoenix Life from 1987 to 1994. Mr. Searfoss is a director of PXRE Group Ltd. and of Hilb, Rogal and Hamilton Company.

     Simon Y. Tan has been an Executive Vice President of The Phoenix Companies, Inc. since November 2000 and of Phoenix Life since June 2000. He was a Senior Vice President of Phoenix Life from 1994 until June 2000. Mr. Tan is a director/trustee of Phoenix Edge Series Fund.

     Robert F. Vizza has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1991. Dr. Vizza is currently the President of the Lustgarten Foundation for Pancreatic Cancer Research and the Dolan Foundations. In 1998, he retired as the President and Chief Executive Officer of St. Francis-Mercy Corporation. He had been the President and Chief Executive Officer of St. Francis Hospital since 1985 and stayed on as President and Chief Executive Officer of the holding company, St. Francis-Mercy Corporation in 1995, when St. Francis Hospital acquired Mercy Corporation. Dr. Vizza is a director of GreenPoint Financial Corporation.

     Robert G. Wilson has been a director of The Phoenix Companies, Inc. since November 2000 and a director of Phoenix Life since 1976. He was Chairman of QuoteShip.com from 1999 to 2000, and stayed on as a consultant to Logistics.com after QuoteShip.com was merged into Logistics.com in 2000. He was the Chief Executive Officer and Chairman of, and currently serves as a consultant to, LendingTree.com. Mr. Wilson is a former partner of Goldman Sachs & Co. and former President of Goldman Sachs International Corporation.

     Dona D. Young has been President and a director of The Phoenix Companies, Inc. since November 2000 and Chief Operating Officer since February 2001. She has been a director of Phoenix Life since 1998, its President since 2000 and its Chief Operating Officer since February 2001. Mrs. Young was Executive Vice President, Individual Insurance and General Counsel of Phoenix Life from 1994 to 2000; and Senior Vice President and General Counsel from 1989 through 1994. Mrs. Young also serves as a director of Sonoco Products Company, Wachovia Corporation and Venator Group, Inc., and as a director/trustee of Phoenix Edge Series Fund.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

  RESPONSIBILITIES AND COMPOSITION OF THE BOARD

     Our business is managed under the direction of our board of directors. The board consists of sixteen directors, a majority of whom are outside directors. An outside director is a director who is neither an officer or employee of The Phoenix Companies, Inc. or of any entity controlling, controlled by, or under common control with The Phoenix Companies, Inc., nor the beneficial owner of a controlling interest in the voting stock of The Phoenix Companies, Inc. or of any such other entity.

     Our amended and restated certificate of incorporation provides that the directors will be divided into three classes, as nearly equal in number as possible, with the term of office of each class to be three years. The classes serve staggered terms, such that the term of office of one class of directors expires each year.

  BOARD COMMITTEES

     There are currently six committees of our board of directors that perform essential functions of the board. Three of these are standing committees: the Executive Committee, the Audit Committee and the Compensation Committee. The responsibilities of the committees are summarized below. Only outside directors may be members of the Audit Committee and the Compensation Committee. From time to time, in its discretion, the board may form other committees.

  THE EXECUTIVE COMMITTEE

     The Executive Committee, except as otherwise provided in our amended and restated certificate of incorporation, has and may exercise the powers and authority of the board of directors in the management of our property, affairs and business, including the power to declare dividends, in the intervals between meetings of the board of directors.

     The Executive Committee currently consists of the following six members:
Sal H. Alfiero, J. Carter Bacot, Robert W. Fiondella, John W. Johnstone, Jr., Robert F. Vizza and Robert G. Wilson.

  THE AUDIT COMMITTEE

     The Audit Committee, except as otherwise provided in any resolution of the board of directors, has and may exercise the authority of the board of directors:

      -- to recommend to the board of directors the selection of our independent certified public accountants;

      -- to review the scope, plans and results relating to our internal and external audits and financial statements;

      --  to review our financial condition;

      -- to monitor and evaluate the integrity of our financial reporting processes and procedures;

      -- to assess our significant business and financial risks and exposures and to evaluate the adequacy of our internal controls in connection with such risks and exposures, including, but not limited to, accounting and audit controls over cash, securities, receipts, disbursements and other financial transactions; and

      -- to review our policies on ethical business conduct and monitor our compliance with those policies.

     The Audit Committee currently consists of the following seven members: J. Carter Bacot, Peter C. Browning, Arthur P. Byrne, John E. Haire, Thomas S. Johnson, Robert F. Vizza and Robert G. Wilson.

  THE COMPENSATION COMMITTEE

     The Compensation Committee, except as otherwise provided in any resolution of the board of directors, has and may exercise all the authority of the board of directors with respect to compensation, benefits and personnel administration of our employees, including:

      -- nominating persons for election or appointment as officers by the board of directors;

      -- evaluating the performance and recommending to the board of directors the compensation, if any, of such officers;

      -- recommending, to the board of directors, at its discretion, any plan to issue options for the purchase of shares of our stock to our directors, officers or employees and those of our subsidiaries; and

      --  administering our long-term incentive plan for senior executives.

In the absence of a Nominating Committee or another committee exercising similar functions, the Compensation Committee will also have authority to make recommendations to the board of directors with respect to filling vacancies on the board of directors.

     The Compensation Committee currently consists of the following seven members: Sal H. Alfiero, J. Carter Bacot, Peter C. Browning, Arthur P. Byrne, John E. Haire, Jerry J. Jasinowski and John W. Johnstone, Jr.

  OTHER COMMITTEES

     The board of directors may form such other committees of the board of directors as it deems appropriate. As of December 2000, other committees of the board of directors included the Nominating and Governance Committee, which makes recommendations to the board of directors with respect to electing directors and the structure of the board, the Shareholder and External Affairs Committee, which is responsible for matters relating to the interests of the shareholders, and the Finance Committee.

  STATE FARM OBSERVATION RIGHTS

     As described under "Underwriters," at our request the underwriters have reserved shares for sale in the offering to State Farm. We have entered into a shareholder's agreement with State Farm that provides, among other things, for:

       -- the attendance of a representative of State Farm at certain of our board and board planning committee meetings, other than executive sessions; and

       -- the appointment of one or more representatives of State Farm to an advisory committee established by us to advise the management of PXP in connection with PXP's business and operations.

  COMPENSATION OF DIRECTORS

     Directors who are employees of PXP, Phoenix Life or The Phoenix Companies, Inc. do not receive any compensation for serving as directors of these companies. In 2000, outside directors (i.e., those not employed by us) received an annual retainer of $27,500 for serving on the board of directors of Phoenix Life. Each chairman of a board committee received an additional $6,000 annual retainer. Outside directors were paid attendance fees of $1,600 for each board meeting they attended and an additional $1,600 for each board committee meeting they attended. In 2001, these fees remain unchanged. For purposes of these fees, each meeting of the board of directors of The Phoenix Companies, Inc. and of Phoenix Life will be treated as one meeting, as will meetings of their comparable committees. Directors may defer the receipt of the payment of all or a portion of their retainer and attendance fees.

     Phoenix Life provides $100,000 of whole life insurance to each director. The cost to Phoenix Life of providing this insurance is nominal. All directors may also participate in a matching charitable gift program to qualified educational institutions, subject to an annual maximum match of $2,000.

     The Phoenix Companies, Inc. maintains a directors stock plan, or the Directors Stock Plan. No options may be granted under this plan prior to the first anniversary of the initial public offering. Thereafter, the board of directors may grant options to outside directors, provided:

      -- prior to the fifth anniversary of the plan effective date, such options will be in substitution for a portion of the cash fees that would otherwise have been payable to the outside director; and

      -- the aggregate number of shares issuable pursuant to options will not exceed 0.5% of the total shares outstanding immediately after the plan effective date.

     The exercise price per share will not be less than the fair market value of a share on the day such option is granted and the option will be exercisable from the later of two years after the plan effective date or the day the option is granted until the earlier of the tenth anniversary of such grant date or the third anniversary of the day the outside director ceases to provide services for The Phoenix Companies, Inc. In addition, beginning with respect to fees for services rendered after the first anniversary of the plan effective date, the board of directors may require the outside director to receive up to one-half of such fees in shares instead of cash and the outside director may elect to receive any portion of such fees in shares instead of cash. The aggregate number of shares that may be issued in lieu of cash fees may not exceed 500,000 shares.

MANAGEMENT COMPENSATION

  EXECUTIVE COMPENSATION

     Since the formation of The Phoenix Companies, Inc. in March 2000, none of its officers or other personnel has received any compensation from The Phoenix Companies, Inc. All compensation has been paid to such individuals in their capacities as officers and/or directors of Phoenix Life or PXP. It is expected that after the demutualization, most of the employees of The Phoenix Companies, Inc., including the executive officers, will continue to be paid only by Phoenix Life or PXP with an allocation of their compensation to be made for services rendered to The Phoenix Companies, Inc. The Phoenix Companies, Inc. will pay the amount of such allocation to Phoenix Life or PXP pursuant to a cost allocation agreement. If and to the extent any employees of The Phoenix Companies, Inc. cease to be employees of Phoenix Life or PXP, their entire salary will be paid by The Phoenix Companies, Inc.

     The following table describes the components of the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Phoenix Life, or the Named Executive Officers, for services rendered during the fiscal year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                               LONG TERM
                                    ANNUAL COMPENSATION       COMPENSATION
                                ---------------------------   ------------
                                                                  LTIP          ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR    SALARY      BONUS      PAYOUTS(3)    COMPENSATION(4)
 ---------------------------    ----    ------      -----     ------------   ---------------
Robert W. Fiondella...........  2000   $900,000   $1,170,000   $2,246,400        $47,582
  Chairman of the Board and
  Chief Executive Officer
Dona D. Young.................  2000    650,000     715,000     1,537,380         35,553
  President and Chief
  Operating Officer(1)
Philip R. McLoughlin(2).......  2000    600,000     901,300       552,825        104,749
  Chairman and Chief Executive
  Officer, Phoenix Investment
  Partners, Ltd.
David W. Searfoss.............  2000    410,000     410,000       705,510         26,687
  Executive Vice President and
  Chief Financial Officer
Carl T. Chadburn..............  2000    325,000     325,000       531,765         18,063
  Executive Vice President

------------
(1) Mrs. Young was appointed as Chief Operating Officer of Phoenix Life in February 2001.

(2) On December 31, 2000, Mr. McLoughlin held 58,478 vested and unvested restricted stock grants with a value of $917,374. As of January 11, 2001, the date on which Phoenix Life acquired the outstanding common stock of PXP held by third parties, all restricted stock grants were vested and paid to Mr. McLoughlin.

(3) Long-Term Incentive Compensation Plan.

(4) "All Other Compensation" consists primarily of employer contributions with respect to Phoenix Life's Savings and Investment Plan and nonqualified excess benefit plans, and, in the case of Mr. McLoughlin, the Phoenix Investment Partners, Ltd. qualified and nonqualified profit sharing plans. Other elements of "All Other Compensation" include auto, health reimbursement, and financial and tax planning.

     None of the Named Executive Officers other than Robert W. Fiondella and Philip R. McLoughlin has received or holds any option to acquire any stock of The Phoenix Companies, Inc. or any of its subsidiaries. Each of Messrs. Fiondella and McLoughlin received PXP options as part of their remuneration for their services to PXP. The table set forth below illustrates the options to acquire PXP common stock held by Mr. Fiondella and Mr. McLoughlin on December 31, 2000 (and the value thereof based on the closing price of a share of PXP common stock on that date). Neither officer exercised any PXP options in 2000; however, in connection with the January 2001 merger transaction by which PXP became a wholly owned subsidiary of Phoenix Life, all of each officer's PXP options (whether or not then exercisable) were cashed out for a per share cash payment equal to the excess of $15.75 over the per share exercise price under each such option.

                        AGGREGATED FY-END OPTION VALUES

                                     NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                    UNDERLYING UNEXERCISED           IN-THE-MONEY
                                       OPTIONS AT FY-END           OPTIONS AT FY-END
              NAME                 EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
---------------------------------  -------------------------   -------------------------
Robert W. Fiondella..............        85,154/23,076            $ 801,619/$227,998
Philip R. McLoughlin.............       360,000/75,000             2,950,825/564,000

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                       PERFORMANCE OR              EST. FUTURE PAYOUTS
                                        OTHER PERIOD      -------------------------------------
                                      UNTIL MATURATION    THRESHOLD      TARGET       MAXIMUM
                NAME                     OR PAYOUT         PAYMENT      PAYMENT       PAYMENT
------------------------------------  ----------------    ---------    ----------    ----------
Robert W. Fiondella.................     2000-2002           $0        $1,350,000    $4,050,000
Dona D. Young.......................     2000-2002            0           683,333     2,050,000
Philip R. McLoughlin................     2000-2002            0           280,000       840,000
David W. Searfoss...................     2000-2002            0           246,000       738,000
Carl T. Chadburn....................     2000-2002            0           178,750       536,250

  RETIREMENT PLAN

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age, which is age 62 for participants with ten (10) years of service or otherwise age 65, based on the final pay formula contained in our pension plan, a qualified defined-benefit plan. The benefits also include any pension amounts provided under our non-qualified pension plan due to benefit limitations imposed by the Internal Revenue Code or our exclusion of certain types of compensation from the qualified plan.

                               PENSION PLAN TABLE

  FINAL
 AVERAGE                        YEARS OF PLAN PARTICIPATION
----------   -----------------------------------------------------------------
   PAY          10         15         20         25         30          35
----------   --------   --------   --------   --------   --------   ----------
$  450,000   $ 90,000   $135,000   $180,000   $225,000   $247,500   $  270,000
   500,000    100,000    150,000    200,000    250,000    275,000      300,000
   750,000    150,000    225,000    300,000    375,000    412,500      450,000
 1,000,000    200,000    300,000    400,000    500,000    550,000      600,000
 1,250,000    250,000    375,000    500,000    625,000    687,500      750,000
 1,500,000    300,000    450,000    600,000    750,000    825,000      900,000
 1,750,000    350,000    525,000    700,000    875,000    962,500    1,050,000

     The benefits shown in the above table are payable in the form of a straight life annuity and would be actuarially adjusted for optional benefit forms available under the pension plan. The annual retirement benefit under the qualified plan and the non-qualified plan is generally equal to the sum of (1) an executive's "final average earnings" multiplied by years of credited service up to 25 years times 2% and (2) an executive's "final average earnings" multiplied by years of credited service in excess of 25 years but up to 35 years times 1%. Benefits payable under the pension plan are subject to being offset for Social Security benefits. "Final average earnings" taken into account under the pension plan is the average annual salary (as reflected in the "salary" column of the Summary Compensation Table) paid to a participant during the consecutive 36 month period prior to an employee's retirement. For certain field office and sales-related positions, the "final average earnings" taken into account is the average of their five highest consecutive calendar years of salary out of their last seven consecutive calendar years. "Final average earnings" also takes into account the average of the highest three of the last five years' bonuses, as reflected in the Summary Compensation Table.

     At December 31, 2000 (assuming retirement as of such date), the estimated "final average earnings" under the qualified plan and the non-qualified plan is $1,521,200 for Robert W. Fiondella, $832,533 for Dona D. Young, $1,010,833 for Philip R. McLoughlin, $577,933 for David W. Searfoss and $446,364 for Carl T. Chadburn. The estimated years of credited service under the qualified plan and the non-qualified plan as of such date is 31.75 years for Mr. Fiondella, 20.42 years for Mrs. Young, 25.50 years for Mr. McLoughlin, 13.17 years for Mr. Searfoss and 28.42 years for Mr. Chadburn.

  LONG-TERM INCENTIVE COMPENSATION PLAN

     All key executives at the level of senior vice president and above and select vice presidents are eligible to participate in the Phoenix Life Long-Term Incentive Plan, or the LTIP. The LTIP is a three-year plan with a new plan cycle beginning each January 1. Under the LTIP, performance objectives are established at the beginning of each three-year performance period and may include specific capital growth and profitability objectives as well as select strategic objectives. At the end of the performance period, the performance of Phoenix Life is measured against the pre-determined objectives. Results, expressed as a percentage, may range from 0% to 300%. This percentage is multiplied by each participant's target award, which is a percentage (ranging from 20% to 120%, depending on the participant's grade) of his or her average salary (based on the percentage salary on each February 1 of each year of the plan cycle). All LTIP awards are reviewed by the Human Resources Committee of the board of directors of Phoenix Life at its February meeting. Payment of any awards is made each year as soon as is practical after that meeting.

  SHORT-TERM INCENTIVE PLAN

     All regular full-time and part-time employees who are not participating in another annual incentive plan are eligible to participate in the Mutual Incentive Plan. At the beginning of each plan year, company objectives emphasizing return on equity and revenue growth are established as part of the annual business planning process. From these company goals, performance objectives and target measures are established. At the end of the plan year, senior management reviews the company's financial results against the pre-determined objectives. Results, expressed as a percentage, may range from 0% to 200%. This percentage is multiplied by the participant's target award, which is expressed as a percentage (ranging from 2.5% to 100%, depending on the participant's grade) of salary. The percent of target award is reviewed and approved by the Human Resources Committee of the board of directors of Phoenix Life at its February meeting. Awards are paid each year as soon as practical after that meeting.

  THE PHOENIX COMPANIES, INC. STOCK INCENTIVE PLAN

     The Compensation Committee of the board of directors of The Phoenix Companies, Inc. will administer The Phoenix Companies, Inc. Stock Incentive Plan, or the Stock Incentive Plan. Under the Stock Incentive Plan, the Compensation Committee may from time to time grant stock options for the purchase of common stock to officers (including officers who are also directors), employees and insurance agents of The Phoenix Companies, Inc. and its subsidiaries, provided that the Compensation Committee may not grant any stock or stock options prior to the first anniversary of the initial public offering. The Compensation Committee may, in its discretion, delegate its authority and power under the Stock Incentive Plan to The Phoenix Companies, Inc.'s Chief Executive Officer with respect to individuals who are below the rank of Senior Vice President. Such delegation of authority is limited to 1.5% of the total number of shares authorized for issuance under the Stock Incentive Plan, and no individual may receive more than 5% of the shares subject to the Chief Executive Officer's total authorization in any twelve-month period.

     The maximum number of shares issuable under the Stock Incentive Plan with respect to officers, employees and insurance agents of The Phoenix Companies, Inc. (including those officers, employees, and insurance agents who are also employees, officers or directors of PXP and those individuals who were officers or employees of The Phoenix Companies, Inc. on the plan effective date) is the aggregate of 5% of the shares outstanding immediately after the initial public offering reduced by the shares issuable pursuant to options granted under The Phoenix Companies, Inc. Directors Stock Plan and, with respect to officers and employees of PXP (other than those officers, employees or insurance agents of The Phoenix Companies, Inc. as provided above) 1% of such shares outstanding. The maximum number of shares which may be subject to award under the Stock Incentive Plan shall not exceed 75% of the shares available under the Stock Incentive Plan prior to the second anniversary of the plan effective date, 85% of the shares available under the Stock Incentive Plan prior to the third anniversary of the plan effective date and 100% of the shares available under the Stock Incentive Plan prior to the fourth anniversary of the plan effective date.

     No participant in the Stock Incentive Plan may be granted, during any five-year period, options in respect of more than 5% of the shares available for issuance under the Stock Incentive Plan. The shares to be issued under the Stock Incentive Plan may be authorized but unissued shares or treasury shares. Upon the occurrence of certain events that affect the capitalization of The Phoenix Companies, Inc., appropriate adjustments will be made in the number of shares that may be issued under the Stock Incentive Plan in the future and in the exercise price under outstanding grants made before the event. If any grant is for any reason canceled, terminated or otherwise settled without the issuance of some or all of the shares of common stock subject to the grant, such shares will be available for future grants.

     The board of directors of The Phoenix Companies, Inc. may terminate, modify or amend (subject, in some cases, to the approval of its stockholders and, prior to the fifth anniversary of the initial public offering, to the approval of the New York Superintendent of Insurance) the Stock Incentive Plan at any time, but such termination, modification or amendment may not adversely affect any stock option then outstanding under the Stock Incentive Plan without the consent of the recipient thereof. The Stock Incentive Plan will continue in effect until it is terminated by the board of directors of The Phoenix Companies, Inc. or until no more shares are available for issuance, but stock options granted prior to such date shall continue in effect until they expire in accordance with their terms.

     The Compensation Committee may (but not before the first anniversary of the initial public offering) grant non-qualified stock options and stock options qualifying as incentive stock options under the Internal Revenue Code of 1986, as amended. The exercise price per share of common stock subject to either a non-qualified stock option or an incentive stock option will be not less than the fair market value (as defined in the Stock Incentive Plan) of such share on the date of grant of such option. To exercise an option, a holder may pay the exercise price as permitted by the Compensation Committee:

      --   in cash;

      -- by delivering on the date of exercise other shares of common stock owned by the holder;

      -- through an arrangement with a broker approved by The Phoenix Companies, Inc. for the payment of the exercise price with the proceeds of the sale of shares of common stock owned by the holder; or

      --   by a combination of the foregoing.

Options generally may not be transferred by the grantee, except in the event of death. The Compensation Committee may, in its discretion, permit the transfer of non-qualified stock options by gift or domestic relations order to the participant's immediate family members.

     Each option will generally become exercisable on a cumulative basis in three approximately equal installments on each of the first three anniversaries of the date of grant thereof, provided, that in no event will any option be or become exercisable prior to the second anniversary of the initial public offering. In addition, the Compensation Committee may establish longer periods of service or performance-based criteria at the time of the grant. The term of each option will be fixed by the Compensation Committee but may not be more than ten years from its date of grant.

     Any option granted to an insurance agent will comply with the provisions of
Section 4228 of the New York Insurance Law and any regulations thereunder (relating to the compensation of insurance agents).

     In the event of the termination of service of a grantee by reason of death, any options previously granted to such grantee will become immediately exercisable in full and may be exercised by the grantee's designated beneficiary at any time prior to the expiration of the term of the options or within five years following the grantee's death, whichever occurs first (or such shorter time as the Compensation Committee may determine at the time of grant). In the event of the termination of service of a grantee by reason of disability or approved retirement (as defined in the Stock Incentive Plan), any option previously granted to such grantee will continue to vest as if the grantee's service had not terminated. A grantee may exercise any vested option in full for a period of five years following termination of employment (or such shorter period as the Compensation Committee shall determine at the time of grant) or, if earlier, the expiration of the term of the option. In the event of the termination of service of a grantee for cause (as defined in the Stock Incentive Plan), the grantee will forfeit any outstanding options.

     In the event of the termination of service of a grantee in connection with a divestiture of a business unit or subsidiary or similar transaction, the Compensation Committee may provide that all or some outstanding options will continue to become exercisable and may be exercised at any time prior to the earlier of the expiration of the term of the options and the third anniversary of the grantee's termination of service (or such shorter time as the Compensation Committee may determine at or following the time of grant). In general, in the event of the termination of service of a grantee for any reason other than in connection with certain divestitures of a subsidiary or business unit, for disability, death, approved retirement or cause, any options granted to such grantee exercisable at the date of termination will remain exercisable for a period of 30 days (or, if earlier, the expiration of the term of the options) and any then unexercisable options will be forfeited.

     Except as provided below, upon a change of control (as defined in the Stock Incentive Plan), each option then outstanding will become fully exercisable regardless of the exercise schedule otherwise applicable. In connection with such change of control, the Compensation Committee may require that each such option be canceled in exchange for a payment in an amount equal to the excess, if any, of the change of control price (as defined in the Stock Incentive Plan) over the exercise price of the option. However, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment for options will occur upon a change of control if the Compensation Committee determines in good faith that the option will be honored or assumed by, or an alternative award (as defined in the Stock Incentive Plan) will be issued by, the acquirer in the change of control.

  FEDERAL INCOME TAX ASPECTS

     The following is a brief summary of the federal income tax consequences of awards under the Stock Incentive Plan based on the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     No taxable income is realized by the grantee upon the grant or exercise of an Incentive Stock Option, or an ISO. If a grantee does not sell the stock received upon the exercise of an ISO, or ISO Shares, for at least two years from the date of grant and one year from the date of exercise, any gain or loss realized will be treated as long-term capital gain or loss when the ISO Shares are sold. In such circumstances, no deduction will be allowed to the grantee's employer for federal income tax purposes.

     If ISO Shares are disposed of prior to the expiration of the holding periods described above, the grantee generally will realize ordinary income at that time equal to the lesser of the excess of the fair market value of the shares at exercise over the price paid for such ISO Shares or the actual gain on the disposition. The grantee's employer will generally be entitled to deduct any such recognized amount. Any further gain or loss realized by the grantee will be taxed as short-term or long-term capital gain or loss. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the grantee's employment, the ISO will generally be taxed as a non-qualified stock option.

     No income is realized by the grantee when a non-qualified stock option is granted. Generally, upon exercise of a non-qualified stock option, the grantee will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. The grantee's employer will generally be entitled to a tax deduction in the same amount and at the same time as the grantee recognizes ordinary income. Any appreciation or depreciation after the date of exercise will be treated as either short-term or long-term capital gain or loss, depending upon the length of time that the grantee has held the shares.

  EMPLOYMENT-RELATED AGREEMENTS

     We have entered into certain agreements with the Named Executive Officers and a small number of both Phoenix Life's and PXP's other key executives that will, in certain circumstances, provide separation benefits upon the termination of an executive's employment by us for reasons other than death, disability, cause or retirement, or by the executive for "good reason." For most of our executives, these agreements provide this protection only if the termination occurs following (or is effectively connected with) the occurrence of a change of control. For Mr. Fiondella, Mrs. Young and each of the other Named Executive Officers and certain other executive officers, this severance protection is currently in effect. This protection will remain in effect for Mr. Fiondella, until at least June 30, 2005, for Mrs. Young, until June 30, 2005, and for each other covered executive officer, at least until January 2, 2004.

     Except as noted below, the principal operative provisions of these agreements are intended to preserve for the covered executives the same duties, responsibilities and compensation opportunities as were in effect prior to a change of control for a period of one to three years (depending on such executive's title) following such an event. However, in the case of each of the Named Executive Officers and certain other executive officers, the benefits of these agreements are available in the event of a termination of his or her employment by us without cause, or by the executive for good reason, regardless of whether a change of control has occurred.

     When operative, these agreements establish certain minimum levels with respect to the covered executive's base salary and incentive compensation opportunities and also generally assure the covered executive that he or she will not incur a significant change in the other terms and conditions of his or her employment. This is generally accomplished by allowing an executive to quit for "good reason" if these commitments are not met. "Good reason" includes a relocation of the executive's principal office to a location more than 25 miles from the prior location, any reduction in the executive's base salary or annual bonus opportunity, a material reduction in the executive's benefits or long-term incentive compensation opportunity, any reduction in title (and, in the case of Mrs. Young, failure to elect her or promote her to certain positions by specified dates), or any material reduction in duties or responsibilities. In addition, executives of certain pay grades may elect to terminate employment voluntarily for any reason within a 30-day period following the first anniversary of a change of control and still receive the separation benefits provided under such agreements.

     In the event that the covered executive's employment is terminated by us without cause, or by such executive for "good reason" at any time that any of these agreements is in effect with respect to that executive, the executive will receive certain termination benefits, including:

          (1) lump sum severance payments equal to (depending on the executive's pay grade) one, two, two and a half or three times the sum of
     (a), (b) and (c):

             (a)  base salary; and

             (b) highest of the last three years' short-term incentive plan payments; plus

             (c) in the case of the Named Executive Officers and certain other executive officers, an amount equal to the highest of the last three award payments made under the LTIP;

          (2)  lump sum severance payments equal to the sum of (a), (b) and (c):

             (a) if applicable, payment of the full value of long term cash cycles then in effect under the LTIP; plus

             (b) an amount equal to the present value of one to three years' additional benefit accrual (depending on the executive's pay grade) under qualified and non-qualified defined benefit plans in which the executive participates; plus

             (c) an amount equal to the present value of one to three years of employer matching contributions (depending on the executive's pay grade) under the qualified and non-qualified defined contribution plans in which the executive participates;

          (3) continuation of coverage under employer provided health and life insurance plans for a period up to three years (depending on the executive's pay grade) after termination of employment;

          (4)  provision of outplacement services;

          (5) vesting and, if applicable, payment, of certain other benefits including stock options and non-qualified pension plans; and

          (6) payment of legal fees reasonably incurred in connection with any litigation challenging the validity or enforceability of these agreements.

In addition, the executive will be entitled to a "gross-up" payment from us to cover any excise tax liability the executive may incur as a result of payments or benefits contingent on a change of control and any income tax liability the executive may incur as a result of the "gross-up" payment.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of our common stock, as of the effective date of the demutualization, by:

      -- each person who we believe will own beneficially more than 5% of the outstanding shares of our common stock;

      --   each director and each Named Executive Officer; and

      --   all of our directors and Named Executive Officers as a group.

The number of shares of common stock beneficially owned by each director and Named Executive Officer is based upon an estimate of the number of shares each director and Named Executive Officer and certain persons and entities affiliated with each director and Named Executive Officer will receive as eligible policyholders pursuant to the plan of reorganization. Except as noted below, each holder listed below will have sole investment and voting power with respect to the shares beneficially owned by the holder. The plan of reorganization provides that for the first five years after the effective date of the demutualization, officers, directors and employees of Phoenix Life, The Phoenix Companies, Inc. and certain affiliated entities, including the family members and spouses of these officers, directors and employees, may not acquire common stock in any manner except through the following acquisitions:

      -- following the first anniversary of the initial public offering, officers, employees and their family members and spouses may receive common stock pursuant to awards granted under the Stock Incentive Plan and the outside directors may receive common stock pursuant to awards granted under the Directors Stock Plan;

      -- officers, directors and employees and their family members and spouses who are eligible policyholders may receive common stock in exchange for their policyholders' membership interests under the plan of reorganization;

      -- beginning two years after the effective date of the demutualization, officers, directors and their family members and spouses may purchase common stock in open market purchases through a broker or dealer registered with the SEC;

      -- non-officer employees and their family members and spouses may purchase common stock through the commission-free purchase and sale program (if eligible) or in open market purchases through a broker or dealer registered with the SEC; and

      -- any employee, or a trustee on behalf of any employee (other than officers for a period of two years beginning with the effective date of the demutualization), may receive common stock under an employee pension benefit plan.

                                                                    NUMBER OF
                                                                  SHARES TO BE
NAME                                                          BENEFICIALLY OWNED(1)
----                                                          ---------------------
Sal H. Alfiero..............................................            *
J. Carter Bacot.............................................            *
Peter C. Browning...........................................            *
Arthur P. Byrne.............................................            *
Carl T. Chadburn............................................            *
Richard N. Cooper...........................................            *
Gordon J. Davis.............................................            *
Robert W. Fiondella.........................................            *
John E. Haire...............................................            *
Jerry J. Jasinowski.........................................            *
Thomas S. Johnson...........................................            *
John W. Johnstone, Jr.......................................            *
Marilyn E. LaMarche.........................................            *
Philip R. McLoughlin........................................            *
Tracy L. Rich, Esq. ........................................            *
David W. Searfoss...........................................            *
Simon Y. Tan................................................            *
Robert F. Vizza.............................................            *
Robert G. Wilson............................................            *
Dona D. Young...............................................            *
All directors and Named Executive Officers as a group (20
  persons)..................................................            *

------------
 * Less than 1% of the number of shares of our common stock expected to be outstanding on the effective date of the demutualization.

(1) Based on an estimated allocation of shares based upon policy ownership records as of December 18, 2000.

     We believe no persons will beneficially own more than 5% of our outstanding shares of common stock as of the effective date of the demutualization.

                     COMMON STOCK ELIGIBLE FOR FUTURE SALE

     Approximately 56.2 million shares of our common stock will be distributed to eligible policyholders in the demutualization, pursuant to the plan of reorganization. Counsel has advised us that the distribution of shares to eligible policyholders in the demutualization will be exempt from registration under the Securities Act by virtue of the exemption provided by Section 3(a)(10) of the Securities Act, and that those recipients of stock pursuant to the plan of reorganization who are not "affiliates" of The Phoenix Companies, Inc. within the meaning of Rule 144 under the Securities Act may resell their shares in the purchase and sale program described in the next paragraph, or otherwise, without registration under the Securities Act and without compliance with the time, volume, manner of sale and other limitations set forth in Rule 144.

     Under the plan of reorganization, subject to the approval of the New York Superintendent of Insurance, each policyholder receiving shares of common stock will initially receive shares in book-entry form as uncertified shares unless that policyholder requests stock certificates representing his or her shares. In addition, in accordance with the plan of reorganization, we will, for a 90-day period commencing no earlier than the first business day after the six-month anniversary, and no later than the first business day after the twelve-month anniversary, of the effective date of the demutualization, provide for the public sale, at prevailing market prices and without brokerage commissions or similar fees to shareholders, of all shares of our common stock held by shareholders who own 99 shares or fewer of our common stock received pursuant to the plan of reorganization or otherwise. The commission-free sales program may be extended by us with the approval of the New York Superintendent of Insurance. Simultaneously, in conjunction with the commission-free sales program, we will offer to each such stockholder entitled to participate in such program the opportunity to purchase, without paying brokerage commissions or other similar expenses, that number of shares of our common stock necessary to increase such stockholder's holdings to 100 shares. See "The Demutualization--Commission-Free Purchase and Sale Program."

     No prediction can be made as to the effect, if any, such future sales of shares, or the availability of shares for such future sales, will have on the market price of our common stock prevailing from time to time. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock. See "Risk Factors--Risks Related to the Initial Public Offering--The market price of our common stock might decline if persons receiving common stock as compensation in the demutualization subsequently sell a substantial number of their shares in the public market."

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of The Phoenix Companies, Inc. consists of 1,000,000,000 shares of common stock and 250,000,000 shares of preferred stock.

COMMON STOCK

     Holders of our common stock are entitled to receive such dividends as may from time to time be declared by our board of directors out of funds legally available therefor. See "Dividend Policy." Holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Holders of our common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share equally and ratably in our assets, if any, remaining after the payment of all liabilities and the liquidation preference of any outstanding class or series of preferred stock. The outstanding shares of our common stock are, and the shares of common stock issued by us in the demutualization and the initial public offering, when issued, will be, fully paid and nonassessable. The rights and privileges of holders of our common stock are subject to the rights and preferences of the holders of any series of preferred stock that we may issue in the future, as described below.

PREFERRED STOCK

     Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the voting rights, designations, powers, preferences and qualifications, limitations and restrictions of the shares constituting any series, without any further vote or action by stockholders. The issuance of preferred stock by our board of directors could adversely affect the rights of holders of common stock.

     We have authorized shares of Series A Junior Participating Preferred Stock for issuance in connection with our stockholder rights plan. See "--Stockholder Rights Plan."

CERTAIN PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND OUR BYLAWS, AND OF DELAWARE AND NEW YORK LAW

     A number of provisions of our amended and restated certificate of incorporation and our bylaws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of select provisions of our amended and restated certificate of incorporation, our bylaws and any regulatory provisions that might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may be offered a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some provisions of the Delaware General Corporation Law and the New York Insurance Law may also have an anti-takeover effect. The following description of select provisions of our amended and restated certificate of incorporation and our bylaws, and select provisions of the Delaware General Corporation Law and the New York Insurance Law, is necessarily general and reference should be made in each case to our amended and restated certificate of incorporation and our bylaws, which are filed as exhibits to our registration statement of which this prospectus forms a part, and to the provisions of those laws. See "Additional Information" for information on where to obtain a copy of our amended and restated certificate of incorporation and our bylaws.

  UNISSUED SHARES OF CAPITAL STOCK

     Common Stock. Based upon the assumptions described under "Unaudited Pro Forma Condensed Consolidated Financial Data," we are issuing 105.0 million shares of our authorized common stock in the initial public offering and the demutualization. The remaining unissued shares of authorized common stock will be available for future issuance without additional stockholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

     Preferred stock. Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of the preferred stock to parties who might oppose such a takeover bid or issue shares of the preferred stock containing terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for our common stock at a premium over the market price of our common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

  CLASSIFIED BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

     Pursuant to our amended and restated certificate of incorporation and our bylaws, the directors are divided into three classes, as nearly equal in number as possible, with each class having a term of three years. The classes serve staggered terms, such that the term of one class of directors expires each year. Any effort to obtain control of our board of directors by causing the election of a majority of the board may require more time than would be required without a staggered election structure. Our amended and restated certificate of incorporation and our bylaws also provide that, subject to the rights of the holders of any class of preferred stock, directors may be removed only for cause at a meeting of stockholders by a vote of stockholders owning a majority of the shares then entitled to be voted. This provision may have the effect of slowing or impeding a change in membership of our board of directors that would effect a change of control.

 RESTRICTION ON MAXIMUM NUMBER OF DIRECTORS AND FILLING OF VACANCIES ON OUR BOARD OF DIRECTORS

     Pursuant to our bylaws and subject to the rights of the holders of any class of preferred stock, the number of directors may be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors will at no time consist of fewer than three directors. Subject to the rights of the holders of any class of preferred stock, stockholders can only remove a director for cause by a vote of shareholders owning a majority of the shares entitled to be voted, in which case the vacancy caused by such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. Any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors or resulting from a removal for cause where the stockholders have not filled the vacancy, subject to the rights of the holders of any class of preferred stock, may be filled by a majority of the directors then in office, although less than a quorum. Any director filling a vacancy will be of the same class as that of the director whose death, resignation, removal or other event caused the vacancy, and any director filling a newly created directorship will be of the class specified by the board of directors when the newly created directorships were created. If the vacancy is not so filled, it will be filled by the stockholders at the next annual meeting of stockholders. The stockholders are not permitted to fill vacancies between annual meetings, except where the vacancy resulted from a removal for cause. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in management.

 ADVANCE NOTICE REQUIREMENTS FOR NOMINATION OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

     Our bylaws provide for advance notice requirements for stockholder proposals and nominations for director. In addition, pursuant to the provisions of both our amended and restated certificate of incorporation and our bylaws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called meeting. Moreover, the stockholders do not have the power to call a special meeting. Only the chief executive officer or the board of directors or, under some circumstances, the president or an executive or senior vice president may call a special meeting. These provisions make it more difficult procedurally for a stockholder to place a proposal or nomination on the meeting agenda and prohibit a stockholder from taking action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management for a stockholder vote.

  LIMITATIONS ON DIRECTOR LIABILITY

     Our amended and restated certificate of incorporation contains a provision that is designed to limit our directors' liability to the extent permitted by the Delaware General Corporation Law and any amendments to that law. Specifically, a director will not be held liable to us or our stockholders for an act or omission in his or her capacity as a director, except for liability resulting from:

      --   a breach of the duty of loyalty to us or our stockholders;

      -- acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      -- payment of an improper dividend or improper repurchase of our stock under Section 174 of the Delaware General Corporation Law; or

      -- actions or omissions pursuant to which the director received an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate one of these specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our amended and restated certificate of incorporation also does not eliminate the directors' duty of care. The inclusion of the limitation on liability provision in the amended and restated certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

     Our bylaws also provide that we indemnify our directors and officers to the fullest extent permitted by Delaware law. We are required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses reasonably incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with us or another entity, including Phoenix Life, that the director or officer serves at our request, subject to certain conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must succeed in the legal proceeding or act in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, in a manner he or she reasonably believed to be lawful.

 SUPERMAJORITY VOTING REQUIREMENT FOR AMENDMENT OF CERTAIN PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND OUR BYLAWS

     Some of the provisions of our amended and restated certificate of incorporation, including those that authorize the board of directors to create stockholder rights plans, that set forth the duties, election and exculpation from liability of directors and that prohibit stockholders from taking actions by written consent, may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of 75% of the then outstanding shares entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the amended and restated certificate of incorporation. Our bylaws may be amended, altered or repealed by the board of directors or by the vote of holders of 75% of the then outstanding shares entitled to vote in the election of directors. These provisions make it more difficult for any person to remove or amend any provisions that have an anti-takeover effect.

  BUSINESS COMBINATION STATUTE

     As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, unless we elect in our amended and restated certificate of incorporation not to be governed by the provisions of Section 203. We have not made that election. Section 203 can affect the ability of an "interested stockholder" to engage in certain business combinations with us, including mergers, consolidations or acquisitions of additional shares of The Phoenix Companies, Inc., for a period of three years following the time that the stockholder becomes an "interested stockholder." An interested stockholder is defined to mean any person owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. The provisions of Section 203 are not applicable in some circumstances, including those in which:

          (1) the business combination or transaction which results in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the time the stockholder becomes an interested stockholder; or

          (2) the interested stockholder, upon consummation of such transaction, owns at least 85% of the voting stock of the corporation outstanding prior to such transaction.

RESTRICTIONS ON ACQUISITIONS OF SECURITIES

     Our amended and restated certificate of incorporation and Section 7312 of the New York Insurance Law provide that, for a period of five years after the distribution of compensation pursuant to the plan of reorganization is completed, no person may directly or indirectly offer to acquire or acquire in any manner the beneficial ownership (defined as the power to vote or dispose of, or to direct the voting or disposition of, a security) of 5% or more of any class of our voting securities (which term includes our common stock) without the prior approval of the New York Superintendent of Insurance. Pursuant to
Section 7312, voting securities acquired in excess of the 5% threshold without such prior approval will be deemed non-voting.

     The insurance laws and regulations of the State of New York, the jurisdiction in which our principal insurance subsidiary, Phoenix Life, is organized, may delay or impede a business combination involving us. In addition to the limitations described in the immediately preceding paragraph, the New York Insurance Law prohibits any person from acquiring control of us, and thus indirect control of Phoenix Life, without the prior approval of the New York Superintendent of Insurance. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of our outstanding voting stock, unless the New York Superintendent of Insurance, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of our common stock may be deemed to have acquired such control, if the New York Superintendent of Insurance determines that such persons, directly or indirectly, exercise a controlling influence over our management and policies. Therefore, any person seeking to acquire a controlling interest in us would face regulatory obstacles which may delay, deter or prevent an acquisition that stockholders might consider in their best interests.

     The insurance holding company and other insurance laws of many states other than New York also regulate changes of control (generally presumed upon acquisitions of 10% or more of voting securities) of insurance holding companies, including us. The Connecticut, Ohio and Pennsylvania insurance holding company laws, which we expect to be applicable to us following the demutualization, prohibit a person, without prior insurance regulatory approval, from acquiring direct or indirect control of an insurer incorporated in these respective jurisdictions, including those that are direct or indirect subsidiaries of a parent holding company.

STOCKHOLDER RIGHTS PLAN

     Our board of directors adopted a stockholder rights plan under which each outstanding share of our common stock issued between the date of this prospectus and the distribution date (as described below) will be coupled with a stockholder right. Initially, the stockholder rights will be attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. Each right will entitle the holder to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of our common stock. Until it is exercised, the right itself will not entitle the holder thereof to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. The description and terms of the rights are set forth in a rights agreement, or the Rights Agreement between us and EquiServe Trust Company, N.A., as rights agent. Although the material provisions of the Rights Agreement have been accurately summarized, the statements below concerning the Rights Agreement are not necessarily complete, and in each instance reference is made to the form of Rights Agreement itself, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference.

     Stockholder rights are not exercisable until the distribution date and will expire at the close of business on the tenth anniversary of the date on which the initial public offering price is determined, unless earlier redeemed or exchanged by us. Unless an acquisition or offer has been previously approved by our board of directors, a distribution date would occur upon the earlier of:

      -- the tenth day after the first public announcement or communication to us that a person or group of affiliated or associated persons (referred to as an acquiring person) has acquired beneficial ownership of 15% or more of our outstanding common stock (the date of such announcement or communication is referred to as the stock acquisition time); or

      -- the tenth business day after the commencement of, or the announcement of the intention to commence, a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

If any person becomes an acquiring person, each holder of a stockholder right will be entitled to exercise the right and receive, instead of Series A Junior Participating Preferred Stock, common stock (or, in certain circumstances, cash, a reduction in purchase price, property or other securities of The Phoenix Companies, Inc.) having a value equal to two times the purchase price of the stockholder right. All stockholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.

     If, at any time after a public announcement has been made or we have received notice that a person has become an acquiring person:

          (1) we are acquired in a merger or other business combination; or

          (2) 50% or more of our assets, cash flow or earning power is sold or transferred,

each holder of a stockholder right (except rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

     The purchase price payable, the number of one one-hundredths of a share of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of stockholder rights, and the number of such rights outstanding are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price or the number of shares of Series A Junior Participating Preferred Stock issuable upon exercise of a stockholder right will be required until the cumulative adjustment would require an increase or decrease of at least one percent in the purchase price or number of shares for which a right is exercisable.

     At any time until the earlier of:

          (1) the stock acquisition time; and

          (2) the final expiration date of the Rights Agreement,

we may redeem all the stockholder rights at a price of $0.01 per right. At any time after a person has become an acquiring person and prior to the acquisition by such person of 50% or more of the outstanding shares of our common stock, we may exchange the stockholder rights, in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A Junior Participating Preferred Stock (or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges) per right.

     The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire us or other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or may prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., Bear, Stearns & Co. Inc., Deutsche Banc Alex. Brown Inc. and UBS Warburg LLC, are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of our common stock indicated below:

                                                              NUMBER OF SHARES
NAME                                                          ----------------
Morgan Stanley & Co. Incorporated...........................     18,737,600
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........      9,368,800
A.G. Edwards & Sons, Inc. ..................................      4,684,400
Bear, Stearns & Co. Inc. ...................................      4,684,400
Deutsche Banc Alex. Brown Inc. .............................      4,684,400
UBS Warburg LLC ............................................      4,684,400
ABN Amro Incorporated.......................................         75,000
Advest, Inc. ...............................................        245,250
Banc of America Securities LLC..............................        245,250
Barrington Research Associates, Inc. .......................         75,000
BMO Nesbitt Burns Corp. ....................................         75,000
BNY Capital Markets, Inc. ..................................        245,250
Conning & Company...........................................         75,000
Dresdner Kleinwort Wasserstein..............................         75,000
Fox-Pitt, Kelton Inc. ......................................        245,250
Janney Montgomery Scott LLC.................................         75,000
Edward D. Jones & Co. L.P. .................................         75,000
Keefe, Bruyette & Woods Inc. ...............................         75,000
Morgan Keegan & Company, Inc. ..............................         75,000
Neuberger Berman, LLC.......................................         75,000
Putnam, Lovell & Thorton Inc. ..............................         75,000
Wachovia Securities, Inc. ..................................         75,000
The Williams Capital Group, L.P. ...........................         75,000
                                                                 ----------
          Total.............................................     48,800,000
                                                                 ==========

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus, and part to securities dealers at a price that represents a concession not in excess of $.615 a share under the public offering price. After the initial offering of the shares, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 7,320,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase about the same percentage of additional shares of common stock as the number set forth next to the underwriter's name in the preceding table bears to the total number of shares set forth next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be $982,100,000, the total underwriters' discounts and commissions would be $53,033,400 and total proceeds to us would be $929,066,600.

     At our request, the underwriters have reserved for sale to State Farm 5,145,000 shares of common stock. State Farm has expressed an interest in purchasing these shares in the offering at the public offering price. If State Farm purchases all of these reserved shares, it will own approximately 4.9% of the outstanding common stock of The Phoenix Companies, Inc. immediately following the offering. State Farm and we have entered into a standstill agreement providing that any shares purchased by State Farm will be subject to resale restrictions for a period of five years from the closing date of the offering, including a general prohibition on resales without our consent during the first two years from the closing date of the offering. We have promised in the underwriting agreement not to consent to such resales by State Farm during the period ending 180 days after the date of this prospectus without the consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters. The agreement also provides that: (i) for a period of five years from the closing date of the offering State Farm and its affiliates will not acquire more than 4.9% in the aggregate of our outstanding voting securities without the prior approval of our Board of Directors; and (ii) if State Farm does not purchase shares in the offering, for a period of two years from the closing date of the offering State Farm, together with its affiliates will not, directly or indirectly, acquire any of our voting securities, or take other specified actions, without our consent.

     The estimated offering expenses payable by us, in addition to the underwriting discounts and commissions, are approximately $3,497,400, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock.

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     Our common stock has been approved for listing on the New York Stock Exchange under the symbol "PNX," subject to official notice of issuance.

     We have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus:

      -- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

      -- enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The restrictions described in the preceding paragraph do not apply to:

      --   the sale of any shares of common stock to the underwriters;

      -- the distribution of shares in the demutualization to or for the benefit of eligible policyholders;

      -- the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

      -- the issuance or sale of shares of common stock or the grant of an option to purchase common stock under our stock plans described in this prospectus or any tax-qualified defined contribution pension or savings plans we implement;

      -- the issuance by us of shares of common stock as consideration in a merger, acquisition or other business combination transaction; and

      -- transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. A short position is covered if the short position is not greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to stabilize the price of our common stock, the underwriters may bid for, and purchase, shares of common stock in the open market.

     Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     From time to time, certain of the underwriters have provided, and may continue to provide, investment and commercial banking services to us.

     Under the terms of Phoenix Life's engagement of Morgan Stanley & Co. Incorporated as its financial advisor for the demutualization, Morgan Stanley & Co. Incorporated will become entitled to a success fee of $1,000,000 from Phoenix Life upon completion of the demutualization and this offering.

     The Phoenix Companies, Inc., Phoenix Life and the underwriters have agreed to indemnify each other against a variety of liabilities, including liabilities under the Securities Act.

     It is anticipated that Morgan Stanley DW Inc., an affiliate of Morgan Stanley & Co. Incorporated, through Morgan Stanley Online, its online service, may be a member of the syndicate and engage in electronic offers, sales and distributions of the shares being offered.

     A prospectus in electronic format may be made available on the Web sites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiation between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price were:

      --   our future prospects and those of our industry in general;

      -- our sales, earnings and other financial and operating information in recent periods; and

      -- the price-earnings ratios, price-book value ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

                            VALIDITY OF COMMON STOCK

     The validity of the shares of common stock offered hereby will be passed upon for us by Debevoise & Plimpton, and for the underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has in the past performed, and continues to perform, legal services for us and our affiliates.

                                    EXPERTS

     The consolidated financial statements of Phoenix Life and its subsidiaries as of December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     We have retained Tillinghast to advise us in connection with actuarial matters involved in the development of the plan of reorganization and the establishment and operation of the closed block. The opinion of Mark A. Davis and Duncan Briggs, each a principal with Tillinghast, dated December 18, 2000, which is subject to the limitations described within the opinion, is included as Annex A to this prospectus in reliance upon their authority as experts in actuarial matters generally and in the application of actuarial concepts to insurance matters.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), under the Securities Act, as amended, and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by rules and regulations of the SEC. For further information with respect to The Phoenix Companies, Inc. and the common stock offered hereby, please see the Registration Statement. Statements made in this prospectus as to the contents of any contract, agreement or other document to which this prospectus refers, including, but not limited to, our amended and restated certificate of incorporation and our bylaws, are not necessarily complete. With respect to statements made as to each such contract, agreement or other document filed as an exhibit to the Registration Statement, please refer to the exhibit for a more complete description of the matter involved, and each such statement will be deemed qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This URL is intended to be an inactive textual reference only. It is not intended to be an active hyperlink to the SEC's website. The information on the SEC's website, which might be accessible through a hyperlink resulting from this URL, is not and is not intended to be part of this prospectus and is not incorporated into this prospectus by reference.

     As a result of this initial public offering of common stock, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm.

     Our common stock has been approved for listing on the New York Stock Exchange under the symbol "PNX," subject to official notice of issuance. Upon such listing, copies of the Registration Statement, including all exhibits thereto, and periodic reports, proxy statements and other information will be available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheet as of December 31, 1999 and
  2000......................................................   F-3
Consolidated Statement of Income, Comprehensive Income and
  Equity for the years ended December 31, 1998, 1999 and
  2000......................................................   F-4
Consolidated Statement of Cash Flows for the years ended
  December 31, 1998, 1999 and 2000..........................   F-5
Notes to Consolidated Financial Statements..................   F-6
Unaudited Interim Condensed Consolidated Balance Sheet as of
  March 31, 2001............................................  F-54
Unaudited Interim Condensed Consolidated Statement of
  Income, Comprehensive Income and Equity for the three
  months ended March 31, 2000 and 2001......................  F-55
Unaudited Interim Condensed Consolidated Statement of Cash
  Flows for the three months ended March 31, 2000 and
  2001......................................................  F-56
Notes to Unaudited Interim Condensed Consolidated Financial
  Statements................................................  F-58

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Phoenix Home Life Mutual Insurance Company

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, comprehensive income and equity and of cash flows present fairly, in all material respects, the financial position of Phoenix Home Life Mutual Insurance Company and its subsidiaries at December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Hartford, Connecticut
February 15, 2001

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                           CONSOLIDATED BALANCE SHEET

                                                                AS OF DECEMBER 31,
                                                              ----------------------
                                                                1999         2000
                                                              ---------    ---------
                                                                  (IN MILLIONS)
ASSETS:
Investments
  Held-to-maturity debt securities, at amortized cost.......  $ 1,958.2    $ 2,109.6
  Available-for-sale debt securities, at fair value.........    5,506.8      5,949.0
  Equity securities, at fair value..........................      437.2        335.5
  Mortgage loans............................................      716.8        593.4
  Real estate...............................................       92.0         77.9
  Policy loans..............................................    2,042.6      2,105.2
  Venture capital partnerships..............................      338.1        467.3
  Other invested assets.....................................      188.0        235.7
  Short-term investments....................................      133.4        547.2
                                                              ---------    ---------
     Total investments......................................   11,413.1     12,420.8
Cash and cash equivalents...................................      187.6        176.6
Accrued investment income...................................      174.9        194.5
Deferred policy acquisition costs...........................    1,318.8      1,019.0
Premiums, accounts and notes receivable.....................      119.2        155.8
Reinsurance recoverables....................................       18.8         16.6
Property and equipment, net.................................      137.7        122.2
Goodwill and other intangible assets, net...................      593.3        595.9
Investments in unconsolidated subsidiaries..................      160.7        159.9
Net assets of discontinued operations (Note 13).............      187.6         25.5
Other assets................................................       51.4         49.8
Separate account assets.....................................    5,923.9      5,376.6
                                                              ---------    ---------
     Total assets...........................................  $20,287.0    $20,313.2
                                                              =========    =========
LIABILITIES:
  Policy liabilities and accruals...........................  $10,899.8    $11,372.6
  Policyholder deposit funds................................      538.2        678.4
  Notes payable.............................................      499.4        425.4
  Deferred income taxes.....................................       83.3          9.4
  Other liabilities.........................................      486.3        473.0
  Separate account liabilities..............................    5,923.9      5,376.6
                                                              ---------    ---------
     Total liabilities......................................   18,430.9     18,335.4
                                                              ---------    ---------
Contingent liabilities (Note 21)
Minority interest in net assets of consolidated
  subsidiaries..............................................      100.1        136.9
                                                              ---------    ---------
EQUITY:
  Retained earnings.........................................    1,731.5      1,820.7
  Accumulated other comprehensive income....................       24.5         20.2
                                                              ---------    ---------
     Total equity...........................................    1,756.0      1,840.9
                                                              ---------    ---------
     Total liabilities and equity...........................  $20,287.0    $20,313.2
                                                              =========    =========

        The accompanying notes are an integral part of these statements.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                       CONSOLIDATED STATEMENT OF INCOME,
                        COMPREHENSIVE INCOME AND EQUITY

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1998         1999         2000
                                                             --------     --------     --------
                                                                       (IN MILLIONS)
Revenues
  Premiums.................................................  $1,175.8     $1,175.7     $1,147.4
  Insurance and investment product fees....................     537.5        574.6        631.0
  Net investment income....................................     859.6        953.1      1,127.4
  Net realized investment gains............................      58.2         75.8         89.2
                                                             --------     --------     --------
     Total revenues........................................   2,631.1      2,779.2      2,995.0
                                                             --------     --------     --------
Benefits and expenses
  Policy benefits and increase in policy liabilities.......   1,409.8      1,373.1      1,409.8
  Policyholder dividends...................................     351.6        360.5        378.0
  Amortization of deferred policy acquisition costs........     138.0        147.9        356.0
  Amortization of goodwill and other intangible assets.....      28.8         40.1         36.9
  Interest expense.........................................      29.8         34.0         32.7
  Other operating expenses.................................     516.3        557.9        626.3
                                                             --------     --------     --------
     Total benefits and expenses...........................   2,474.3      2,513.5      2,839.7
                                                             --------     --------     --------
Income from continuing operations before income taxes,
  minority interest and equity in earnings of and interest
  earned from investments in unconsolidated subsidiaries...     156.8        265.7        155.3
Income taxes...............................................      56.0         99.0         55.4
                                                             --------     --------     --------
Income from continuing operations before minority interest
  and equity in earnings of and interest earned from
  investments in unconsolidated subsidiaries...............     100.8        166.7         99.9
Minority interest in net income of consolidated
  subsidiaries.............................................      10.5         10.1         14.1
Equity in earnings of and interest earned from investments
  in unconsolidated subsidiaries...........................       1.6          5.5          9.0
                                                             --------     --------     --------
Income from continuing operations..........................      91.9        162.1         94.8
Discontinued operations (Note 13)
  Income from discontinued operations, net of income
     taxes.................................................      45.2         36.1          9.4
  Loss on disposal, net of income taxes....................                 (109.0)       (20.9)
                                                             --------     --------     --------
Net income.................................................     137.1         89.2         83.3
                                                             --------     --------     --------
Other comprehensive loss, net of income taxes
  Unrealized (losses) gains on securities..................     (46.9)       (66.8)        53.0
  Reclassification adjustment for net realized gains
     included in net income................................     (13.0)        (1.5)       (58.9)
  Minimum pension liability adjustment.....................      (1.5)        (1.5)         1.6
                                                             --------     --------     --------
     Total other comprehensive loss........................     (61.4)       (69.8)        (4.3)
                                                             --------     --------     --------
Comprehensive income.......................................      75.7         19.4         79.0
Majority interest in stock issuance transactions...........                                 5.9
                                                             --------     --------     --------
Equity, beginning of year..................................   1,660.9      1,736.6      1,756.0
                                                             --------     --------     --------
Equity, end of year........................................  $1,736.6     $1,756.0     $1,840.9
                                                             ========     ========     ========

        The accompanying notes are an integral part of these statements.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                1998           1999           2000
                                                              ---------      ---------      ---------
                                                                           (IN MILLIONS)
Cash flows from operating activities:
  Net income................................................  $   137.1      $    89.2      $    83.3
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Net (gain) loss from discontinued operations..............      (45.2)          72.9           11.5
  Net realized investment gains.............................      (58.2)         (75.8)         (89.2)
  Amortization and depreciation.............................       58.5           72.0           56.8
  Equity in undistributed earnings of affiliates and
    partnerships............................................      (44.1)        (138.2)        (297.7)
  Deferred income taxes (benefit)...........................        2.8          (13.9)         (37.0)
  Increase in receivables...................................      (26.7)         (62.9)         (54.0)
  (Increase) decrease in deferred policy acquisition
    costs...................................................      (29.6)           (.3)         183.2
  Increase in policy liabilities and accruals...............      386.0          321.2          472.8
  Change in other assets/other liabilities, net.............       65.7           51.3           45.4
  Other operating activities, net...........................        1.8            2.5
                                                              ---------      ---------      ---------
  Net cash provided by continuing operations................      448.1          318.0          375.1
  Net cash provided by (used for) discontinued operations...       97.6          (76.7)        (264.6)
                                                              ---------      ---------      ---------
  Net cash provided by operating activities.................      545.7          241.3          110.5
                                                              ---------      ---------      ---------
Cash flows from investing activities:
  Proceeds from sales, maturities or repayments of
    available-for-sale debt securities......................    1,322.4        1,702.9        1,236.9
  Proceeds from maturities or repayments of held-to-maturity
    debt securities.........................................      267.7          186.7          209.5
  Proceeds from disposals of equity securities..............       45.2          163.5          515.4
  Proceeds from mortgage loan maturities or repayments......      200.4          124.9          127.6
  Proceeds from sale of real estate and other invested
    assets..................................................      439.9           38.0           26.6
  Proceeds from distributions of venture capital
    partnerships............................................       18.6           26.7           37.9
  Proceeds from sale of subsidiaries and affiliates.........       16.3           46.4           14.1
  Proceeds from sale of property and equipment..............                                     20.6
  Purchase of available-for-sale debt securities............   (2,404.3)      (1,672.6)      (1,418.4)
  Purchase of held-to-maturity debt securities..............     (585.4)        (395.5)        (356.0)
  Purchase of equity securities.............................      (85.0)        (162.4)        (130.5)
  Purchase of subsidiaries..................................      (11.2)        (187.6)         (59.3)
  Purchase of mortgage loans................................      (76.0)         (25.3)          (1.0)
  Purchase of investments in unconsolidated subsidiaries and
    other invested assets...................................     (134.2)        (103.4)         (46.5)
  Purchase of venture capital partnerships..................      (67.2)        (108.5)         (95.1)
  Change in short-term investments, net.....................      855.1           52.6         (413.8)
  Increase in policy loans..................................      (21.5)         (34.3)         (62.7)
  Capital expenditures......................................      (27.2)         (20.5)         (21.5)
  Other investing activities, net...........................       (6.5)           1.7
                                                              ---------      ---------      ---------
Net cash used for continuing operations.....................     (252.9)        (366.7)        (416.2)
Net cash (used for) provided by discontinued operations.....      (78.2)         105.6          259.5
                                                              ---------      ---------      ---------
Net cash used for investing activities......................     (331.1)        (261.1)        (156.7)
                                                              ---------      ---------      ---------
Cash flows from financing activities:
Net (withdrawals) deposits of policyholder deposit funds,
  net of interest credited..................................      (28.7)           6.5          140.2
(Repayments) proceeds from securities sold subject to
  repurchase agreements.....................................     (137.5)          28.4          (28.4)
Proceeds from borrowings....................................         .1          175.1           50.0
Repayment of borrowings.....................................      (63.3)        (125.0)        (124.0)
Dividends paid to minority shareholders in consolidated
  subsidiaries..............................................       (4.9)          (4.2)          (5.8)
Other financing activities, net.............................       (5.7)           (.4)           3.2
                                                              ---------      ---------      ---------
Net cash (used for) provided by continuing operations.......     (240.0)          80.4           35.2
                                                              ---------      ---------      ---------
Net cash (used for) provided by financing activities........     (240.0)          80.4           35.2
                                                              ---------      ---------      ---------
Net change in cash and cash equivalents.....................      (25.4)          60.6          (11.0)
Cash and cash equivalents, beginning of year................      152.4          127.0          187.6
                                                              ---------      ---------      ---------
Cash and cash equivalents, end of year......................  $   127.0      $   187.6      $   176.6
                                                              =========      =========      =========
Supplemental cash flow information:
Income taxes paid, net......................................  $    44.5      $   106.4      $   135.8
Interest paid on indebtedness...............................  $    32.8      $    34.8      $    34.1

        The accompanying notes are an integral part of these statements.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

     Phoenix Home Life Mutual Insurance Company and its subsidiaries (Phoenix) provide wealth management products and services including individual participating life insurance, term, universal and variable life insurance, annuities, and investment advisory services. These products and services are managed within four reportable segments: Life and Annuity, Investment Management, Venture Capital and Corporate and Other. See Note 12--"Segment Information."

     Additionally, in 1999, Phoenix discontinued the operations of three of its business units: the Reinsurance Operations, the Real Estate Management Operations and the Group Life and Health Operations. See Note 13--"Discontinued Operations."

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation and basis of presentation

     The consolidated financial statements include the accounts of Phoenix and its subsidiaries. Less than majority-owned entities, in which Phoenix has significant influence over operating and financial policies, and generally at least a 20% ownership interest, are reported on the equity method of accounting. Investments in venture capital partnerships are reported on the equity method of accounting using the most recent financial information received from the partnerships, which is on a one-quarter lag.

     These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America
(GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in determining insurance and contractholder liabilities, related reinsurance recoverables, income taxes, contingencies and valuation allowances for investment assets are discussed throughout the Notes to Consolidated Financial Statements. Significant inter-company accounts and transactions have been eliminated. Certain reclassifications have been made to the 1998 and 1999 amounts to conform with the 2000 presentation.

  Valuation of investments

     Investments in debt securities include bonds, mortgage-backed and asset-backed securities. Phoenix classifies its debt securities as either held-to-maturity or available-for-sale investments. Debt securities held-to-maturity consist of private placement bonds reported at amortized cost, net of impairments, that management intends and has the ability to hold until maturity. Debt securities available-for-sale are reported at fair value with unrealized gains or losses included in equity and consist of public bonds and preferred stocks that management may not hold until maturity. Debt securities are considered impaired when a decline in value is considered to be other than temporary.

     For the mortgage-backed and asset-backed bond portion of the debt security portfolio, Phoenix recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments, and any resulting adjustment is included in net investment income.

     Equity securities are classified as available-for-sale and are reported at fair value, based principally on their quoted market prices, with unrealized gains or losses included in equity. Equity securities are considered impaired when a decline in value is considered to be other than temporary.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     Mortgage loans on real estate are stated at unpaid principal balances, net of valuation reserves on impaired mortgages. A mortgage loan is considered to be impaired if management believes it is probable that Phoenix will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement. An impaired mortgage loan's fair value is measured based on either the present value of future cash flows discounted at the loan's observable market price or at the fair value of the collateral if collection is collateral-dependent. If the fair value of a mortgage loan is less than the recorded investment in the loan, the difference is recorded as a valuation reserve.

     Real estate, all of which is held for sale, is carried at the lower of cost or current fair value less costs to sell. Fair value for real estate is determined by taking into consideration one or more of the following factors: property valuation techniques utilizing discounted cash flows at the time of stabilization including capital expenditures and stabilization costs; sales of comparable properties; geographic location of the property and related market conditions; and disposition costs.

     Policy loans are generally carried at their unpaid principal balances and are collateralized by the cash values of the related policies.

     Venture capital partnership and other partnership interests are carried at cost adjusted for Phoenix's equity in undistributed earnings or losses since acquisition, less allowances for other than temporary declines in value. Phoenix records its share of the net equity in earnings of the venture capital partnerships in accordance with the equity method of accounting using the most recent financial information received from the partnerships, which is on a one-quarter lag. These earnings or losses are included in net investment income. Venture capital partnerships generally account for the underlying investments held in the partnerships at fair value. These investments can include public and private common and preferred stock, notes, warrants and other investments. Investments that are publicly traded are valued at closing market prices. Investments that are not publicly traded, which are usually subject to restrictions on resale, are generally valued at cost or at estimated fair value, as determined in good faith by the general partner after giving consideration to operating results, financial conditions, recent sales prices of issuers' securities and other pertinent information. These valuations subject the earnings to volatility. Phoenix includes equity in undistributed unrealized capital gains and losses on investments held in the venture capital partnerships in net investment income. Phoenix's investment in these venture capital partnerships is as a limited partner.

     Other invested assets include leveraged lease investments. These investments represent the net of the estimated residual value of the lease assets, rental receivables, and unearned and deferred income to be allocated over the lease term. Investment income is calculated using the interest method and is recognized only in periods in which the net investment is positive.

     Short-term investments are carried at amortized cost, which approximates fair value.

     Realized investment gains and losses, other than those related to separate accounts for which Phoenix does not bear the investment risk, are determined by the specific identification method and reported as a component of revenue. A realized investment loss is recorded when an investment valuation reserve is determined. Valuation reserves are netted against the asset categories to which they apply and changes in the valuation reserves are included in realized investment gains and losses. Unrealized investment gains and losses on debt securities and equity securities classified as available-for-sale are included as a component of equity, net of deferred income taxes and the assumed impact of net unrealized investment gains and losses on the amortization of deferred policy acquisition costs related to investment contracts.

  Financial instruments

     In the normal course of business, Phoenix enters into transactions involving various types of financial instruments including debt investments such as debt securities, mortgage loans and equity securities, off-balance sheet financial instruments such as investment and loan commitments, financial guarantees, interest

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY rate swaps, interest rate caps, interest rate floors and swaptions. These instruments have credit risk and also may be subject to risk of loss due to interest rate and market fluctuations.

     Phoenix enters into interest rate swap agreements to reduce market risks from changes in interest rates. Phoenix does not enter into interest rate swap agreements for trading purposes. Under interest rate swap agreements, Phoenix exchanges cash flows with another party, at specified intervals, for a set length of time based on a specified notional principal amount. Typically, one of the cash flow streams is based on a fixed interest rate set at the inception of the contract, and the other is a variable rate that periodically resets. Generally, no premium is paid to enter into the contract and neither party makes a payment of principal. The amounts to be received or paid on these swap agreements are accrued and recognized in net investment income.

     Phoenix enters into interest rate floor, interest rate cap and swaption contracts as a hedge for its assets and liabilities against substantial changes in interest rates. Phoenix does not enter into interest rate floor, interest rate cap and swaption contracts for trading purposes. Interest rate floor and interest rate cap agreements are contracts with a counterparty which require the payment of a premium and give Phoenix the right to receive over the maturity of the contract, the difference between the floor or cap interest rate and a market interest rate on specified future dates based on an underlying notional principal. Swaption contracts are options to enter into an interest rate swap transaction on a specified future date and at a specified price. Upon the exercise of a swaption, Phoenix would either receive a swap agreement at the pre-specified terms or cash for the market value of the swap. Phoenix pays the premium for these instruments on a quarterly basis over the maturity of the contract, and recognizes these payments in net investment income.

     Phoenix enters into foreign currency swap agreements to hedge against fluctuations in foreign currency exposure. Under these agreements, Phoenix agrees to exchange with another party, principal and periodic interest payments denominated in foreign currency for payments denominated in U.S. dollars. The amounts to be received or paid on these foreign currency swap agreements are recognized in net investment income. To reduce counterparty credit risks and diversify counterparty exposure, Phoenix only enters into derivative contracts with highly rated financial institutions.

     In certain instances, derivative contracts are terminated prior to maturity. These contracts include, but are not limited to, interest rate and foreign currency swaps, cap and floor contracts, and payor and receiver swaptions. To the extent that derivative contracts determined to be effective hedges are terminated, realized gains and losses are deferred and amortized. Derivatives associated with hedged items that either no longer exist or are no longer expected to occur are accounted for as of the relevant change in status of the hedged items, with gains or losses on such contracts recognized immediately in net income. Similarly, for derivatives otherwise determined to no longer be effective hedges, gains or losses as of termination are recognized immediately in net income.

  Cash and cash equivalents

     Cash and cash equivalents include cash on hand and money market instruments.

  Deferred policy acquisition costs

     In conjunction with the 1997 acquisition of the Confederation Life business, Phoenix recognized an asset for the present value of future profits
(PVFP) representing the present value of estimated net cash flows embedded in the existing contracts acquired. This asset is included in deferred policy acquisition costs (DAC).

     The costs of acquiring new business, principally commissions, underwriting, distribution and policy issue expenses, all of which vary with and are primarily related to the production of new business, are deferred. DAC is subject to recoverability testing at the time of policy issue and loss recognition at the end of each accounting period.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     For individual participating life insurance policies, DAC and PVFP are amortized in proportion to historical and estimates of expected future gross margins. These estimates of expected gross margins are evaluated regularly, and the total amortization recorded to date is adjusted by a charge or credit to income if actual experience or other evidence suggest that earlier estimates should be revised. In addition, analyses are performed periodically to assess whether there are sufficient estimated future gross margins to support the recoverability of the remaining DAC balances.

     For universal life insurance policies and investment type contracts, DAC and PVFP are amortized in proportion to historical and estimates of expected gross profits. Gross profits arise primarily from investment, mortality and expense margins, and surrender charges based on historical and anticipated experience. These estimates of expected gross profits are evaluated regularly, and the total amortization recorded to date is adjusted by a charge or credit to income if actual experience or other evidence suggest that earlier estimates should be revised. In addition, analyses are performed periodically to assess whether there are sufficient estimated future gross profits to support the recoverability of the remaining DAC balances.

     Internal replacements are defined as an exchange of an existing Phoenix life insurance or annuity policy for a different Phoenix life insurance or annuity policy. The DAC balance associated with the replaced policy is treated in the same manner as policies that are surrendered. In the case of policies that are surrendered, in which owners cancel existing life or annuity contracts, the amortization of DAC is adjusted to reflect these surrenders.

  Goodwill and other intangible assets

     Goodwill represents the excess of the cost of business acquired over the fair value of net assets. These costs are amortized on a straight-line basis over periods ranging from 10 to 40 years, corresponding with the benefits expected to be derived from the acquisitions. The weighted-average life of goodwill is approximately 38 years. Other intangible assets, primarily associated with investment management contracts and employee contracts, are amortized over their estimated useful lives using a straight-line basis. The average estimated useful life of the other intangible assets ranges from 5 to 16 years for investment management contracts and 3 to 7 years for employee contracts. The weighted-average life of other intangible assets approximates 13 years. The propriety of the carrying value of goodwill and other intangible assets is periodically reevaluated in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed Of," by comparing estimates of future undiscounted cash flows to the carrying value of the assets. Assets are considered impaired if the carrying value exceeds the expected future undiscounted cash flows. Analyses are performed at least annually or more frequently if warranted by events and circumstances affecting Phoenix's business.

  Investments in unconsolidated subsidiaries

     Investments in unconsolidated subsidiaries represents investments in operating entities in which Phoenix owns more than 20% but less than a majority of the outstanding common stock and those operating entities for which Phoenix owns less than 20% if Phoenix exercises significant influence over the operating and financial policies of the company. Phoenix utilizes the equity method of accounting for its investments in the common stock of these entities. Investments in unconsolidated subsidiaries also includes, where applicable, Phoenix's investments in senior securities of these entities.

  Separate accounts

     Separate account assets and liabilities are funds maintained in accounts to meet specific investment objectives of contractholders who bear the investment risk. Investment income and investment gains and losses accrue directly to such contractholders. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of Phoenix. The assets and liabilities are carried at

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY market value. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and the related liability increases are excluded from benefits and expenses. Amounts assessed to the contractholders for management services are included in revenues.

  Policy liabilities and accruals

     Future policy benefits are liabilities for life and annuity products. Such liabilities are established in amounts adequate to meet the estimated future obligations of policies in force. Future policy benefits for traditional life insurance are computed using the net level premium method on the basis of actuarial assumptions as to contractual guaranteed rates of interest, mortality rates guaranteed in calculating the cash surrender values described in such contracts and morbidity. The guaranteed interest rates range from 2.25% to 6.00%. Liabilities for universal life include deposits received from customers and investment earnings on their fund balances which range from 4.00% to 7.15%, less administrative and mortality charges.

     Liabilities for outstanding claims, losses and loss adjustment expenses are amounts estimated to cover incurred losses. These liabilities are based on individual case estimates for reported losses and estimates of unreported losses based on past experience.

  Premium and fee revenue and related expenses

     Life insurance premiums, other than premiums for universal life and certain annuity contracts, are recorded as premium revenue pro-rata over the related contract periods. Benefits, losses and related expenses are matched with premiums over the related contract periods. Revenues for investment-related products consist of net investment income and contract charges assessed against the fund values. Related benefit expenses primarily consist of net investment income credited to the fund values after deduction for investment and risk charges. Revenues for universal life products consist of net investment income and mortality, administration and surrender charges assessed against the fund values during the period. Related benefit expenses include universal life benefit claims in excess of fund values and net investment income credited to universal life fund values.

  Investment management fees

     Investment management fees and mutual fund ancillary fees included in insurance and investment product fees in the accompanying Consolidated Statement of Income, Comprehensive Income and Equity, are recorded as income pro-rata during the period in which services are performed. Investment management fees are generally computed and earned based upon a percentage of assets under management. Investment management fees are paid pursuant to the terms of the respective investment management contracts, which generally require monthly or quarterly payment. Mutual fund ancillary fees consist of dealer concessions, distribution fees, administrative fees, shareholder services agent fees, and accounting fees. Dealer concessions and underwriting fees earned (net of related expenses) from the distribution and sale of affiliated mutual fund shares and other securities are recorded on a trade date basis.

  Reinsurance

     Phoenix utilizes reinsurance agreements to provide for greater diversification of business, allow management to control exposure to potential losses arising from large risks and provide additional capacity for growth.

     Assets and liabilities related to reinsurance ceded contracts are reported on a gross basis. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

  Policyholder dividends

     Certain life insurance policies contain dividend payment provisions that enable the policyholder to participate in the earnings of Phoenix. The amount of policyholder dividends to be paid is determined annually by Phoenix's Board of Directors. The aggregate amount of policyholders' dividends is related to the actual interest, mortality, morbidity and expense experience for the year and Phoenix's judgment as to the appropriate level of statutory surplus to be retained. At the end of the reporting period, Phoenix establishes a dividend liability for the pro-rata portion of the dividends payable on the next anniversary date of each policy. Phoenix also establishes a liability for termination dividends.

  Income taxes

     Phoenix and its eligible affiliated companies have elected to file a life/non-life consolidated federal income tax return for 2000 and prior years. Entities included within the consolidated group are segregated into either a life insurance or non-life insurance company subgroup. The consolidation of these subgroups is subject to certain statutory restrictions in the percentage of eligible non-life income tax losses that can be applied to offset life insurance company taxable income.

     Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and their recorded amounts for financial reporting purposes. These differences result primarily from policy liabilities and accruals, policy acquisition expenses, investment impairment reserves, reserves for postretirement benefits and unrealized gains or losses on investments.

     As a mutual life insurance company, Phoenix is required to reduce its income tax deduction for policyholder dividends by the differential earnings amount, defined as the difference between the earnings rates of stock and mutual companies applied against an adjusted base of policyholder surplus. Phoenix estimates the differential earnings rate (DER) each year using available information including industry surveys. The IRS subsequently determines the DER applicable to the mutual companies and Phoenix adjusts its estimates accordingly. The impact of the difference between estimated and actual DER is reflected in the income tax provision in the year the IRS determination is made.

  Stock-based compensation

     SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. Phoenix's majority owned, consolidated subsidiary, Phoenix Investment Partners (PXP), a publicly held investment management company, has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options and restricted stock under existing plans is measured as the excess, if any, of the quoted market price of PXP's stock at the date of the grant over the amount an employee must pay to acquire the stock. (See Note 19--"Stock Purchase and Award Plans.")

  Recent accounting pronouncements

     In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133." This statement makes certain changes in the hedging provisions of SFAS No. 133, and is effective concurrent with SFAS No. 133. As amended, SFAS No. 133 requires all derivatives to be recognized on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value of the derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be recognized immediately in earnings.

     Phoenix adopted SFAS No. 133 and SFAS No. 138 effective January 1, 2001. Phoenix reviewed its inventory of financial instruments, including insurance and annuity contracts and "hybrid" investments, for potential embedded derivatives. Phoenix also reviewed its portfolio of free-standing derivatives, which includes interest rate swap, cap and floor contracts, and foreign currency swap agreements. The effect of adoption of SFAS No. 133 did not have a material impact on its Consolidated Balance Sheet and Consolidated Statement of Income, Comprehensive Income and Equity.

     On January 1, 2001, in accordance with the transition provisions of SFAS No. 133, Phoenix recorded a net-of-tax cumulative-effect-type of adjustment of $1.3 million (gain) in earnings to recognize at fair value all derivatives that are designated as fair-value hedging instruments. Phoenix also recorded an offsetting net-of-tax cumulative-effect-type of adjustment of $1.3 million
(loss) in earnings to recognize the difference attributable to the hedged risks between the carrying values and fair values of the related hedged assets and liabilities. Phoenix also recorded a net-of-tax cumulative-effect-type of adjustment of $1.1 million in accumulated other comprehensive income to recognize, at fair value, all derivatives that are designated as cash-flow hedging instruments.

     For derivative instruments, which were not designated as hedges upon implementation of SFAS No. 133, Phoenix recorded a net-of-tax cumulative-effect-type of adjustment of $3.9 million in earnings to recognize these instruments at fair value. Gains and losses on derivatives that were previously deferred as adjustments to the carrying amount of hedged items were not adjusted. There were no gains or losses on derivatives that had been previously deferred that required de-recognition from the balance sheet.

     On January 1, 1999, Phoenix adopted Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." SOP 97-3 provides guidance for assessments related to insurance activities. The adoption of SOP 97-3 did not have a material impact on Phoenix's results from operations or financial position.

     On January 1, 1999, Phoenix adopted SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance for determining when an entity should capitalize or expense external and internal costs of computer software developed or obtained for internal use. The adoption of SOP 98-1 did not have a material effect on Phoenix's results from operations or financial position.

     On January 1, 1999, Phoenix adopted SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that start-up costs capitalized prior to January 1, 1999 should be written off and any future start-up costs be expensed as incurred. The adoption of SOP 98-5 did not have a material effect on Phoenix's results from operations or financial position.

3. SIGNIFICANT TRANSACTIONS

  Reorganization

     On June 16, 2000, Phoenix submitted to the staff of the State of New York Insurance Department (the Insurance Department) a draft Plan of Reorganization whereby Phoenix would convert, pursuant to the New York Insurance Law, from a New York mutual life insurance company to a New York stock life insurance company and become a wholly-owned subsidiary of a newly formed holding company. The Plan of Reorganization was approved by Phoenix's Board of Directors on December 18, 2000 and subsequently amended and restated on January 26, 2001 but has yet to be approved by the Insurance Department.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

  Phoenix Investment Partners, Ltd.

     On September 10, 2000, Phoenix and PXP entered into an agreement and plan of merger, pursuant to which Phoenix agreed to purchase PXP outstanding common stock owned by third parties, for a price of $15.75 per share. See Note 23--"Subsequent Events."

     In September 2000, PXP, in accordance with the original terms of Roger Engemann & Associates, Inc.'s (REA) Purchase and Sale Agreement, paid REA an additional purchase price of $50.0 million, based upon growth in REA's management fee revenues. This additional purchase price was financed through borrowings from an existing credit facility and is included as a component of goodwill and other intangible assets in the Consolidated Balance Sheet.

     On March 1, 1999, PXP acquired the retail mutual fund and closed-end fund business of the New York City based Zweig Group. Under the terms of the agreement, PXP paid $135.0 million at closing and will pay up to an additional $29.0 million over the next three years based on revenue growth of the Zweig funds. The excess of purchase price over the fair value of acquired net tangible assets of Zweig totaled $136.1 million. Of this excess purchase price, $77.2 million has been allocated to intangible assets, primarily associated with investment management contracts, which are being amortized using a straight-line basis over an average estimated useful life of approximately 12 years. The remaining excess purchase price of $58.9 million has been classified as goodwill and is being amortized over 40 years using a straight-line basis. The Zweig Group managed approximately $2.6 billion of assets as of December 31, 2000.

     On December 3, 1998, PXP completed the sale of its 49% interest in Canadian investment firm Beutel, Goodman & Company, Ltd. for $47.0 million. PXP received $37.0 million in cash and a $10.0 million three-year interest-bearing note. The transaction resulted in a pre-tax gain of approximately $17.5 million.

  Discontinued operations

     During 1999, Phoenix discontinued the operations of three of its business segments: the Reinsurance Operations, the Real Estate Management Operation and the Group Insurance Operations. Disclosures concerning the financial effect of these transactions are contained in Note 13--"Discontinued Operations."

  Property and Casualty Distribution Operations

     On May 3, 1999, PM Holdings sold its property and casualty distribution business to Hilb, Rogal and Hamilton Company (HRH) for $48.1 million including $10.2 million for a covenant not-to-compete. Total proceeds consisted of $32.0 million in 5.25% convertible subordinated debentures, $15.9 million for 865,042 shares of HRH common stock, valued at $18.38 per share on the sale date, and $0.2 million in cash. Phoenix also acquired two seats on HRH's board of directors. The pre-tax gain realized on the sale was $40.1 million.

     The convertible debentures mature on May 3, 2014 and are callable by HRH on or after May 3, 2009. The debentures are convertible into 1,406,593 shares of HRH common stock.

     The investment in HRH common stock is reported on the equity method. The debentures and common stock are classified as investments in unconsolidated subsidiaries in the Consolidated Balance Sheet. As of December 31, 2000, Phoenix owns 7% of the outstanding HRH common stock, 15% on a diluted basis.

     The market value of Phoenix's investments in HRH, based on the closing market price, was $64.2 million and $90.6 million as of December 31, 1999 and 2000, respectively.

  PFG Holdings, Inc.

     On October 29, 1999, PM Holdings, a wholly owned subsidiary of Phoenix, purchased 100% of PFG Holdings, Inc. 8% cumulative preferred stock convertible into a 67% interest in common stock for $5 million in

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY cash. In addition, Phoenix has an option to purchase all the outstanding common stock during the sixth year subsequent to the acquisition at a value to 80% of the appraised value of the common stock at that time. As of December 31, 2000, this option had not been executed. Since Phoenix officers hold board voting control, the entity has been consolidated and a minority interest has been established for outside shareholders' interests. The transaction resulted in goodwill of $3.8 million to be amortized over ten years.

     PFG Holdings has three operating subsidiaries: AGL Life Assurance Company, PFG Distribution Company and Philadelphia Financial Group. These subsidiaries develop, market and underwrite specialized private placement variable life and annuity products.

     AGL Life Assurance Company must maintain at least $10.0 million of capital and surplus to satisfy certain regulatory minimum capital requirements. PM Holdings provided financing of $11.0 million at the purchase date to PFG Holdings in order for AGL Life Assurance to meet this minimum requirement. The debt is an 8.34% senior secured note maturing in 2009.

  Emprendimiento Compartido, S.A. (EMCO)

     At January 1, 1999, PM Holdings held 9.1 million shares of EMCO, representing a 35% ownership interest in the Argentine financial services company that provides pension management, annuities and life insurance products. On June 23, 1999, PM Holdings became the majority owner of EMCO when it purchased 13.9 million shares of common stock from the Banco del Suquia, S.A. for $29.5 million, plus $10.0 million for a five-year covenant not-to-compete. Payment for the stock will be made in three installments: $10.0 million, 180 days from closing; $10.0 million, 360 days from closing; and $9.5 million, 540 days from closing, all subject to annual interest of 7.06%. The covenant was paid at the time of closing.

     In addition, EMCO purchased, for its treasury, 3.0 million shares of its outstanding common stock held by two banks. This, in combination with the purchase described above, increased PM Holdings ownership interest from 35% to 100% of the then outstanding stock.

     On November 12, 1999, PM Holdings sold 11.5 million shares (50% interest) of EMCO common stock for $40.0 million generating a pre-tax gain of $11.3 million. PM Holdings received $15.0 million in cash plus a $9.0 million two-year 8% interest bearing note, and a $16.0 million five-year 8% interest-bearing note. PM Holdings uses the equity method of accounting to account for its remaining 50% interest in EMCO.

     After the sale, the remaining excess of the purchase price over the fair value of the acquired net tangible assets totaled $17.0 million. That consisted of a covenant not-to-compete of $5.0 million, which is being amortized over five years, and goodwill of $12.0 million, which is being amortized over ten years.

  Phoenix New England Trust Holding Company

     On October 29, 1999, PM Holdings indirectly acquired 100% of the common stock of New London Trust, a banking subsidiary of Sun Life of Canada, for $30.0 million in cash. New London Trust, renamed Phoenix New England Trust Company, is a New Hampshire based federal savings bank that operates a trust division with assets under management of approximately $1 billion. Immediately following this acquisition, on November 1, 1999, PM Holdings sold New London Trust's New Hampshire retail banking operations to Lake Sunapee Bank, fsb, and Mascoma Savings Bank in New Hampshire and the Connecticut branches to Westbank Corporation, for a total of $25.2 million in cash. No gain or loss was recognized on this sale. PM Holdings retained the trust business and four trust offices of New London Trust, located in New Hampshire and Vermont.

     On September 29, 2000, Phoenix New England Trust Holding Company sold its New Hampshire trust and agency operations, consisting of Charter Holding Corp. (Charter Holding) and Phoenix New England Trust Company for $9.1 million in cash to a partnership consisting of Lake Sunapee Bank, Meredith Village

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

Savings Bank and Savings Bank of Walpole (Partner Banks). Each of the Partner Banks was a minority shareholder in Charter Holding prior to the sale. The pre-tax gain realized on this sale was $0.1 million.

  Lombard International Assurance, S.A.

     On November 5, 1999, PM Holdings purchased 12% of the common stock of Lombard International Assurance, S.A. (Lombard), a pan-European life insurer based in Luxembourg, for $29.1 million in cash. Lombard provides unit-linked life assurance products designed exclusively for high net worth investors in ten European countries. This investment is carried at fair value, for which cost is a reasonable estimate, and is classified as equity securities in the Consolidated Balance Sheet.

  Aberdeen Asset Management PLC

     On February 18, 1999, PM Holdings purchased an additional 15,050,000 shares of the common stock of Aberdeen Asset Management PLC (Aberdeen), a Scottish asset management firm, for $29.4 million. PM Holdings owned 31,600,000 shares as of December 31, 1999 and 2000, respectively.

     On April 15, 1996, Phoenix purchased 7% convertible subordinated notes issued by Aberdeen for $37.5 million. The notes, which mature on March 29, 2003, are convertible into 17,441,860 shares of Aberdeen common stock.

     The investment in Aberdeen common stock is reported on the equity method. The notes and common stock are classified as investments in unconsolidated subsidiaries in the Consolidated Balance Sheet. As of December 31, 2000, Phoenix owns 20% of the outstanding Aberdeen common stock, 26% on a diluted basis.

     The market value of Phoenix's investments in Aberdeen, based on the closing market price, was $209.5 million and $455.8 million as of December 31, 1999 and 2000, respectively.

  Dividend scale reduction

     In November 2000, Phoenix's Board of Directors voted to maintain the dividend scale for dividends payable on or after January 1, 2001. In October 1999, Phoenix's Board of Directors voted to maintain the dividend scale for dividends payable on or after January 1, 2000. In consideration of the decline of interest rates in the financial markets, Phoenix's Board of Directors voted in October 1998 to adopt a reduced dividend scale, effective for dividends payable on or after January 1, 1999. Dividends for individual participating policies were reduced 60 basis points in most cases, an average reduction of approximately 8%. The effect was a decrease of approximately $15.7 million in the policyholder dividends expense in 1998.

  Real estate sales

     On December 15, 1998, Phoenix sold 47 commercial real estate properties with a carrying value of $269.8 million, and 4 joint venture real estate partnerships with a carrying value of $10.5 million, for approximately $309.0 million in cash. This transaction, along with the sale of 18 other properties and partnerships during 1998, which had a carrying value of $36.7 million, resulted in pre-tax gains of approximately $67.5 million. As of December 31, 2000, Phoenix had two commercial real estate properties remaining with a carrying value of $23.0 million and five joint venture real estate partnerships with a carrying value of $54.9 million, and these investments are reported as real estate on the Consolidated Balance Sheet.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

4. INVESTMENTS

     Information pertaining to Phoenix's investments, net investment income and realized and unrealized investment gains and losses follows:

  Debt and equity securities

     The amortized cost and fair value of investments in debt and equity securities as of December 31, 2000 were as follows:

                                                    GROSS        GROSS
                                      AMORTIZED   UNREALIZED   UNREALIZED
                                        COST        GAINS        LOSSES     FAIR VALUE
                                      ---------   ----------   ----------   ----------
                                                       (IN MILLIONS)
DEBT SECURITIES
HELD-TO-MATURITY:
State and political subdivision
  bonds.............................  $   30.6      $   .3      $   (.9)     $   30.0
Foreign government bonds............       2.4                      (.7)          1.7
Corporate securities................   1,781.2        48.0        (39.0)      1,790.2
Mortgage-backed and asset-backed
  securities........................     295.4        15.3         (3.8)        307.0
                                      --------      ------      -------      --------
  Total held-to-maturity
     securities.....................   2,109.6        63.6        (44.4)      2,128.9
                                      --------      ------      -------      --------
AVAILABLE-FOR-SALE:
U.S. government and agency bonds....     262.5        13.8          (.3)        276.0
State and political subdivision
  bonds.............................     459.9        16.9         (1.9)        474.9
Foreign government bonds............     246.0        26.7         (5.8)        266.9
Corporate securities................   2,222.1        37.7        (83.1)      2,176.7
Mortgage-backed and asset-backed
  securities........................   2,830.5        63.5        (25.2)      2,868.8
                                      --------      ------      -------      --------
  Total available-for-sale
     securities.....................   6,021.0       158.6       (116.3)      6,063.3
  Less: available-for-sale
     securities of discontinued
     operations.....................     114.3                                  114.3
                                      --------      ------      -------      --------
     Total available-for-sale
       securities of continuing
       operations...................   5,906.7       158.6       (116.3)      5,949.0
                                      --------      ------      -------      --------
     Total debt securities of
       continuing operations........  $8,016.3      $222.2      $(160.7)     $8,077.9
                                      ========      ======      =======      ========

EQUITY SECURITIES...................  $  297.3      $ 77.9      $ (39.7)     $  335.5
                                      ========      ======      =======      ========

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The amortized cost and fair value of investments in debt and equity securities as of December 31, 1999 were as follows:

                                                  GROSS         GROSS
                                   AMORTIZED    UNREALIZED    UNREALIZED
                                     COST         GAINS         LOSSES      FAIR VALUE
                                   ---------    ----------    ----------    ----------
                                                      (IN MILLIONS)
DEBT SECURITIES
HELD-TO-MATURITY:
State and political subdivision
  bonds..........................  $   27.6       $   .4       $  (1.0)      $   27.0
Foreign government bonds.........       3.0                        (.8)           2.2
Corporate securities.............   1,744.2         12.9         (92.9)       1,664.2
Mortgage-backed and asset-backed
  securities.....................     285.4          1.4         (19.2)         267.6
                                   --------       ------       -------       --------
  Total held-to-maturity
     securities..................   2,060.2         14.7        (113.9)       1,961.0
  Less: held-to-maturity
     securities of discontinued
     operations..................     102.0           .7          (5.8)          96.9
                                   --------       ------       -------       --------
  Total held-to-maturity
     securities of continuing
     operations..................   1,958.2         14.0        (108.1)       1,864.1
                                   --------       ------       -------       --------
AVAILABLE-FOR-SALE:
U.S. government and agency
  bonds..........................     283.7          1.9          (6.5)         279.1
State and political subdivision
  bonds..........................     495.9          4.8         (21.8)         478.9
Foreign government bonds.........     273.9         23.7          (4.0)         293.6
Corporate securities.............   2,353.2         18.6        (102.8)       2,269.0
Mortgage-backed and asset-backed
  securities.....................   2,977.1         17.9        (103.2)       2,891.8
                                   --------       ------       -------       --------
  Total available-for-sale
     securities..................   6,383.8         66.9        (238.3)       6,212.4
  Less: available-for-sale
     securities of discontinued
     operations..................     725.1          7.6         (27.1)         705.6
                                   --------       ------       -------       --------
     Total available-for-sale
       securities of continuing
       operations................   5,658.7         59.3        (211.2)       5,506.8
                                   --------       ------       -------       --------
          Total debt securities
            of continuing
            operations...........  $7,616.9       $ 73.3       $(319.3)      $7,370.9
                                   ========       ======       =======       ========

EQUITY SECURITIES................  $  295.2       $168.1       $ (24.2)      $  439.1
  Less: equity securities of
     discontinued operations.....       1.9                                       1.9
                                   --------       ------       -------       --------
  Total equity securities of
     continuing operations.......  $  293.3       $168.1       $ (24.2)      $  437.2
                                   ========       ======       =======       ========

     The sale of fixed maturities held-to-maturity relate to certain securities, with amortized cost of $19.6 million, $3.9 million and $3.9 million, for the years ended December 31, 1998, 1999 and 2000, respectively, which were sold specifically due to a significant decline in the issuers' credit quality. Net realized losses were $0.8 million, $0.2 million and $3.9 million in 1998, 1999 and 2000, respectively.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The amortized cost and fair value of debt securities, by contractual sinking fund payment and maturity, as of December 31, 2000 are shown below. Actual maturity may differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties, or Phoenix may have the right to put or sell the obligations back to the issuers.

                                          HELD-TO-MATURITY        AVAILABLE-FOR-SALE
                                        ---------------------    ---------------------
                                        AMORTIZED      FAIR      AMORTIZED      FAIR
                                          COST        VALUE        COST        VALUE
                                        ---------    --------    ---------    --------
                                                        (IN MILLIONS)
Due in one year or less...............  $  118.1     $  118.3    $  118.3     $  118.6
Due after one year through five
  years...............................     517.2        519.8       514.7        516.9
Due after five years through ten
  years...............................     649.7        658.1       993.5        982.0
Due after ten years...................     529.2        525.7     1,564.0      1,577.0
Mortgage-backed and asset-backed
  securities..........................     295.4        307.0     2,830.5      2,868.8
                                        --------     --------    --------     --------
Total.................................   2,109.6      2,128.9     6,021.0      6,063.3
Less: securities of discontinued
  operations..........................     --           --          114.3        114.3
                                        --------     --------    --------     --------
Total securities of continuing
  operations..........................  $2,109.6     $2,128.9    $5,906.7     $5,949.0
                                        ========     ========    ========     ========

     Carrying values for investments in mortgage-backed and asset-backed securities, excluding U.S. government guaranteed investments, were as follows:

                                                              DECEMBER 31,
                                                          --------------------
                                                            1999        2000
                                                          --------    --------
                                                             (IN MILLIONS)
Planned amortization class..............................  $  168.0    $  117.4
Asset-backed............................................     956.9     1,082.3
Mezzanine...............................................     194.9       166.5
Commercial..............................................     735.2       796.5
Sequential pay..........................................   1,039.0       937.7
Pass through............................................      77.2        59.3
Other...................................................       6.0         4.5
                                                          --------    --------
Total mortgage-backed and asset-backed securities.......  $3,177.2    $3,164.2
                                                          ========    ========

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

  Mortgage loans and real estate

     Phoenix's mortgage loans and real estate are diversified by property type and location and, for mortgage loans, by borrower. Mortgage loans are collateralized by the related properties and are generally 75% of the properties' value at the time the original loan is made.

     Mortgage loans and real estate investments comprise the following property types and geographic regions:

                                                     MORTGAGE LOANS      REAL ESTATE
                                                      DECEMBER 31,       DECEMBER 31,
                                                    ----------------    --------------
                                                     1999      2000     1999     2000
                                                    ------    ------    -----    -----
                                                              (IN MILLIONS)
Property type:
Office buildings..................................  $183.9    $171.3    $30.5    $34.4
Retail............................................   208.6     183.5     14.1      6.9
Apartment buildings...............................   252.9     180.7     41.7     45.9
Industrial buildings..............................    82.7      64.8
Other.............................................     3.0       2.2      8.9
Valuation allowances..............................   (14.3)     (9.1)    (3.2)    (9.3)
                                                    ------    ------    -----    -----
Total.............................................  $716.8    $593.4    $92.0    $77.9
                                                    ======    ======    =====    =====
Geographic region:
Northeast.........................................  $149.3    $124.5    $59.6    $49.8
Southeast.........................................   198.6     147.6
North central.....................................   164.1     147.4       .7       .5
South central.....................................   105.1     103.7     21.2     22.3
West..............................................   114.0      79.3     13.7     14.6
Valuation allowances..............................   (14.3)     (9.1)    (3.2)    (9.3)
                                                    ------    ------    -----    -----
Total.............................................  $716.8    $593.4    $92.0    $77.9
                                                    ======    ======    =====    =====

     At December 31, 2000, scheduled mortgage loan maturities were as follows:
2001 - $69.8 million; 2002 - $31.2 million; 2003 - $87.1 million; 2004 - $37.1 million; 2005 - $32.9 million; 2006 - $96.6 million, and $248.0 million thereafter. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties and loans may be refinanced. Phoenix refinanced $6.7 million and $0.0 million of its mortgage loans during 1999 and 2000, respectively, based on terms which differed from those granted to new borrowers.

     The carrying value of delinquent and in process of foreclosure mortgage loans at December 31, 1999 and 2000 is $6.0 million and $11.4 million, respectively. There are valuation allowances of $5.4 million and $9.0 million, respectively, on these mortgages.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

  Investment valuation allowances

     Investment valuation allowances which have been deducted in arriving at investment carrying values as presented in the Consolidated Balance Sheet and changes thereto were as follows:

                                 BALANCE AT                                BALANCE AT
                                 JANUARY 1,    ADDITIONS    DEDUCTIONS    DECEMBER 31,
                                 ----------    ---------    ----------    ------------
                                                     (IN MILLIONS)
2000
Mortgage loans.................    $14.3         $ 1.8        $ (7.0)        $ 9.1
Real estate....................      3.2           6.1                         9.3
                                   -----         -----        ------         -----
Total..........................    $17.5         $ 7.9        $ (7.0)        $18.4
                                   =====         =====        ======         =====
1999
Mortgage loans.................    $30.6         $ 9.7        $(26.0)        $14.3
Real estate....................      6.4            .2          (3.4)          3.2
                                   -----         -----        ------         -----
Total..........................    $37.0         $ 9.9        $(29.4)        $17.5
                                   =====         =====        ======         =====
1998
Mortgage loans.................    $35.8         $50.6        $(55.8)        $30.6
Real estate....................     28.5           5.1         (27.2)          6.4
                                   -----         -----        ------         -----
Total..........................    $64.3         $55.7        $(83.0)        $37.0
                                   =====         =====        ======         =====

  Non-income producing mortgage loans and debt securities

     The net carrying values of non-income producing mortgage loans were $0.0 million and $6.0 million at December 31, 1999 and 2000, respectively. There were no non-income producing debt securities at December 31, 1999 and 2000.

  Venture capital partnerships

     Phoenix invests as a limited partner in venture capital limited partnerships. These partnerships focus on early-stage ventures, primarily in the information technology and life science industries, as well as direct equity investments in leveraged buyouts and corporate acquisitions.

     Phoenix records its equity in the earnings of these partnerships in net investment income.

     The components of net investment income related to venture capital partnerships for the year ended December 31, were as follows:

                                                    1998      1999      2000
                                                    -----    ------    ------
                                                          (IN MILLIONS)
Operating losses..................................  $(2.7)   $ (8.9)   $ (7.7)
Realized gains on cash and stock distributions....   23.3      84.7     223.3
Net unrealized gains on investments held in the
  partnerships....................................   19.0      64.1      61.7
                                                    -----    ------    ------
Total venture capital partnership net investment
  income..........................................  $39.6    $139.9    $277.3
                                                    =====    ======    ======

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

  Other invested assets

     Other invested assets were as follows:

                                                               DECEMBER 31,
                                                             ----------------
                                                              1999      2000
                                                             ------    ------
                                                              (IN MILLIONS)
Transportation and equipment leases........................  $ 82.1    $ 83.2
Affordable housing partnerships............................    22.2      29.1
Investment in other affiliates.............................    12.4       7.5
Seed money in separate accounts............................    33.3      41.2
Mezzanine partnerships.....................................    17.5      30.4
Other partnership interests................................    24.5      44.3
                                                             ------    ------
Total other invested assets................................   192.0     235.7
Less: other invested assets of discontinued operations.....     4.0
                                                             ------    ------
Total other invested assets of continuing operations.......  $188.0    $235.7
                                                             ======    ======

  Net investment income

     The components of net investment income for the year ended December 31, were as follows:

                                                   1998      1999       2000
                                                  ------    ------    --------
                                                         (IN MILLIONS)
Debt securities.................................  $596.3    $637.4    $  622.2
Equity securities...............................     6.5       7.9        13.3
Mortgage loans..................................    83.1      66.3        54.6
Policy loans....................................   146.5     149.0       157.4
Real estate.....................................    38.3       9.7         9.2
Venture capital partnerships....................    39.6     139.9       277.3
Other invested assets...........................     4.8        .7         1.2
Short-term investments..........................    23.8      22.6        27.5
                                                  ------    ------    --------
     Sub-total..................................   938.9    1,033.5    1,162.7
Less: investment expenses.......................    14.0      13.0        14.3
                                                  ------    ------    --------
Net investment income...........................   924.9    1,020.5    1,148.4
Less: net investment income of discontinued
  operations....................................    65.3      67.4        21.0
                                                  ------    ------    --------
     Total net investment income of continuing
       operations...............................  $859.6    $953.1    $1,127.4
                                                  ======    ======    ========

     Investment income of $4.5 million was not accrued on certain delinquent mortgage loans and defaulted debt securities at December 31, 2000. Phoenix does not accrue interest income on impaired mortgage loans and impaired debt securities when the likelihood of collection is doubtful. See Note 2--"Summary of Significant Accounting Policies--Valuation of Investments" for further information on mortgage loan and debt security impairment.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The payment terms of mortgage loans may, from time to time, be restructured or modified. The investment in restructured mortgage loans, based on amortized cost, amounted to $36.5 million and $34.9 million at December 31, 1999 and 2000, respectively. Interest income on restructured mortgage loans that would have been recorded in accordance with the original terms of such loans amounted to $4.9 million, $4.1 million and $3.9 million in 1998, 1999 and 2000, respectively. Actual interest income on these loans included in net investment income was $4.0 million, $3.5 million and $3.1 million in 1998, 1999 and 2000, respectively.

  Investment gains and losses

     Net unrealized investment gains and (losses) on securities available-for-sale and carried at fair value for the year ended December 31, were as follows:

                                                  1998       1999       2000
                                                 ------    --------    -------
                                                         (IN MILLIONS)
Debt securities................................  $ (7.0)   $ (428.5)   $ 213.8
Equity securities..............................   (91.9)       63.2     (105.7)
DAC............................................     6.7       260.3     (117.2)
Deferred income tax benefits...................   (32.3)      (36.7)      (3.2)
                                                 ------    --------    -------
Net unrealized investment losses on securities
  available-for-sale...........................  $(59.9)   $  (68.3)   $  (5.9)
                                                 ======    ========    =======

     Net realized investment gains and losses for the year ended December 31, were as follows:

                                                  1998       1999       2000
                                                 ------    --------    -------
                                                         (IN MILLIONS)
Debt securities................................  $ (4.3)   $  (20.4)   $ (54.2)
Equity securities..............................    11.9        16.6      146.8
Mortgage loans.................................    (6.9)       18.5        3.0
Real estate....................................    67.5         2.9       (4.3)
Sale of property and casualty distribution
  subsidiary...................................                40.1        (.8)
Other invested assets..........................    (4.6)       18.5       (1.1)
                                                 ------    --------    -------
Net realized investment gains..................    63.6        76.2       89.4
Less: net realized investment gains from
  discontinued operations......................     5.4          .4         .2
                                                 ------    --------    -------
Net realized investment gains from continuing
  operations...................................  $ 58.2    $   75.8    $  89.2
                                                 ======    ========    =======

     The proceeds from sales of available-for-sale debt securities and the gross realized gains and gross realized losses on those sales for the year ended December 31, were as follows:

                                                  1998       1999       2000
                                                 ------    --------    -------
                                                         (IN MILLIONS)
Proceeds from disposals........................  $912.7    $1,106.9    $ 898.5
Gross realized gains on sales..................  $ 17.4    $   21.8    $   8.7
Gross realized losses on sales.................  $ 33.6    $   39.1    $  53.2

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

5. GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets were as follows:

                                                              DECEMBER 31,
                                                            -----------------
                                                             1999      2000
                                                            ------    -------
                                                              (IN MILLIONS)
PXP gross amounts:
  Goodwill................................................  $384.6    $ 425.7
  Investment management contracts.........................   236.0      244.0
  Non-compete covenant....................................     5.0        5.0
  Other...................................................    10.9        4.5
                                                            ------    -------
Totals....................................................   636.5      679.2
                                                            ------    -------
Other gross amounts:
  Goodwill................................................    32.6       25.2
  Intangible asset related to pension plan benefits.......    11.7        8.3
  Other...................................................     1.2        1.0
                                                            ------    -------
Totals....................................................    45.5       34.5
                                                            ------    -------
Total gross goodwill and other intangible assets..........   682.0      713.7
Accumulated amortization--PXP.............................   (79.9)    (112.4)
Accumulated amortization--other...........................    (8.8)      (5.4)
                                                            ------    -------
Total goodwill and other intangible assets, net...........  $593.3    $ 595.9
                                                            ======    =======

     In 2000, Phoenix wrote off $1.9 million of goodwill associated with its acquisition of PractiCare, Inc. in 1997. In 1999, Phoenix wrote off $2.6 million of goodwill associated with its acquisition of Phoenix National Life Insurance Company in 1998 and $2.0 million associated with an acquisition of Phoenix New England Trust in 1999.

6. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

     Investments in unconsolidated subsidiaries were as follows:

                                                               DECEMBER 31,
                                                             ----------------
                                                              1999      2000
                                                             ------    ------
                                                              (IN MILLIONS)
EMCO common stock..........................................  $ 13.4    $ 14.8
Aberdeen common stock......................................    61.6      58.7
Aberdeen 7% convertible subordinated notes.................    37.5      37.5
HRH common stock...........................................    16.2      16.9
HRH 5.25% convertible subordinated notes...................    32.0      32.0
                                                             ------    ------
Total investments in unconsolidated subsidiaries...........  $160.7    $159.9
                                                             ======    ======

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The components of equity in earnings of and interest earned from investments in unconsolidated subsidiaries for the year ended December 31, were as follows:

                                                       1998     1999    2000
                                                       -----    ----    ----
                                                           (IN MILLIONS)
EMCO common stock....................................  $(1.4)   $1.1    $1.4
Aberdeen common stock................................    1.2    2.9      7.0
Aberdeen 7% convertible subordinated notes...........    2.6    2.6      2.6
HRH common stock.....................................            .7      1.2
HRH 5.25% convertible subordinated notes.............           1.1      1.7
                                                       -----    ----    ----
Total equity in earnings of and interest earned from
  investments in unconsolidated subsidiaries before
  income taxes.......................................    2.4    8.4     13.9
Income taxes.........................................     .8    2.9      4.9
                                                       -----    ----    ----
Total equity in earnings of and interest earned from
  investments in unconsolidated subsidiaries.........  $ 1.6    $5.5    $9.0
                                                       =====    ====    ====

7. DERIVATIVE INSTRUMENTS

     Derivative instruments as of December 31, are summarized below:

                                        1999                 2000
                                  -----------------    ----------------
                                              (IN MILLIONS)
Asset hedges
Foreign currency swaps:
  Notional amount...............  $             8.1    $           24.3
  Weighted average received
     rate.......................              12.04%              12.11%
  Weighted average paid rate....              10.00%              10.61%
  Fair value....................  $              .2    $            2.0

Interest rate swaps:
  Notional amount...............  $            43.0    $           43.0
  Weighted average received
     rate.......................               7.51%               7.51%
  Weighted average paid rate....               6.14%               6.78%
  Fair value....................  $              .4    $            1.9

Liability hedges
Swaptions:
  Notional amount...............  $         1,600.0    $
  Weighted average strike
     rate.......................               5.02%
  Index rate(1).................         10 Yr. CMS
  Fair value....................  $            (8.2)   $

Interest rate floors:
  Notional amount...............  $         1,210.0    $          110.0
  Weighted average strike
     rate.......................               4.57%               4.79%
  Index rate(1).................   2-10 Yr. CMT/CMS     2-5 Yr. CMT/CMS
  Fair value....................  $            (7.5)   $            (.1)

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                                        1999                 2000
                                  -----------------    ----------------
                                              (IN MILLIONS)

Interest rate swaps:
  Notional amount...............  $           431.0    $          410.0
  Weighted average received
     rate.......................               6.22%               6.66%
  Weighted average paid rate....               6.09%               6.50%
  Fair value....................  $             1.1    $            6.1

Interest rate caps:
  Notional amount...............  $            50.0    $           50.0
  Weighted average strike
     rate.......................               7.95%               7.95%
  Index rate(1).................         10 Yr. CMT          10 Yr. CMT
  Fair value....................  $              .8    $

------------
(1) Constant maturity treasury yields (CMT) and constant maturity swap yields
    (CMS).

     The increase in net investment income related to interest rate swap contracts was $2.1 million, $1.0 million and $1.4 million for the years ended December 31, 1998, 1999 and 2000, respectively. The decrease in net investment income related to interest rate floor, interest rate cap and swaption contracts was $0.2 million, $2.3 million and $2.3 million for the years ended December 31, 1998, 1999 and 2000, respectively, representing quarterly premium payments on these instruments which are being paid over the life of the contracts. The estimated fair value of these instruments represent what Phoenix would have to pay or receive if the contracts were terminated.

     Phoenix is exposed to credit risk in the event of nonperformance by counterparties to these financial instruments, but management of Phoenix does not expect counterparties will fail to meet their financial obligations, given their high credit ratings. The credit exposure of these instruments is the positive fair value at the reporting date.

     Management of Phoenix considers the likelihood of any material loss on these instruments to be remote.

8. NOTES PAYABLE

                                                               DECEMBER 31,
                                                             ----------------
                                                              1999      2000
                                                             ------    ------
                                                              (IN MILLIONS)
Short-term debt............................................  $ 21.6    $   .3
Bank borrowings, blended rate 6.9% due in varying amounts
  to 2004..................................................   260.3     230.0
Notes payable..............................................     1.1
Subordinated debentures, 6% due 2015.......................    41.4      20.1
Surplus notes, 6.95%, due 2006.............................   175.0     175.0
                                                             ------    ------
Total notes payable........................................  $499.4    $425.4
                                                             ======    ======

     Phoenix has several lines of credit established with major commercial banks. The first facility has a $100.0 million line of credit maturing October 3, 2001. Drawdowns may be executed in domestic U.S. dollars for any period prior to maturity or in Eurodollars based on maturities of 30, 60, 90 or 180 days. Domestic dollar loans bear interest at the greater of the bank's commercial prime rate or the effective federal funds rate plus 0.5%. Eurodollar loans bear interest at LIBOR plus an applicable margin. The credit agreement contains customary financial and operating covenants that include, among other provisions, requirements that Phoenix

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY maintain a minimum risk-based capital ratio, and that it not exceed a maximum leverage ratio. Phoenix was in compliance with all financial and operating covenants related to this facility as of December 31, 2000. At December 31, 2000, Phoenix had no outstanding borrowing under this agreement.

     The second facility has a $100.0 million line that matures November 1, 2001. Loans under this facility may be made available to Phoenix or PM Holdings with Phoenix's unconditional guarantee. Drawdowns may be executed in domestic U.S. dollars for any period prior to maturity or in Eurodollars based on maturities of 30, 60, 90 or 180 days. Domestic dollar loans bear interest at the greater of the bank's commercial prime rate or the effective federal funds rate plus 0.5%. Domestic dollar drawdowns may also be executed at various maturities that bear interest at the bank's certificate of deposit rate plus 0.285%. Eurodollar loans bear interest at LIBOR plus an applicable margin. The credit agreement contains customary financial and operating covenants that include, among other provisions, requirements that Phoenix maintain a minimum risk based capital ratio and a minimum capital to asset ratio, as well as other ratios, including debt to capital, non-investment-grade assets to total assets, and real estate assets to net invested assets. Phoenix was in compliance with all financial and operating covenants related to this facility as of December 31, 2000 with the exception of the ratio of non-investment grade assets to total assets. At December 31, 2000, Phoenix had no outstanding borrowing under this agreement. There were no penalties or liabilities as a result of the covenant violation.

     The third facility has a L20.0 million line that matures on July 11, 2001. Loans under this facility bear interest at Sterling LIBOR plus an applicable margin. The credit agreement contains customary financial and operating covenants. Phoenix was in compliance with all financial and operating covenants related to this facility as of December 31, 2000. At December 31, 2000, Phoenix had no outstanding borrowing under this agreement, and in January 2001, terminated this agreement.

     The fourth facility is a $200.0 million syndicated line maturing in August 2002 available to PXP with Phoenix's unconditional guarantee. Drawdowns may be executed in domestic U.S. dollars or in Eurodollars. PXP may select from the Certificate of Deposit (CD), Eurodollar, or the Base Lending rate, plus an applicable margin in the case of Eurodollar and CD rate loans. The credit agreement contains customary financial and operating covenants including, among other provisions, requirements that the company maintain certain financial ratios and satisfy certain financial tests, restrictions on the ability to incur indebtedness and limitations on the amount of PXP's capital expenditures. Phoenix was in compliance with all financial and operating covenants related to this facility as of December 31, 2000. As of December 31, 2000, PXP had $190.0 million outstanding under this agreement.

     The fifth facility is a $175.0 million line maturing in March 2004 available to PXP with Phoenix's unconditional guarantee. Drawdowns may be executed in domestic U.S. dollars or in Eurodollars. Domestic dollar loans bear interest at the bank's commercial prime rate or the effective federal funds rate plus 0.5%. Eurodollar loans bear interest at rates equal to LIBOR plus an applicable margin. The credit agreement contains customary financial and operating covenants. Phoenix was in compliance with all financial and operating covenants related to this facility as of December 31, 2000. As of December 31, 2000 PXP had $40.0 million outstanding under this agreement.

     In November 1996, Phoenix issued $175.0 million principal amount of 6.95% surplus notes due December 1, 2006. Each payment of interest on principal of the notes requires the prior approval of the Superintendent of Insurance of the State of New York (the Superintendent), and may be made only out of surplus funds which the Superintendent determines to be available for such payment under the New York Insurance Law. The notes contain neither financial covenants nor early redemption provisions, and are to rank pari passu with any subsequently issued surplus, capital or contribution notes or similar obligations of Phoenix. As of December 31, 2000, Phoenix had $175.0 million in surplus notes outstanding.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     As of December 31, 2000 Phoenix had outstanding $20.1 million principal amount of 6% convertible subordinated debentures due 2015, issued by PXP and held by outside third parties. PXP issued these debentures in April 1998 in exchange for all outstanding shares of its Series A convertible exchangeable preferred stock. Each $25.00 principal amount of these debentures is convertible into 3.11 shares of PXP common stock at any time upon the holder's election and the debentures may be redeemed by PXP, in whole or in part at any time upon 15 days' notice beginning November 1, 2000.

     Additionally, Phoenix has access to several other, smaller credit lines. The total unused credit was $377.5 million at December 31, 2000.

     Maturities of other indebtedness are as follows: 2001--$0.3 million; 2002--$190.0 million; 2003--$0.0 million; 2004--$40.0 million; 2005--$0.0 million; 2006 and thereafter--$195.1 million.

     Interest expense was $29.8 million, $34.0 million and $32.7 million for the years ended December 31, 1998, 1999 and 2000, respectively.

9. INCOME TAXES

     A summary of income taxes (benefits) applicable to income before income taxes and minority interest for the year ended December 31, was as follows:

                                                    1998      1999      2000
                                                    -----    ------    ------
                                                          (IN MILLIONS)
Income taxes
  Current.........................................  $49.6    $114.0    $122.4
  Deferred........................................    6.4     (15.0)    (67.0)
                                                    -----    ------    ------
Total.............................................  $56.0    $ 99.0    $ 55.4
                                                    =====    ======    ======

     The income taxes attributable to the consolidated results of operations are different than the amounts determined by multiplying income before taxes by the statutory income tax rate. The sources of the difference and the income tax effects of each for the year ended December 31, were as follows:

                                1998                    1999                    2000
                        --------------------    --------------------    --------------------
                        (IN MILLIONS)     %     (IN MILLIONS)     %     (IN MILLIONS)     %
                        -------------    ---    -------------    ---    -------------    ---
Income tax expense at
  statutory rate......      $54.9         35%       $93.1         35%       $54.4         35%
Dividend received
  deduction and tax-
  exempt interest.....       (3.3)       (2)%        (3.0)       (1)%        (6.7)       (4)%
Other, net............        4.4          3%        (2.7)       (1)%        (2.6)       (2)%
                            -----        ---        -----        ---        -----        ---
                             56.0         36%        87.4         33%        45.1         29%
Differential earnings
  (equity tax)........                               11.6          4%        10.3          7%
                            -----        ---        -----        ---        -----        ---
Income taxes..........      $56.0         36%       $99.0         37%       $55.4         36%
                            =====        ===        =====        ===        =====        ===

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The net deferred income tax liability represents the income tax effects of temporary differences attributable to the consolidated income tax return group. The components were as follows:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1999       2000
                                                           -------    -------
                                                             (IN MILLIONS)
DAC......................................................  $ 287.0    $ 217.9
Unearned premium/deferred revenue........................   (139.4)    (139.0)
Impairment reserves......................................    (15.6)     (16.8)
Pension and other postretirement benefits................    (68.9)     (65.1)
Investments..............................................    177.2      177.0
Future policyholder benefits.............................   (181.2)    (186.4)
Other....................................................      3.1        8.3
                                                           -------    -------
                                                              62.2       (4.1)
Net unrealized investment gains..........................     23.6       11.9
Minimum pension liability................................     (4.1)      (3.3)
Equity in earnings of unconsolidated subsidiaries........      1.6        4.9
                                                           -------    -------
Deferred income tax liability, net.......................  $  83.3    $   9.4
                                                           =======    =======

     Gross deferred income tax assets totaled $409.2 million and $410.6 million at December 31, 1999 and 2000, respectively. Gross deferred income tax liabilities totaled $492.5 million and $420.0 million at December 31, 1999 and 2000, respectively. It is management's assessment, based on Phoenix's earnings and projected future taxable income, that it is more likely than not that deferred income tax assets at December 31, 1999 and 2000 will be realized.

10. PENSION AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFIT PLANS

  Pension plans

     Phoenix has a multi-employer, non-contributory, defined benefit pension plan covering substantially all of its employees. Retirement benefits are a function of both years of service and level of compensation. Phoenix also sponsors a non-qualified supplemental defined benefit plan to provide benefits in excess of amounts allowed pursuant to the Internal Revenue Code. Phoenix's funding policy is to contribute annually an amount equal to at least the minimum required contribution in accordance with minimum funding standards established by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributable to service to date, but also for service expected to be earned in the future.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     Components of net periodic pension cost for the year ended December 31, were as follows:

                                                            1998      1999      2000
                                                           ------    ------    ------
                                                                 (IN MILLIONS)
Components of net periodic benefit cost (income)
  Service cost...........................................  $ 11.7    $ 12.7    $  9.7
  Interest cost..........................................    23.8      25.7      28.6
  Curtailments...........................................      --      21.6        .5
  Expected return on plan assets.........................   (25.9)    (29.4)    (34.5)
  Amortization of net transition asset...................    (2.5)     (2.5)     (2.5)
  Amortization of prior service cost.....................     1.8       1.8       1.3
  Amortization of net gain...............................    (1.3)     (2.9)     (7.6)
                                                           ------    ------    ------
  Net periodic benefit cost (income).....................  $  7.6    $ 27.0    $ (4.5)
                                                           ======    ======    ======

     In 1999 and 2000, Phoenix offered special retirement programs under which qualified participants' benefits under the employee pension plan were enhanced by adding five years to age and five years to pension plan service. Of the 374 eligible employees, 177 accepted the special retirement programs. As a result of the special retirement programs, Phoenix recorded additional pension expense of $21.6 million and $3.3 million for the years ended December 31, 1999 and 2000, respectively. Also, in 2000, Phoenix recognized a pension credit (income) of $2.8 million related to the sale of its group life and health operations. This credit is included in the results of discontinued operations.

     The aggregate change in projected benefit obligation, change in plan assets, and funded status of the plan were as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       2000
                                                              -------    -------
                                                                (IN MILLIONS)
Change in projected benefit obligation
  Projected benefit obligation at beginning of year.........  $ 367.3    $ 397.9
  Service cost..............................................     12.7        9.7
  Interest cost.............................................     25.7       28.6
  Plan amendments...........................................     23.9        3.5
  Curtailments..............................................     (6.4)      (8.1)
  Actuarial loss............................................     (5.3)        .4
  Benefit payments..........................................    (20.0)     (24.1)
                                                              -------    -------
  Projected benefit obligation at end of year...............  $ 397.9    $ 407.9
                                                              =======    =======

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       2000
                                                              -------    -------
                                                                (IN MILLIONS)
Change in plan assets
  Fair value of plan assets at beginning of year............  $ 377.2    $ 442.8
  Actual return on plan assets..............................     81.7       21.6
  Employer contributions....................................      3.9        4.5
  Benefit payments..........................................    (20.0)     (24.1)
                                                              -------    -------
  Fair value of plan assets at end of year..................  $ 442.8    $ 444.8
                                                              =======    =======
  Funded status of the plan.................................  $  44.9    $  36.9
  Unrecognized net transition asset.........................    (12.3)      (9.9)
  Unrecognized prior service cost...........................     11.8        8.3
  Unrecognized net gain.....................................   (135.5)    (117.4)
                                                              -------    -------
  Net amount recognized.....................................  $ (91.1)   $ (82.1)
                                                              =======    =======
Amounts recognized in the Consolidated Balance Sheet consist of:
  Accrued benefit liability.................................  $(114.7)   $ (99.8)
  Intangible asset..........................................     11.7        8.3
  Accumulated other comprehensive income....................     11.9        9.4
                                                              -------    -------
  Amounts recognized in the Consolidated Balance Sheet......  $ (91.1)   $ (82.1)
                                                              =======    =======

     At December 31, 1999 and 2000, the non-qualified plan was not funded and had projected benefit obligations of $72.3 million and $73.6 million, respectively. The accumulated benefit obligations as of December 31, 1999 and 2000 related to this plan were $60.1 million and $61.7 million, respectively, and are included in other liabilities on the Consolidated Balance Sheet.

     Phoenix recorded, as a reduction of equity, an additional minimum pension liability of $7.7 million and $6.1 million, net of income taxes, at December 31, 1999 and 2000, respectively, representing the excess of accumulated benefit obligations over the fair value of plan assets and accrued pension liabilities for the non-qualified plan. Phoenix has also recorded an intangible asset of $11.7 million and $8.3 million as of December 31, 1999 and 2000 related to the non-qualified plan.

     The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% for 1999 and 2000. The discount rate assumption for 2000 was determined based on a study that matched available high quality investment securities with the expected timing of pension liability payments. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 4.5% for 1999 and 2000. The expected long-term rate of return on retirement plan assets was 8.0% in 1999 and 2000.

     The assets within the pension plan include corporate and government debt securities, equity securities, real estate, venture capital partnerships, and shares of mutual funds.

     Phoenix also sponsors savings plans for its employees and agents that are qualified under Internal Revenue Code Section 401(k). Employees and agents may contribute a portion of their annual salary, subject to certain limitations, to the plans. Phoenix contributes an additional amount, subject to limitation, based on the voluntary contribution of the employee or agent. Company contributions charged to expense with respect to these plans during the years ended December 31, 1998, 1999 and 2000 were $4.1 million, $4.0 million and $3.8 million, respectively.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

  Other postretirement benefit plans

     In addition to Phoenix's pension plans, Phoenix currently provides certain health care and life insurance benefits to retired employees, spouses and other eligible dependents through various plans sponsored by Phoenix. A substantial portion of Phoenix's employees may become eligible for these benefits upon retirement. The health care plans have varying copayments and deductibles, depending on the plan. These plans are unfunded.

     Phoenix recognizes the costs and obligations of postretirement benefits other than pensions over the employees' service period ending with the date an employee is fully eligible to receive benefits.

     The components of net periodic postretirement benefit cost for the year ended December 31, were as follows:

                                                      1998     1999     2000
                                                      -----    -----    -----
                                                           (IN MILLIONS)
Components of net periodic benefit cost
  Service cost......................................  $ 3.4    $ 3.4    $ 2.2
  Interest cost.....................................    4.6      4.6      4.3
  Curtailments......................................     --      5.4     (1.7)
  Amortization of net gain..........................   (1.2)    (1.5)    (2.2)
                                                      -----    -----    -----
  Net periodic benefit cost.........................  $ 6.8    $11.9    $ 2.6
                                                      =====    =====    =====

     As a result of the special retirement programs, Phoenix recorded an additional postretirement benefit expense (pre-tax) of $5.5 million and $1.1 million for the years ended December 31, 1999 and 2000, respectively. Also, in 2000, Phoenix recognized a postretirement credit (income) of $2.9 million related to the sale of its group life and health operations. This credit is included in the results of discontinued operations.

     The plan's change in projected benefit obligation, change in plan assets, and funded status were as follows:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1999       2000
                                                           -------    -------
                                                             (IN MILLIONS)
Change in projected postretirement benefit obligation
  Projected benefit obligation at beginning of year......  $  71.1    $  71.4
  Service cost...........................................      3.4        2.2
  Interest cost..........................................      4.6        4.3
  Plan amendments........................................      5.8        1.3
  Curtailments...........................................      (.3)      (3.1)
  Actuarial gain.........................................     (8.7)      (9.6)
  Benefit payments.......................................     (4.5)      (3.9)
                                                           -------    -------
  Projected benefit obligation at end of year............     71.4       62.6
                                                           -------    -------
Change in plan assets
  Employer contributions.................................      4.5        3.9
  Benefit payments.......................................     (4.5)      (3.9)
                                                           -------    -------
  Fair value of plan assets at end of year...............       --         --
                                                           -------    -------
Funded status of the plan................................    (71.4)     (62.6)
Unrecognized net gain....................................    (33.6)     (41.0)
                                                           -------    -------
  Accrued benefit liability..............................  $(105.0)   $(103.6)
                                                           =======    =======

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The discount rate used in determining the accumulated postretirement benefit obligation was 7.5% at December 31, 1999 and 2000.

     For purposes of measuring the accumulated postretirement benefit obligation the health care costs were assumed to increase 7.5% and 6.5% in 1999 and 2000, respectively, declining thereafter until the ultimate rate of 5.5% is reached in 2002 and remains at that level thereafter.

     The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation by $4.8 million and the annual service and interest cost by $0.6 million, before income taxes. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement benefit obligation by $4.5 million and the annual service and interest cost by $0.5 million, before income taxes. Gains and losses that occur because actual experience differs from the estimates are amortized over the average future service period of employees.

  Other postemployment benefits

     Phoenix recognizes the costs and obligations of severance, disability and related life insurance and health care benefits to be paid to inactive or former employees after employment but before retirement. Other postemployment benefit expenses were ($0.5) million for 1998, $0.5 million for 1999, and ($0.7) million for 2000.

11. COMPREHENSIVE INCOME

     The components of, and related income tax effects for, other comprehensive income for the year ended December 31, were as follows:

                                                   1998      1999       2000
                                                  ------    -------    ------
                                                         (IN MILLIONS)
Unrealized (losses) gains on securities
  available-for-sale:
  Before-tax amount.............................  $(72.3)   $(102.8)   $ 81.5
  Income tax (benefit) expense..................   (25.4)     (36.0)     28.5
                                                  ------    -------    ------
  Totals........................................   (46.9)     (66.8)     53.0
                                                  ------    -------    ------
Reclassification adjustment for net gains
  realized in net income:
  Before-tax amount.............................   (20.0)      (2.2)    (90.6)
  Income tax benefit............................    (7.0)       (.7)    (31.7)
                                                  ------    -------    ------
  Totals........................................   (13.0)      (1.5)    (58.9)
                                                  ------    -------    ------
Net unrealized losses on securities
  available-for-sale:
  Before-tax amount.............................   (92.3)    (105.0)     (9.1)
  Income tax benefit............................   (32.4)     (36.7)     (3.2)
                                                  ------    -------    ------
  Totals........................................  $(59.9)   $ (68.3)   $ (5.9)
                                                  ======    =======    ======
Minimum pension liability adjustment:
  Before-tax amount.............................  $ (2.3)   $  (2.3)   $  2.4
  Income tax (benefit) expense..................     (.8)       (.8)       .8
                                                  ------    -------    ------
  Totals........................................  $ (1.5)   $  (1.5)   $  1.6
                                                  ======    =======    ======

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The following table summarizes accumulated other comprehensive income for the year ended December 31:

                                                     1998      1999     2000
                                                    ------    ------    -----
                                                          (IN MILLIONS)
Net unrealized gains (losses) on securities
  available-for-sale:
  Balance, beginning of year......................  $160.4    $100.5    $32.2
  Change during period............................   (59.9)    (68.3)    (5.9)
                                                    ------    ------    -----
  Balance, end of year............................   100.5      32.2     26.3
                                                    ------    ------    -----
Minimum pension liability adjustment:
  Balance, beginning of year......................    (4.7)     (6.2)    (7.7)
  Change during period............................    (1.5)     (1.5)     1.6
                                                    ------    ------    -----
  Balance, end of year............................    (6.2)     (7.7)    (6.1)
                                                    ------    ------    -----
Accumulated other comprehensive income:
  Balance, beginning of year......................   155.7      94.3     24.5
  Change during period............................   (61.4)    (69.8)    (4.3)
                                                    ------    ------    -----
  Balance, end of year............................  $ 94.3    $ 24.5    $20.2
                                                    ======    ======    =====

12. SEGMENT INFORMATION

     Phoenix offers a wide range of financial products and services. These businesses are managed within four reportable segments: (i) Life and Annuity,
(ii) Investment Management, (iii) Venture Capital, and (iv) Corporate and Other. These reportable segments are managed in this fashion because they either provide different products or services, are subject to different regulation, require different strategies or have different distribution systems.

     The Life and Annuity segment includes the individual life insurance and annuity products including participating whole life, universal life, variable life, term life and variable annuities.

     The Investment Management segment includes retail and institutional investment management and distribution including mutual funds, managed accounts, open-end funds and closed-end funds.

     The Venture Capital segment includes Phoenix's equity share in the operating income and the realized and unrealized investment gains of Phoenix's venture capital partnership investments.

     Corporate and Other contains several smaller subsidiaries and investment activities which do not meet the thresholds of reportable segments as defined in SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information." They include international operations and the run-off of Phoenix's group pension and guaranteed investment contract businesses.

     The majority of Phoenix's revenue is derived in the United States of America. Revenue derived from outside the United States of America is not material and revenue derived from any single customer does not exceed ten percent of total consolidated revenues.

     The accounting policies of the segments are the same as those described in
Note 2--"Summary of Significant Accounting Policies." Phoenix evaluates segment performance on the basis of segment after-tax operating income. Realized investment gains and some non-recurring items are excluded because management does not consider them when evaluating the financial performance of the segments. The size and timing of realized investment gains are often subject to management's discretion. The non-recurring items are

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY removed from segment after-tax operating income if, in management's opinion, they are not indicative of overall operating trends. While some of these items may be significant components of Phoenix's GAAP net income, Phoenix believes that segment after-tax operating income is an appropriate measure that represents the net income attributable to the ongoing operations of the business. The criteria used by management to identify non-recurring items and to determine whether to exclude a non-recurring item from segment after-tax operating income include whether the item is infrequent and:

      --  is material to the segment's after-tax operating income,

      --  results from a business restructuring,

      --  results from a change in the regulatory environment or

      --  relates to other unusual circumstances (e.g., litigation).

Non-recurring items excluded by management from segment after-tax operating income may vary from period to period. Because such items are excluded based on management's discretion, inconsistencies in the application of management's selection criteria may exist. Segment after-tax operating income is not a substitute for net income determined in accordance with GAAP, and may be different from similarly titled measures of other companies.

     Capital is allocated to Investment Management on a historical cost basis and to insurance products based on 200% of company action level risk-based capital. Net investment income is allocated based on the assets allocated to each segment. Other costs and operating expenses are allocated to each segment based on a review of the nature of such costs, cost allocations using time studies and other allocation methodologies. See Note 10--"Pension and Other Postretirement and Postemployment Benefit Plans."

     The following tables provide certain information with respect to Phoenix's operating segments as of and for the years ended December 31, 1998, 1999 and 2000, as well as the realized investment gains and non-recurring items not included in segment after-tax operating income.

                                                    AS OF DECEMBER 31,
                                            -----------------------------------
                                              1998         1999         2000
                                            ---------    ---------    ---------
                                                       (IN MILLIONS)
Total assets:
Life and Annuity..........................  $16,938.8    $18,037.8    $17,862.4
Investment Management.....................      629.4        784.9        800.2
Venture Capital...........................      191.2        338.1        467.3
Corporate and Other.......................      739.9        938.6      1,157.7
Discontinued operations...................      298.7        187.6         25.6
                                            ---------    ---------    ---------
     Total................................  $18,798.0    $20,287.0    $20,313.2
                                            =========    =========    =========
Deferred policy acquisition costs:
Life and Annuity..........................  $ 1,058.2    $ 1,318.8    $ 1,019.0
                                            =========    =========    =========
Policy liabilities and accruals:
Life and Annuity..........................  $10,441.9    $10,771.4    $11,220.0
Corporate and Other.......................      136.7        128.4        152.6
                                            ---------    ---------    ---------
     Total................................  $10,578.6    $10,899.8    $11,372.6
                                            =========    =========    =========
Policyholder deposit funds:
Life and Annuity..........................  $   510.7    $   521.9    $   665.6
Corporate and Other.......................       21.0         16.3         12.8
                                            ---------    ---------    ---------
     Total................................  $   531.7    $   538.2    $   678.4
                                            =========    =========    =========

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                                              FOR THE YEAR ENDED DECEMBER 31,
                                            -----------------------------------
                                              1998         1999         2000
                                            ---------    ---------    ---------
                                                       (IN MILLIONS)
Premiums:
Life and Annuity..........................  $ 1,175.8    $ 1,175.7    $ 1,147.4
                                            ---------    ---------    ---------
     Total................................    1,175.8      1,175.7      1,147.4
                                            ---------    ---------    ---------
Insurance and investment product fees:
Life and Annuity..........................      248.3        277.7        302.7
Investment Management.....................      225.3        284.3        324.4
Corporate and Other.......................       83.5         42.2         28.1
Non-recurring items.......................                    (5.9)         4.6
Less: inter-segment revenues..............      (19.6)       (23.7)       (28.8)
                                            ---------    ---------    ---------
     Total................................      537.5        574.6        631.0
                                            ---------    ---------    ---------
Net investment income:
Life and Annuity..........................      768.8        768.3        791.4
Investment Management.....................                     3.1          2.6
Venture Capital...........................       39.6        139.9        277.3
Corporate and Other.......................       41.8         31.3         45.3
Add: inter-segment investment expenses....        9.4         10.5         10.8
                                            ---------    ---------    ---------
     Total................................      859.6        953.1      1,127.4
                                            ---------    ---------    ---------
Policy benefits and increase in policy
  liabilities and policyholder dividends:
Life and Annuity..........................    1,743.6      1,723.6      1,775.8
Corporate and Other.......................       17.8         10.0         12.0
                                            ---------    ---------    ---------
     Total................................    1,761.4      1,733.6      1,787.8
                                            ---------    ---------    ---------
Amortization of deferred policy
  acquisition costs:
Life and Annuity..........................      138.0        147.9        137.8
Non-recurring items.......................         --           --        218.2
                                            ---------    ---------    ---------
     Total................................      138.0        147.9        356.0
                                            ---------    ---------    ---------
Amortization of goodwill and other
  intangible assets:
Life and Annuity..........................         .8          6.7           .9
Investment Management.....................       22.0         30.3         31.8
Corporate and Other.......................        6.0          3.1          4.2
                                            ---------    ---------    ---------
     Total................................       28.8         40.1         36.9
                                            ---------    ---------    ---------
Interest expense:
Life and Annuity..........................                                   .9
Investment Management.....................       11.5         16.8         17.9
Corporate and Other.......................       18.3         17.2         14.7
Less: inter-segment expenses..............                                  (.8)
                                            ---------    ---------    ---------
     Total................................  $    29.8    $    34.0    $    32.7
                                            ---------    ---------    ---------

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                                              FOR THE YEAR ENDED DECEMBER 31,
                                            -----------------------------------
                                              1998         1999         2000
                                            ---------    ---------    ---------
                                                       (IN MILLIONS)
Other operating expenses:
Life and Annuity..........................  $   253.3    $   271.3    $   295.9
Investment Management.....................      149.1        187.0        222.9
Corporate and Other.......................      122.8         84.7         98.2
Non-recurring items.......................        1.3         28.1         26.5
Less: inter-segment expenses..............      (10.2)       (13.2)       (17.2)
                                            ---------    ---------    ---------
     Total................................      516.3        557.9        626.3
                                            ---------    ---------    ---------
Operating income before income taxes,
  minority interest and equity in earnings
  of and interest earned from investments
  in unconsolidated subsidiaries:
Life and Annuity..........................       57.2         72.2         30.2
Investment Management.....................       42.7         53.3         54.4
Venture Capital...........................       39.6        139.9        277.3
Corporate and Other.......................      (39.6)       (41.5)       (55.7)
Non-recurring items.......................       (1.3)       (34.0)      (240.1)
                                            ---------    ---------    ---------
     Total................................       98.6        189.9         66.1
                                            ---------    ---------    ---------
Income taxes:
Life and Annuity..........................       20.1         25.5         10.6
Investment Management.....................       19.3         23.0         25.7
Venture Capital...........................       13.9         49.0         97.1
Corporate and Other.......................      (17.4)       (24.4)       (35.4)
Non-recurring items.......................        (.3)         (.7)       (73.7)
                                            ---------    ---------    ---------
     Total................................       35.6         72.4         24.3
                                            ---------    ---------    ---------
Minority interest in net income of
  consolidated subsidiaries:
Investment Management.....................        6.0         10.1         11.0
                                            ---------    ---------    ---------
     Total................................        6.0         10.1         11.0
                                            ---------    ---------    ---------
Equity in earnings of and interest earned
  from investments in unconsolidated
  subsidiaries:
Investment Management.....................        2.4          3.7          6.2
Corporate and Other.......................        (.8)         1.8          2.8
                                            ---------    ---------    ---------
     Total................................  $     1.6    $     5.5    $     9.0
                                            ---------    ---------    ---------

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                                              FOR THE YEAR ENDED DECEMBER 31,
                                            -----------------------------------
                                              1998         1999         2000
                                            ---------    ---------    ---------
                                                       (IN MILLIONS)
Segment operating income after taxes:
Life and Annuity..........................  $    37.1    $    46.7    $    19.6
Investment Management.....................       19.8         23.9         23.9
Venture Capital...........................       25.7         90.9        180.2
Corporate and Other.......................      (23.0)       (15.3)       (17.5)
                                            ---------    ---------    ---------
     Sub-total............................       59.6        146.2        206.2
Non-recurring items.......................       (1.0)       (33.3)      (166.4)
                                            ---------    ---------    ---------
     Total................................       58.6        112.9         39.8
                                            ---------    ---------    ---------
Net realized investment gains (losses)
  after income taxes:
Life and Annuity..........................      (11.6)        10.3        (15.8)
Investment Management.....................        6.9                       5.2
Corporate and Other.......................       38.0         38.9         65.6
                                            ---------    ---------    ---------
     Total................................       33.3         49.2         55.0
                                            ---------    ---------    ---------
Income (loss) from continuing operations:
Life and Annuity..........................       25.5         57.0          3.8
Investment Management.....................       26.7         23.9         29.1
Venture Capital...........................       25.7         90.9        180.2
Corporate and Other.......................       15.0         23.6         48.1
Non-recurring items.......................       (1.0)       (33.3)      (166.4)
                                            ---------    ---------    ---------
     Total................................  $    91.9    $   162.1    $    94.8
                                            =========    =========    =========

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The components of non-recurring items for the year ended December 31, were as follows:

                                                   1998      1999      2000
                                                   -----    ------    -------
SUPPLEMENTAL INFORMATION                                 (IN MILLIONS)
Non-recurring items:
Life and Annuity
     DAC adjustment..............................  $  --    $   --    $(141.8)
                                                   -----    ------    -------
     Sub-total...................................     --        --     (141.8)
                                                   -----    ------    -------
Investment Management
     Portfolio (loss) gain.......................     --      (3.8)       3.1
     Loss on sublease transaction................     --        --        (.7)
     Restructuring charges.......................   (1.0)      (.7)        --
     Expense of purchase of PXP minority
       interest..................................     --        --        (.7)
     Litigation settlement.......................     --        --       (1.8)
                                                   -----    ------    -------
     Sub-total...................................   (1.0)     (4.5)       (.1)
                                                   -----    ------    -------
Corporate and Other
     Early retirement pension adjustment.........     --     (17.6)        --
     Demutualization expense.....................     --        --      (14.1)
     Surplus tax.................................     --     (11.2)     (10.4)
                                                   -----    ------    -------
     Sub-total...................................     --     (28.8)     (24.5)
                                                   -----    ------    -------
Total............................................  $(1.0)   $(33.3)   $(166.4)
                                                   =====    ======    =======

     Non-recurring items include:

       -- an increase to deferred policy acquisition costs amortization resulting from a change in estimated future investment earnings due to a reallocation in December 2000 of assets supporting participating life policies;

       -- a charge incurred in 1999, and subsequent insurance recovery in the second quarter of 2000, related to the reimbursement of two mutual fund investment portfolios which had inadvertently sustained losses;

       --   expenses related to sublease transactions on certain office space;

       -- various restructuring charges, which included expenses resulting from a senior executive exercising certain rights under an employment agreement, charges related to the out-sourcing of fund accounting operations, and severance costs related to staff reductions resulting primarily from the closing of PXP's equity management department in Hartford and PXP's reductions in the institutional line of business;

       --   expenses related to the purchase of the PXP minority interest;

       -- a charge related to a litigation settlement with former clients of PXP and its former financial consulting subsidiary;

       -- a charge incurred in 1999 in connection with an early retirement program;

       --   expenses related to the demutualization; and

       -- surplus tax because as a mutual life insurance company, Phoenix was subject, in the periods indicated, to a surplus tax limiting the ability of mutual insurance companies to deduct the full

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY
            amount of policyholder dividends from taxable income. Phoenix will not be subject to such surplus tax in 2001 and future years as a result of the demutualization.

     Included in policy benefits and dividend amounts for the Life and Annuity segment is interest credited on policyholder account balance of $111.7 million, $105.6 million and $109.5 million for the years ended December 31, 1998, 1999 and 2000, respectively.

13. DISCONTINUED OPERATIONS

     During 1999, Phoenix discontinued the operations of three of its business segments which in prior years had been reflected as reportable business segments: the reinsurance operations, the real estate management operations and the group life and health operations. The discontinuation of these business segments resulted from the sale of several operations, a signed agreement to sell one of the operations and the implementation of plans to withdraw from the remaining businesses.

  Reinsurance Operations

     During 1999, Phoenix completed a comprehensive strategic review of its reinsurance segment and decided to exit these operations through a combination of sale, reinsurance and placement of certain components into run-off. The reinsurance segment consisted primarily of individual life reinsurance operations as well as group accident and health reinsurance business. Accordingly, Phoenix estimated sales proceeds, net premiums, net claims payments and expenses of winding-down the business. As a result, in 1999 Phoenix recognized a $173.0 million pre-tax loss on the disposal of reinsurance operations. The significant components of the loss on the disposal of reinsurance operations were as follows:

     On August 1, 1999, Phoenix sold its individual life reinsurance operations and certain group health reinsurance business to Employers Reassurance Corporation for $130 million. The transaction was structured as a reinsurance and asset sale transaction (assumption reinsurance), resulting in a pre-tax gain of $113 million. The pre-tax income from operations for the seven months prior to disposal was $19 million. During the third quarter of 2000, Phoenix recorded a pre-tax charge of $6 million to reflect a true-up adjustment to estimated individual life reinsurance reserves, in accordance with the sales agreement.

     During 1999, Phoenix placed the retained group accident and health reinsurance business into run-off. Phoenix adopted a formal plan to stop writing new contracts covering these risks and end the existing contracts as soon as those contracts would permit. However, Phoenix remained liable for claims under those contracts.

     Based on the most recent information available, Phoenix reviewed the run-off block and estimated the amount and timing of future net premiums, claims and expenses. Consequently, Phoenix increased reserve estimates on the run-off block by $180 million (pre-tax). In addition, as part of the exit strategy, Phoenix purchased aggregate excess of loss reinsurance to further protect Phoenix from unfavorable results from this discontinued business. This reinsurance is subject to an aggregate retention of $100 million on the discontinued business. Phoenix may commute the agreement at any time after September 30, 2004, subject to automatic commutation effective September 30, 2019. Phoenix incurred an initial expense of $130 million on the acquisition of this reinsurance.

     During 2000 Phoenix updated its estimates of future losses related to the group accident and health reinsurance business as well as future expenses associated with managing the run-off. Based on the most recent information available, Phoenix increased reserve estimates on the run-off block by $97 million (pre-tax). Phoenix determined that the increase to reserves was needed based on revised actuarial assumptions to reflect current and expected deteriorating trends in claim experience and higher than anticipated expenses.

     The additional reserves and aggregate excess of loss reinsurance coverage are expected to cover the run-off of the business; however, the nature of the underlying risks is such that the claims may take years to reach

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY the reinsurers involved. Therefore, Phoenix expects to pay claims out of existing estimated reserves for up to ten years as the level of business diminishes.

     A significant portion of the claims arising from the discontinued group accident and health reinsurance business arises from the activities of Unicover Managers, Inc. (Unicover). Unicover organized and managed a group, or pool, of insurance companies (Unicover pool) and certain other facilities, which reinsured the life and health insurance components of workers' compensation insurance policies issued by various property and casualty insurance companies. Phoenix was a member of the Unicover pool. Phoenix terminated its participation in the Unicover pool effective March 1, 1999.

     Phoenix is involved in disputes relating to the activities of Unicover. Under Unicover's underwriting authority, the Unicover pool and Unicover facilities wrote a dollar amount of reinsurance coverage that was many times greater than originally estimated. As a member of the Unicover pool, Phoenix is involved in several proceedings in which the pool members assert that they can deny coverage to certain insurers which claim that they purchased reinsurance coverage from the pool.

     Further, Phoenix was, along with Sun Life Assurance of Canada (Sun Life) and Cologne Life Reinsurance Company (Cologne Life), a retrocessionaire (meaning a reinsurer of other reinsurers) of the Unicover pool and two other Unicover facilities, providing the pool and facility members with reinsurance of the risks that the pool and facility members had assumed. In September 1999, Phoenix joined an arbitration proceeding that Sun Life had begun against the members of the Unicover pool and the Unicover facilities. In this arbitration, Phoenix and Sun Life sought to cancel their retrocession agreement on the grounds that material misstatements and nondisclosures were made to them about, among other things, the amount of risks they would be reinsuring. The arbitration proceedings are ongoing only with respect to the Unicover pool, because Phoenix, Sun Life and Cologne Life reached settlement with the two Unicover facilities in the first quarter of 2000 (see discussion below).

     In its capacity as a retrocessionaire of the Unicover business, Phoenix had an extensive program of its own reinsurance in place to protect it from financial exposure to the risks it had assumed. Currently, Phoenix is involved in separate arbitration proceedings with three of its own retrocessionaires, which are seeking, on various grounds, to avoid paying any amounts to Phoenix. All of these proceedings remain in their preliminary phases. Because the same retrocession program that covers Phoenix's Unicover business covers a significant portion of its other remaining group accident and health reinsurance business, Phoenix could have additional material losses if one or more of its retrocesssionaires successfully avoids its obligations.

     During 2000, Phoenix reached settlements with several of the companies involved in Unicover. On January 13, 2000, Phoenix and the other member companies of the Unicover pool settled with EBI Indemnity Company and affiliates of the Orion Group (EBI/Orion), by which all pool members were released from their obligations as reinsurers of EBI/Orion. On January 21, 2000, Phoenix settled with Reliance Insurance Company (Reliance) and its parent Reliance Group Holdings, Inc. and was released from its obligations as a reinsurer of the so-called Reliance facility. On March 27, 2000, Phoenix settled with Reliance, Lincoln National Life Insurance Company and Lincoln National Health and Casualty Company, releasing Phoenix from its obligations as a reinsurer of the so-called Lincoln facility. On May 28, 2000, Phoenix reached an agreement with one of its retrocessionaires, and recovered a substantial portion of its settlement cost on the Reliance settlement. Financial terms of these settlements were consistent with the provisions established by Phoenix in 1999. There was no effect on net income resulting from these settlements for the year ended December 31, 2000.

     A second set of disputes involves personal accident business that was reinsured in the London reinsurance market in the mid-1990s in which Phoenix participated. The disputes involve multiple layers of reinsurance, and allegations that the reinsurance program created by the brokers involved in placing those layers was interrelated and devised to disproportionately pass losses to a top layer of reinsurers. Many companies who

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY participated in this business are involved in arbitrations in which those top layer companies are attempting to avoid their obligations on the basis of misrepresentation. Because of the complexity of the disputes and the reinsurance arrangements, many of these companies are currently participating in negotiations of the disputes for certain contract years, and Phoenix believes that similar discussions will follow for the remaining years. Although Phoenix is vigorously defending its contractual rights, Phoenix is actively involved in the attempt to reach negotiated business solutions.

     Given the uncertainty associated with litigation and other dispute resolution proceedings, and the expected long term development of net claims payments, the estimated amount of the loss on disposal of reinsurance discontinued operations may differ from actual results. However, it is management's opinion, after consideration of the provisions made in these financial statements, as described above, that future developments will not have a material effect on Phoenix's consolidated financial position.

     The other component of the loss on the disposal of reinsurance discontinued operations in 1999 was as follows:

     On June 30, 1999, PM Holdings sold Financial Administrative Services, Inc.
(FAS), its third party administration subsidiary affiliated with individual life reinsurance, to CYBERTEK, a wholly-owned subsidiary of Policy Management Systems Corporation. Proceeds from the sale were $8.0 million for the common stock plus $1.0 million for a covenant not-to-compete, resulting in a pre-tax gain of $3.8 million.

     In addition to the $9.0 million sale price, Phoenix will receive additional proceeds contingent on certain revenue targets. Phoenix recorded a note receivable for $4.0 million which, under the terms of the agreement, CYBERTEK will repay in six equal annual installments commencing March 31, 2001 through March 31, 2006. The contingent proceeds will be determined annually but in total, will range from a minimum of $4.0 million to a maximum of $16.0 million.

  Real Estate Management Operations

     On May 25, 2000, Phoenix sold its investment in 50% of the outstanding common stock of Pinnacle Realty Management Company, Inc., a real estate property management firm, for $6.0 million. This sale represented Phoenix's entire interest in Pinnacle Realty Management Company, Inc. and Phoenix now has no other real estate management business. The transaction resulted in a pre-tax loss of $0.6 million.

     On March 31, 1999, Phoenix sold its real estate management subsidiary, Phoenix Realty Advisors, to Henderson Investors International Holdings, B.V. for $7.9 million in cash. The pre-tax gain realized on this transaction was $7.1 million.

  Group Life and Health Operations

     On April 1, 2000, Phoenix sold its group life and health business to GE Financial Assurance Holdings, Inc. (GEFA) except for Phoenix Dental Services, Inc. and California Benefits Dental Plan. Specifically, Phoenix Group Holdings and PM Holdings sold 97% of the common stock of Phoenix American Life Insurance Company and 100% of the common stock of Phoenix Group Services, Inc. and Clinical Disability Management, Inc. for $283.9 million. This amount is comprised of $238.9 million in cash and $45.0 million in common stock of GE Life and Annuity Assurance Company, an affiliate of GEFA. The common stock represents a 3.1% interest in GE Life and Annuity Assurance Company. Phoenix retains ownership of 3% of the common stock of Phoenix American Life Insurance Company. Phoenix has a right to put these shares back to GEFA beginning in 2005 and ending in 2007. These investments are reported as equity securities on the Consolidated Balance Sheet. The pre-tax gain on the sale was $72.1 million and is reported in discontinued operations gain on disposal, net of income taxes.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The sale to GEFA of 100% of the common stock of Phoenix Dental Services, Inc. and California Benefits Dental Plan closed on October 31, 2000. The sales proceeds for these entities was $2.0 million which resulted in a pre-tax loss of $0.4 million.

     The assets and liabilities of the discontinued operations have been excluded from the assets and liabilities of continuing operations and separately identified on the Consolidated Balance Sheet. Net assets of the discontinued operations totaled $187.6 million and $25.5 million as of December 31, 1999 and 2000, respectively. Likewise, the Consolidated Statement of Income, Comprehensive Income and Equity has been restated for 1998 to exclude the operating results of discontinued operations from those of continuing operations. The operating results of discontinued operations and the gain or loss on disposal are presented below.

                                                    YEAR ENDED DECEMBER 31,
                                                   --------------------------
                                                    1998      1999      2000
                                                   ------    ------    ------
                                                         (IN MILLIONS)
INCOME FROM DISCONTINUED OPERATIONS
Revenues:
  Reinsurance Operations.........................  $298.7    $   --    $   --
  Group Life and Health Operations...............   503.8     453.8     117.6
  Real Estate Management Operations..............    12.7       1.2        .4
                                                   ------    ------    ------
Total revenues...................................  $815.2    $455.0    $118.0
                                                   ======    ======    ======
Income from discontinued operations:
  Reinsurance Operations.........................  $ 17.2    $   --    $   --
  Group Life and Health Operations...............    53.5      56.8      14.8
  Real Estate Management Operations..............     (.4)     (1.6)      (.3)
                                                   ------    ------    ------
Income from discontinued operations before income
  taxes..........................................    70.3      55.2      14.5
Income taxes.....................................    25.1      19.1       5.1
                                                   ------    ------    ------
Income from discontinued operations, net of
  income taxes...................................  $ 45.2    $ 36.1    $  9.4
                                                   ======    ======    ======

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                           ------------------
                                                            1999       2000
                                                           -------    -------
                                                             (IN MILLIONS)
LOSS ON DISPOSAL OF DISCONTINUED OPERATIONS
(Loss) gain on disposal:
  Reinsurance Operations.................................  $(173.1)   $(103.0)
  Real Estate Management Operations......................      5.9        (.6)
  Group Life and Health Operations.......................       --       71.7
                                                           -------    -------
Loss on disposal of discontinued operations before income
  taxes..................................................   (167.2)     (31.9)
Income taxes.............................................    (58.2)     (11.0)
                                                           -------    -------
Loss on disposal of discontinued operations, net of
  income taxes...........................................  $(109.0)   $ (20.9)
                                                           =======    =======

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

14. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements, consisting primarily of office buildings occupied by Phoenix, are stated at depreciated cost. Real estate occupied by Phoenix was $101.7 million and $83.9 million at December 31, 1999 and 2000, respectively. Phoenix provides for depreciation using straight-line and accelerated methods over the estimated useful lives of the related assets which generally range from five to forty years. Accumulated depreciation and amortization was $182.3 million and $204.0 million at December 31, 1999 and 2000, respectively.

     Rental expenses for operating leases, principally with respect to buildings, amounted to $16.9 million, $16.3 million and $14.1 million in 1998, 1999, and 2000, respectively, for continuing operations. Future minimum rental payments under non-cancelable operating leases for continuing operations were approximately $39.6 million as of December 31, 2000, payable as follows:
2001--$12.6 million; 2002--$11.0 million; 2003--$8.5 million; 2004--$4.3 million; 2005--$1.6 million; and $1.6 million thereafter.

15. DIRECT BUSINESS WRITTEN AND REINSURANCE

     As is customary practice in the insurance industry, Phoenix cedes reinsurance as a means of diversifying underwriting risk. To the extent that reinsuring companies may not be able to meet their obligations under reinsurance agreements in effect, Phoenix remains liable. Failure of the reinsurers to honor their obligations could result in losses to the company; consequently, estimates are established for amounts deemed or estimated to be uncollectible. To minimize its exposure to significant losses from reinsurance insolvencies, Phoenix evaluates the financial condition of its reinsurers and monitors concentration of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers. For direct issues, the maximum of individual life insurance retained by Phoenix on any one life is $8 million for single life and joint first-to-die policies and $10 million for joint last-to-die policies, with excess amounts ceded to reinsurers. Phoenix reinsures 80% of the mortality risk on the in force block of the Confederation Life business acquired on December 31, 1997, and 90% of the mortality risk on certain new issues of term and universal life products. In addition, Phoenix entered into a separate reinsurance agreement on October 1, 1998 to reinsure 80% of the mortality risk on a substantial portion of its otherwise retained individual life insurance business. In 1999, Phoenix reinsured the mortality risk on the remaining 20% of this business. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. In addition, Phoenix assumes and cedes business related to the group accident and health block in run-off. While Phoenix is not writing any new contracts, Phoenix is contractually obligated to assume and cede premiums related to existing contracts.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     Additional information on direct business written and reinsurance assumed and ceded for the year ended December 31, was as follows:

                                            1998          1999          2000
                                         ----------    ----------    ----------
                                                     (IN MILLIONS)
Direct premiums........................  $  1,719.4    $  1,677.5    $  1,399.2
Reinsurance assumed....................       505.3         416.2         202.4
Reinsurance ceded......................      (371.9)       (323.0)       (280.9)
                                         ----------    ----------    ----------
Net premiums...........................     1,852.8       1,770.7       1,320.7
Less net premiums of discontinued
  operations...........................      (677.0)       (595.0)       (173.3)
                                         ----------    ----------    ----------
Net premiums of continuing
  operations...........................  $  1,175.8    $  1,175.7    $  1,147.4
                                         ==========    ==========    ==========
Percentage of amount assumed to net
  premiums.............................          27%           24%           15%
                                         ==========    ==========    ==========
Direct policy and contract claims
  incurred.............................  $    728.1    $    622.3    $    545.0
Reinsurance assumed....................       433.2         563.8         257.8
Reinsurance ceded......................      (407.8)       (285.4)       (216.2)
                                         ----------    ----------    ----------
Net policy and contract claims
  incurred.............................       753.5         900.7         586.6
Less net incurred claims of
  discontinued operations..............      (465.1)       (661.7)       (234.6)
                                         ----------    ----------    ----------
Net policy and contract claims incurred
  of continuing operations.............  $    288.4    $    239.0    $    352.0
                                         ==========    ==========    ==========

Direct life insurance in force.........  $121,442.0    $131,052.1    $107,600.7
Reinsurance assumed....................   110,632.1     139,649.9       1,736.4
Reinsurance ceded......................  (135,818.0)   (207,192.0)    (72,042.4)
                                         ----------    ----------    ----------
Net insurance in force.................    96,256.1      63,510.0      37,294.7
Less insurance in force of discontinued
  operations...........................   (24,330.2)     (1,619.5)           --
                                         ----------    ----------    ----------
Net insurance in force of continuing
  operations...........................  $ 71,925.9    $ 61,890.5    $ 37,294.7
                                         ==========    ==========    ==========
Percentage of amount assumed to net
  insurance in force...................         115%          220%            5%
                                         ==========    ==========    ==========

     Irrevocable letters of credit aggregating $25.2 million at December 31, 2000 have been arranged with United States of America commercial banks in favor of Phoenix to collateralize the ceded reserves.

16. PARTICIPATING LIFE INSURANCE

     Participating life insurance in force was 66.9% and 60.0% of the face value of total individual life insurance in force at December 31, 1999 and 2000, respectively. The premiums on participating life insurance policies were 79.4%, 76.8% and 73.1% of total individual life insurance premiums in 1998, 1999, and 2000, respectively.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

17. DEFERRED POLICY ACQUISITION COSTS

     The following reflects the amount of policy acquisition costs deferred and amortized for the year ended December 31:

                                                 1998        1999        2000
                                               --------    --------    --------
                                                        (IN MILLIONS)
Balance at beginning of year.................  $1,021.9    $1,058.2    $1,318.8
Acquisition cost deferred....................     167.7       148.2       172.8
Amortized to expense during the year.........    (138.1)     (147.9)     (356.0)
Adjustment to net unrealized investment gains
  (losses) included in other comprehensive
  income.....................................       6.7       260.3      (116.6)
                                               --------    --------    --------
Balance at end of year.......................  $1,058.2    $1,318.8    $1,019.0
                                               ========    ========    ========

     In conjunction with the December 31, 1997 acquisition of the Confederation Life business, PVFP of $141.2 million is reflected as an element of deferred acquisition costs. The estimated amount to be amortized for the years ending December 31, 2001, 2002, 2003, 2004 and 2005 is $13.2 million, $10.9 million,
$8.6 million, $6.7 million and $5.4 million, respectively. The following is an analysis of PVFP for the year ended December 31:

                                                    1998      1999      2000
                                                   ------    ------    ------
                                                         (IN MILLIONS)
Balance at beginning of year.....................  $141.2    $136.8    $112.7
Amortization.....................................    (4.4)    (24.1)    (15.8)
                                                   ------    ------    ------
Balance at end of year...........................  $136.8    $112.7    $ 96.9
                                                   ======    ======    ======

     Interest accrued on the unamortized PVFP balance for the years ended December 31, 1998, 1999 and 2000 was $9.2 million, $8.9 million and $7.3 million, respectively. Interest is accrued at 7.25% on the whole life business and 5.85% on the universal life business.

     In the fourth quarter of 2000, Phoenix's board of directors approved management's recommendation to reallocate assets supporting Phoenix's participating life policies. This asset reallocation resulted from (1) the execution of Phoenix's wealth management strategy and the resulting significant change in the composition of new life insurance annualized premiums and (2) a review of assets appropriate for the closed block that would be established if Phoenix reorganized from a mutual life insurance company to a stock life insurance company in 2001. This reallocation impacted the estimated future gross margins used to determine the amortization of DAC for participating policies. Accordingly, the revisions to estimated future gross margins resulted in a $218.2 million charge to earnings ($141.8 million, net of tax).

18. MINORITY INTEREST

     Phoenix's interests in PXP, PFG Holdings and Main Street Management, through its wholly-owned subsidiary PM Holdings, are represented by ownership of approximately 55%, 66% and 80%, respectively, of the outstanding shares of common stock at December 31, 2000. Earnings and equity attributable to minority shareholders are included in minority interest in the Consolidated Financial Statements.

     During 2000, PXP recorded $32.9 million in additional paid-in capital in connection with the exercise of employee stock options and the conversion to common shares by convertible debenture holders. The increase in minority interest associated with these transactions was $27.0 million. In addition, Phoenix reported a $5.9 million increase in equity as a majority interest in stock issuance transactions in the Consolidated Statement of Income, Comprehensive Income and Equity, representing its share of the difference between exercise price and net book value.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

19. STOCK PURCHASE AND AWARD PLANS

  Employee stock purchase plan

     On November 1, 1999, PXP implemented an Employee Stock Purchase Plan (ESPP) previously approved by PXP's board of directors. The ESPP allowed eligible employees to purchase PXP's common stock at the lower of 85% of the market price of the stock at the beginning or end of each offering period, and provided for PXP to withhold up to 15% of a participant's earnings for such purchase. PXP's only expense relating to this plan was for its administration. The maximum number of shares of PXP's common stock that were available under the ESPP was 615,000. The first six month offering period ended April 28, 2000 and the second offering period ended October 31, 2000, at which time 74,284 and 54,190 shares of common stock were under the ESPP, respectively. In consideration of the merger of PXP and PM Holdings, this plan was discontinued effective November 1, 2000.

  Restricted stock

     Until December 31, 2000, restricted shares of PXP's common stock were issued to certain officers under the provisions of an approved restricted stock plan. Restricted stock was issued at the market value of a share of PXP's common stock on the date of the grant. If a participant's employment terminated due to retirement, death or disability, the restrictions expired and the shares became fully vested. If a participant terminated employment for any other reason, the non-vested shares of restricted stock were forfeited. The restricted stock vested in even annual installments over a three-year period from the date of the grant. Dividends declared were paid in cash as the restrictions lapsed. Restricted shares were first granted during 1998. At December 31, 1999 and 2000, 291,237 and 605,040 shares of restricted stock have been included in common stock shares outstanding, respectively. The market value of the restricted stock at the time of the grant was recorded as unearned compensation in a separate component of stockholders' equity and was amortized to expense over the restricted period. During 1999 and 2000, $1.7 million and $2.4 million was charged to compensation expense relating to the plan.

     In accordance with the merger agreement, all restricted stock shares outstanding as of December 31, 2000, became fully vested on January 11, 2001 and were acquired by PM Holdings.

  Restricted stock grants

                                      COMMON SHARES    AVERAGE MARKET VALUE
                                      -------------    --------------------
BALANCE, DECEMBER 31, 1998..........     243,130              $8.40
Awarded.............................     195,067               7.74
Earned..............................    (105,623)              8.18
Forfeited...........................     (41,337)              8.08
                                        --------
BALANCE, DECEMBER 31, 1999..........     291,237              $8.08
Awarded.............................     467,382               6.31
Earned..............................    (127,612)              8.10
Forfeited...........................     (25,967)              8.02
                                        --------
BALANCE, DECEMBER 31, 2000..........     605,040              $6.71
                                        ========

  Stock option plans

     PXP has reserved a total of 14.7 million shares of company common stock to be granted under three stock option plans: the 1989 Employee Stock Option Plan (Employee Option Plan), the 1989 Employee Performance Stock Option Plan (Performance Plan) and the 1992 Long-Term Stock Incentive Plan (1992 Plan).

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The Compensation Committee of PXP's Board of Directors administered the 1992 Plan, designated which employees and outside directors participated in it and determined the terms of the options to be granted. Under the 1992 Plan, participants were granted non-qualified options to purchase shares of common stock of PXP at an option price equal to not less than 85% of the fair market value of the common stock at the time the option is granted. The options held by a participant terminate no later than 10 years from the date of grant. Options granted under the 1992 Plan vest, on average, in even annual installments over a three-year period from the date of grant.

     In accordance with the merger agreement, all stock options outstanding as of December 31, 2000, became fully vested on January 11, 2001 and were acquired by PM Holdings.

                              OUTSTANDING OPTIONS

                                                    WEIGHTED                 WEIGHTED
                                                    AVERAGE     SERIES A     AVERAGE
                                        COMMON      EXERCISE    PREFERRED    EXERCISE
                                        SHARES       PRICE       SHARES       PRICE
                                       ---------    --------    ---------    --------
BALANCE, DECEMBER 31, 1997...........  6,106,659     $7.40        93,253      $28.49
Granted..............................  1,851,808      8.25            --          --
Exercised............................   (222,846)     5.84            --          --
Canceled.............................    (10,491)     6.49       (93,253)      28.49
Forfeited............................   (325,166)     7.47            --          --
                                       ---------     -----       -------      ------
BALANCE, DECEMBER 31, 1998...........  7,399,964     $7.66            --      $   --
Granted..............................  1,344,727      7.75            --          --
Exercised............................   (453,263)     5.94            --          --
Canceled.............................     (9,999)     7.71            --          --
Forfeited............................   (353,554)     8.20            --          --
                                       ---------     -----       -------      ------
BALANCE, DECEMBER 31, 1999...........  7,927,875     $7.75            --      $   --
Granted..............................    665,193      7.54            --          --
Exercised............................   (893,758)     7.42            --          --
Canceled.............................       (100)     7.75            --          --
Forfeited............................   (691,633)     7.89            --          --
                                       ---------     -----       -------      ------
BALANCE, DECEMBER 31, 2000...........  7,007,577     $7.75            --      $   --
                                       =========     =====       =======      ======

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                              EXERCISABLE OPTIONS

                                                    WEIGHTED                 WEIGHTED
                                                    AVERAGE     SERIES A     AVERAGE
                                        COMMON      EXERCISE    PREFERRED    EXERCISE
                                        SHARES       PRICE       SHARES       PRICE
                                       ---------    --------    ---------    --------
BALANCE, DECEMBER 31, 1997...........  2,037,842     $7.04        93,253      $28.49
Became exercisable...................  2,050,494      7.39            --          --
Exercised............................   (222,846)     5.84            --          --
Canceled.............................    (10,491)     6.49       (93,253)     $28.49
Forfeited............................   (325,166)     7.47            --          --
                                       ---------     -----       -------      ------
BALANCE, DECEMBER 31, 1998...........  3,529,833     $7.27            --      $   --
Became exercisable...................  1,962,396      7.78            --          --
Exercised............................   (453,263)     5.94            --          --
Canceled.............................     (9,999)     7.71            --          --
Forfeited............................   (159,674)     8.14            --          --
                                       ---------     -----       -------      ------
BALANCE, DECEMBER 31, 1999...........  4,869,293     $7.57            --      $   --
Became exercisable...................  2,008,728      7.93            --          --
Exercised............................   (893,758)     7.42            --          --
Canceled.............................       (100)     7.75            --          --
Forfeited............................   (483,678)     7.97            --          --
                                       ---------     -----       -------      ------
BALANCE, DECEMBER 31, 2000...........  5,500,485     $7.70            --      $   --
                                       =========     =====       =======      ======

     As of December 31, 1999, 6.5 million shares of PXP common stock were available for future grants.

     In accordance with the merger agreement, all restricted PXP stock shares and stock options outstanding at December 31, 2000 became fully vested on January 11, 2001. PXP recognized compensation expense in January 2001 of $1.5 million as a result of the change in the restricted stock vesting provisions. In addition, PXP recognized compensation expense of $57.0 million related to the payment of all outstanding options both vested and non-vested.

  Pro forma information

     PXP has adopted the disclosures-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans, and compensation for restricted stock grants has been recorded in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation cost for the PXP stock option and restricted stock plans been determined based on the fair value at the grant date for awards in 1998, 1999 and 2000 consistent with the provisions of SFAS No. 123, Phoenix's income from continuing operations would have been reduced to the pro forma amounts indicated below.

                                                     YEAR ENDED DECEMBER 31,
                                                     ------------------------
                                                     1998      1999     2000
                                                     -----    ------    -----
                                                          (IN MILLIONS)
Income from continuing operations, as reported.....  $91.9    $162.1    $94.8
Income from continuing operations, pro forma.......  $90.9    $160.9    $94.0

     The weighted average fair values, at date of grant, for options granted during 1998, 1999 and 2000 were $2.10, $2.43, and $2.50 respectively, and were estimated using the Black-Scholes option valuation model with the following weighted average assumptions used for the grants in 1998, 1999 and 2000, respectively: dividend yield of 2.7%, 2.62% and 2.66%; expected volatility of 24.8%, 25.2% and 27.7%; risk-free interest rate of 5.6%, 5.6% and 6.7% and expected lives of six years.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The options used to estimate the weighted average fair values of options granted in 1998, 1999 and 2000 were options to purchase 25,390, 11,620 and 1,620 shares of common stock, respectively, under the Employee Option Plan; options to purchase 7,332,454, 7,916,255 and 7,005,957 shares of common stock, respectively, under the 1992 Plan. During 1999, the remaining outstanding options under the Performance Plan were exercised.

20. FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

     Other than debt securities being held-to-maturity, financial instruments that are subject to fair value disclosure requirements (insurance contracts are excluded) are carried in the Consolidated Financial Statements at amounts that approximate fair value. The fair values presented for certain financial instruments are estimates which, in many cases, may differ significantly from the amounts which could be realized upon immediate liquidation. In cases where market prices are not available, estimates of fair value are based on discounted cash flow analyses which utilize current interest rates for similar financial instruments which have comparable terms and credit quality.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

  Cash and cash equivalents

     For these short-term investments, the carrying amount approximates fair value.

  Debt securities

     Fair values are based on quoted market prices, where available, or quoted market prices of comparable instruments. Fair values of private placement debt securities are estimated using discounted cash flows that reflect interest rates currently being offered with similar terms to borrowers of similar credit quality.

  Derivative instruments

     Phoenix's derivative instruments include interest rate swap, cap and floor agreements, swaptions and foreign currency swap agreements. Fair values for these contracts are based on current settlement values. These values are based on brokerage quotes that utilize pricing models or formulas based upon current assumptions for the respective agreements.

  Equity securities

     Fair values are based on quoted market prices, where available. If a quoted market price is not available, fair values are estimated using independent pricing sources or internally developed pricing models.

  Mortgage loans

     Fair values are calculated as the present value of scheduled payments, with the discount based upon the Treasury rate comparable for the remaining loan duration, plus a spread of between 130 and 800 basis points, depending on the internal quality rating of the loan. For loans in foreclosure or default, values were determined assuming principal recovery was the lower of the loan balance or the estimated value of the underlying property.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

  Policy loans

     Fair values are estimated as the present value of loan interest and policy loan repayments discounted at the ten year Treasury rate. Loan repayments were assumed only to occur as a result of anticipated policy lapses and it was assumed that annual policy loan interest payments were made at the guaranteed loan rate less 17.5 basis points. Discounting was at the ten year Treasury rate, except for policy loans with a variable policy loan rate. Variable policy loans have an interest rate that is reset annually based upon market rates and therefore, book value is a reasonable approximation of fair value.

  Venture capital partnerships

     Fair value of venture capital partnerships is based on the fair value of these partnerships' underlying investments. The fair values of the underlying investments are calculated as the closing market prices for investments that are publicly traded. For investments that are not publicly traded, fair value is based on estimated fair value determined by the general partner after giving consideration to operating results, financial conditions, recent sales prices of issuers' securities and other pertinent information.

  Investment contracts

     In determining the fair value of guaranteed interest contracts, a discount rate equal to the appropriate Treasury rate, plus 150 basis points, was assumed to determine the present value of projected contractual liability payments through final maturity.

     The fair value of deferred annuities and supplementary contracts without life contingencies with an interest guarantee of one year or less is valued at the amount of the policy reserve. In determining the fair value of deferred annuities and supplementary contracts without life contingencies with interest guarantees greater than one year, a discount rate equal to the appropriate Treasury rate, plus 150 basis points, was used to determine the present value of the projected account value of the policy at the end of the current guarantee period.

     Deposit type funds, including pension deposit administration contracts, dividend accumulations, and other funds left on deposit not involving life contingencies, have interest guarantees of less than one year for which interest credited is closely tied to rates earned on owned assets. For such liabilities, fair value is assumed to be equal to the stated liability balances.

  Notes payable

     The fair value of notes payable is determined based on contractual cash flows discounted at market rates.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

  Fair value summary

     The estimated fair values of the financial instruments as of December 31, were as follows:

                                                 1999                      2000
                                        ----------------------    ----------------------
                                        CARRYING       FAIR       CARRYING       FAIR
                                          VALUE        VALUE        VALUE        VALUE
                                        ---------    ---------    ---------    ---------
                                                         (IN MILLIONS)
FINANCIAL ASSETS:
Cash and cash equivalents.............  $   187.6    $   187.6    $   176.6    $   176.6
Short-term investments................      133.4        133.4        547.2        547.2
Debt securities.......................    7,465.0      7,370.9      8,058.6      8,077.9
Equity securities.....................      437.2        437.2        335.5        335.5
Mortgage loans........................      716.8        680.6        593.4        573.8
Derivative instruments................                   (13.2)                      9.9
Policy loans..........................    2,042.6      2,040.4      2,105.2      2,182.7
Venture capital partnerships..........      338.1        338.1        467.3        467.3
                                        ---------    ---------    ---------    ---------
Total financial assets................  $11,320.7    $11,175.0    $12,283.8    $12,370.9
                                        =========    =========    =========    =========
FINANCIAL LIABILITIES:
Policy liabilities....................  $   709.7    $   709.4    $   759.0    $   758.9
Notes payable.........................      499.4        490.8        425.4        428.5
                                        ---------    ---------    ---------    ---------
Total financial liabilities...........  $ 1,209.1    $ 1,200.2    $ 1,184.4    $ 1,187.4
                                        =========    =========    =========    =========

21. CONTINGENCIES

  Litigation

     Certain group accident and health reinsurance business has become the subject of disputes concerning the placement of the business with reinsurers and the recovery of the reinsurance (see Note 13--"Discontinued Operations").

22. STATUTORY FINANCIAL INFORMATION

     The insurance subsidiaries are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities. Except for the accounting policy involving federal income taxes described next, there were no material practices not prescribed by the Insurance Department, as of December 31, 1998, 1999 and 2000. Phoenix's statutory federal income tax liability is principally based on estimates of federal income tax due. A deferred income tax liability has also been established for estimated taxes on unrealized gains for common stock and venture capital equity partnerships. Current New York Insurance Law does not allow the recording of deferred income taxes. Phoenix has received approval from the Insurance Department for this practice.

     Statutory surplus differs from equity reported in accordance with GAAP for life insurance companies primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, surplus notes are included in surplus rather than debt, postretirement benefit costs are based on different assumptions and reflect a different method of adoption, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     The following reconciles the statutory net income of Phoenix as reported to regulatory authorities to the net income as reported in these financial statements for the year ended December 31:

                                                   1998      1999      2000
                                                  ------    ------    -------
                                                         (IN MILLIONS)
Statutory net income............................  $108.7    $131.3    $ 266.1
DAC, net                                          21.3..     (24.3)    (181.2)
Future policy benefits..........................   (56.6)    (27.5)      (2.5)
Pension and postretirement expenses.............   (17.3)     (8.6)      13.2
Investment valuation allowances.................   107.2      15.4      (45.9)
Interest maintenance reserve....................     1.4      (7.2)     (26.1)
Deferred income taxes...........................   (40.0)      3.9       61.3
Other, net......................................    12.4       6.2       (1.6)
                                                  ------    ------    -------
Net income, as reported.........................  $137.1    $ 89.2    $  83.3
                                                  ======    ======    =======

     The following reconciles the statutory surplus and asset valuation reserve
(AVR) of Phoenix as reported to regulatory authorities to equity as reported in these financial statements:

                                                              DECEMBER 31,
                                                          --------------------
                                                            1999        2000
                                                          --------    --------
                                                             (IN MILLIONS)
Statutory surplus, surplus notes and AVR................  $1,427.3    $1,883.2
DAC, net................................................   1,243.3     1,062.2
Future policy benefits..................................    (490.3)     (536.0)
Pension and postretirement expenses.....................    (193.0)     (173.3)
Investment valuation allowances.........................    (211.8)     (405.9)
Interest maintenance reserve............................      24.8          .5
Deferred income taxes...................................      65.6       108.5
Surplus notes...........................................    (159.4)     (161.4)
Other, net..............................................      49.5        63.1
                                                          --------    --------
Equity, as reported.....................................  $1,756.0    $1,840.9
                                                          ========    ========

     The Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its policyholders. No consideration is given by the Insurance Department to financial statements prepared in accordance with GAAP in making such determinations.

     In 1998, the National Association of Insurance Commissioners (NAIC) adopted the Codification of Statutory Accounting Principles guidance, which replaces the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting as of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas, e.g. deferred income taxes are recorded.

     The Insurance Department has adopted the Codification guidance, effective January 1, 2001. The effect of adoption on the Company's statutory surplus is expected to decrease surplus approximately $67.7 million (unaudited), primarily as a result of non-admitting certain assets and recording increased investment reserves.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

23. SUBSEQUENT EVENTS

  Purchase of PXP minority interest

     On September 10, 2000, Phoenix and PXP entered into an agreement and plan of merger, pursuant to which Phoenix agreed to purchase PXP outstanding common stock owned by third parties, for a price of $15.75 per share. In connection with this merger, Phoenix paid total cash of $339.3 million to those stockholders in January 2001. Since the merger, third party holders of PXP's convertible subordinated debentures have been converting their debentures, and PXP expects to redeem any remaining outstanding debentures held by third parties by the end of February 2001. Phoenix expects that PXP will make total cash payments of $38.0 million in connection with these conversions and redemptions. In addition, PXP expects to make payments totaling $57.0 million to cash-out holders of PXP options.

     As a result of the merger, which closed on January 11, 2001, PXP became an indirect wholly-owned subsidiary of Phoenix and PXP's shares of common stock were de-listed from the New York Stock Exchange.

  Early retirement incentive program

     On January 29, 2001, Phoenix offered a special retirement incentive program under which qualified participants will receive enhanced retirement benefits by the addition of five years to age and pension plan service under the Employee Pension Plan. Employees of Phoenix and PXP who decide to participate will retire between June 1, 2001 and December 31, 2001, with most retirements effective at the beginning of that period. There are 309 participants eligible for this program.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

             UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET

                                                              AS OF MARCH 31,
                                                                   2001
                                                              ---------------
                                                               (IN MILLIONS)
Assets:
Investments
  Held-to-maturity debt securities, at amortized cost.......     $ 2,140.5
  Available-for-sale debt securities, at fair value.........       6,177.3
  Equity securities, at fair value..........................         293.3
  Mortgage loans............................................         569.5
  Real estate...............................................          81.3
  Policy loans..............................................       2,121.7
  Venture capital partnerships..............................         329.9
  Other invested assets.....................................         246.9
  Short-term investments....................................         121.4
                                                                 ---------
          Total investments.................................      12,081.8
Cash and cash equivalents...................................         196.8
Accrued investment income...................................         198.4
Deferred policy acquisition costs...........................         990.4
Premiums, accounts and notes receivable.....................         161.3
Reinsurance recoverables....................................          26.1
Property and equipment, net.................................         121.8
Goodwill and other intangible assets, net...................         891.9
Investments in unconsolidated subsidiaries..................         160.3
Net assets of discontinued operations (Note 7)..............          20.7
Other assets................................................          73.6
Separate account assets.....................................       4,754.1
                                                                 ---------
          Total assets......................................     $19,677.2
                                                                 =========
Liabilities:
  Policy liabilities and accruals...........................     $11,479.9
  Policyholder deposit funds................................         779.3
  Notes payable.............................................         490.4
  Deferred income taxes.....................................            .4
  Other liabilities.........................................         498.1
  Separate account liabilities..............................       4,754.1
                                                                 ---------
          Total liabilities.................................      18,002.2
                                                                 ---------
Contingent liabilities (Note 8)
Minority interest in net assets of consolidated
  subsidiaries..............................................           4.4
                                                                 ---------
Equity:
  Retained earnings.........................................       1,666.5
  Accumulated other comprehensive income -- securities......           2.3
  Accumulated other comprehensive income -- derivatives.....           1.8
                                                                 ---------
          Total equity......................................       1,670.6
                                                                 ---------
          Total liabilities and equity......................     $19,677.2
                                                                 =========

        The accompanying notes are an integral part of these statements.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

         UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF INCOME,
                        COMPREHENSIVE INCOME AND EQUITY

                                                                 FOR THE THREE
                                                                  MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2000        2001
                                                              --------    --------
                                                                 (IN MILLIONS)
Revenues
  Premiums..................................................  $  266.0    $  266.0
  Insurance and investment product fees.....................     163.1       145.5
  Net investment income.....................................     386.4       165.5
  Net realized investment gains (losses)....................      24.0       (15.6)
                                                              --------    --------
          Total revenues....................................     839.5       561.4
                                                              --------    --------
Benefits and expenses
  Policy benefits and increase in policy liabilities........     330.0       334.1
  Policyholder dividends....................................      93.5       106.3
  Amortization of deferred policy acquisition costs.........      40.2        35.1
  Amortization of goodwill and other intangible assets......       8.7        13.2
  Interest expense..........................................       8.3         7.1
  Other operating expenses..................................     138.5       248.1
                                                              --------    --------
          Total benefits and expenses.......................     619.2       743.9
                                                              --------    --------
Income (loss) from continuing operations before income taxes
  (benefit), minority interest and equity in earnings of and interest earned from investments in unconsolidated
  subsidiaries..............................................     220.3      (182.5)
Income taxes (benefit)......................................      77.5       (69.0)
                                                              --------    --------
Income (loss) from continuing operations before minority
  interest and equity in earnings of and interest earned
  from investments in unconsolidated subsidiaries...........     142.8      (113.5)
Minority interest in net income of consolidated
  subsidiaries..............................................       5.5         1.8
Equity in earnings of and interest earned from investments
  in unconsolidated subsidiaries............................       1.4         2.7
                                                              --------    --------
Income (loss) from continuing operations....................     138.7      (112.6)
Discontinued operations (Note 7)
  Income from discontinued operations, net of income
     taxes..................................................       6.8          --
  Loss on disposal, net of income taxes.....................      (2.2)         --
                                                              --------    --------
Income (loss) before cumulative effect of accounting
  changes...................................................     143.3      (112.6)
Cumulative effect of accounting changes for:
  Venture capital partnerships, net of income taxes (Note
     3).....................................................        --       (48.8)
  Derivative financial instruments, net of income taxes
     (Note 4)...............................................        --         3.9
                                                              --------    --------
Net income (loss)...........................................     143.3      (157.5)
                                                              --------    --------
Other comprehensive income (loss), net of income taxes
  Unrealized gains (losses) on securities...................      69.0       (11.6)
  Unrealized gains on derivatives...........................        --          .7
  Reclassification adjustment for net realized gains
     included in net income.................................      (8.1)       (6.2)
  Cumulative effect of accounting change for derivatives
     (Note 4)...............................................        --         1.1
                                                              --------    --------
          Total other comprehensive income (loss)...........      60.9       (16.0)
                                                              --------    --------
Comprehensive income (loss).................................     204.2      (173.5)
Other equity adjustments....................................        --         3.2
                                                              --------    --------
Equity, beginning of period.................................   1,756.0     1,840.9
                                                              --------    --------
Equity, end of period.......................................  $1,960.2    $1,670.6
                                                              ========    ========

        The accompanying notes are an integral part of these statements.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

        UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                FOR THE THREE
                                                                 MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2000       2001
                                                              -------    -------
                                                                (IN MILLIONS)
Cash flows from operating activities:
  Net income (loss).........................................  $ 143.3    $(157.5)
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Net gain from discontinued operations.....................     (4.6)        --
  Net realized investment (gains) losses....................    (24.0)      15.6
  Amortization and depreciation.............................     14.5       17.5
  Equity in undistributed earnings of affiliates and
     partnerships...........................................   (243.6)     113.2
  Deferred income taxes (benefit)...........................     30.0        (.4)
  Increase in receivables...................................    (55.8)     (18.9)
  Increase in deferred policy acquisition costs.............    (52.6)     (11.2)
  Increase in policy liabilities and accruals...............    235.9      145.4
  Change in other assets/other liabilities, net.............     27.4     (113.7)
                                                              -------    -------
  Net cash provided by (used for) continuing operations.....     70.5      (10.0)
  Net cash used for discontinued operations.................   (185.6)     (13.5)
                                                              -------    -------
  Net cash used for operating activities....................   (115.1)     (23.5)
                                                              -------    -------
Cash flows from investing activities:
  Proceeds from sales, maturities or repayments of
     available-for-sale debt securities.....................    254.8      365.0
  Proceeds from maturities or repayments of held-to-maturity
     debt securities........................................     33.6       46.1
  Proceeds from disposals of equity securities..............    103.9       39.7
  Proceeds from mortgage loan maturities or repayments......     27.0       24.3
  Proceeds from sale of real estate and other invested
     assets.................................................      1.1         .7
  Proceeds from distributions of venture capital
     partnerships...........................................     16.3        9.2
  Proceeds from sale of subsidiaries and affiliates.........      1.8        2.0
  Purchase of available-for-sale debt securities............   (263.3)    (520.5)
  Purchase of held-to-maturity debt securities..............    (83.6)     (68.9)
  Purchase of equity securities.............................    (47.5)     (23.5)
  Purchase of subsidiaries..................................    (11.4)     (10.1)
  Purchase of mortgage loans................................      (.3)       (.2)
  Purchase of investments in unconsolidated subsidiaries and
     other invested assets..................................      (.6)     (12.4)
  Purchase of venture capital partnerships..................    (34.9)     (12.9)
  Change in short-term investments, net.....................    (59.0)     425.8
  Decrease (increase) in policy loans.......................      7.0      (16.5)
  Capital expenditures......................................     (6.1)      (3.9)
  Premium paid for redemption of convertible debt...........       --      (18.8)
                                                              -------    -------
Net cash (used for) provided by continuing operations.......    (61.2)     225.1
Net cash provided by discontinued operations................    182.2       16.0
                                                              -------    -------
Net cash provided by investing activities...................  $ 121.0    $ 241.1
                                                              -------    -------

        The accompanying notes are an integral part of these statements

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

        UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                FOR THE THREE
                                                                 MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2000       2001
                                                              -------    -------
                                                                (IN MILLIONS)
Cash flows from financing activities:
Net (withdrawals) deposits of policyholder deposit funds,
  net of interest credited..................................  $(115.5)   $ 100.9
Repayments from securities sold subject to repurchase
  agreements................................................     (8.3)        --
Proceeds from borrowings....................................       --      180.0
Repayment of borrowings.....................................    (20.6)    (115.0)
Distributions to minority shareholders......................     (5.0)    (344.1)
Debenture principal payments................................       --      (19.2)
                                                              -------    -------
Net cash used for continuing operations.....................   (149.4)    (197.4)
                                                              -------    -------
Net cash used for financing activities......................   (149.4)    (197.4)
                                                              -------    -------
Net change in cash and cash equivalents.....................   (143.5)      20.2
Cash and cash equivalents, beginning of period..............    187.6      176.6
                                                              -------    -------
Cash and cash equivalents, end of period....................  $  44.1    $ 196.8
                                                              =======    =======
Supplemental cash flow information:
Income taxes paid (refunded), net...........................  $   5.7    $  (9.2)
Interest paid on indebtedness...............................  $   4.6    $   4.0

        The accompanying notes are an integral part of these statements.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

     Phoenix Home Life Mutual Insurance Company and its subsidiaries (Phoenix) provide wealth management products and services including individual participating life insurance, term, universal and variable life insurance, annuities, and investment advisory services. These products and services are managed within four reportable segments: Life and Annuity, Investment Management, Venture Capital and Corporate and Other. See Note 6--"Segment Information."

     Additionally, in 1999, Phoenix discontinued the operations of three of its business units: the Reinsurance Operations, the Real Estate Management Operations and the Group Life and Health Operations. See Note 7--"Discontinued Operations."

2.  BASIS OF PRESENTATION

     The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The State of New York Insurance Department (the Insurance Department) recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company for determining solvency under the New York State Insurance Law. No consideration is given by the Insurance Department to financial statements prepared in accordance with GAAP in making such determination.

     In the opinion of management, adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the company for the year ended December 31, 2000.

3.  CHANGE IN ACCOUNTING

     Phoenix records its investments in venture capital partnerships in accordance with the equity method of accounting. Phoenix records its share of the net equity in earnings of the venture capital partnerships in accordance with APB 18, using the most recent financial information received from the partnerships. Historically, this information has been provided to Phoenix on a one-quarter lag. Due to the recent volatility in the equity markets, Phoenix believes the one-quarter lag in reporting is no longer appropriate. Therefore, Phoenix has changed its method of applying the equity method of accounting to eliminate the quarterly lag in reporting.

     In the first quarter of 2001 Phoenix recorded a charge of $48.8 million (net of income taxes of $26.3 million) representing the cumulative effect of this accounting change on the fourth quarter of 2000. The cumulative effect was based on the actual fourth quarter 2000 financial results as reported by the partnerships.

     In the first quarter of 2001, Phoenix removed the lag in reporting by estimating the change in its share of the net equity in earnings of the venture capital partnerships for the period from December 31, 2000, the date of the most recent financial information provided by the partnerships, to Phoenix's current reporting date of March 31, 2001. To estimate the net equity in earnings of the venture capital partnerships for the period from January 1, 2001 through March 31, 2001, Phoenix developed a methodology to estimate the change in value of the underlying investee companies in the venture capital partnerships. For public investee companies, Phoenix used quoted market prices at March 31, 2001, applying liquidity discounts to these prices in instances where such discounts were applied in the underlying partnerships' financial statements. For private investee companies, Phoenix applied a public industry sector index to roll the value forward from January 1, 2001 through March 31, 2001. Using this methodology, Phoenix's share of equity losses from the partnerships decreased income from continuing operations by $37.3 million (net of income taxes of $20.0 million). Phoenix

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

will apply this methodology consistently each quarter with subsequent adjustments to reflect market events reported by the partnerships (e.g., new rounds of financing, initial public offerings and writedowns by the general partners). In addition, Phoenix will annually revise the valuations it has assigned to the investee companies to reflect the valuations contained in the audited financial statements received from the venture capital partnerships. Phoenix's venture capital earnings remain subject to volatility.

     The following table summarizes the components of the cumulative effect of the accounting change, which was based on the actual fourth quarter financial results as reported by the partnerships:

Operating losses............................................  $ (1.0)
Realized gains on cash and stock distributions..............     8.4
Net unrealized losses on investments held in the
  partnerships..............................................   (82.5)
                                                              ------
Total pre-tax cumulative effect of accounting change........   (75.1)
Income tax benefit..........................................   (26.3)
                                                              ------
Total after-tax cumulative effect of accounting change......  $(48.8)
                                                              ======

4.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Derivatives" -- an amendment of FASB Statement No. 133. This Statement makes certain changes in the hedging provisions of SFAS No. 133, and is effective concurrent with SFAS No 133. As amended, SFAS No. 133 requires all derivatives to be recognized on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value of the derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be recognized immediately in earnings.

     Phoenix maintains an overall interest rate risk-management strategy that incorporates the use of derivative financial instruments to manage exposure to fluctuations in interest rates. Phoenix's exposure to interest rate changes primarily results from the commitment to fund interest-sensitive insurance liabilities, as well as from significant holdings of fixed rate investments. Derivative instruments that are used as part of Phoenix's interest rate risk-management strategy include interest rate swap agreements, interest rate caps, interest rate floors, interest rate swaptions and foreign currency swap agreements. To reduce counterparty credit risks and diversify counterparty exposure, Phoenix enters into derivative contracts only with highly rated financial institutions.

     Phoenix enters into interest rate swap agreements to reduce market risks from changes in interest rates. Phoenix does not enter into interest rate swap agreements for trading purposes. Under interest rate swap agreements, Phoenix exchanges cash flows with another party, at specified intervals, for a set length of time based on a specified notional principal amount. Typically, one of the cash flow streams is based on a fixed interest rate set at the inception of the contract, and the other is a variable rate that periodically resets. Generally, no premium is paid to enter into the contract and neither party makes a payment of principal. The amounts to be received or paid on these swap agreements are accrued and recognized in net investment income.

     Phoenix enters into interest rate floor, interest rate cap and swaption contracts as a hedge for its assets and insurance liabilities against substantial changes in interest rates. Phoenix does not enter into such contracts for trading purposes. Interest rate floor and interest rate cap agreements are contracts with a counterparty which require the payment of a premium and give Phoenix the right to receive, over the term of the contract, the difference between the floor or cap interest rate and a market interest rate on specified future

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

dates based on an underlying notional principal amount. Swaption contracts are options to enter into an interest rate swap transaction on a specified future date and at a specified interest rate. Upon the exercise of a swaption, Phoenix would receive either a swap agreement at the pre-specified terms or cash for the market value of the swap. Phoenix pays the premium for these instruments on a quarterly basis over the maturity of the contract, and recognizes these payments in net investment income.

     Phoenix enters into foreign currency swap agreements to hedge against fluctuations in foreign currency exposure. Under these agreements, Phoenix agrees to exchange with another party, principal and periodic interest payments denominated in foreign currency for payments denominated in U.S. dollars. The amounts to be received or paid on these foreign currency swap agreements are recognized in net investment income.

     Phoenix adopted SFAS No. 133 and SFAS No. 138 effective January 1, 2001. Phoenix reviewed its inventory of financial instruments, including insurance and annuity contracts and "hybrid" investments, for potential embedded derivatives. Phoenix also reviewed its portfolio of freestanding derivatives, which includes interest rate swap, cap and floor contracts, swaptions and foreign currency swap agreements.

     On January 1, 2001, in accordance with the transition provisions of SFAS No. 133, Phoenix recorded a net-of-tax cumulative effect adjustment of $1.3 million (gain) in earnings to recognize at fair value all derivatives that are designated as fair-value hedging instruments. Phoenix also recorded an offsetting net-of-tax cumulative effect adjustment of $1.3 million (loss) in earnings to recognize the difference attributable to the hedged risks between the carrying values and fair values of the related hedged assets and liabilities. Phoenix also recorded a net-of-tax cumulative effect adjustment of $1.1 million in accumulated other comprehensive income to recognize, at fair value, all derivatives that are designated as cash-flow hedging instruments.

     For derivative instruments which were not designated as hedges upon implementation of SFAS No. 133, Phoenix recorded a net-of-tax cumulative effect adjustment of $3.9 million in earnings to recognize these instruments at fair value. Gains and losses on derivatives that were previously deferred as adjustments to the carrying amount of hedged items were not included in the cumulative effect adjustment. There were no gains or losses on derivative instruments that were reported independently as deferred assets or liabilities that required de-recognition from the balance sheet.

     For the quarter ended March 31, 2001, Phoenix recognized a gain of $0.7 million after-tax (reported as other comprehensive income in the Unaudited Interim Condensed Consolidated Statement of Income, Comprehensive Income and Equity), which represented the change in fair value of interest rate swaps which have been designated as cash flow hedges, using the shortcut method, assuming no ineffectiveness. These interest rate swaps hedge floating-rate exposure on asset cash flows that back insurance liabilities by swapping floating rate bonds to fixed. For changes in the fair value of derivatives that are designated, qualify, and are highly effective as cash flow hedges, and for which the critical terms of the hedging instrument and the assets match, Phoenix recognizes the change in fair value of the derivative in other comprehensive income. Phoenix expects that there will be no ineffectiveness to recognize in earnings during the term of the hedges, and Phoenix does not expect to reclassify into earnings amounts reported in accumulated other comprehensive income over the next 12 months.

     For the quarter ended March 31, 2001, Phoenix also recognized a loss of $0.1 million (reported as net investment income in the Unaudited Interim Condensed Consolidated Statement of Income, Comprehensive Income and Equity), which represented the change in fair value of derivative instruments which were not designated as hedges upon implementation of SFAS 133. These instruments primarily include interest rate floors which hedge spread deficiency risk between assets and deferred annuity product liabilities, interest rate caps which hedge disintermediation risk associated with universal life insurance liabilities, and interest rate swaps which were hedges of an anticipated purchase of assets associated with an acquisition of a block of

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

insurance liabilities for which offsetting swap positions were taken to lock in a stream of income to supplement the income on the assets purchased. For changes in fair value of derivatives that are not designated, and did not qualify as highly effective hedges upon implementation of SFAS 133, Phoenix recognizes the entire change in fair value of the derivatives in current-period earnings.

     Phoenix also holds foreign currency swap agreements as hedges against available-for-sale securities that back U.S. dollar-denominated liabilities. For changes in the fair value of derivatives that are designated, qualify, and are highly effective as fair value hedges, Phoenix recognizes the change in fair value of the derivative, along with the change in value of the hedged asset or liability attributable to the hedged risk, in current-period earnings. For the quarter ended March 31, 2001, Phoenix did not recognize any ineffectiveness in earnings.

5.  SIGNIFICANT TRANSACTIONS

  PURCHASE OF PHOENIX INVESTMENT PARTNERS, LTD. MINORITY INTEREST

     On September 10, 2000, Phoenix and Phoenix Investment Partners, Ltd. (PXP) entered into an agreement and plan of merger, pursuant to which Phoenix agreed to purchase the outstanding common stock shares of PXP owned by third parties, for a price of $15.75 per share. In connection with this merger, Phoenix paid, with available cash and short-term investments, $339.3 million to those stockholders on January 11, 2001. As a result, PXP became an indirect wholly owned subsidiary of Phoenix and PXP's shares of common stock were de-listed from the New York Stock Exchange. In addition, PXP has accrued non-recurring compensation expenses of $57.0 million to cash out options, $5.5 million of related compensation costs, $5.2 million in non-recurring retention costs and $3.9 million in non-recurring transaction costs.

     After the merger, some third party holders of PXP's convertible subordinated debentures converted their debentures and PXP redeemed all remaining outstanding debentures held by third parties by the end of March 2001. PXP made cash payments totaling $38.0 million in connection with these conversions and redemptions. PXP borrowed $95.0 million from its existing credit facility to make these payments.

     The excess of purchase price over the minority interest in the net assets of PXP totaled $224.1 million. Of this excess purchase price, $179.1 million has been allocated to investment management contracts, which are being amortized over their estimated useful lives using the straight-line method. The weighted average useful life of the investment management contracts is 11.3 years. The remaining excess purchase price of $118.4 million has been classified as goodwill and is being amortized over 40 years using the straight-line method. Related amortization of goodwill and investment management contracts of $0.6 million and $3.9 million, respectively, has been expensed for the period ended March 31, 2001.

     The following table summarizes the calculation and allocation of purchase price (in millions):

Purchase price:
Phoenix purchases 21.5 million outstanding shares at
  $15.75/share..............................................  $339.3
Premium paid related to third party convertible debt
  redemption/conversion.....................................    18.8
Transaction related costs incurred by Phoenix...............     3.2
                                                              ------
Total purchase price........................................  $361.3
                                                              ======
Purchase price allocation:
Fair value of acquired net assets...........................  $137.2
Investment management contracts.............................   179.1
Deferred taxes..............................................   (73.4)
Goodwill....................................................   118.4
                                                              ------
Total purchase price allocation.............................  $361.3
                                                              ======

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Prior to this transaction, PXP had a $1.2 million liability related to options held by certain employees. As a result of this transaction, all outstanding options were settled and, consistent with previous accounting treatment, the remaining liability was reversed and recorded as additional paid-in capital.

     Additionally, prior to the transaction, PXP had outstanding restricted stock which had been issued to certain employees pursuant to PXP's Restricted Stock Plan. For book purposes, the fair market value of the options at the date of grant was recorded as unearned compensation, as a separate component of shareholders equity, and amortized over the restriction period. For tax purposes, PXP can deduct compensation expense equal to the fair market value of the stock on the date the restrictions lapse. The tax benefit of the deduction in excess of the compensation expense is recorded as an adjustment to additional paid-in capital. At the time of this transaction, all restrictions lapsed, and PXP recorded a $2.0 million tax receivable for the deduction and a corresponding adjustment to additional paid-in capital.

  REORGANIZATION

     Phoenix's board of directors adopted a plan of reorganization on December 18, 2000 and amended and restated it on January 26, 2001. For the reorganization to be consummated, the plan had to be approved by at least two-thirds of Phoenix's eligible policyholders who voted on the plan, and by the New York Superintendent of Insurance after a public hearing. Phoenix's policyholders duly approved the plan in a vote that concluded on April 2, 2001. The public hearing was held on March 19, 2001 and the Superintendent approved the plan on June 1, 2001.

  EARLY RETIREMENT PROGRAM

     On January 29, 2001, Phoenix offered a special retirement program under which qualified participants will receive enhanced retirement benefits by the addition of five years to age and pension plan service under the Employee Pension Plan. Employees of Phoenix and PXP who have decided to participate will retire between June 1, 2001 and December 31, 2001, with most retirements effective at the beginning of that period. Of the 309 participants eligible, 159 accepted the special retirement incentive program. As a result of this program, Phoenix recorded an additional pension expense of $18.3 million for the period ended March 31, 2001.

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6.  SEGMENT INFORMATION

     The following tables provide certain information with respect to Phoenix's operating segments as of December 31, 2000, March 31, 2001 and for each of the three months ended March 31, 2000 and 2001, as well as the realized investment gains and non-recurring items not included in segment after-tax operating income.

                                                           DECEMBER 31,    MARCH 31,
                                                               2000          2001
                                                           ------------    ---------
                                                                 (IN MILLIONS)
Total assets:
Life and Annuity.........................................   $17,862.4      $17,125.9
Investment Management....................................       800.2        1,003.8
Venture Capital..........................................       467.3          329.9
Corporate and Other......................................     1,157.7        1,196.9
Discontinued operations..................................        25.6           20.7
                                                            ---------      ---------
          Total..........................................   $20,313.2      $19,677.2
                                                            =========      =========
Deferred policy acquisition costs:
Life and Annuity.........................................   $ 1,019.0      $   990.4
                                                            =========      =========
Policy liabilities and accruals:
Life and Annuity.........................................   $11,220.0      $11,335.1
Corporate and Other......................................       152.6          144.8
                                                            ---------      ---------
          Total..........................................   $11,372.6      $11,479.9
                                                            =========      =========
Policyholder deposit funds:
Life and Annuity.........................................   $   665.6      $   766.6
Corporate and Other......................................        12.8           12.7
                                                            ---------      ---------
          Total..........................................   $   678.4      $   779.3
                                                            =========      =========

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                               FOR THE THREE
                                                                   MONTHS
                                                              ENDED MARCH 31,
                                                              ----------------
                                                               2000      2001
                                                              ------    ------
                                                               (IN MILLIONS)
Premiums:
Life and Annuity............................................  $266.0    $266.0
                                                              ------    ------
          Total.............................................   266.0     266.0
                                                              ------    ------
Insurance and investment product fees:
Life and Annuity............................................    79.5      78.3
Investment Management.......................................    84.2      70.7
Corporate and Other.........................................     6.3       3.7
Less: inter-segment revenues................................    (6.9)     (7.2)
                                                              ------    ------
          Total.............................................   163.1     145.5
                                                              ------    ------
Net investment income:
Life and Annuity............................................   195.8     218.2
Investment Management.......................................      .6        .4
Venture Capital.............................................   185.9     (57.3)
Corporate and Other.........................................     1.5       3.8
Add: inter-segment investment expenses......................     2.6        .4
                                                              ------    ------
          Total.............................................   386.4     165.5
                                                              ------    ------
Policy benefits and increase in policy liabilities and
  policyholder dividends:
Life and Annuity............................................   419.4     437.6
Corporate and Other.........................................     4.1       2.8
                                                              ------    ------
          Total.............................................   423.5     440.4
                                                              ------    ------
Amortization of deferred policy acquisition costs:
Life and Annuity............................................    40.2      35.1
                                                              ------    ------
          Total.............................................    40.2      35.1
                                                              ------    ------
Amortization of goodwill and other intangible assets:
Life and Annuity............................................                .1
Investment Management.......................................     7.9      12.5
Corporate and Other.........................................      .8        .6
                                                              ------    ------
          Total.............................................     8.7      13.2
                                                              ------    ------
Interest expense:
Life and Annuity............................................      .3        .2
Investment Management.......................................     4.6       5.3
Corporate and Other.........................................     3.7       3.1
Less: inter-segment expenses................................     (.3)     (1.5)
                                                              ------    ------
          Total.............................................     8.3       7.1
                                                              ------    ------
Other operating expenses:
Life and Annuity............................................    66.6      80.7
Investment Management.......................................    52.9      57.2
Corporate and Other.........................................    23.0      15.0
Non-recurring items.........................................             100.5
Less: inter-segment expenses................................    (4.0)     (5.3)
                                                              ------    ------
          Total.............................................  $138.5    $248.1
                                                              ------    ------

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                                FOR THE THREE
                                                                MONTHS ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                               2000      2001
                                                              ------    -------
                                                                (IN MILLIONS)
Operating income (loss) before income taxes (benefit),
  minority interest and equity in earnings of and interest
  earned from investments in unconsolidated subsidiaries:
Life and Annuity............................................  $ 14.8    $   8.8
Investment Management.......................................    19.4       (3.9)
Venture Capital.............................................   185.9      (57.3)
Corporate and Other.........................................   (23.8)     (14.0)
Non-recurring items.........................................      --     (100.5)
                                                              ------    -------
          Total.............................................   196.3     (166.9)
                                                              ------    -------
Income taxes (benefit):
Life and Annuity............................................     5.3        3.1
Investment Management.......................................     9.5        1.5
Venture Capital.............................................    65.1      (20.0)
Corporate and Other.........................................   (13.6)     (10.2)
Non-recurring items.........................................     2.8      (37.9)
                                                              ------    -------
          Total.............................................    69.1      (63.5)
                                                              ------    -------
Minority interest in net income of consolidated
  subsidiaries:
Investment Management.......................................     4.0        1.8
                                                              ------    -------
          Total.............................................     4.0        1.8
                                                              ------    -------
Equity in earnings of and interest earned from investments
  in unconsolidated subsidiaries:
Investment Management.......................................      .4        2.1
Corporate and Other.........................................     1.0         .6
                                                              ------    -------
          Total.............................................     1.4        2.7
                                                              ------    -------
Segment operating income (loss) after taxes:
Life and Annuity............................................     9.5        5.7
Investment Management.......................................     6.3       (5.1)
Venture Capital.............................................   120.8      (37.3)
Corporate and Other.........................................    (9.2)      (3.2)
                                                              ------    -------
  Sub-total.................................................   127.4      (39.9)
Non-recurring items.........................................    (2.8)     (62.6)
                                                              ------    -------
          Total.............................................   124.6     (102.5)
                                                              ------    -------
Net realized investment gains (losses) after taxes:
Life and Annuity............................................    (8.7)      (6.4)
Investment Management.......................................     2.3        3.6
Corporate and Other.........................................    20.5       (7.3)
                                                              ------    -------
          Total.............................................    14.1      (10.1)
                                                              ------    -------
Income (loss) from continuing operations:
Life and Annuity............................................      .8        (.7)
Investment Management.......................................     8.6       (1.5)
Venture Capital.............................................   120.8      (37.3)
Corporate and Other.........................................    11.3      (10.5)
Non-recurring items.........................................    (2.8)     (62.6)
                                                              ------    -------
          Total.............................................  $138.7    $(112.6)
                                                              ======    =======

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     The components of after-tax non-recurring items for the three months ended March 31, were as follows:

                                                               FOR THE THREE
                                                               MONTHS ENDED
                                                                 MARCH 31,
                                                              ---------------
                                                              2000      2001
                                                              -----    ------
                                                               (IN MILLIONS)
Supplemental Information
Non-recurring items:
Investment Management
  Expenses of purchase of PXP minority interest (1).........  $  --    $(43.8)
                                                              -----    ------
  Sub-total.................................................     --     (43.8)
                                                              -----    ------
Corporate and Other
  Early retirement pension adjustment (2)...................     --     (11.9)
  Demutualization expense (3)...............................     --      (6.9)
  Surplus tax (4)...........................................   (2.8)
                                                              -----    ------
  Sub-total.................................................   (2.8)    (18.8)
                                                              -----    ------
Total.......................................................  $(2.8)   $(62.6)
                                                              =====    ======

     Non-recurring items include:

     (1) expenses related to the purchase of the PXP minority interest, including PXP's accrual of non-recurring compensation expenses of $57.0 million to cash out options, $5.5 million of related compensation costs, non-recurring retention costs of $5.2 million and non-recurring transaction costs of $3.9 million. Income taxes of $27.8 million were calculated using PXP's effective tax rate of 38.8%;

     (2) charges incurred in 2001 in connection with early retirement programs;

     (3) expenses related to the demutualization; and

     (4) surplus tax because as a mutual life insurance company, Phoenix was subject, in the periods indicated, to a surplus tax limiting the ability of mutual insurance companies to deduct the full amount of policyholder dividends from taxable income. Phoenix will not be subject to such surplus tax in 2001 and future years as a result of the demutualization.

     Included in policy benefits and dividend amounts for the Life and Annuity segment is interest credited on policyholder account balances of $27.3 million and $29.9 million for the three months ended March 31, 2000 and 2001, respectively.

7. DISCONTINUED OPERATIONS

     During 1999, Phoenix discontinued the operations of three of its business segments which in prior years had been reflected as reportable business segments: the reinsurance operations, the real estate management operations and the group life and health operations. The discontinuation of these business segments resulted from the sale of several operations, a signed agreement to sell one of the operations and the implementation of plans to withdraw from the remaining businesses.

  REINSURANCE OPERATIONS

     During 1999, Phoenix completed a comprehensive strategic review of its reinsurance segment and decided to exit these operations through a combination of sale, reinsurance and placement of certain components into run-off. The reinsurance segment consisted primarily of individual life reinsurance operations as well as group accident and health reinsurance business. Accordingly, Phoenix estimated sales proceeds, net

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

premiums, net claims payments and expenses of winding-down the business. As a result, in 1999 Phoenix recognized a $173.0 million pre-tax loss on the disposal of reinsurance operations.

     During 1999, Phoenix placed the retained group accident and health reinsurance business into run-off. Phoenix adopted a formal plan to stop writing new contracts covering these risks and end the existing contracts as soon as those contracts would permit. However, Phoenix remained liable for claims under those contracts.

     Based on the most recent information available, Phoenix reviewed the run-off block and estimated the amount and timing of future net premiums, claims and expenses. Consequently, Phoenix increased reserve estimates on the run-off block in 1999 by $180 million (pre-tax). In addition, as part of the exit strategy, Phoenix purchased aggregate excess of loss reinsurance to further protect Phoenix from unfavorable results from this discontinued business. This reinsurance is subject to an aggregate retention of $100 million on the discontinued business. Phoenix may commute the agreement at any time after September 30, 2004, subject to automatic commutation effective September 30, 2019. Phoenix incurred an initial expense of $130 million on the acquisition of this reinsurance.

     During 2000 Phoenix updated its estimates of future losses related to the group accident and health reinsurance business as well as future expenses associated with managing the run-off. Based on the most recent information available, Phoenix increased reserve estimates on the run-off block by $97 million (pre-tax) in the third quarter of 2000. Phoenix determined that the increase to reserves was needed based on revised actuarial assumptions to reflect current and expected deteriorating trends in claim experience and higher than anticipated expenses.

     The additional reserves and aggregate excess of loss reinsurance coverage are expected to cover the run-off of the business; however, the nature of the underlying risks is such that the claims may take years to reach the reinsurers involved. Therefore, Phoenix expects to pay claims out of existing estimated reserves for up to ten years as the level of business diminishes.

     A significant portion of the claims arising from the discontinued group accident and health reinsurance business arises from the activities of Unicover Managers, Inc. (Unicover). Unicover organized and managed a group, or pool, of insurance companies (Unicover pool) and certain other facilities, which reinsured the life and health insurance components of workers' compensation insurance policies issued by various property and casualty insurance companies. Phoenix was a member of the Unicover pool. Phoenix terminated its participation in the Unicover pool effective March 1, 1999.

     Phoenix is involved in disputes relating to the activities of Unicover. Under Unicover's underwriting authority, the Unicover pool and Unicover facilities wrote a dollar amount of reinsurance coverage that was many times greater than originally estimated. As a member of the Unicover pool, Phoenix is involved in several proceedings in which the pool members assert that they can deny coverage to certain insurers, which claim that they purchased reinsurance coverage from the pool.

     Further, Phoenix was, along with Sun Life Assurance of Canada (Sun Life) and Cologne Life Reinsurance Company (Cologne Life), a retrocessionaire (meaning a reinsurer of other reinsurers) of the Unicover pool and two other Unicover facilities, providing the pool and facility members with reinsurance of the risks that the pool and facility members had assumed. In September 1999, Phoenix joined an arbitration proceeding that Sun Life had begun against the members of the Unicover pool and the Unicover facilities. In this arbitration, Phoenix and Sun Life sought to cancel their retrocession agreement on the grounds that material misstatements and nondisclosures were made to them about, among other things, the amount of risks they would be reinsuring. The arbitration proceedings are ongoing only with respect to the Unicover pool, because Phoenix, Sun Life and Cologne Life reached settlement with the two Unicover facilities in the first quarter of 2000 (see discussion below).

     In its capacity as a retrocessionaire of the Unicover business, Phoenix had an extensive program of its own reinsurance in place to protect it from financial exposure to the risks it had assumed. Currently, Phoenix is involved in separate arbitration proceedings with three of its own retrocessionaires, which are seeking, on

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

various grounds, to avoid paying any amounts to Phoenix. All of these proceedings remain in their preliminary phases. Because the same retrocession program that covers Phoenix's Unicover business covers a significant portion of its other remaining group accident and health reinsurance business, Phoenix could have additional material losses if one or more of its retrocesssionaires successfully avoids its obligations.

     During 2000, Phoenix reached settlements with several of the companies involved in Unicover. On January 13, 2000, Phoenix and the other member companies of the Unicover pool settled with EBI Indemnity Company and affiliates of the Orion Group (EBI/Orion), by which all pool members were released from their obligations as reinsurers of EBI/Orion. On January 21, 2000, Phoenix settled with Reliance Insurance Company (Reliance) and its parent Reliance Group Holdings, Inc. and was released from its obligations as a reinsurer of the so-called Reliance facility. On March 27, 2000, Phoenix settled with Reliance, Lincoln National Life Insurance Company and Lincoln National Health and Casualty Company, releasing Phoenix from its obligations as a reinsurer of the so-called Lincoln facility. There was no effect on net income resulting from these settlements for the quarter ended March 31, 2000.

     A second set of disputes involves personal accident business that was reinsured in the London reinsurance market in the mid-1990s in which Phoenix participated. The disputes involve multiple layers of reinsurance, and allegations that the reinsurance program created by the brokers involved in placing those layers was interrelated and devised to disproportionately pass losses to a top layer of reinsurers. Many companies who participated in this business are involved in arbitrations in which those top layer companies are attempting to avoid their obligations on the basis of misrepresentation. Because of the complexity of the disputes and the reinsurance arrangements, many of these companies are currently participating in negotiations of the disputes for certain contract years, and Phoenix believes that similar discussions will follow for the remaining years. Although Phoenix is vigorously defending its contractual rights, Phoenix is actively involved in the attempt to reach negotiated business solutions.

     Given the uncertainty associated with litigation and other dispute resolution proceedings, and the expected long term development of net claims payments, the estimated amount of the loss on disposal of reinsurance discontinued operations may differ from actual results. However, it is management's opinion, after consideration of the provisions made in these financial statements, as described above, that future developments will not have a material effect on Phoenix's consolidated financial position.

  REAL ESTATE MANAGEMENT OPERATIONS

     On May 25, 2000, Phoenix sold its investment in 50% of the outstanding common stock of Pinnacle Realty Management Company, Inc., a real estate property management firm, for $6.0 million. This sale represented Phoenix's entire interest in Pinnacle Realty Management Company, Inc. and Phoenix now has no other real estate management business. The transaction resulted in a pre-tax loss of $0.6 million.

     On March 31, 1999, Phoenix sold its real estate management subsidiary, Phoenix Realty Advisors, to Henderson Investors International Holdings, B.V. for $7.9 million in cash. The pre-tax gain realized on this transaction was $7.1 million.

  GROUP LIFE AND HEALTH OPERATIONS

     On April 1, 2000, Phoenix sold its group life and health business to GE Financial Assurance Holdings, Inc. (GEFA) except for Phoenix Dental Services, Inc. and California Benefits Dental Plan. Specifically, Phoenix Group Holdings and PM Holdings sold 97% of the common stock of Phoenix American Life Insurance Company and 100% of the common stock of Phoenix Group Services, Inc. and Clinical Disability Management, Inc. for $283.9 million. This amount is comprised of $238.9 million in cash and $45.0 million in common stock of GE Life and Annuity Assurance Company, an affiliate of GEFA. The common stock represents a 3.1% interest in GE Life and Annuity Assurance Company. Phoenix retains ownership of 3% of the common stock of Phoenix American Life Insurance Company. Phoenix has a right to put these shares back to GEFA beginning in 2005 and ending in 2007. These investments are reported as equity securities on

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                      NOTES TO UNAUDITED INTERIM CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

the Consolidated Balance Sheet. The pre-tax gain on the sale was $72.1 million and is reported in discontinued operations gain on disposal, net of income taxes.

     The sale to GEFA of 100% of the common stock of Phoenix Dental Services, Inc. and California Benefits Dental Plan closed on October 31, 2000. The sales proceeds for these entities were $2.0 million, which resulted in a pre-tax loss of $0.4 million.

     The assets and liabilities of the discontinued operations have been excluded from the assets and liabilities of continuing operations and separately identified on the Consolidated Balance Sheet. Net assets of the discontinued operations totaled $20.7 million as of March 31, 2001. The operating results of discontinued operations and the gain or loss on disposal are presented below.

                                                               FOR THE THREE
                                                                MONTHS ENDED
                                                                 MARCH 31,
                                                              ----------------
                                                               2000      2001
                                                              ------    ------
                                                               (IN MILLIONS)
Income from discontinued operations
Revenues:
  Group Life and Health Operations..........................  $116.0    $   --
  Real Estate Management Operations.........................      .3        --
                                                              ------    ------
Total revenues..............................................  $116.3    $   --
                                                              ======    ======
Income from discontinued operations:
  Group Life and Health Operations..........................  $ 10.2    $   --
  Real Estate Management Operations.........................      .2        --
                                                              ------    ------
Income from discontinued operations before income taxes.....    10.4        --
Income taxes................................................     3.6        --
                                                              ------    ------
Income from discontinued operations, net of income taxes....  $  6.8    $   --
                                                              ======    ======
Loss on disposal of discontinued operations:
Loss on disposal:
  Reinsurance Operations....................................  $ (3.6)   $   --
                                                              ------    ------
Loss on disposal of discontinued operations before income
  taxes.....................................................    (3.6)       --
Income tax benefit..........................................    (1.4)       --
                                                              ------    ------
Loss on disposal of discontinued operations, net of income
  taxes.....................................................  $ (2.2)   $   --
                                                              ======    ======

8.  COMMITMENTS AND CONTINGENCIES

     In the normal course of its business operations, the company is involved with litigation from time to time with claimants, beneficiaries and others, and a number of litigation matters were pending as of March 31, 2001. It is the opinion of management, after consultation with counsel, that the ultimate liability with respect to these claims, if any, will not materially affect Phoenix's consolidated financial position.

9.  SUBSEQUENT EVENTS

     In May 2001, Phoenix purchased additional shares of common stock of Aberdeen Asset Management plc, for a cash purchase price of $46.8 million, bringing its ownership to 22.0% of the common stock of Aberdeen.

     In June 2001, The Phoenix Companies, Inc., Phoenix Home Life Mutual Insurance Company, and PXP entered into a $375 million revolving credit facility that matures on June 10, 2005. Phoenix and PXP's existing credit agreements were terminated at that time.

     In June 2001, The Phoenix Companies, Inc. entered into a $100 million short-term credit agreement that matures on July 30, 2001.

ANNEX A
[Tillinghast Letterhead]

December 18, 2000
The Board of Directors
Phoenix Home Life Mutual
  Insurance Company
One American Row
Hartford, CT 06115

RE: PLAN OF REORGANIZATION OF PHOENIX HOME LIFE
     MUTUAL INSURANCE COMPANY, DATED DECEMBER 18, 2000

                         STATEMENT OF ACTUARIAL OPINION

QUALIFICATIONS

     We, Duncan Briggs and Mark A. Davis, are Consultants with the firm of Tillinghast -- Towers Perrin ("Tillinghast") and are Members of the American Academy of Actuaries, qualified under the Academy's Qualification Standards to render the opinions set forth herein. Tillinghast has been retained by Phoenix Home Life Mutual Insurance Company ("PHL") to advise and assist PHL on various actuarial matters related to its planned demutualization. Primary among these are the Closed Block funding determination and the development of the allocation of policyholder consideration, each of which is addressed separately below. PHL's Plan of Reorganization ("the Plan") is carried out under Section 7312 of the New York Insurance Laws. The opinions set forth herein are not legal opinions concerning the Plan and do not address the overall fairness of the Plan, but rather reflect the application of actuarial concepts and standards of practice to the requirements set forth in Section 7312.

RELIANCE

     In forming the opinions set forth herein, we, and other Tillinghast staff acting under our direction, have received from PHL extensive information concerning PHL's past and present financial experience and the characteristics of its policies. In all cases, we were provided with the information we required. We relied on the accuracy and completeness of the information supplied by PHL and did not independently verify that information. However, where practical, we reviewed the information for general reasonableness and internal consistency. The information was provided to Tillinghast under the general direction of Robert G. Lautensack, Senior Vice President of PHL. Our opinions depend on the substantial accuracy of this information.

PROCESS

     In all cases we, and other Tillinghast staff acting under our direction, either derived the results on which our opinions rest or reviewed derivations carried out by PHL personnel.

The Board of Directors
December 18, 2000
Page  2

[Tillinghast Logo]

OPINION ON ALLOCATION OF CONSIDERATION

     In our opinion, the plan for allocation of consideration to Eligible Policyholders (as defined in the Plan) set forth in Article VII of the Plan (including the Actuarial Contribution Memorandum, an Exhibit thereto) is based on actuarially sound methods and assumptions and produces an allocation of consideration that is fair and equitable to Eligible Policyholders.

DISCUSSION

     Policyholder consideration is allocated on two bases: variable and fixed. The variable component is allocated among participating policies in proportion to actuarial contributions and in aggregate, represents approximately 85% of the total consideration. The term "actuarial contribution" represents a policy's estimated past and future contribution to PHL's surplus. The fixed component is allocated per Eligible Policyholder and in aggregate, represents approximately 15% of the total consideration.

     The variable component of the distribution described in Article VII of the Plan takes into account the ratio of the positive actuarial contribution for each participating policy or contract to the sum of all such positive actuarial contributions. In those situations where the calculated actuarial contribution for a participating policy or contract is negative, the actuarial contribution has been set to zero, in order to eliminate negative variable components.

     Section 7312 of the New York Insurance Laws requires that the allocation be fair and equitable to Eligible Policyholders. There is no specific guidance for allocation of consideration in Section 7312 under which PHL is reorganizing; nevertheless, the actuarial contribution method, taking into account both past and expected future contributions to surplus, is recognized in actuarial literature as an appropriate method for determining the allocation of the variable component. It is specifically endorsed by Actuarial Standard of Practice No. 37 ("ASOP 37") "Allocation of Policyholder Consideration in Mutual Life Insurance Company Demutualizations" dated June 2000. We therefore find that the use of the actuarial contribution method as the basis underlying the allocation of the variable component of consideration is fair and equitable.

     The calculation of the actuarial contributions has been made by estimating each policy's contribution to surplus starting at policy issue and projecting forward to the Statement Date (as defined in the Plan) ("Past Contribution"), and then projecting from the Statement Date into the future until policy maturity ("Future Contribution"). Assumptions necessary for the calculation of Past Contribution (such as historical dividends paid, investment earnings rates, policy loan interest rates, mortality costs, expenses, and federal income taxes) have been developed from a detailed review of the actual past experience of PHL. For business that is included in the Closed Block, assumptions required for the calculation of Future Contribution are the same as the assumptions used in determining the amount of Closed Block assets (except for expenses and commissions, which will not be charged to the Closed Block, but were included in the calculation of Future Contribution on a best estimate basis). For other business, assumptions required for the calculation of Future Contribution were developed based on current experience and best estimates for future experience. If the total contribution (sum of Past Contribution and Future Contribution) for a policy is negative, then the contribution has been set to zero in order to avoid negative allocations of the variable component. Results were examined for overall reasonableness and relative consistency among similar types of policies, and any unusual or unexpected results were investigated. We therefore find that the actuarial contribution method has been implemented in a reasonable and accurate manner.

The Board of Directors
December 18, 2000
Page  3

[Tillinghast Logo]

     The allocation of consideration also takes into account the fact that participating policyholders have intangible membership rights that are independent of their actuarial contributions. The fixed component of the policyholder consideration serves primarily to compensate for the loss of voting rights. PHL's voting provisions stipulate that each Eligible Policyholder has one vote, regardless of the number of policies owned or policy size. Consequently, the fixed component of consideration has been allocated as a fixed amount per Eligible Policyholder. The relative proportion of the fixed component to the total consideration, which is approximately 15%, has been determined to be consistent with guidance provided in ASOP 37. Specifically, the aggregate dollar value to be allocated as the fixed component may be determined so that the variable component approximates the aggregate amount of the total actuarial contribution. Based on initial calculations of the aggregate total actuarial contribution and an estimated value of the total policyholder consideration (which will be established by the Initial Public Offering of shares), the fixed component was determined to be approximately 15% of the total policyholder consideration. The relative proportion of the fixed component (being 15%) is also consistent with the two most recent demutualizations in the State of New York. Given the consistency with ASOP 37, as well as precedent established in the State of New York, it is our opinion that the relative proportion of the fixed component to the total consideration is consistent with overall concepts of equity and is fair and reasonable.

OPINION ON CLOSED BLOCK

     Article VIII of the Plan addresses the establishment of a closed block in order to protect the reasonable dividend expectations of policyholders. The policies and contracts included in the Closed Block are primarily those reasonably expected to generate experience-based dividends. Section 7312 of the New York Insurance Laws sets forth four requirements for the establishment and operation of a closed block of participating business. The requirements related to the initial allocation of closed block assets are summarized below, and correspond to Section 7312(d)(5), subparagraphs (B) and (C):

          (B) specifies that assets shall be allocated to the closed block "in an amount which together with anticipated revenue from such business is reasonably expected to be sufficient to support such business including, but not limited to, provisions for payment of claims, expenses and taxes, and to provide for continuation of current payable dividend scales, if the experience underlying such scales continues and for appropriate adjustments in such scales if the experience changes",

          (C) states that the amount of assets allocated shall be calculated as of the statement date and then brought forward to the reorganization date using methods which would have been used had the closed block been established on the statement date with appropriate recognition of new issues,

     Our opinion addresses these two requirements and the appropriateness of the policies and contracts included in the Closed Block. In our opinion:

          1. The assets allocated to the Closed Block as of December 31, 1999 (as set forth in the Closed Block Memorandum) are in an amount which together with anticipated revenue from such business is reasonably expected to be sufficient to support such business including, but not limited to, provisions for payment of claims, certain expenses and taxes (as set forth in the Closed Block Memorandum), and to provide for continuation of dividend scales payable in 2000, if the experience underlying such scales

The Board of Directors
December 18, 2000
Page  4

[Tillinghast Logo]

     continues. Further, Article VIII of the Plan provides an appropriate mechanism for adjusting such scales if the experience changes.

          2. The methods to be used to bring forward the Closed Block funding to the reorganization date and, in particular, the adjustments to be made in respect of new business, are reasonable and consistent with the objectives of a closed block.

          3. The appropriate policies and contracts are included in the Closed Block. Almost all individual policies that are currently receiving dividends, or are expected to receive dividends, are included in the Closed Block. Extended term insurance policies, a small number of contracts assumed by PHL from Confederation Life Insurance Company, and certain term insurance policies are included in the Closed Block for administrative reasons. Their inclusion should not affect the participating policies in the Closed Block adversely because of the small number of such policies and the conservative assumptions used to determine the amount of Closed Block assets required for these policies.

DISCUSSION

     The objective in establishing a closed block is to protect the reasonable dividend expectations of policyholders. This is accomplished via a segmentation of assets (for dividend determination purposes only) and a separate accounting of the operations within the closed block. A company's plan of reorganization governs the operating rules of the closed block. Once established, the closed block is to be managed via dividend adjustments such that the assets of the closed block are exhausted when the last policy terminates.

     The establishment of PHL's Closed Block is consistent with the objectives and guidelines of Section 7312 of the New York Insurance Laws and with prior demutualizations of mutual life insurers domiciled in New York. We find that the Closed Block operating rules in Article VIII of the Plan (along with the Closed Block Memorandum) allow for the objective of the Closed Block to be met. The initial funding of the Closed Block has been carried out in conformance with current standards of actuarial practice (specifically ASOP 33, "Actuarial Responsibilities with Respect to Closed Blocks in Mutual Life Insurance Company Conversions"). Using methods and assumptions that, in our opinion, are reasonable and appropriate, a projection, extending over the future life of all policies assigned to the Closed Block, indicates that the initial assets allocated to the Closed Block, along with the Closed Block anticipated revenues, are sufficient to provide for future benefits, certain expenses and taxes, and the continuation of the 2000 dividend scale for the Closed Block policies provided the experience underlying that scale continues. Should actual experience deviate from that underlying the 2000 scale, the criteria contained in Article VIII of the Plan allow for dividend adjustment such that Closed Block policyholders will be treated in a manner consistent with the contribution principle for

The Board of Directors
December 18, 2000
Page  5

[Tillinghast Logo]

dividend determination, and consistent with ASOP 15, "Dividend Determination for Participating Individual Life Insurance Policies and Annuity Contracts."

Sincerely,

[Duncan Briggs Signature]                 [Mark A. Davis Signature]

Duncan M. Briggs, FIA, ASA, MAAA                         Mark A. Davis, FSA, MAAA
Principal-elect                                          Principal
Direct dial: 860 843-7082                                Direct dial: 847 419-2706

                                 [Phoenix Logo]